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TABLE OF CONTENTS

As Filed With the Securities and Exchange Commission on June 6, 2002

Registration No. 333-82776

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933

UnitedGlobalCom, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4841	84-1602895
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Michael T. Fries
President
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Garth B. Jensen, Esq.
Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, Colorado 80203
(303) 861-7000

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE CHART

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Class A common stock, $.01 par value per share(1)	600,001 shares	$3.805	$2,283,004	$210

(1)
The registrant is registering 10,181,179 shares of Class A common stock in connection with this registration statement. The registrant paid a registration fee of $4,130 in connection with the Registration Statement on Form S-1 filed on February 14, 2002 with respect to 9,581,178 shares of Class A common stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the registrant's Class A common stock as reported on the Nasdaq National Market on June 3, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (SUBJECT TO COMPLETION) DATED JUNE 6, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

10,181,179 Shares of Class A Common Stock

UnitedGlobalCom:

•
UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001

Symbol and Market:

•
Symbol: UCOMA

•
Nasdaq National Market

•
The last reported sales price of our Class A common stock on the Nasdaq National Market on June 5, 2002 was $3.50 per share.

The Offering:

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Selling securityholders may sell, from time to time, 10,181,179 shares of our Class A common stock, which includes shares of our Class A common stock issuable upon conversion of Class B common stock held by the selling securityholders. We are registering these shares pursuant to an exercise of contractual registration rights of the selling securityholders.

•
Use of Proceeds: We will not receive any proceeds from the sale of shares by the selling securityholders, except with respect to any sale of certain shares held by selling securityholders and described in this prospectus.

This investment involves risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
COMPARATIVE PER SHARE MARKET INFORMATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
UNITED QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
CERTAIN LEGAL INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

i

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. To fully understand our company and the offering of our stock, you should read carefully this entire document and the other documents to which you have been referred. In particular, please read "Where You Can Find Information."

When we refer to operating system information as "aggregate," we mean that the information is given in respect of all operating systems in which we hold any equity interest as though we wholly own them. All references to "dollars" and "$" are to United States dollars. For your convenience, we have converted some amounts in non-dollar currencies to United States dollars. All references to "euros" and "E" are to European Union euros. Foreign currency translations for amounts prior to December 31, 2001 use the same exchange rates used in our December 31, 2001 financial statements, except where stated otherwise. For amounts after December 31, 2001, we have used March 31, 2002 exchange rates, except where stated otherwise. These translated amounts may not currently equal such dollar amounts nor may they necessarily be converted into dollars at the translation exchange rates used.

Our Company

We are the largest broadband communications provider outside the United States. We provide video distribution services in 26 countries worldwide and telephone and Internet access services in a growing number of our international markets. Our operations are grouped into three major geographic regions: Europe, Latin America and Asia/Pacific.

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Our European operations are held through United Pan-Europe Communications N.V., our 53.1% owned, publicly traded subsidiary. UPC is the largest pan-European broadband communications company. UPC provides video, telephone and Internet access services in 17 countries in Europe and Israel.
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Our primary Latin American operation is our 100% owned Chilean operation, VTR GlobalCom S.A. VTR is Chile's largest multi-channel television provider and a growing provider of telephone services.
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Our Asia/Pacific operations are primarily held through our 55.8% owned, publicly traded affiliate, Austar United Communications Limited. Austar United owns the largest provider of video services in regional Australia, various Australian programming interests and an approximate 41.6% interest in the only full-service provider of broadband communications in New Zealand.

Our operating companies consist primarily of highly penetrated, mature broadband systems that generate stable cash flow. We also operate a number of earlier stage broadband businesses. Our primary goal in the majority of these markets is to capitalize on the opportunity to increase revenues and cash flows through the introduction of new and expanded video services and the delivery of telephone and Internet access services over our broadband communications networks. Today, we are a full-service provider of these video, voice and Internet access services in most of our Western European markets and in Chile and New Zealand.

Several of our operating subsidiaries have experienced recurring operating losses and are likely to continue to experience operating losses for all of the foreseeable future. In addition, certain of our subsidiaries and affiliates are in breach of covenants with respect to their indebtedness, have filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and/or are planning to restructure their capital structure. UPC, for example, is in breach of its debt covenants and is attempting to restructure its capital structure. The outcome of the breaches of covenants, the Chapter 11 bankruptcy proceeding and the planned restructuring is uncertain and subject to many factors that we do not control, including whether creditors accept the proposed restructuring. We cannot assure you that the planned actions of our subsidiaries with respect to their indebtedness will occur on terms satisfactory to us or at all.

We are a Delaware corporation formed on February 5, 2001 to effect the merger and restructuring transaction described below. Our offices are located at 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237. Our telephone number is (303) 770-4001.

Recent Developments

On January 30, 2002 we closed a merger and restructuring transaction along with related transactions. In summary, as a result of these transactions, we received cash and assets, including much of our and some of our subsidiaries' outstanding indebtedness, and Liberty Media Corporation acquired a majority economic ownership interest in us. These transactions substantially strengthened our balance sheet and positioned us to continue our business strategy more effectively.

Mechanically, the merger transaction was structured as follows, in large part so that no "change of control" would be triggered under the indentures of our subsidiary UGC Holdings, Inc. and certain of its subsidiaries; any such change of control would have required the borrower to offer to repay the indebtedness outstanding under the applicable indenture:

One of our subsidiaries merged with and into UGC Holdings. Stockholders of UGC Holdings became our stockholders as a result of the merger, and UGC Holdings became our subsidiary. Immediately following the merger, we changed our name to "UnitedGlobalCom, Inc." from "New UnitedGlobalCom, Inc." and UGC Holdings changed its name to "UGC Holdings, Inc." from "UnitedGlobalCom, Inc."

Upon the closing of the merger, Liberty Media Corporation and certain of its affiliates contributed to us:

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notes issued by two of our Dutch subsidiaries having an approximate accreted value of $891.7 million,
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$200.0 million in cash, and
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approximately $1,435.3 million and E263.1 million face amount of senior notes and senior discount notes issued by UPC.

In exchange for these assets, we issued to Liberty approximately 281.3 million shares of our Class C common stock.

On January 30, 2002, we also acquired from Liberty approximately $751.2 million aggregate principal amount at maturity of 10 3/4% senior secured discount notes of UGC Holdings. We also acquired all of Liberty's interest in IDT United, Inc., which holds additional 10 3/4% senior secured discount notes of UGC Holdings. The purchase price for the 10 3/4% notes and the interest in IDT United was:

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our assumption of approximately $304.6 million of indebtedness owed by Liberty to UGC Holdings,
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cash in the amount of approximately $143.9 million.

On January 30, 2002, a subsidiary of Liberty loaned a subsidiary of ours approximately $17.3 million, of which approximately $2.3 million was used to purchase shares of preferred stock and promissory notes issued by IDT United. Following January 30, 2002, the same subsidiary of Liberty loaned a subsidiary of ours an additional approximately $85.4 million. We used the proceeds of these loans to purchase additional shares of preferred stock and promissory notes issued by IDT United.

The Offering

Certain of our executive officers and long-term holders of the common stock of UGC Holdings, all of whom we describe as "Founders," are registering for sale the Class A common stock they currently hold as well as the Class A common stock they have a right to acquire upon any conversion of their Class B common stock. If the Founders were to convert all of their Class B common stock into Class A common stock, the Class A common stock offered by this prospectus would amount to approximately 9.0% of our outstanding Class A common stock. Following any such sale of all or substantially all of the Class A common stock held by the Founders, the Founders would no longer exercise any control over United.

All of the shares of our Class A common stock offered by this prospectus are being offered by the Founders as selling securityholders. On May 14, 2002, the Founders received 600,000 additional shares of our Class A common stock in exchange for certain shares of UGC Holdings that they had held.

Except to the extent that the Founders sell any of these 600,000 shares, we will not receive any proceeds from the sale of shares by the selling securityholders. In the case of a sale of any of the 600,000 shares of Class A common stock that the Founders received on May 14, 2002, the proceeds of such sale will be applied first towards the repayment of outstanding amounts under certain promissory notes issued by the Founders to UGC Holdings.

Summary Selected Historical Financial Data

In the table below, we provide you with our summary selected historical consolidated financial data. This financial data reflects the historical results of UGC Holdings and subsidiaries prior to January 30, 2002, and the consolidated results of United and subsidiaries thereafter, as a result of the merger transaction described in the notes to the condensed consolidated financial statements included elsewhere herein. We prepared this information using our consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 2001, and for the three month periods ended March 31, 2002 and 2001. We derived our consolidated statement of operations and balance sheet data below for the fiscal periods ended December 31, 2001, 2000, 1999 and 1998 and February 28, 1998 from our audited financial statements. The unaudited financial data as of March 31, 2002 and for the three month periods ended March 31, 2002 and 2001 contain only normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of our results for these periods. The interim results of operations are not necessarily indicative of results that may be expected for a full year.

The summary selected historical consolidated financial data presented below are not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated and equity investees. For this and other reasons, you should read it together with our historical consolidated financial statements and related notes beginning on page F-1 and also with management's discussion and analysis of financial condition and results of operations included in this prospectus.

	(Unaudited) Three Months Ended March 31,		Year Ended December 31,
						Ten Months Ended December 31, 1998
							Year Ended February 28, 1998
	2002	2001	2001	2000	1999
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$349,040	$394,745	$1,561,894	$1,251,034	$720,762	$254,466	$98,622
Operating income (loss)	$(122,647)	$(345,426)	$(2,872,306)	$(1,140,803)	$(775,625)	$(327,383)	$(150,021)
Net income (loss)	$1,112,575	$(663,259)	$(4,494,709)	$(1,220,890)	$636,318	$(545,532)	$(342,532)
Basic net income (loss) per share	$3.49	$(6.94)	$(45.54)	$(13.24)	$7.53	$(7.43)	$(4.46)
Diluted net income (loss) per share	$3.40	$(6.94)	$(45.54)	$(13.24)	$6.67	$(7.43)	$(4.46)
		December 31,
	(Unaudited) March 31, 2002					February 28, 1998
		2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Current assets	$1,395,426	$1,943,251	$2,937,331	$2,903,271	$188,527	$410,999
Total assets	$8,144,765	$9,038,640	$13,146,952	$9,002,853	$1,542,095	$1,679,835
Senior notes and other long-term debt, including current portion	$6,575,684	$10,033,387	$9,893,044	$6,041,635	$2,001,953	$1,866,096
Stockholders' (deficit) equity	$(1,929,285)	$(4,555,480)	$(85,234)	$1,114,306	$(983,665)	$(392,280)

 RISK FACTORS

An investment in our stock is subject to a number of risks. You should consider carefully the following risk factors, as well as the more detailed descriptions cross-referenced to the body of this prospectus and all of the other information in this prospectus.

Our subsidiaries' substantial indebtedness could adversely affect our ability to obtain financing, cash available for working capital and stock price

Together with our consolidated subsidiaries, we are highly leveraged. As of March 31, 2002, we had consolidated debt of approximately $6.6 billion, which included our debt of approximately $102.7 million and debt of our subsidiaries of approximately $6.5 billion.

Our subsidiaries have paid approximately $519.2 million and $13.8 million for debt service in 2001 and in the first three months of 2002, respectively. The indebtedness has also required our affiliates to comply with restrictive debt covenants in operating their business, some of which our affiliates have breached. We also believe that our subsidiaries' substantial indebtedness has already contributed to lowering the price of our stock and the stock of some of our affiliates, thereby restricting our ability to raise additional funds and execute our acquisition strategy. Our subsidiaries' substantial indebtedness has contributed to the risk that we may not be able to continue as a going concern. See "Risk Factors—As a result of net working capital deficiencies and defaults under the terms of some of our operating subsidiaries' indebtedness, there is substantial doubt whether we will continue as a going concern."

The degree to which our subsidiaries are leveraged could have important consequences to you, including, but not limited to, the following:

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a substantial portion of cash flow from operations is required to be dedicated to debt service and is not available for working capital, capital expenditures or other purposes;

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our ability to obtain additional financing for our subsidiaries in the future could be limited;

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we may be at a disadvantage compared to our competitors that have proportionately less debt and preferred stock;

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some of our subsidiaries' borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

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our ability to execute our business plan, compete effectively, respond adequately to unforeseen events and take advantage of opportunities could be limited; and

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the high level of indebtedness could make us more vulnerable to a downturn in our operating performance and a decline in general economic conditions.

We cannot assure you that circumstances will not require us to sell assets or obtain additional equity or debt financing at our level or those of our subsidiaries and affiliates. We may not at such time be able to sell assets or obtain additional financing on reasonable terms or at all.

If we were unable to repay amounts under our debt facilities, the lenders under the debt facilities could initiate a bankruptcy or liquidation proceeding or proceed against the collateral granted to them to secure that debt. If the lenders were to accelerate the repayment of outstanding borrowings, we might not have sufficient assets to repay our debt. In this event, the trading price of our common stock would likely decline, and you could lose all or part of your investment in our common stock.

We have no significant assets other than stock and debt instruments of our subsidiaries and the proceeds generated from sales of our securities; once these proceeds are spent, our subsidiaries may not be able to provide us with the funds needed to operate our business

All of our operations are conducted through our subsidiaries. Our only material assets consist of the stock and debt instruments of our subsidiaries and the proceeds raised from the sale of our equity and debt securities, all of which we intend to loan or contribute, to our subsidiaries. We rely upon dividends and other payments from our subsidiaries to generate the funds necessary to make cash dividend payments, if any. Our subsidiaries, however, are legally distinct from us and have no obligation, contingent or otherwise, to make funds available for dividend payments to us. The ability of our subsidiaries to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of the instruments governing their indebtedness and applicable state and foreign laws. There are significant restrictions on the payment of dividends to us contained in the instruments that govern our obligations and the obligations of our subsidiaries. During an insolvency proceeding creditors may try to stop these payments even if they can be made under the terms of these instruments. As many of our subsidiaries are currently in early stages of development and have limited funds to operate their business, they likely will not have the ability to make such payments to us regardless of any restrictions in their debt instruments for the foreseeable future.

As a result of net working capital deficiencies and defaults under the terms of some of our operating subsidiaries' indebtedness, there is substantial doubt whether we will continue as a going concern

There is substantial doubt about our ability to continue as a going concern. Some of our major operating subsidiaries have net working capital deficiencies as a result of recurring losses from operations and defaults under certain bank credit facilities, senior notes and senior discount note agreements. We summarize these defaults as follows:

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UPC determined that it would not make interest payments on some of its senior notes as they fell due on February 1, 2002, which constituted an event of default under the indentures related to the notes. This constituted cross events of default under the indentures related to the remaining series of senior notes, senior discount notes and some of UPC's bank facilities, raising substantial doubt about its ability to continue as a going concern.

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United Asia/Pacific, Inc., or "UAP," our 50.0% owned holding company, failed to make the required interest payment due November 15, 2001 on its senior discount notes, and failed to cure this event of default. UAP's working capital and projected operating cash flow are not sufficient to fund its expected expenditures and repay the UAP notes over the next year, raising substantial doubt about its ability to continue as a going concern. On March 29, 2002, voluntary and involuntary petitions were filed under Chapter 11 of the United States Bankruptcy Code with respect to UAP.

The amount of indebtedness that is in default with respect to UPC and UAP is approximately $5.8 billion and $491.0 million, respectively. UPC and UAP contributed approximately $1.2 billion and $155.6 million, or approximately 79.0% and 10.0%, respectively, to our total revenue in 2001.

If UPC is unsuccessful in restructuring its debt, creditors may force UPC into involuntary bankruptcy, foreclose on UPC's assets, or both, or we could voluntarily initiate insolvency proceedings; this could significantly harm the price of our stock

UPC is currently negotiating a recapitalization to substantially reduce its existing indebtedness. There can be no assurance that the restructuring will occur on terms that are satisfactory to us, or at all.

If UPC fails to obtain necessary default waivers and restructure its indebtedness, its lenders would have certain enforcement rights, including the right to commence involuntary bankruptcy proceedings and, in the case of UPC's bank lenders, to foreclose upon UPC's major operating companies. The commencement of bankruptcy proceedings or the exercise of foreclosure rights could significantly harm the price of our common stock. In addition, any recapitalization or restructuring may require us to give substantial equity of our subsidiaries to debt holders. Any such unfavorable restructuring could be harmful to the price of our common stock, and could adversely affect our ability or the ability of our subsidiaries, including UGC Holdings, to obtain new or alternative financing.

We will likely experience net losses for the next several years which may prevent us from obtaining additional financing, restrict us from paying our existing indebtedness and lower our stock price

We have experienced significant operating losses every year since we started business through the year ended December 31, 2001. As of March 31, 2002, we had an accumulated deficit of approximately $5.3 billion and expect to have continued losses. We have net losses of $342.5 million and $545.5 million for the fiscal years ended February 28, 1998 and the ten months ended December 31, 1998, respectively. We had a net loss $872.5 million for the year ended December 31, 1999 and $1.3 billion for the year ended December 31, 2000, prior to accounting for a gain of $1.5 billion and $0.1 million, respectively, from the issuance of subsidiary stock. We had a net loss of $4.5 billion for the year ended December 31, 2001. We had a net loss of $620.1 million prior to accounting for a gain of $1.7 billion on the early extinguishment of debt for the three months ended March 31, 2002. We expect that we will incur substantial additional losses for the indefinite future. Continuing net operating losses could increase our need for additional capital in the future which we may not be able to obtain on satisfactory terms or at all. It may also prevent us from servicing our debt obligations and lower our stock price.

The multi-channel television, telephone and Internet/data business is capital intensive because it requires expensive telecommunications infrastructure, equipment and labor; we may not have, or have access to, sufficient capital to remain competitive

The development, construction and operation of multi-channel television, telephone and Internet/data systems requires substantially more capital investment than companies that operate in some other industries. It requires constructing telecommunications infrastructure by laying cable over great distances, as well as expensive labor and equipment. In addition, many of our operating companies are expanding and upgrading their respective networks to increase channel capacity and to be able to offer additional services. For example, some of our operating companies are upgrading their existing one-way video distribution infrastructure to full two-way capability. In some systems we are buying equipment to offer telephone service. As technology changes in the multi-channel television, telephone and Internet/data industry, we may need to make additional system upgrades to compete effectively in markets beyond what we currently plan. We may not have enough capital available from cash on hand, existing credit facilities and cash to be generated from operations for future capital needs. Our inability to continue upgrading our networks or to make our other planned or unplanned capital expenditures could harm our competitive position, our earnings and our stock price.

Our Internet infrastructure may prove incapable of handling higher traffic volumes causing our Internet business to suffer

We cannot be sure whether our Internet access business will be able to handle a large number of online subscribers at high data transmission speeds. As the number of subscribers goes up, we may have to add more fiber connection points in order to maintain high speeds. This would require more capital, which we may be unable to raise. If we cannot offer high data transmission speeds, customer demand for our Internet access services would go down. This would harm the operating results for our Internet business including the revenues that our Internet business contributes to our overall financial condition.

Our telephone business could deteriorate if our telephone technology or back-up batteries do not function as we expect

We have not yet tested the technology that we plan to use for telephone services for the numbers of subscribers we expect. It may not function successfully at these scales. This would harm our telephone operations and related revenues.

We plan to use back-up batteries for our cable phones for operation during power failures. These batteries may run-out in prolonged power failures. This would interrupt service and could lead to customer dissatisfaction. If our customers become dissatisfied, they may terminate their service thereby lowering our revenues.

If we are unable to establish effective customer care facilities, new services and growth could suffer

We are establishing customer care facilities in our markets to support the launch of telephone and other new services. We may not be able to establish effective customer care facilities staffed with appropriate personnel. This could harm the introduction of our new services and growth.

If we are unsuccessful in integrating acquired businesses into our businesses, we may not be able to realize the economics of scale that we planned for and our stock price may suffer

Because our business plan has involved, in significant part, acquisitions of systems in various countries, our success depends, to a greater extent than most other companies, upon the successful integration of businesses we have acquired and any future acquisitions we make. Many of these businesses are located in different countries, governed by different laws and regulations and have different business cultures. This makes integration more difficult than for other companies with domestic acquisition plans. The integration of these businesses will also present significant challenges, including:

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realizing economies of scale in interconnection, programming and network operations;

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eliminating duplicate overheads; and

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integrating networks, financial systems and operational systems.

We cannot assure you, with respect to past or future acquisitions by us, that we will realize any anticipated benefits, or will successfully integrate any acquired business with our operations. If we do not successfully integrate these businesses with our operations, we may not be able to execute our business plan as we would like and our stock price could suffer.

Since the telecommunications industry in which we operate is highly regulated, adverse regulation of our services and arrangements with other companies could decrease the value of our assets, limit our growth and harm our stock price

The video, telephone and Internet access industries in which we operate are regulated far more extensively than some other industries. In most of our markets, regulation of video services takes the form of price controls, programming content restrictions and ownership restrictions. To operate our telephone services, we are generally required to obtain licenses from appropriate regulatory authorities and to comply with interconnection requirements. The growth of our Internet access services may decline if more extensive laws and regulations are adopted with respect to electronic commerce.

We have begun facing increased competition regulatory review of our operations in some countries because we own interests in both video distribution and Internet access systems as well as companies that provide content for video services and Internet subscribers. For example, in Europe, local operators with whom UPC Media, one of UPC's subsidiaries, has long term content agreements are subject to exclusivity obligations that allow UPC Media to offer its content products to them to the exclusion of other competing providers. These exclusivity obligations may cause the European Union and national regulatory agencies or national courts to reduce the period of exclusivity, declare that our agreements are null and void, or impose fines or civil liability to third parties. In The Netherlands, and at the European Union level, there are also debates ongoing on the question of what rights should be afforded to third parties in terms of access to cable networks. If we are required to offer third parties access to our distribution infrastructure for the delivery of Internet services without being able to specify the terms and conditions of such access, Internet service providers could potentially provide services that compete with our services over our network infrastructure. Providing third parties access to this distribution system may also diminish the value of our assets because we may not realize a full return on the capital that we invested in the distribution system. See "Business—Regulation." Even if regulatory changes do not, in fact, harm our business, the mere perception that these changes will hurt our business may harm our stock price.

Our business is almost entirely dependent on various telecommunications and media licenses granted and renewed by various national regulatory authorities in the territories in which we will do business and without these licenses, a number of our businesses could be severely curtailed or prevented

Licenses are granted for a limited term and they might not be renewed when they expire. Regulatory authorities may have the power, at their discretion, to terminate a license (or amend any provisions, including those related to license fees) without cause. If we were to breach a license or applicable law, regulatory authorities could revoke, suspend, cancel or shorten the term of a license or impose fines. Regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we may already be licensed. New technologies may permit new competitors to compete in areas where we hold exclusive licenses. National authorities may pass new laws or regulations requiring us to re-bid or re-apply for licenses or interpret present laws against us, adversely affecting our business. Licenses may be granted on a temporary basis, and there is no assurance that these licenses will be continued on the same terms. Licenses may require us to grant access to bandwidth, frequency capacity, facilities or services to other businesses that compete for our customers. Accordingly, a number of our businesses could be severely curtailed if those licenses were no longer available or were available at unfavorable terms.

We may be unable to provide cable telephone service in countries that do not require local telephone operators to interconnect with these operators' competitors, such as us

In the markets where we will offer telephone services, we will compete with the incumbent telecommunications operators. All of these operators are more established and have more resources in their respective markets than we do. To offer telephone service effectively in markets where we do not offer cable telephone services, we must be able to interconnect with these operators' systems so that our customers can call customers served by these operators. Regulatory frameworks in some countries in which we operate, or may operate, may not require other telephone providers, such as incumbent operators, to interconnect with us. In such cases, we may be unable to provide telephone service. In addition, if we are able to interconnect with these operators, we may be unable to obtain interconnection on terms that are acceptable to us.

Difficulties with negotiating and enforcing interconnection agreements could hinder the profitability of our telephone services

Problems in negotiating interconnection agreements could delay the introduction or impede the profitability of our telephone services. Not all of our systems have interconnection agreements in place, and interconnection agreements have limited duration and may be subject to regulatory and judicial review. We are negotiating interconnection agreements for planned telephone markets where we do not yet have them. This may involve time-consuming negotiations and regulatory proceedings. While incumbent telecommunications operators in the European Union are required by law to provide interconnection, incumbent telecommunications operators may not agree to interconnect on a time scale or on terms that will permit us to offer profitable telephone services. After interconnection agreements are concluded, we will remain reliant upon the good faith and cooperation of the other parties to these agreements for reliable interconnection. We are currently involved in a dispute with the Austrian telecommunications operator in the Austrian courts over our interconnection arrangement there.

Changes in technology may limit the competitiveness of our new services and demand for our new services, causing our revenues, growth and stock price to fall

Technology in the multi-channel television and telecommunications services industry is changing rapidly. Technology in the telecommunications industry has changed more rapidly than in some other industries, thereby increasing the risk associated with technological change in our business compared to some other businesses in other industries. This influences the demand for our products and services. Our ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will affect our ability to continue to grow, increase our revenue and number of subscribers and remain competitive. For example, we have introduced new services, including:

  •
  additional video channels and tiers;

  •
  pay-per-view services with frequent starting times, which are known as "impulse" pay-per-view;

  •
  high speed data and Internet access services; and

  •
  cable telephone services.

We are also subject in all of our markets to lack of market acceptance, delays in development and failure of new products to operate properly or meet customer expectations. There is no proven market for some of the advanced services we refer to above and our infrastructure may not be able to support the demand that may develop for these services. There may not be sufficient demand for our telephone, Internet/data and other enhanced services. This may limit or harm our revenue, growth and stock price.

Customers may not want our video services if we cannot obtain attractive programming, resulting in lower revenues

Our success depends on obtaining or developing affordable and popular programming for our video subscribers. We may not be able to obtain or develop enough competitive programming to meet our needs. This would reduce demand for our video services, limiting our revenues. We rely on other programming suppliers for almost all of our programming. In some of our markets, including Eastern Europe, there is only a limited amount of local language programming available. In these markets we must repackage other programming in the local language.

We will likely encounter increased competition that may decrease the number of our subscribers and our revenues

The multi-channel television and telephone industries in many of the markets in which we operate are competitive and often are rapidly changing. We are likely to encounter increased competition as new entrants with competing technologies, including but not limited to, direct to home, or "DTH," satellite master antenna television, MMDS and local multipoint distribution service, enter our markets and launch new services. Multi-channel television also competes with the direct reception of broadcast television signals and, in varying degrees, with other communications and entertainment media. The number of our subscribers and our revenue depends, in part, on our ability to provide services and programming not otherwise available to subscribers. We may also have to compete initially in certain areas with unlicensed operators. In many of our markets, we will compete with other multi-channel television and telephone operators, many of which have substantially more resources than us. If we are unable to compete effectively, we will likely lose subscribers and our revenues and stock price will suffer.

The loss of key personnel could weaken our technological and operational expertise, delay the introduction of our new business lines and lower the quality of our service

Our success and growth strategy depends, in large part, on our ability to attract and retain key management, marketing and operating personnel, both at the corporate and operating company levels. Because our operations extend to many countries, we may find it more difficult than companies that operate only or primarily domestically to attract and retain these personnel. Retaining a successful international management team may be particularly difficult because key employees may be required to live and work outside of their home countries and because experienced local managers are often unavailable. We may not be able to attract and retain the qualified personnel we need for our business.

We are exposed to numerous risks inherent to foreign investment, which may harm our revenues and profitability

Unlike most other companies, we will operate all of our businesses outside of the United States. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism, general social unrest and other political risks, currency fluctuations, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with foreign governments. We also will be exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies. In addition, our operations have been adversely affected by downturns in global economic conditions.

In recent times, the economies of many of our markets, especially in emerging markets such as Eastern Europe and Latin America, have not been as strong as the United States' economy. For example, Argentina has recently experienced severe financial, political and economic turmoil, including currency devaluations and defaults of its debt obligations. This turmoil may spread to other South American markets including markets where we operate. Approximately 12.4% and 11.1% of our revenue was generated from Latin America during 2000 and 2001, respectively. Downturns in these economies could hurt our revenues and profitability to a far greater extent than companies that do not conduct most of their operations abroad.

Because we generally will not hedge against foreign currency exchange rate and conversion risks, we may experience foreign exchange rate losses, reduced earnings and decreases in shareholders' equity

Our operating companies have attempted, and will continue to attempt, to match costs with revenues and borrowings with repayments in terms of their respective local currencies. However, payment for a majority of purchased equipment has been, and may continue to be, required to be made in United States dollars. In addition, the value of our investment in an operating company is partially a function of the currency exchange rate between the dollar and the applicable local currency. In general, we and many of our operating companies do not execute hedge transactions to reduce exposure to foreign currency exchange rate risks. Accordingly, we may experience economic loss and reduced earnings solely as a result of foreign currency exchange rate fluctuations. For the year ended February 28, 1998, the ten months ended December 31, 1998, and the years ended December 31, 1999 and 2001, we had foreign exchange gains (losses) of approximately ($1.4) million, $1.6 million, ($39.5) million, ($215.9) million and ($148.2 million), respectively. We also experienced a change in cumulative translation adjustments (resulting in decreases of stockholders' equity) of approximately $50.3 million, $24.7 million, $127.2 million, $47.6 million and ($11.2 million) for the year ended February 28, 1998, the ten months ended December 31, 1998, and the years ended December 31, 1999, 2000 and 2001, respectively.

Some of our operating companies have notes payable, notes receivable and other contractual commitments that are denominated in currencies other than their own functional currency or loans linked to the dollar. We may also experience economic loss and reduced earnings related to these monetary assets and liabilities.

Because we may be limited in claiming foreign tax credits and do business in countries that do not have tax treaties with the United States, we may be required to pay taxes in more than one jurisdiction without certain tax offsets, thereby lowering our profits

In general, a United States corporation may claim a foreign tax credit against its United States federal income tax expense for foreign income taxes paid or accrued. A United States corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the United States corporation as a dividend. Because we must calculate our foreign tax credit separately for dividends received from certain of our foreign subsidiaries from those of other foreign subsidiaries and because of certain other limitations, our ability to claim a foreign tax credit may be limited. Some of our operating companies are located in countries with which the United States does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from these operating companies and may be subject to double taxation on our income. Limitations on our ability to claim a foreign tax credit, our lack of treaty protection in some countries, and our inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective United States federal tax rate on our earnings. Since substantially all of our revenue is generated abroad, including in jurisdictions that do not have tax treaties with the United States, these risks are proportionately greater for us than for companies that generate most of their revenue in the United States or in jurisdictions that have these treaties.

The price of our stock may be subject to wide fluctuations which may cause you to suffer a loss if you sell our stock

The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of common stock of telecommunications, Internet and other technology companies. During 2000, the price of our common stock fluctuated from $114.63 to $11.50, and during 2001 the price fluctuated from $22.61 to $0.50.

The market price of our common stock could be subject to such wide fluctuations in response to factors such as the following, some of which are beyond our control:

  •
  quarterly variations in our operating results;

  •
  operating results that vary from the expectations of securities analysts and investors;

  •
  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  downgrades in the ratings of our or our subsidiaries' outstanding debt; announcements by third parties of significant claims or proceedings against us;

  •
  future sales of our common stock; and

  •
  overall stock market price and volume fluctuations.

A sale of all of the Founders' Class A common stock could harm our stock price and terminate any direct or indirect control of us by the Founders

If the Founders were to convert all of their Class B common stock into Class A common stock, the Class A common stock offered by this prospectus would amount to approximately 9.0% of our presently outstanding Class A common stock. Any sale of all or substantially all of the Class A common stock then offered by this prospectus could at least temporarily harm our public stock price. In addition, following any such sale, the Founders would no longer exercise any direct or indirect control over us.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

We caution you that, in addition to the historical financial information included in this prospectus, this prospectus includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's beliefs, as well as on assumptions made by and information currently available to management. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from what we say or imply with such forward-looking statements. All statements other than statements of historical fact included in this prospectus, including, without limitation, budgeted, future, and certain other statements under "Summary," and located in other sections of this prospectus regarding our financial position and business strategy, may constitute forward-looking statements.

In addition, when we use the words "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "plans," "seeks," or "continues" or the negative thereof or similar expressions in this prospectus, we intend to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, national and international economic and market conditions, competitive activities or other business conditions, and customer reception of our existing and future services. These forward-looking statements may include, among other things, statements concerning our plans, objectives and future economic prospects, potential restructuring of our subsidiaries' capital structure, expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You should be aware that the multi-channel television, telephone and Internet/data services industries are changing rapidly, and, therefore, the forward-looking statements and statements of expectations, plans and intent in this prospectus are subject to a greater degree of risk than similar statements regarding certain other industries.

Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations as of the date of this prospectus, we cannot assure you that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including without limitation in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." These factors include, among other things, whether we and/or some of our subsidiaries will continue as going concerns, changes in television viewing preferences and habits by our subscribers and potential subscribers and their acceptance of new technology, programming alternatives and new video services that we may offer. They also include subscribers' acceptance of our newer digital video, telephone and Internet access services, our ability to manage and grow our newer digital video, telephone and Internet access services, our ability to secure adequate capital to fund other system growth and development and our planned acquisitions, our ability to successfully close proposed transactions and restructurings, risks inherent in investment and operations in foreign countries, changes in government regulation and changes in the nature of key strategic relationships with joint venturers. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our discussion of these factors. Other than as may be required by applicable law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. We caution you, however, that this list of risk factors and other cautionary language contained in this prospectus may not be exhaustive.

USE OF PROCEEDS

On May 14, 2002, the Founders received 600,000 additional shares of our Class A common stock in exchange for certain shares of UGC Holdings that they had held. See "Certain Transactions — Subscription for UGC Holdings Series E Preferred Stock; Conversion of Series E Preferred Stock; Exchange of UGC Holdings Class A Common Stock." We will not receive any proceeds from the sale of the shares by the selling securityholders, except to the extent that the sale involves any of the 600,000 shares they received on May 14, 2002. The proceeds from the sale of any of such shares shall be applied first to outstanding amounts under certain promissory notes issued by the Founders to UGC Holdings. See "Certain Transactions — Merger Transaction Loans." The selling securityholders will otherwise receive all net proceeds from the sale of the shares under this prospectus.

DIVIDEND POLICY

We have never declared or paid cash dividends on our shares of common stock. We do not intend to pay dividends in the foreseeable future.

COMPARATIVE PER SHARE MARKET INFORMATION

Our Class A common stock trades on The Nasdaq National Market under the symbol "UCOMA." Prior to the merger transaction, UGC Holdings' Class A common stock also traded on The Nasdaq National Market under the same symbol. On November 11, 1999, the board of directors of UGC Holdings authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999, to shareholders of record on November 22, 1999. The effect of the stock split has been recognized retroactively in all share and per share amounts in this prospectus. The following table shows the range of high and low sales prices reported on The Nasdaq National Market for the periods indicated:

	High	Low
Year ending December 31, 1999
First Quarter	$33.00	$9.38
Second Quarter	$37.56	$21.75
Third Quarter	$46.00	$32.00
Fourth Quarter	$72.50	$35.50
Year ended December 31, 2000
First Quarter	$114.63	$56.06
Second Quarter	$74.38	$31.31
Third Quarter	$62.00	$26.31
Fourth Quarter	$33.81	$11.50
Year ended December 31, 2001
First Quarter	$22.61	$8.38
Second Quarter	$17.44	$7.07
Third Quarter	$9.09	$1.35
Fourth Quarter	$5.25	$0.50
Year ended December 31, 2002
First Quarter	$6.22	$3.65
Second Quarter (through June 5, 2002)	$6.41	$3.06

You are advised to obtain current market quotations for United Class A common stock. No assurance can be given as to the market prices of our Class A common stock at any time after the date of this prospectus.

SELECTED FINANCIAL DATA

In the table below, we provide our selected historical consolidated financial data. This financial data reflects the historical results of UGC Holdings and subsidiaries prior to January 30, 2002, and the consolidated results of United and subsidiaries thereafter, as a result of the merger transaction described in the notes to our consolidated financial statements included elsewhere in this prospectus. We prepared this information using our audited consolidated financial statements as of the dates indicated and for each of the years ended December 31, 2001, 2000 and 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998 and our unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 2002 and 2001. The financial data presented below is not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated and equity investees. For this and other reasons, you should read it together with our historical financial statements and related notes and also with management's discussion and analysis of financial condition and results of operations included elsewhere herein.

	(Unaudited) Three Months Ended March 31,
			Year Ended December 31,			Ten Months Ended December 31, 1998	Year Ended February 28, 1998
	2002	2001	2001	2000	1999
	(In thousands, except per share amounts and number of shares)
Statement of Operations Data:
Revenue	$349,040	$394,745	$1,561,894	$1,251,034	$720,762	$254,466	$98,622
Operating expenses	(184,916)	(294,836)	(1,062,394)	(893,682)	(458,748)	(122,811)	(65,631)
Selling, general and administrative expenses	(118,129)	(174,221)	(699,561)	(682,633)	(618,925)	(299,993)	(91,356)
Depreciation and amortization	(165,184)	(271,114)	(1,147,176)	(815,522)	(418,714)	(159,045)	(91,656)
Impairment and restructuring charges	(3,458)	–	(1,525,069)	–	–	–	–

Operating income (loss)	(122,647)	(345,426)	(2,872,306)	(1,140,803)	(775,625)	(327,383)	(150,021)
Interest income	9,921	31,227	104,696	133,297	54,375	10,681	7,806
Interest expense	(184,134)	(266,477)	(1,070,830)	(928,783)	(399,999)	(163,227)	(124,288)
Foreign currency exchange (loss) gain, net	(46,365)	(91,003)	(148,192)	(215,900)	(39,501)	1,582	(1,419)
Proceeds from litigation settlement	–	–	194,830	–	–	–	–
(Loss) gain on sale of investments in affiliates, net	–	–	(416,803)	6,194	–	–	90,020
Provision for loss on investments	(6,705)	–	(342,419)	(5,852)	(7,127)	(9,686)	(14,793)
Gain on issuance of common equity securities by subsidiaries	–	–	–	127,731	1,508,839	–	–
Other expenses, net	(163,537)	(36,537)	(117,923)	(4,305)	(14,641)	(3,518)	(3,669)

Income (loss) before other items	(513,467)	(708,216)	(4,668,947)	(2,028,421)	326,321	(491,551)	(196,364)
Income tax (expense) benefit, net	(11,718)	(772)	40,661	2,897	(198)	(610)	–
Minority interests in subsidiaries	(23,987)	61,345	496,515	934,548	360,444	1,410	1,568
Share in results of affiliates, net	(70,962)	(48,190)	(386,441)	(129,914)	(50,249)	(54,781)	(68,645)
Extraordinary gain (charge) on early retirement of debt	1,732,709	–	3,447	–	–	–	(79,091)
Cumulative effect of change in accounting principle	–	32,574	20,056	–	–	–	–

Net income (loss)	$1,112,575	$(663,259)	$(4,494,709)	$(1,220,890)	$636,318	$(545,532)	$(342,532)

Net income (loss) per common share:
Basic net income (loss)	$3.49	$(6.94)	$(45.54)	$(13.24)	$7.53	$(7.43)	$(4.46)

Diluted net income (loss)	$3.40	$(6.94)	$(45.54)	$(13.24)	$6.67	$(7.43)	$(4.46)

Weighted-average number of common shares outstanding:
Basic	317,936,595	97,439,092	99,834,387	96,114,927	82,024,077	73,644,728	77,033,786

Diluted	325,549,541	97,439,092	99,834,387	96,114,927	95,331,929	73,644,728	77,033,786

	(Unaudited) Three Months Ended March 31,
			Year Ended December 31,			Ten Months Ended December 31, 1998	Year Ended February 28, 1998
	2002	2001	2001	2000	1999
	(In thousands)
Other Financial Data:
Operating loss	$(122,647)	$(345,426)	$(2,872,306)	$(1,140,803)	$(775,625)	$(327,383)	$(150,021)
Depreciation and amortization	165,184	271,114	1,147,176	815,522	418,714	159,045	91,656
Stock-based compensation	8,709	3,222	8,818	(43,183)	223,734	164,793	–
Impairment and restructuring charges	3,458	–	1,525,069	–	–	–	–

Consolidated Adjusted EBITDA (1)	$54,704	$(71,090)	$(191,243)	$(368,464)	$(133,177)	$(3,545)	$(58,365)

(1)
Adjusted EBITDA represents net operating earnings before depreciation, amortization, stock-based compensation charges and impairment and restructuring charges. Stock-based compensation charges result from variable plan accounting for our subsidiaries' regular and phantom stock option plans. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. Our presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

		December 31,
	(Unaudited) March 31, 2002					February 28, 1998
		2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents, restricted cash and short-term liquid investments	$889,059	$1,085,711	$2,235,524	$2,573,821	$94,321	$358,122
Other current assets, net	506,367	857,540	701,807	329,450	94,206	52,877
Investments in affiliates, net	200,365	231,625	756,322	309,509	429,490	341,252
Property, plant and equipment, net	3,560,329	3,692,485	3,880,657	2,462,832	451,442	440,735
Goodwill and other intangible assets, net	2,807,656	2,843,922	5,154,907	2,944,802	424,934	409,190
Other non-current assets	180,989	327,357	417,735	382,439	47,702	77,659

Total assets	$8,144,765	$9,038,640	$13,146,952	$9,002,853	$1,542,095	$1,679,835

Current liabilities	$7,795,702	$10,223,125	$1,553,765	$908,700	$326,552	$291,390
Senior notes and other long-term debt	452,352	1,643,893	9,699,121	5,989,455	1,939,289	1,702,771
Other non-current liabilities	581,273	456,447	66,615	95,502	184,928	30,204

Total liabilities	8,829,327	12,323,465	11,319,501	6,993,657	2,450,769	2,024,365
Minority interests in subsidiaries	1,244,723	1,240,665	1,884,568	867,970	18,705	15,186
Preferred stock	–	29,990	28,117	26,920	56,286	32,564
Stockholders' (deficit) equity	(1,929,285)	(4,555,480)	(85,234)	1,114,306	(983,665)	(392,280)

Total liabilities and stockholders' (deficit) equity	$8,144,765	$9,038,640	$13,146,952	$9,002,853	$1,542,095	$1,679,835

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations covers the three months ended March 31, 2002 and 2001 (unaudited), the years ended December 31, 2001, 2000 and 1999 and should be read together with our consolidated financial statements and related notes included elsewhere herein. These consolidated financial statements provide additional information regarding our financial activities and condition.

The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These forward-looking statements may include, and be identified by, among other things, statements concerning our and our subsidiaries' and affiliates' plans, objectives and future economic prospects, expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from what we say or imply with such forward-looking statements. These factors include, among other things, changes in television viewing preferences and habits by our subscribers and potential subscribers, their acceptance of new technology, programming alternatives and new video services we may offer. They also include the timing, cost and effectiveness of technological developments, competitive factors, subscribers' acceptance of our newer digital video, telephone and Internet access services, our ability to manage and grow our newer digital video, telephone and Internet access services, our ability to secure adequate capital to fund other system growth and development and our planned acquisitions, our ability to successfully close proposed transactions, risks inherent in investment and operations in foreign countries, changes in government regulation and changes in the nature of key strategic relationships with joint venturers. Certain of our subsidiaries and affiliates are in breach of covenants with respect to their indebtedness, have filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and/or are planning to restructure their capital structure. The outcome of the breaches of covenants, the Chapter 11 bankruptcy proceeding and the planned restructuring is uncertain and subject to many factors outside of our control, including whether creditors accept such proposed restructuring. These forward-looking statements apply only as of the time of this report, and we have no obligation or plans to provide updates or revisions to these forward-looking statements or any other changes in events, conditions or circumstances on which these statements are based.

On May 14, 2002, Messrs. Gene W. Schneider, Mark L. Schneider, Albert M. Carollo, Sr. and Curtis W. Rochelle, or the "Principal Founders," transferred all of the shares of UGC Holdings common stock held by them to us in exchange for an aggregate of 600,000 shares of our Class A common stock pursuant to an Exchange Agreement dated May 14, 2002, among such individuals and us. This Exchange Agreement superseded the Exchange Agreement entered into at the time of the merger transaction, but was on the same financial terms. As a result of this exchange, UGC Holdings is now our wholly-owned subsidiary, and we are entitled to elect the entire board of directors of UGC Holdings. This transaction was the final step in the recapitalization of UGC Holdings. We accounted for the merger transaction on January 30, 2002 as a reorganization of entities under common ownership at historical cost, similar to a pooling of interests. Under reorganization accounting, we have consolidated the financial position and results of operations of UGC Holdings as if the merger transaction had been consummated at the inception of UGC Holdings.

For the year ended December 31, 2001, we consolidated the results of operations from UPC, our systems in Australia (until November 15, 2001), Chile (from May 1, 1999), Peru, Brazil (Fortaleza) and Uruguay. Unconsolidated systems include our interests in certain systems in UPC, Brazil (Jundiai), Mexico, Australia (after November 15, 2001), New Zealand, the Philippines and China and our interests in companies that provide video content to the Spanish, Australian and Latin American markets. We account for these unconsolidated systems using the equity method of accounting.

Material Trends, Events and Uncertainties

The broadband communications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. Our core offerings may become outdated due to technological breakthroughs rendering our products out of date. In addition, our business plan contemplates the introduction of services using new technologies. Our investments in these new services may prove premature and we may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

Our principal business activities are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us. We are also subject to regulatory initiatives of the European Commission. Changes in European Union ("EU") Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

The provision of Internet services has, to date, not been materially restricted by regulation. However, in Germany a number of Internet services are the subject of pending regulation with respect to licensing and notification requirements and content. If these regulations are implemented, it could result in our loss of cable and broadband subscribers. In addition, the legal and regulatory framework applicable to the Internet is uncertain and may change. In particular, new laws and regulations may be enacted and existing laws and regulations may be applied to the Internet and e-commerce. For example, existing pressure to liberalize high-speed Internet access in The Netherlands may become stronger in the future. New and existing laws may cover issues like: value-added sales or other taxes; user privacy; pricing controls; characteristics and quality of products and services; consumer protection; cross-border commerce; libel and defamation; electronic signatures; transmission security; copyright, trademark and patent infringement; and other claims based on the nature and content of Internet materials. Any new laws and regulations or the uncertainty associated with their enactment could increase our costs and hinder the development of our business and limit the growth of our revenues.

A significant component of our strategy to increase our average revenue per unit is to successfully market broadband products to our existing residential client base. Broadband usage by residential customers is in its infancy. Notwithstanding, we believe that our triple play offering of telephony, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user. Notwithstanding, we face significant competition in these markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as digital subscriber lines offered by incumbent broadband communications operators. Some of our competitors have substantially greater financial and technical resources than we do. If we are unable to charge prices for broadband services that are anticipated in our business plan in response to competition or if our competition delivers a better product to our customers, our average revenue per unit and our results of operations will be adversely affected.

Continued weak global economic conditions could adversely impact our revenues and growth rate. During the past year, the information technology market weakened, first in the United States, then in Europe and Asia. Continued softness in these markets, particularly in the broadband communications and consumer sectors, and customers' uncertainty about the extent of the global economic downturn could result in lower demand for our products and services. We have observed effects of the global economic downturn in many areas of our business. The economic downturn has led, in part, to restructuring actions and contributed to write-downs to reflect the impairment of certain investments in our investment portfolio. Revenues, gross margins and earnings could deteriorate or our growth rate could be adversely affected in the future as a result of these economic conditions.

Despite the regulatory and economic factors discussed above we believe that there is and will continue to be significant growth in the demand for Internet access, voice and video services in the residential and business marketplace. The increase in computing power, number of computers accessing the Internet, and connection speeds of computers are driving tremendous increases in communications uses for the Internet and data services. Prices for mobile and long distance voice services have decreased, resulting in increased demand for these services. In addition, cost savings and network efficiencies are driving demand for more robust voice and data network equipment. However, the business marketplace for communications products is highly competitive. The number and size of customers, the geographic scope and product platform preferences of our target customer base dictates the competition we face. The market for wireless mobile and data communications services and product sales is highly competitive on a national and international basis. The level of competition intensifies, while the number of qualified competitors diminishes as the level of technological and design expertise rises and product distribution rights narrow.

Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers, including local television broadcast stations that provide off-air programming which can be received using a roof-top antenna and television set, program distributors that transmit satellite signals containing video programming, data and other information to receiving dishes of varying sizes located on the subscriber's premises, other operators who build and operate communications systems in the same communities that we serve, interactive online computer services and home video products. In order to compete effectively, we strive to provide, at a reasonable price to subscribers, new products and services, superior technical performance, superior customer service and a greater variety of video programming.

DTH service can be received throughout many of our service areas through the installation of a small roof top or side-mounted antenna. DTH systems use video compression technology to increase channel capacity and digital technology to improve the quality and quantity of the signals transmitted to their subscribers. Our digital cable service is competitive with the programming, channel capacity and the digital quality of signals delivered to subscribers by DTH systems.

DTH providers are also developing ways to bring advanced communications services to their customers. They are currently offering satellite-delivered high-speed Internet access services with a telephone return path and are beginning to provide true two-way interactivity. We believe that our Internet access service is superior to the service currently offered by DTH providers because our service does not rely on a telephone line. In order for DTH providers to offer true two-way high-speed Internet access services, additional equipment is required and their service is typically offered at higher prices for equivalent services.

Risks, Uncertainties and Liquidity

Some of our major operating subsidiaries have net working capital deficiencies as a result of recurring losses from operations and defaults under certain bank credit facilities, senior notes and senior discount note agreements, summarized as follows:

  •
  UPC determined that it would not make interest payments on certain of its senior notes as they fell due on February 1, 2002, which constituted an event of default under the indentures related to such notes. The occurrence of these events of default constituted cross events of default under the indentures related to the remaining series of senior notes, senior discount notes and certain of UPC's bank facilities, raising substantial doubt about its ability to continue as a going concern.

  •
  UAP failed to make the required interest payment due November 15, 2001 on its senior discount notes and failed to cure this event of default. UAP's working capital and projected operating cash flow are not sufficient to fund its expected expenditures and repay the UAP notes over the next year, raising substantial doubt about its ability to continue as a going concern. On March 29, 2002, voluntary and involuntary petitions were filed under Chapter 11 of the United States Bankruptcy Code with respect to UAP.

  •
  Austar United has a net working capital deficiency and its projected cash flows are insufficient to fund its expected expenditures and pay its liabilities when due over the next year, raising substantial doubt about its ability to continue as a going concern.

Based on the above events, there is substantial doubt about our ability to continue as a going concern. For further discussion see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in this prospectus.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements required us to make estimates and judgments that affected the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, which would potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see the notes to our consolidated financial statements included elsewhere herein.

Revenue Recognition

We recognize revenue from the provision of video, voice and Internet access services to customers in the period the related services are provided. We recognize initial installation fees related to cable television services as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. For DTH, initial installation fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

Recoverability of Tangible and Intangible Assets

We assess the impairment of long-lived assets, identifiable intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

  •
  significant negative industry or economic trends.

When we determine that the carrying value of long-lived tangible assets, identifiable intangibles and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we evaluate the future cash flows to determine if we need to take an impairment charge. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, we recognize an impairment loss. The measurement of the impairment loss is based on the fair value of the asset, which we generally determine using a discounted cash flow approach and recent comparable transactions in the market.

Investments in Affiliates, Accounted for under the Equity Method

For those investments in unconsolidated subsidiaries and companies in which our voting interest is 20.0% to 50.0%, our investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or we exert significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our proportionate share of net earnings or losses of the affiliate, limited to the extent of our investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. Our proportionate share of net earnings or losses of affiliates includes the amortization of the excess of our cost over our proportionate interest in each affiliate's net assets.

We evaluate our investments in publicly traded securities accounted for under the equity method for impairment in accordance with Accounting Principles Board Opinion No. 18 The Equity Method of Accounting for Investments in Common Stock ("APB 18") and Staff Accounting Bulletin No. 59 Accounting for Noncurrent Marketable Equity Securities ("SAB 59"). A decline in value of an investment which is other than temporary is recognized as a realized loss, establishing a new carrying value for the investment. Factors considered in making this evaluation include the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, including cash flows of the investee and any specific events which may influence the operations of the issuer and our intent and ability to retain our investments for a period of time sufficient to allow for any anticipated recovery in market value.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based upon our assessment of probable loss related to overdue accounts receivable. Upon disconnection of a subscriber, the account is fully reserved. The allowance is maintained on the books until either receipt of payment or the account is deemed uncollectable for a maximum of three years.

Services

To date, our primary source of revenue has been video entertainment services to residential customers. We believe that an increasing percentage of our future revenues will come from telephone, Internet access services and digital video services within the residential and business markets. The introduction of telephone and Internet access services had a significant negative impact on Adjusted EBITDA during 2000 and 2001. We expected this negative impact due to the high costs associated with obtaining subscribers, branding, and launching these new services against the incumbent operators. We intend for these new businesses to be Adjusted EBITDA positive after two to three years following introduction of the services, but there can be no assurance this will occur. We believe that increasing the number of subscribers to such services will continue to have a negative impact on Adjusted EBITDA, due to the costs of developing such services in new areas and the one-time costs associated with obtaining new customers for these services.

Distribution

Video.    Our operating systems generally offer a range of video service subscription packages including a basic tier and an expanded basic tier. In some systems, we also offer mini tiers and other premium programming. Historically, video services revenue has increased as a result of acquisitions of systems, subscriber growth from both well established and developing systems, and increases in revenue per subscriber from basic rate increases and the introduction of impulse pay-per-view services which enable subscribers to our expanded basic tier to select and purchase programming services, such as movies and special events, directly by remote control.

Voice.    Our operating systems that have launched telephone service generally offer a full complement of telephone products, including caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling.

Internet.    Many of our local operating companies provide subscribers with high-speed Internet access services via their cable modem for a fee. In 2001, we introduced network monitoring tools which allow us to monitor our stated fair-use pricing policy under which heavy Internet users pay fees based on their Internet use rather than a fixed fee, as well as offer more sophisticated products for heavy users.

Content

We provide content for video service providers in Europe, Latin America, Australia and New Zealand. In addition to being provided on our systems, the content we develop is also sold to third-party operators.

Priority Telecom

Priority Telecom is UPC's CLEC business and provides telephone and data network solutions to the business market. The Priority Telecom brand is also used to offer telecommunications services to residential customers through UPC Distribution. Services vary per country, covering the range of voice, data, IP and hosting. Priority Telecom also offers Internet services to business customers, using chello broadband and UPC Distribution operating companies as preferred suppliers.

Pricing

Distribution

Video.    We usually charge a one-time installation fee when we connect video subscribers, a monthly subscription fee that depends on whether basic or expanded basic tier service is offered and incremental amounts for those subscribers purchasing pay-per-view and premium programming.

Voice.    Revenue from residential telephone service usually consists of a flat monthly line rental and a usage charge based upon minutes. In order to achieve high growth from early market entry, we typically price our telephone service at a discount compared to services offered by incumbent telecommunications operators.

Internet.    Our Internet services are offered to residential subscribers at flat subscription fees. For business subscribers to services other than our standard broadband Internet access services, we generally agree on the pricing with local operators on a case-by-case basis, depending on the size and capacity requirements of the businesses.

Content

We charge video service providers a per-subscription fee for our programming channels.

Priority Telecom

Pricing is dependent on the type of service used. Revenue from voice service usually consists of a flat monthly fee plus a usage-based charge. Data, IP and hosting services are typically billed at a flat rate per month.

Costs of Operations

Distribution

Video.    Operating costs include the direct costs of programming, franchise fees and operating expenses necessary to provide the service to the subscriber. Direct costs of programming vary depending on the number of subscribers. The cost per subscriber is established by negotiation between us and the program supplier or rates negotiated by cable associations. Franchise fees, where applicable, are typically based upon a percentage of revenue. Other indirect operating expenses include personnel, service vehicles, maintenance and facilities. Selling, general and administrative expenses include branding, marketing and customer acquisition costs, personnel related costs, such as stock-based compensation expense, legal and accounting, human resources, office facilities and other overhead costs.

Voice.    Operating costs include interconnect costs, portability fees, network operations, customer operations and customer care. Interconnect costs are variable based upon usage as determined through negotiated interconnect agreements. Selling, general and administrative expenses include branding, marketing and customer acquisition costs, personnel related costs, such as stock-based compensation expenses, legal and accounting, human resources, office facilities and other overhead costs.

Internet.    Operating costs for Internet connectivity consist primarily of leased-line and network related costs for connecting subscribers to the Internet. Selling, general and administrative expenses include branding, marketing, customer acquisition costs, personnel-related costs, including stock-based compensation expenses, legal and accounting, office facilities and other overhead.

Content

Operating costs include distribution costs such as transponder fees. A significant portion of these costs are fixed in nature through contractual commitments. Selling, general and administrative expenses include salaries, marketing and subscription acquisition costs, legal and accounting, office facilities and other overhead costs.

Priority Telecom

Operating costs include installation, ownership and management of the network. Selling, general and administrative expenses include branding, marketing, customer acquisition costs, personnel-related costs, including stock-based compensation expenses, legal and accounting, office facilities and other overhead.

Results of Operations

Revenue

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
UPC	$303,676	$307,269	$1,233,188	$918,634	$473,422
VTR(1)	42,693	40,692	166,590	148,167	87,444
Austar United(2)	–	45,082	155,631	177,313	151,722
Other Latin America	1,796	1,702	6,044	6,818	7,655
Other	875	–	441	102	519

Consolidated revenue	$349,040	$394,745	$1,561,894	$1,251,034	$720,762

(1)
Represents 100% of the operating results of VTR subsequent to May 1, 1999, when we began consolidating the results of operations of VTR.
(2)
Represents 100% of the operating results of Austar United for all three years, through November 15, 2001. As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

Revenue decreased $45.7 million, or 11.6%, for the three months ended March 31, 2002 compared to the three months ended March 31, 2001, increased $310.9 million, or 24.8%, during the year ended December 31, 2001 and increased $530.3 million, or 73.6%, during the year ended December 31, 2000, the details of which are as follows:

	Three Months Ended March 31,				Year Ended December 31,
	2002		2001		2001		2000		1999
	(In thousands)
UPC revenue:
Triple Play Distribution		$261,587		$237,562		$987,822		$770,738		$453,508
DTH		6,324		20,010		75,609		53,648		8,176
Content		–		395		2,890		1,625		2,741
Other		8,804		2,887		7,879		4,838		1,473

Total Distribution		276,715		260,854		1,074,200		830,849		465,898
Priority Telecom		22,762		43,511		144,551		80,829		–
UPC Media		4,091		2,070		10,655		3,596		1,112
Other		108		834		3,782		3,360		6,412

Consolidated UPC revenue		$303,676		$307,269		$1,233,188		$918,634		$473,422

Consolidated UPC revenue in euros	E	346,312	E	333,448	E	1,378,764	E	1,000,825	E	447,501

VTR revenue (1):
Triple Play Distribution		$42,693		$40,692		$166,590		$148,167		$127,560

Consolidated VTR revenue		$42,693		$40,692		$166,590		$148,167		$127,560

Consolidated VTR revenue in Chilean pesos	CP	28,589,715	CP	23,360,813	CP	105,833,894	CP	80,028,241	CP	65,026,482

Austar United revenue (2):
Triple Play Distribution		$–		$42,385		$164,699		$172,903		$150,988
Content		–		2,590		12,016		2,000		–
Other		–		107		256		2,410		734

Consolidated Austar United revenue		$–		$45,082		$176,971		$177,313		$151,722

Consolidated Austar United revenue in A$	A$	–	A$	85,328	A$	342,599	A$	305,260	A$	234,790

(1)
Represents 100% of the operating results of VTR for all periods presented. We began consolidating the results of operations of VTR effective May 1, 1999.
(2)
Represents 100% of the operating results of Austar United for all three years, through November 15, 2001. As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

March 2002 Compared to March 2001.    Revenue for UPC in U.S. dollars decreased $3.6 million, or 1.2%, from $307.3 million for the three months ended March 31, 2001 to $303.7 million for the three months ended March 31, 2002. On a functional currency basis, UPC's revenue increased E12.9 million, or 3.9%, from E333.4 million for the three months ended March 31, 2001 to E346.3 million for the three months ended March 31, 2002, primarily due to an increase in Triple Play Distribution revenue of E40.5 million, offset by decreases in revenue from DTH and Priority Telecom. Consolidated Triple Play Distribution RGU's increased from an average of approximately 7,989,500 for the three months ended March 31, 2001 to an average of approximately 8,409,100 for the three months ended March 31, 2002. In addition, the average monthly revenue per Triple Play subscriber (excluding Germany and including DTH) increased from E11.48 for the three months ended March 31, 2001 to E12.97 for the three months ended March 31, 2002. Video revenue accounted for E13.1 million of the Triple Play Distribution revenue increase for the three months ended March 31, 2002, representing a 7.0% increase in video revenue compared to the prior period, primarily due to an increase in the number of consolidated video subscribers from an average of approximately 7,236,200 subscribers for the three months ended March 31, 2001 to an average of approximately 7,404,500 subscribers for the three months ended March 31, 2002. Voice revenue accounted for E2.4 million of the Triple Play Distribution revenue increase for the three months ended March 31, 2002, representing a 6.4% increase in voice revenue compared to the prior period, primarily due to telephone subscriber growth (consolidated average of approximately 459,700 subscribers for the three months ended March 31, 2002 compared to a consolidated average of approximately 377,000 subscribers for the three months ended March 31, 2001). Internet revenue accounted for E25.0 million of the Triple Play Distribution revenue increase for the three months ended March 31, 2002, representing a 71.6% increase in Internet revenue compared to the prior period, primarily due to Internet subscriber growth (consolidated average of approximately 544,900 subscribers for the three months ended March 31, 2002 compared to a consolidated average of approximately 376,300 subscribers for the three months ended March 31, 2001). DTH revenue decreased E14.5 million from the same period in the prior year due to the deconsolidation of UPC's DTH operations in Poland upon the merger with Canal+ Group effective December 7, 2001. Revenue from Priority Telecom decreased E21.3 million for the three months ended March 31, 2002 compared to the same period in the prior year due to the unwinding of its international wholesale business.

Revenue for VTR in U.S. dollars increased $2.0, or 4.9%, from $40.7 million for the three months ended March 31, 2001 to $42.7 million for the three months ended March 31, 2002. On a functional currency basis, VTR's revenue increased CP5.2 billion, or 22.2%, from CP23.4 billion for the three months ended March 31, 2001 to CP28.6 billion for the three months ended March 31, 2002. Voice revenue accounted for CP2.8 billion of this increase for the three months ended March 31, 2002, representing a 42.2% increase in telephone revenue compared to the prior period, primarily due to telephone subscriber growth (average of approximately 189,900 subscribers for the three months ended March 31, 2002 compared to an average of approximately 129,800 subscribers for the three months ended March 31, 2001), offset by lower average monthly revenue per telephone subscriber from CP15,499 ($26.99) for the three months ended March 31, 2001 to CP14,992 ($22.39) for the three months ended March 31, 2002, due to reduction of outgoing traffic because of a general contraction in the market. Video revenue accounted for CP1.6 billion of the total revenue increase for the three months ended March 31, 2002, representing a 10.1% increase in video revenue compared to the prior period, primarily due to an increase in the number of video subscribers from an average of approximately 425,800 subscribers as of March 31, 2001 to an average of approximately 447,200 subscribers as of March 31, 2002, as well as an increase in the average monthly revenue per video subscriber from CP12,633 ($22.01) for the three months ended March 31, 2001 to CP13,247 ($19.78) for the three months ended March 31, 2002.

2001 Compared to 2000.    Revenue for UPC in U.S. dollars increased $314.6 million, or 34.2%, from $918.6 million for the year ended December 31, 2000 to $1,233.2 million for the year ended December 31, 2001. On a functional currency basis, UPC's revenue increased E378.0 million, or 37.8%, from E1,000.8 million for year ended December 31, 2000 to E1,378.8 million for the year ended

December 31, 2001. UPC Distribution accounted for E295.8 million, or 78.3% of this increase for the year ended December 31, 2001, primarily due to the increase in Triple Play Distribution revenue of E264.7 million. Video revenue accounted for E109.8 million of this Triple Play Distribution revenue increase for the year ended December 31, 2001, due to organic subscriber growth, increases in average revenue per subscriber, new revenue from UPC's acquisition of K&T Group (The Netherlands), which we included in our consolidated results effective March 31, 2000, and the acquisition of EWT/TSS (Germany), which we included in our consolidated results effective October 1, 2000. Voice revenue accounted for E59.8 million of the Triple Play Distribution increase for the year ended December 31, 2001, primarily due to organic subscriber growth (approximately 454,600 consolidated subscribers at December 31, 2001 compared to approximately 358,000 consolidated subscribers at December 31, 2000). Internet revenue accounted for E95.1 million of the Triple Play Distribution increase for the year ended December 31, 2001, primarily due to organic subscriber growth (approximately 524,100 consolidated subscribers at December 31, 2001 compared to approximately 343,300 consolidated subscribers at December 31, 2000) and increased average revenue per subscriber. In addition, UPC launched Internet services in Poland, Hungary and the Czech Republic in the second half of 2000. UPC Distribution revenue also increased due to the launch of DTH services in Hungary, the Czech Republic and the Slovak Republic in the second half of 2000. UPC deconsolidated the results of its DTH operations in Poland upon the merger with Canal+ effective December 7, 2001. Revenue from Priority Telecom increased E73.6 million for the year ended December 31, 2001 due to the acquisition of Cignal in the fourth quarter of 2000 and, to a lesser extent, growth in the core business.

Revenue for VTR in U.S. dollars increased $18.4 million, or 12.4%, from $148.2 million for the year ended December 31, 2000 to $166.6 million for the year ended December 31, 2001. On a functional currency basis, VTR's revenue increased CP25.8 billion, or 32.3%, from CP80.0 billion for the year ended December 31, 2000 to CP105.8 billion for the year ended December 31, 2001. Voice revenue accounted for CP15.9 billion of this increase for the year ended December 31, 2001, representing an 88.7% increase in telephone revenue compared to the prior year, primarily due to telephone subscriber growth (approximately 185,100 subscribers at December 31, 2001 compared to approximately 121,200 subscribers at December 31, 2000), as well as an increase in the average monthly revenue per telephone subscriber from CP15,407 for the year ended December 31, 2000 to CP16,113 for the year ended December 31, 2001. Video revenue accounted for CP6.9 billion of the total revenue increase for the year ended December 31, 2001, representing an 11.2% increase in video revenue compared to the prior year, primarily due to an increase in the number of video subscribers from approximately 422,700 subscribers as of December 31, 2000 to approximately 448,300 subscribers as of December 31, 2001. Average monthly revenue per video subscriber remained relatively flat on a functional currency basis, due to increased competition.

Revenue for Austar United in Australian dollars increased A$37.3 million, or 12.2%, from A$305.3 ($177.3) million for the year ended December 31, 2000 to A$342.6 ($177.0) million for the year ended December 31, 2001, due primarily to the launch of its mobile telephony business in the fourth quarter of 2000 and revenue from TVSN, a national shopping channel in Australia and New Zealand, acquired in October 2000. Video revenue accounted for A$9.1 million of this increase, due to organic subscriber growth (average of approximately 431,400 subscribers for the year ended December 31, 2001 compared to an average of approximately 411,100 subscribers for the year ended December 31, 2000). The average monthly revenue per video subscriber increased from A$53.68 ($30.92) per subscriber for the year ended December 31, 2000 to A$54.39 ($27.99) per subscriber for the year ended December 31, 2001. The remaining increase was due to the launch of wireless data services in the first quarter of 2000. The total increase in revenue for the year ended December 31, 2001 compared to the prior year was offset by a A$7.9 ($4.9) million reduction in revenue as a result of the deconsolidation of TelstraClear effective April 1, 2000.

2000 Compared to 1999.    Revenue for UPC in U.S. dollars increased $445.2 million, or 94.0%, from $473.4 million for the year ended December 31, 1999 to $918.6 million for the year ended

December 31, 2000. On a functional currency basis, UPC's revenue increased E553.3 million, or 123.6%, from E447.5 million for the year ended December 31, 1999 to E1,000.8 million for the year ended December 31, 2000. UPC Distribution revenue accounted for E464.8 million of this increase for the year ended December 31, 2000, primarily due to an increase in Triple Play Distribution revenue of E411.0 million. Video revenue accounted for E276.6 million of this increase in Triple Play Distribution revenue, due to acquisitions which totaled 90.3% of the total video revenue increase. Voice revenue accounted for E75.5 million of the total increase in Triple Play Distribution revenue for the year ended December 31, 2000, primarily due to acquisitions, which totaled 51.2% of the total voice revenue increase. The increase in Internet revenue for the year ended December 31, 2000 compared to the prior year was primarily due to organic subscriber growth. The increase in DTH revenue was primarily due to the acquisition of UPC Polska in August 1999.

Revenue for VTR in U.S. dollars increased $20.6 million, or 16.1%, from $127.6 million for the year ended December 31, 1999 to $148.2 million for the year ended December 31, 2000. On a functional currency basis, VTR's revenue increased CP15.0 billion, from CP65.0 billion for the year ended December 31, 1999 to CP80.0 billion for the year ended December 31, 2000. Voice revenue accounted for CP11.0 billion of this increase for the year ended December 31, 2000, primarily due to telephone subscriber growth (approximately 121,200 subscribers at December 31, 2000 compared to approximately 63,400 subscribers at December 31, 1999), as well as an increased average monthly revenue per telephone subscriber from CP13,332 per subscriber for the year ended December 31, 1999 to CP15,407 per subscriber for the year ended December 31, 2000. Video revenue accounted for CP3.3 billion of the total revenue increase for the year ended December 31, 2000, representing a 5.7% increase in video revenue compared to the prior year, primarily due to an increase in the number of video subscribers from approximately 387,000 subscribers as of December 31, 1999 to approximately 422,700 subscribers as of December 31, 2000, as well as a 7.9% increase in the average monthly revenue per video subscriber.

Revenue for Austar United in Australian dollars increased A$70.5 million, or 30.0%, from A$234.8 ($151.7) million for the year ended December 31, 1999 to A$305.3 ($177.3) million for the year ended December 31, 2000, primarily due to Austar United's video subscriber growth (average of approximately 411,100 subscribers for the year ended December 31, 2000 compared to an average of approximately 345,600 subscribers for the year ended December 31, 1999). The average monthly revenue per video subscriber remained flat from an average of A$53.71 ($34.71) per subscriber for the year ended December 31, 1999 to an average of A$53.68 ($30.92) per subscriber for the year ended December 31, 2000.

Adjusted EBITDA (1)

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)		(In thousands)
UPC	$48,076	$(56,034)	$(144,452)	$(334,498)	$(125,763)
VTR (2)	7,237	4,914	26,860	12,582	15,140
Austar United (3)	–	(12,082)	(41,847)	(45,304)	(16,511)
Corporate and other	(1,056)	(8,761)	(32,601)	(13,020)	(12,037)
Eliminations and other	447	873	797	11,776	5,994

Consolidated Adjusted EBITDA	$54,704	$(71,090)	$(191,243)	$(368,464)	$(133,177)

(1)
Adjusted EBITDA represents net operating earnings before depreciation, amortization, stock-based compensation charges and impairment and restructuring charges. Stock-based compensation charges result from variable plan accounting for our subsidiaries' regular and phantom stock option plans. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.
(2)
Represents 100% of the operating results of VTR for all periods presented. We began consolidating the results of operations of VTR effective May 1, 1999.
(3)
Represents 100% of the operating results of Austar United for all three years, through November 15, 2001. As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

Adjusted EBITDA increased $125.8 million during the three months ended March 31, 2002 compared to the three months ended March 31, 2001, increased $177.2 million during the year ended December 31, 2001 and decreased $235.3 million during the year ended December 31, 2000, the details of which are as follows:

	Three Months Ended March 31,				Year Ended December 31,
	2002		2001		2001		2000		1999
	(In thousands)				(In thousands)
UPC Adjusted EBITDA:
Triple Play Distribution		$72,390		$33,386		$173,641		$71,660		$64,921
DTH		460		(5,091)		(8,064)		(17,918)		(27,776)
Content		–		(11,220)		(34,840)		(48,508)		(36,110)
Other		4,223		428		6,546		(8,562)		(1,188)

Total Distribution		77,073		17,503		137,283		(3,328)		(153)
Priority Telecom		(4,101)		(19,502)		(79,758)		(37,817)		(5,705)
UPC Media		(4,890)		(32,769)		(100,599)		(175,235)		(77,636)
Corporate and other		(20,006)		(21,266)		(101,378)		(118,118)		(42,269)

Consolidated UPC Adjusted EBITDA		$48,076		$(56,034)		$(144,452)		$(334,498)		$(125,763)

Consolidated UPC Adjusted EBITDA in euros	E	54,814	E	(60,808)	E	(161,786)	E	(363,197)	E	(119,827)

VTR Adjusted EBITDA (1):
Triple Play Distribution		$7,987		$5,664		$29,860		$25,432		$25,555
Management fees and other		(750)		(750)		(3,000)		(12,850)		(5,219)

Consolidated VTR Adjusted EBITDA		$7,237		$4,914		$26,860		$12,582		$20,336

Consolidated VTR Adjusted EBITDA in Chilean pesos	CP	4,853,492	CP	2,818,598	CP	17,297,258	CP	6,775,815	CP	10,410,205

Austar United Adjusted EBITDA (2):
Triple Play Distribution		$–		$(9,576)		$(39,718)		$(37,432)		$(12,083)
Content		–		(1,536)		(7,662)		(1,179)		–
Management fees and other		–		(970)		(2,957)		(6,693)		(4,428)

Consolidated Austar United Adjusted EBITDA		$–		$(12,082)		$(50,337)		$(45,304)		$(16,511)

Consolidated Austar United Adjusted EBITDA in A$	A$	–	A$	(22,867)	A$	(97,495)	A$	(80,879)	A$	(25,551)

(1)
Represents 100% of the operating results of VTR for all periods presented. We began consolidating the results of operations of VTR effective May 1, 1999.
(2)
Represents 100% of the operating results of Austar United for all three years, through November 15, 2001. As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

March 2002 Compared to March 2001.    Adjusted EBITDA for UPC in U.S. dollars increased $104.1 million, from negative $56.0 million for the three months ended March 31, 2001 to positive $48.1 million for the three months ended March 31, 2002. On a functional currency basis, UPC's Adjusted EBITDA increased E115.6 million from negative E60.8 million for the three months ended March 31, 2001 to positive E54.8 million for the three months ended March 31, 2002. UPC Distribution accounted for E68.9 million of this increase for the three months ended March 31, 2002, primarily due to cost cutting and cost control, improvements in processes and systems and organizational rationalization, improved gross margins brought about by continued negotiations with major vendors, successfully driving higher service penetration in existing customers and continuing to achieve increased average revenue per unit. UPC Media's Adjusted EBITDA increased E30.0 million for the three months ended March 31, 2002 compared to the three months ended March 31, 2001, primarily due to a significant decrease in direct costs resulting from the carve out of the Internet access business (including the Always On Ready to Access, or the "AORTA," backbone) to UPC Distribution, as well as a decrease in chello broadband expenses through cost control and operational efficiencies. Priority Telecom's Adjusted EBITDA increased E16.5 million from period to period, due to cost savings as a result of the unwinding of its international wholesale business.

Adjusted EBITDA for VTR's Triple Play Distribution in U.S. dollars increased $2.3 million from $5.7 million for the three months ended March 31, 2001 to $8.0 million for the three months ended March 31, 2002. On a functional currency basis, VTR's Adjusted EBITDA for Triple Play Distribution increased CP2.1 billion, or 63.6%, from CP3.3 billion for the three months ended March 31, 2001 to CP5.4 billion for the three months ended March 31, 2002. The increase in VTR's video and voice Adjusted EBITDA accounted for CP0.8 billion and CP0.6 billion of this increase, respectively, primarily due to subscriber growth outpacing development and marketing costs. VTR's Internet Adjusted EBITDA increased CP0.7 billion for the three months ended March 31, 2002 compared to the same period in the prior year due to improving margins as a result of the increased subscriber base and a reduction in bandwidth costs.

2001 Compared to 2000.    Adjusted EBITDA for UPC in U.S. dollars increased $190.0 million, from negative $334.5 million for the year ended December 31, 2000 to negative $144.5 million for the year ended December 31, 2001. On a functional currency basis, UPC's Adjusted EBITDA increased E201.4 million from negative E363.2 million for the year ended December 31, 2000 to negative E161.8 million for the year ended December 31, 2001. UPC Distribution accounted for E157.4 million of this increase for the year ended December 31, 2001, primarily due to aggressive cost cutting and cost control, as well as improved operating margins. chello broadband's Adjusted EBITDA increased E75.0 million for the year ended December 31, 2001, primarily due to cost control and lower start-up and development costs. These increases were offset by a decrease in Priority Telecom's Adjusted EBITDA of E48.3 million, due primarily to the acquisition of Cignal and associated costs for the development and launch of products within new markets.

Adjusted EBITDA for VTR's Triple Play Distribution in U.S. dollars increased $4.5 million from $25.4 million for the year ended December 31, 2000 to $29.9 million for the year ended December 31, 2001. On a functional currency basis, VTR's Adjusted EBITDA for Triple Play Distribution increased CP5.5 billion, or 40.1%, from CP13.7 billion for the year ended December 31, 2000 to CP19.2 billion for the year ended December 31, 2001. The increase in VTR's voice Adjusted EBITDA accounted for CP6.9 billion of this increase, primarily due to telephone subscriber growth outpacing development and marketing costs. This increase was offset by a decrease of CP2.4 billion in video Adjusted EBITDA. Although VTR experienced video revenue growth, additional promotional and marketing costs were incurred as a result of increased competition for video subscribers. VTR's Internet Adjusted EBITDA increased CP1.0 billion for the year ended December 31, 2001 due to improving margins from a reduction in development costs that have already been incurred and are fixed in relation to subscriber volumes.

Adjusted EBITDA for Austar United in Australian dollars decreased A$16.6 million, from negative A$80.9 ($45.3) million for the year ended December 31, 2000 to negative A$97.5 ($50.3) million for the year ended December 31, 2001, primarily due to an incremental increase in video programming costs payable in U.S. dollars, as the Australian dollar continued to weaken from period to period and development and start-up costs associated with TVSN, offset by the reduction of programming costs per subscriber effective July 1, 2001, as a result of negotiations with XYZ Entertainment.

2000 Compared to 1999.    Adjusted EBITDA for UPC in U.S. dollars decreased $208.7 million, from negative $125.8 million for the year ended December 31, 1999 to negative $334.5 million for the year ended December 31, 2000. On a functional currency basis, UPC's Adjusted EBITDA decreased E243.4 million from a negative E119.8 million for the year ended December 31, 1999 to negative E363.2 million for the year ended December 31, 2000. UPC Distribution accounted for E3.5 million of this decrease for the year ended December 31, 2000. Priority Telecom accounted for E35.6 million of this decrease for the year ended December 31, 2000, due primarily to the acquisition of Cignal and additional costs for the separation of UPC's CLEC business. chello broadband accounted for E68.2 million of this decrease for the year ended December 31, 2000, due to increased operating costs for transmission capacity, portal content updates as well as sales and marketing related to the launch of chello broadband in new franchise areas. UPC Media accounted for E48.1 million of this decrease for the year ended December 31, 2000, due to the continued costs associated with the development of UPCtv channels. UPC Corporate and other accounted for E88.0 million of this decrease for the year ended December 31, 2000, due to costs incurred for the start-up and development of UPC's digital set-top computer, as well as the investigation of new technologies. UPC also continued to incur costs for the development of its pan-European IT platform, as well as increased facilities costs.

Adjusted EBITDA for VTR's Triple Play Distribution in U.S. dollars remained flat for the year ended December 31, 2000 compared to the prior year. On a functional currency basis, VTR's Adjusted EBITDA for Triple Play Distribution increased CP0.6 billion, or 0.5%, from CP13.1 billion for the year ended December 31, 1999 to CP13.7 billion for the year ended December 31, 2000. The increase in VTR's video Adjusted EBITDA accounted for CP1.1 billion of this increase, primarily due to video subscriber growth outpacing development and marketing costs, offset by increasing negative Adjusted EBITDA from its newer telephone and Internet services.

Adjusted EBITDA for Austar United in Australian dollars decreased A$55.3 million, from negative A$25.6 ($16.5) million for the year ended December 31, 1999 to negative A$80.9 ($45.3) million for the year ended December 31, 2000. This decrease in Adjusted EBITDA is primarily due to Austar United's development and start-up costs associated with the launch of its Internet business, increased programming costs payable in U.S. dollars, as the Australian dollar continued to weaken during the year, higher costs for new branding and product launch, higher costs for marketing and advertising during the Olympics held in Sydney, Australia in 2000, increased churn following the Olympics and increased churn from partial absorption of the new Australian goods and services tax.

Stock-Based Compensation

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)		(In thousands)
UPC	$(8,517)	$(977)	$4,082	$(68,616)	$202,227
VTR	(146)	(1,172)	2,165	7,970	–
Austar United (1)	–	(2,066)	4,281	9,439	4,910
Other	(46)	993	(1,710)	8,024	16,597

Total stock-based compensation	$(8,709)	$(3,222)	$8,818	$(43,183)	$223,734

(1)
As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

Stock-based compensation increased $5.5 million for the three months ended March 31, 2002 compared to the three months ended March 31, 2001, due to fluctuations in the value of the common stock of our subsidiaries. Stock-based compensation increased $52.0 million and decreased $266.9 million during the years ended December 31, 2001 and 2000, respectively, compared to the corresponding periods in the prior year. These variations are due to fluctuations in the value of the common stock of our subsidiaries as well as changes in exchange rates. Stock-based compensation is recorded as a result of applying variable plan accounting to our subsidiaries' stock-based compensation plans. These plans include the UPC phantom stock option plan, the chello phantom stock option plan, the Priority Telecom stock option plan, the Austar United stock option plan, the ULA phantom stock option plan and the VTR phantom stock option plan. Under variable plan accounting, increases in the fair market value of these vested options result in non-cash compensation charges to the statement of operations, while decreases in the fair market value of these vested options will cause a reversal of previous charges taken.

Depreciation and Amortization

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)		(In thousands)
UPC	$(151,379)	$(225,931)	$(981,895)	$(657,470)	$(280,442)
VTR	(12,801)	(13,423)	(54,467)	(47,352)	(28,505)
Austar United (1)	–	(30,346)	(99,544)	(104,451)	(102,648)
Other	(1,004)	(1,414)	(11,270)	(6,249)	(7,119)

Total depreciation and amortization	$(165,184)	$(271,114)	$(1,147,176)	$(815,522)	$(418,714)

(1)
As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

UPC's depreciation and amortization expense in U.S. dollars decreased $74.5 million from $225.9 million for the three months ended March 31, 2001 to $151.4 million for the three months ended March 31, 2002. On a functional currency basis, UPC's depreciation and amortization expense decreased E72.6 million, or 29.6% from E245.2 million for the three months ended March 31, 2001 to E

172.6 million for the three months ended March 31, 2002, primarily due to the non-amortization of goodwill effective January 1, 2002, in accordance with SFAS 142.

UPC's depreciation and amortization expense in U.S. dollars increased $324.4 million, from $657.5 million for the year ended December 31, 2000 to $981.9 million for the year ended December 31, 2001. On a functional currency basis, UPC's depreciation and amortization expense increased E379.1 million, or 52.7%, from E718.7 million for the year ended December 31, 2000 to E1,097.8 million for the year ended December 31, 2001, primarily due to increased depreciation and amortization resulting from acquisitions completed during 2000 as well as increased depreciation expense on capital expenditures to upgrade UPC's network in Western Europe.

UPC's depreciation and amortization expense in U.S. dollar terms increased $377.1 million, from $280.4 million for the year ended December 31, 1999 to $657.5 million for the year ended December 31, 2000. On a functional currency basis, UPC's depreciation and amortization expense increased E452.6 million, or 170.1%, from E266.1 million for the year ended December 31, 1999 to E718.7 million for the year ended December 31, 2000. The increase resulted primarily from goodwill created in connection with acquisitions completed during 1999 in The Netherlands, Poland and Sweden, as well as additional depreciation related to additional capital expenditures to upgrade the network in UPC's Western European systems and new-build for developing systems.

Impairment and Restructuring Charges

The following table details these impairment and restructuring charges by type and related segment of the business:

	Employee Severance and Termination Costs	Office Closures	Programming and Lease Contract Termination Costs	Asset Disposal Losses and Other Costs	Impairment Charges	Total Impairment and Restructuring Charges
	(In thousands)
UPC:
UPC Distribution	$35,081	$12,523	$31,281	$37,820	$682,633	$799,338
Priority Telecom	7,829	3,548	11,505	–	418,413	441,295
UPC Media	2,164	–	50,767	9,515	–	62,446
Swiss wireless license	–	–	–	–	91,260	91,260
Microsoft contract acquisition rights	–	–	–	–	59,831	59,831
Corporate	1,861	233	–	–	46,590	48,684
Austar United	–	–	–	–	22,215	22,215

Total impairment and restructuring charges	46,935	16,304	93,553	47,335	1,320,942	1,525,069
Cash paid during 2001	(13,497)	(6,386)	(14,814)	(3,294)	–	(37,991)
Cumulative translation adjustment	127	38	346	55	–	566
Non-cash impairment charges	–	–	12,122	(29,592)	(1,320,942)	(1,338,412)

Impairment and restructuring liability as of December 31, 2001	$33,565	$9,956	$91,207	$14,504	$–	$149,232
Impairment and restructuring charges during 2002	3,458	–	–	–	–	3,458
Cash paid during 2002	(9,363)	(5,893)	(4,448)	(3,134)	–	(22,838)
Non-cash release of restructuring liability	–	–	(8,896)	(4,031)	–	(12,927)
Cumulative translation adjustments	(821)	(238)	(2,179)	(348)	–	(3,586)

Impairment and restructuring liability as of March 31, 2002	$26,839	$3,825	$75,684	$6,991	$–	$113,339

UPC implemented a company-wide restructuring plan during the second half of 2001 to both lower operating expenses and strengthen its competitive and financial position. This included eliminating certain employee positions, reducing office space and related overhead expenses, recognizing losses related to excess capacity under certain contracts and canceling certain programming contracts. UPC also incurred certain restructuring charges during the three months ended March 31, 2002 related to employee severance and termination costs.

Employee Severance and Termination Costs.    These costs included salaries, benefits, outplacement and other costs related to employee terminations. The total workforce reduction was effected through a combination of involuntary terminations and a reorganization of operations to permanently eliminate open positions resulting from normal employee attrition. Salaries and benefits earned during the transition period have not been included in the restructuring charge.

Office Closures.    In addition to the reduction of employee positions, UPC's restructuring plan included reductions in office space and related overhead expenses. Office closure and consolidation costs are the estimated costs to close specifically identified facilities, costs associated with obtaining subleases, lease termination costs and other related costs.

Programming and Lease Contract Termination Costs.    These costs included restructuring and/or cancellation of excess capacity of certain contracts.

UPC Distribution Impairment Charge.    This charge is primarily related to UPC's investment in UPC GmbH. UPC has a 51.0% interest in UPC GmbH, which in turn holds a 100% interest in EWT/TSS. During 2001, UPC pursued merger opportunities with respect to UPC GmbH that ultimately did not materialize. Because UPC lacks the financial resources to fully develop the triple play in Germany, and due to the inability of UPC to find a partner to help implement this strategy, the long range plans of UPC GmbH were revised to provide for a "care and maintenance" program, meaning that the business plan will be primarily focused on current customers and product offerings instead of a planned roll out of new service offerings. As a result of this revised business plan, and in accordance with UPC's policy regarding recoverability of tangible and intangible assets, UPC determined that a triggering event had occurred with respect to this investment in the fourth quarter of 2001, as defined in Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). After analyzing the projected undiscounted free cash flows (without interest), an impairment charge was deemed necessary. The amount of the charge was determined by evaluating the estimated fair market value of the investment in EWT/TSS using a discounted cash flow approach, resulting in an impairment charge of $682.6 million for the year ended December 31, 2001.

Priority Telecom Impairment Charge.    During the second quarter of 2001, UPC identified indicators of possible impairment of long-lived assets, principally IRUs and related goodwill, within its CLEC subsidiary Priority Telecom. Such indicators included significant declines in the market value of publicly traded telecommunications providers and a change, subsequent to the acquisition of Cignal, in the way that certain assets from the Cignal acquisition were being used within Priority Telecom. UPC revised its strategic plans for using these assets because of reduced levels of private equity funding activity for CLEC businesses and a decision by UPC to complete a public listing of Priority Telecom in the second half of 2001. The changes in strategic plans included a decision to phase out the legacy international wholesale voice operations of Cignal. When UPC and Priority Telecom reached agreement to acquire Cignal in the second quarter of 2000, the companies originally intended to continue the international wholesale voice operations of Cignal for the foreseeable future. This original plan for the international wholesale voice operations was considered in the determination of the consideration paid for Cignal. In 2001, using the strategic plan prepared in connection with the public listing of Priority Telecom, an impairment assessment test and measurement in accordance with SFAS 121 was completed, resulting in a write down of tangible assets, related goodwill and other impairment charges of $418.4 million for the year ended December 31, 2001.

Swiss Wireless License.    This license was acquired by UPC during 2000. Since its acquisition, UPC has been evaluating various alternatives to develop this license. During the fourth quarter of 2001, in connection with UPC's overall strategic review, it was determined that UPC was not in a position to develop this asset as a result of both funding constraints and a change in strategic focus away from the wireless business, resulting in a write down of the value of this asset to nil and a charge of $91.3 million for the year ended December 31, 2001.

Microsoft Contract Acquisition Rights.    As a result of issuing warrants to Microsoft Corporation during 1999 and 2000, UPC recorded E150.2 ($146.0) million in contract acquisition rights. These rights were being amortized over the three-year term of an interim technology agreement. During the fourth quarter of 2001, this interim technology agreement was terminated, and the remaining unamortized contract acquisition rights totaling $59.8 million were written off.

In December 2001, Austar United reviewed all of its activities and restructured its business to focus on the core pay television business and augment it with interactive television services. This restructuring included outsourcing a number of existing functions, ceasing operation of its own Internet network, streamlining sales and customer service processes and reducing general corporate overhead. In conjunction with this restructuring, Austar United analyzed the carrying value of its tangible and intangible assets in accordance with SFAS 121, and determined there was an impairment in the value of certain of its assets, primarily the spectrum licenses and goodwill related to its Internet business. These assets were written down to fair value as of December 31, 2001. The impairment and restructuring charges for Austar United totaled $146.2 million, and due to the deconsolidation of Austar United effective November 15, 2001, this amount is included in share in results of affiliates. In addition, Asia/Pacific recorded an impairment of the carrying value of goodwill on its books of $22.2 million related to its investment in Austar United.

The following table summarizes the number of employees scheduled for termination in connection with UPC's restructuring (by division and by function):

	Number of Employees Scheduled for Termination as of
	March 31, 2002	December 31, 2001
Division:
UPC Distribution	604	873
Priority Telecom	5	23
UPC Media	21	86
Corporate	3	4

Total	633	986

Function:
Programming	–	1
Network Operations	408	498
Customer Operations	37	112
Customer Care	51	92
Billing and Collection	3	4
Customer Acquisition and Marketing	78	164
Administration	56	115

Total	633	986

It is possible that UPC may incur significant additional impairment and restructuring charges in 2002. Such charges could arise as a result of its contemplated debt restructuring, a rationalization of its investments or the application of accounting standards used to value and adjust to carrying value long-lived assets, goodwill and other intangibles. Because of uncertainties concerning UPC's proposed debt restructuring, UPC is not able to estimate whether it will need to incur such charges in 2002 and thereafter, or, if such charges are necessary, the likely amount of the charges.

Interest Income

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
UPC	$5,248	$14,518	$44,516	$42,134	$29,458
VTR	222	136	766	483	–
Austar United	–	1,310	4,469	15,429	6,213
Other	4,451	15,263	54,945	75,251	18,704

Total interest income	$9,921	$31,227	$104,696	$133,297	$54,375

Comparison of Fiscal Years 2001, 2000 and 1999.    Interest income decreased $28.6 million and increased $78.9 million during the years ended December 31, 2001 and 2000, respectively, compared to the corresponding periods in the prior year. During 2001, our consolidated cash balance decreased $956.7 million, resulting in lower interest income compared to the prior year. During 2000, debt and equity issuances increased cash and short-term investment balances and thus interest income.

Interest Expense

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
UPC	$(167,229)	$(201,086)	$(822,205)	$(682,321)	$(194,512)
VTR	(4,031)	(5,527)	(20,192)	(28,242)	(18,507)
Austar United (1)	–	(6,593)	(19,229)	(21,159)	(17,453)
Other	(12,874)	(53,271)	(209,204)	(197,061)	(169,527)

Total interest expense	$(184,134)	$(266,477)	$(1,070,830)	$(928,783)	$(399,999)

Interest expense decreased $82.3 million during the three months ended March 31, 2002 compared to the three months ended March 31, 2001, and increased $142.0 million and $528.8 million during the years ended December 31, 2001 and 2000, respectively, the details of which are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
Cash Pay:
UPC senior notes	$(49,033)	$(66,485)	$(254,103)	$(258,752)	$(57,556)
UPC bank facilities	(54,905)	(68,667)	(256,912)	(155,001)	(48,643)
UPC other	–	–	–	(25,127)	(5,522)
UAP senior discount notes	–	–	(35,607)	–	–
VTR bank facility	(2,790)	(3,833)	(16,284)	(19,166)	(16,918)
Austar United bank facility (1)	–	(6,018)	(14,297)	(18,463)	(13,426)
Other	(2,727)	(802)	(1,240)	(5,218)	(559)

	(109,455)	(145,805)	(578,443)	(481,727)	(142,624)

Non Cash:
UPC senior discount notes accretion	(54,452)	(57,963)	(247,234)	(208,479)	(59,475)
UGC Holdings senior discount notes accretion	(10,919)	(35,866)	(147,090)	(134,513)	(114,052)
Amortization of deferred financing costs	(4,788)	(10,612)	(39,879)	(44,952)	(20,503)
Belmarken Notes	(4,520)	–	(30,506)	–	–
UAP senior discount notes accretion (1)	–	(16,231)	(24,189)	(58,296)	(51,305)
Other	–	–	(3,489)	(816)	(12,040)

	(74,679)	(120,672)	(492,387)	(447,056)	(257,375)

Total interest expense	$(184,134)	$(266,477)	$(1,070,830)	$(928,783)	$(399,999)

(1)
As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

Foreign Currency Exchange Loss

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
UPC	$(46,603)	$(44,104)	$(37,906)	$(178,065)	$(13,714)
VTR	(184)	(17,597)	(69,395)	(35,445)	(25,599)
Austar United (1)	–	(2,518)	255	(759)	(208)
Other	422	(26,784)	(41,146)	(1,631)	20

Total foreign currency exchange loss	$(46,365)	$(91,003)	$(148,192)	$(215,900)	$(39,501)

(1)
As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

March 2002 Compared to March 2001.    Foreign currency exchange loss decreased $44.6 million, from $91.0 million for the three months ended March 31, 2001 to $46.4 million for the three months ended March 31, 2002. In 2001 we had a foreign currency exchange forward contract to reduce our currency exposure to the euro which was out of the money by approximately $25.3 million as of March 31, 2001. This contract was fully settled in the fourth quarter of 2001.

Comparison of Fiscal Years 2001, 2000 and 1999.    Foreign currency exchange loss decreased $67.7 million, from $215.9 million for the year ended December 31, 2000 to $148.2 million for the year ended December 31, 2001. This decrease was primarily due to the improved performance of certain of UPC's derivatives, offset by the strengthening of the U.S. dollar to the euro and Chilean peso during 2001 compared to 2000, as well as a loss of $42.9 million related to our entering into foreign currency exchange forward contracts during 2001 to reduce our currency exposure to the euro. Foreign currency exchange loss increased $176.4 million, from $39.5 million for the year ended December 31, 1999 to $215.9 million for the year ended December 31, 2000. This increase was primarily due to the strengthening of the U.S. dollar to the euro during 2000 compared to 1999.

Proceeds from Litigation Settlement

In May 2001, the United States Supreme Court affirmed the decision of the 10th Circuit U.S. Court of Appeals, which in April 2000 found in favor of us in our lawsuit against Wharf Holdings Limited, or "Wharf." The lawsuit consisted of our claims of fraud, breach of fiduciary duty, breach of contract and negligent misrepresentation related to Wharf's grant to us in 1992 of an option to purchase a 10.0% equity interest in Wharf's cable television franchise in Hong Kong. The United States Supreme Court's decision affirms the 1997 U.S. District Court judgment in our favor, which, together with accrued interest, totaled gross and net proceeds of approximately $201.2 million and $194.8 million, respectively.

(Loss) Gain on Sale of Investments in Affiliates

In December 2001, UPC and Canal+ merged their respective Polish DTH satellite television platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. UPC Polska contributed its Polish and United Kingdom DTH assets to TKP, the Polish subsidiary of Canal+, and placed E30.0 million cash in an escrow account, which was used to fund TKP with a loan of E30.0 million in January 2002. In return, UPC Polska received a 25.0% ownership interest in TKP and E150.0 ($134.1) million in cash. TKP is managed and controlled by Canal+, which owns the remaining 75.0% interest. UPC Polska's investment in TKP was recorded at fair value as of the date of the transaction, resulting in a loss of $416.9 million upon consummation of the merger.

Provision for Loss on Investments

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
UPC	$–	$–	$(334,660)	$–	$–
Austar United	–	–	–	(938)	(4,949)
Other	(6,705)	–	(7,759)	(4,914)	(2,178)

Total provision for loss on investments	$(6,705)	$–	$(342,419)	$(5,852)	$(7,127)

Based on our analysis of specific quantitative and qualitative factors in accordance with APB 18 and SAB 59 during the third quarter of 2001, we determined a decline in the market value of SBS and PrimaCom to be other than temporary, and as a result, we reduced the carrying value of these investments to market value and recorded a loss of $102.1 million and $232.6 million, respectively.

Gain on Issuance of Common Equity Securities by Subsidiaries

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
Austar United secondary offering	$–	$–	$–	$66,771	$–
Conversion of note into shares of UPC	–	–	–	54,085	–
UPC initial public offering	–	–	–	–	822,067
UPC secondary offering	–	–	–	–	403,500
Austar United initial public offering	–	–	–	–	248,361
Other	–	–	–	6,875	34,911

Total gain on issuance of common equity securities by subsidiaries	$–	$–	$–	$127,731	$1,508,839

2000.    In March 2000, Austar United sold 20.0 million shares to the public, raising gross and net proceeds at $5.20 per share of $104.0 million and $102.4 million, respectively. Based on the carrying value of our investment in Austar United as of March 29, 2000, we recognized a gain of $66.8 million from the resulting step up in the carrying amount of our investment in Austar United. In August 2000, a note holder of UPC exercised its option to convert its $100.0 million note into approximately 4.1 million ordinary shares of UPC. Based on the carrying value of our investment in UPC as of August 23, 2000, we recognized a gain of $54.1 million from the resulting step up in the carrying amount of our investment in UPC. No deferred taxes were recorded related to these gains due to our intent on holding our investment in UPC and Austar United indefinitely.

1999.    In February 1999, UPC successfully completed an initial public offering, selling approximately 133.8 million shares on Euronext and Nasdaq, raising gross and net proceeds at $10.93 per share of $1,463.0 million and $1,364.1 million, respectively. Concurrent with the offering, a third party exercised an option and acquired approximately 4.7 million ordinary shares of UPC, resulting in proceeds to UPC of $45.0 million. Based on the carrying value of our investment in UPC as of February 11, 1999, we recognized a gain of $822.1 million from the resulting step up in the carrying amount of our investment in UPC. In October 1999, UPC completed a second public offering of approximately 45.0 million ordinary shares, raising gross and net proceeds at $21.58 per share of $970.9 million and $922.4 million, respectively. Based on the carrying value of our investment in UPC as of October 19, 1999, we recognized a gain of $403.5 million from the resulting step up in the carrying amount of our investment in UPC. In July 1999, Austar United successfully completed an initial public offering, selling approximately 103.5 million shares on the Australian Stock Exchange, raising gross and net proceeds at $3.03 per share of $313.6 million and $292.8 million, respectively. Based on the carrying value of our investment in Austar United as of July 27, 1999, we recognized a gain of $248.4 million from the resulting step up in the carrying amount of our investment in Austar United. No deferred taxes were recorded related to these gains due to our intent to hold our investment in UPC and Austar United indefinitely.

Derivative Losses and Other Expense

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
UPC	$(163,925)	$(40,769)	$(117,561)	$2,701	$(7,872)
VTR	900	(962)	(2,942)	(1,951)	364
Austar United (1)	–	2,725	157	(5,333)	(2,778)
Other	(512)	2,469	2,423	278	(4,355)

Total derivative losses and other expenses	$(163,537)	$(36,537)	$(117,923)	$(4,305)	$(14,641)

(1)
As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

March 2002 Compared to March 2001.    Derivative losses and other expenses increased $127.0 million from $36.5 million for the three months ended March 31, 2001 to $163.5 million for the three months ended March 31, 2002, primarily due to the mark-to-market valuation of certain of UPC's derivative instruments.

Comparison of Fiscal Years 2001, 2000 and 1999.    Other expense increased $113.6 million from $4.3 million for the year ended December 31, 2000 to $117.9 million for the year ended December 31, 2001, primarily due to the mark-to-market valuation of certain of UPC's derivative instruments effective in 2001 with the adoption of Statement of Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended.

Minority Interests in Subsidiaries

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
UPC	$(167)	$54,231	$54,050	$862,663	$344,185
Accrual of dividends on UPC convertible preference shares	(21,381)	(25,742)	(89,202)	–	–
Subsidiaries of UPC	–	–	484,780	21,160	1,719
Austar United	–	–	43,473	49,781	13,610
Other	(2,439)	32,856	3,414	944	930

Total minority interests in subsidiaries	$(23,987)	$61,345	$496,515	$934,548	$360,444

March 2002 Compared to March 2001.    The minority interests' share of losses decreased $85.3 million from $61.3 million for the three months ended March 31, 2001 to negative $24.0 million for the three months ended March 31, 2002, due primarily to the reduction of the minority interests' basis in the common equity of UPC to nil in January 2001, as well as the deconsolidation of UAP effective November 15, 2001. We cannot allocate a portion of UPC's net losses to the minority shareholders once the minority shareholders' common equity basis has been exhausted. We will consolidate 100% of the net losses of UPC until such time as the preference shareholders convert their holdings into common equity or until additional common equity is contributed by third-party investors.

Comparison of Fiscal Years 2001, 2000 and 1999.    The minority interests' share of losses decreased $438.0 million, from $934.5 million for the year ended December 31, 2000 to $496.5 million for the year ended December 31, 2001, primarily due to the reduction of the minority interests' basis in the common equity of UPC to nil in January 2001, as well as the accrual of dividends on UPC's convertible preference shares, which increases the minority interests' basis in UPC. We cannot allocate a portion of UPC's net losses to the minority shareholder once the minority shareholders' common equity basis has been exhausted. We will consolidate 100% of the net losses of UPC until such time as the preference shareholders convert their holdings into common equity, or until additional common equity is contributed by third-party investors. The decrease in 2001 was offset by the allocation of significant net losses from UPC Germany to the minority shareholder, as a result of the impairment charge of $682.6 million in December 2001. During 2000, the minority interests' share of losses increased $574.1 million, from $360.4 million for the year ended December 31, 1999 to $934.5 million for the year ended December 31, 2000, primarily due to increased net losses by UPC and Austar United.

Share in Results of Affiliates

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
UPC	$(18,680)	$(42,477)	$(167,103)	$(106,099)	$(31,908)
UAP	(52,060)	–	(177,154)	–	–
Austar United	–	(5,632)	(40,203)	(18,068)	(2,425)
Other	(222)	(81)	(1,981)	(5,747)	(15,916)

Total share in results of affiliates	$(70,962)	$(48,190)	$(386,441)	$(129,914)	$(50,249)

March 2002 Compared to March 2001.    The increase in losses from recording our share in results of affiliates of $22.8 million for the three months ended March 31, 2002 compared to the same period in the prior year was primarily due to the sale of 49.99% of our interest in UAP which resulted in the pickup of 100% of UAP's losses under the equity method of accounting.

Comparison of Fiscal Years 2001, 2000 and 1999.    The increase in losses from recording our share in results of affiliates of $256.5 million for the year ended December 31, 2001 compared to the prior year was primarily due to increased loss from UPC affiliates SBS, PrimaCom and Tevel, recognition of a full year of loss from TelstraSaturn and loss recognized from November 15, 2001 through December 31, 2001 from UAP of $177.2 million.

Extraordinary Gain on Early Retirement of Debt

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
United	$1,623,527	$–	$3,447	$–	$–
UPC	109,182	–	–	–	–

Total extraordinary gain on early retirement of debt	$1,732,709	$–	$3,447	$–	$–

As part of our recapitalization, we purchased certain debt securities of our subsidiaries at fair value, including the UPC Bonds, Belmarken Notes and UGC Holdings 1998 Notes (directly from Liberty and indirectly through the purchase of Liberty's interest in IDT United). The estimated fair value of these financial assets (with the exception of the Belmarken Notes) was significantly less than the accreted value of those debt securities as reflected in UGC Holdings' historical financial statements. For consolidated financial reporting purposes we recognized an extraordinary gain of approximately $1.624 billion (net of income tax) from the effective retirement of such debt outstanding at that time equal to the excess of the then accreted value of such debt over our cost.

The gain from UPC relates to the restructuring and cancellation of capital lease obligations associated with excess capacity of certain Priority Telecom vendor contracts.

Liquidity and Capital Resources

Sources and Uses

We have financed our acquisitions and funding of our video, voice and Internet access businesses in the three main regions of the world in which we operate primarily through public and private debt and equity as well as cash received from the sale of non-strategic assets by certain subsidiaries. These resources have also been used to refinance certain debt instruments and facilities as well as to cover corporate overhead. Our subsidiaries have supplemented contributions from us with the sale of debt and equity, bank financing and operating cash flow. The following table outlines the sources and uses of cash, cash equivalents, restricted cash and short-term liquid investments (for purposes of this table only, "cash") for United and UGC Holdings from inception to date:

	Inception to December 31, 2001	Three Months Ended March 31, 2002	Total
	(In millions)
United and UGC Holdings Corporate
Financing Sources:
Debt	$1,347.0	$102.7	$1,449.7
Equity	1,717.7	200.0	1,917.7
Asset sales, dividends and note payments	376.6	–	376.6
Interest income and other	237.4	20.4	257.8

Total sources	3,678.7	323.1	4,001.8

Application of Funds:
Investment in
UPC	(717.8)	–	(717.8)
Asia/Pacific	(422.2)	(0.3)	(422.5)
Latin America	(961.9)	(20.2)	(982.1)
Other	(89.8)	4.1	(85.7)

Total	(2,191.7)	(16.4)	(2,208.1)
Loan to Liberty	(287.6)	287.6	–
Repayment of bonds	(793.4)	(530.1)	(1,323.5)
Offering and merger costs	(118.6)	(13.9)	(132.5)
Litigation settlement	195.4	–	195.4
Corporate and other	(222.1)	(11.4)	(233.5)

Total uses	(3,418.0)	(284.2)	(3,702.2)

Period change in cash	260.7	38.9	299.6
Cash, beginning of period	–	260.7	–

Cash, end of period	$260.7	$299.6	299.6

United's Subsidiaries
Cash, end of period:
UPC			564.6
Latin America			24.4
Other			0.5

	Total United's subsidiaries		589.5

	Total consolidated cash, cash equivalents, restricted cash and short-term liquid investments as of March 31, 2002		$889.1

United and UGC Holdings Corporate.    Some of our major operating subsidiaries have net working capital deficiencies as a result of recurring losses from operations, amounts due on the current portion of long-term debt and/or defaults under certain bank credit facilities, senior notes and senior discount note agreements, raising substantial doubt about our ability to continue as a going concern. We had $299.6 million of cash, cash equivalents, restricted cash and short-term liquid investments on hand as of March 31, 2002. As a result of the merger transaction on January 30, 2002, we received a net $71.1 million in cash. Additional sources of cash in 2002 may include the raising of additional private or public debt and/or equity and/or proceeds from the disposition of non-strategic assets. Uses of cash through 2002 will include fundings to the Latin America region to meet the existing growth plans of our systems and corporate overhead. We believe that our existing capital resources will enable us to assist in satisfying the operating and development requirements of our subsidiaries in Latin America and cover corporate overhead for the next year. To the extent we pursue new acquisitions or development opportunities, we will need to raise additional capital or seek strategic partners.

UPC.    UPC has incurred substantial operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and Internet. In addition, substantial capital expenditures have been required to deploy these services and to acquire businesses. Management expects UPC to incur operating losses at least through 2005, primarily as a result of the continued introduction of these new services, which are in the early stages of deployment, as well as continued depreciation and amortization expense. As of March 31, 2002, there was substantial uncertainty whether UPC's sources of capital, working capital and projected operating cash flow were sufficient to fund its expenditures and service its indebtedness over the next year. In addition, as a result of certain events of default, the majority of UPC's indebtedness has been classified as current. These factors raise substantial doubt about UPC's ability to continue as a going concern. UPC's ability to continue as a going concern is dependent on (i) its ability to restructure its senior notes and senior discount notes, The Belmarken Notes and its convertible preferred stock and (ii) its ability to generate enough cash flow to enable it to recover its assets and satisfy its liabilities in the normal course of business.

On March 4, 2002, UPC received waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Belmarken Notes for the cross events of default under such facilities that existed or may exist as a result of UPC's failure to make the interest payment due on certain of its senior notes on February 1, 2002. Each of these waivers will remain effective until June 17, 2002, and will terminate if there is a default by UPC of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects UPC to a E100.0 million drawdown limitation under that facility, subject to certain conditions, during the period in which the waiver is in place.

As of May 31, 2002, UPC had not made the required interest payments on its senior notes. None of the notes or facilities described above have been accelerated or subjected to enforcement actions and none of the defaults described above have had a material adverse effect on the operations of UPC's subsidiaries or their or UPC's relationships with customers, suppliers and employees.

On February 1, 2002, UPC signed a "Memorandum of Understanding" with us and UGC Holdings. The Memorandum of Understanding relates to an agreement in principle among UPC, us and UGC Holdings to effectuate a series of transactions, which, if consummated, would result in a restructuring of the outstanding debt obligations of UPC and its subsidiaries. The Memorandum of Understanding is conditional, among other things, on the receipt of tenders of 95.0% of all UPC notes outstanding in an exchange offer. We have agreed in principle to convert $2.6 billion (face amount) of UPC's indebtedness and $0.3 billion of convertible preference shares held by UGC Holdings into new UPC ordinary shares as part of the recapitalization.

During March 2002, we met with UPC and a steering committee representing the holders of UPC's senior notes and senior discount notes (other than us) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of such notes and the Belmarken Notes. We and our advisors and the note holders' steering committee and its advisors have completed the due diligence about UPC and UPC's current financial condition. We have not reached any decisions with either UPC or the note holders' steering committee regarding the terms or timing of a debt restructuring. We expect that this process will take a number of months to complete. If completed, the restructuring would result in substantial dilution of UPC's existing shareholders, a loss of some or all of the fair value of UPC's outstanding securities, including UPC's ordinary shares, preference shares, senior notes and senior discount notes and the Belmarken Notes. Since we are in preliminary discussions with UPC and the note holders' steering committee, we cannot predict the terms or the timing of its restructuring. In addition, we cannot be assured that we will be able to reach agreement with either UPC or the note holders on mutually satisfactory terms.

If the parties are unable to reach agreement on the terms of the debt restructuring or UPC is otherwise unable to successfully complete a restructuring plan for its debt, UPC may seek relief under a debt moratorium leading to a suspension of payments, or a bankruptcy proceeding under applicable United States or Dutch laws. If UPC seeks relief under either of these proceedings, or any other laws that may be available to UPC, holders of UPC's outstanding securities, including UPC's ordinary shares, preference shares and senior notes and senior discount notes, as well as the Belmarken Notes, may lose some or all of the value of their investment in UPC's securities. Such proceedings could result in material changes in the nature of UPC's business, material adverse changes to UPC's financial condition and results of operations or UPC's liquidation.

During 2001, UPC reviewed its current and long-range plan for all segments of its business and hired a strategic consultant to assist it in the process. UPC worked extensively with this consultant to revise its strategic and operating plans, no longer focusing on an aggressive digital roll out, but on increasing sales of products and services that have better gross margins and are currently profitable. The revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and products with positive net present values.

UPC's ordinary shares are traded in the form of American Depositary Receipts, or "ADRs," on the Over The Counter Bulletin Board, or "OTC BB," under the symbol "UPCOY". UPC's ADRs are traded on the Nasdaq National Market, or "Nasdaq," from UPC's initial public offering through May 23, 2002, when UPC's ADRs were delisted from Nasdaq because UPC did not meet the Nasdaq's minimum bid price requirement for continued listing on the market. UPC does not expect the delisting to affect the normal course of business for UPC's operating companies. UPC is eligible to relist on Nasdaq if it completes its restructuring and complies with Nasdaq rules. UPC's shares continue to trade on the Euronext Amsterdam Exchange under the symbol UPC.

ULA.    ULA had $24.4 million of cash, cash equivalents, restricted cash and short-term liquid investments on hand as of March 31, 2002, held almost exclusively by VTR. VTR's working capital as of March 31, 2002 and projected operating cash flows were sufficient to fund VTR's operations over the next year. On May 29, 2002, VTR and VTR's senior lenders entered into an amendment to VTR's existing $176.0 million senior secured credit facility, extending the maturity date of the loans under the facility until April 29, 2003. The amendment also establishes new financial covenant levels consistent with VTR's current projections and lowers the rate of interest payable on the loans. In connection with the amendment, UGC Holdings funded $26.0 million in capital contributions to VTR, the proceeds of which were used to prepay the senior loans down to $150.0 million. UGC Holdings also funded another $23.0 million to VTR and committed to fund an additional $10.0 million during 2002 for VTR's general working capital. In addition, UGC Holdings (via certain indirect wholly-owned subsidiaries) is required to convert a minimum of $150.0 million in outstanding loans to VTR into equity by July 31, 2002. United Latin America, Inc., a wholly-owned subsidiary of ours and 100% indirect owner of VTR, is required to fund amounts to VTR in the future if VTR fails to maintain its senior leverage ratio. Pursuant to the amendment, VTR will be required to either (a) consummate a Chilean bank and/or bond financing of not less than $50.0 million or (b) make further loan prepayments of $12.0 million and, under certain circumstances, pay a higher interest rate on the remaining loans. To the extent VTR's budgeted capital expenditures exceed its net projected operating cash flow, VTR will need to seek additional funding from us or third parties or reduce its planned expenditures. ULA's other systems in Latin America need approximately $4.8 million from us through the remainder of 2002 to continue their development. To the extent ULA pursues additional acquisitions or development opportunities, ULA will need to raise additional capital or seek strategic partners.

UAP.    UAP has $492.9 million face amount 14.0% senior discount notes due May 15, 2006 (the "UAP Notes"). On May 15, 2001, cash interest began to accrue and was payable semi-annually on each May 15 and November 15, commencing November 15, 2001. UAP failed to make the required interest payment due November 15, 2001, and failed to cure this event of default within the 30-day cure period. As a result, an event of default under the indentures governing the UAP Notes occurred on, and has continued since, December 15, 2001. As of March 31, 2002, UAP's working capital and projected operating cash flow were not sufficient to fund its expected expenditures and repay the UAP Notes over the next year, raising substantial doubt about its ability to continue as a going concern. On March 29, 2002, voluntary and involuntary petitions were filed under Chapter 11 of the United States Bankruptcy Code with respect to UAP. UAP's ability to continue as a going concern is dependent on the outcome of this bankruptcy proceeding.

Statements of Cash Flows

We had cash and cash equivalents of $775.8 million as of March 31, 2002, a decrease of $144.3 million from $920.1 million as of December 31, 2001. Cash and cash equivalents of $1,355.5 million as of March 31, 2001 represented a decrease of $521.3 million from $1,876.8 million as of December 31, 2000. We had cash and cash equivalents of $920.1 million as of December 31, 2001, a decrease of $956.7 million from $1,876.8 million as of December 31, 2000. Cash and cash equivalents as of December 31, 2000 represented a decrease of $49.1 million from $1,925.9 million as of December 31, 1999.

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
Cash flows from operating activities	$(77,112)	$(415,003)	$(671,143)	$(471,690)	$(88,796)
Cash flows from investing activities	(306,541)	(207,610)	(881,367)	(3,891,399)	(4,381,652)
Cash flows from financing activities	261,876	160,260	645,434	4,416,908	6,308,415
Effect of exchange rates on cash	(22,540)	(58,947)	(49,612)	(102,906)	52,340

Net (decrease) increase in cash and cash equivalents	(144,317)	(521,300)	(956,688)	(49,087)	1,890,307
Cash and cash equivalents at beginning of period	920,140	1,876,828	1,876,828	1,925,915	35,608

Cash and cash equivalents at end of period	$775,823	$1,355,528	$920,140	$1,876,828	$1,925,915

Three Months Ended March 31, 2002.    Principal sources of cash during the three months ended March 31, 2002 included $200.0 million from the issuance of common stock, $102.7 million of loan proceeds from notes payable to Liberty, $49.5 million of restricted cash released, $11.5 million of dividends received from affiliates, $2.3 million of net proceeds from the sale of short-term liquid investments and $0.6 million from other investing and financing activities.

Principal uses of cash during the three months ended March 31, 2002 included $231.6 million for the purchase of Liberty's interest in IDT United, $114.7 million of capital expenditures, $28.4 million for the repayment of debt, $22.5 million negative exchange rate effect on cash, $21.1 million for the acquisition of UPC's remaining 30.0% interest in AST Romania, $13.0 million for deferred financing costs, $77.1 million for operating activities and $2.5 million for other investing and financing activities.

Three Months Ended March 31, 2001.    The principle source of cash during the three months ended March 31, 2001 was $184.3 million of borrowings on UPC's bank facility. Additional sources of cash included $72.0 million of net proceeds from the sale of short-term liquid investments, $3.2 million from the exercise of stock options and $3.6 million from affiliate dividends and other investing sources.

Principal uses of cash during the three months ended March 31, 2001 included $205.1 million of capital expenditures, $58.9 million negative exchange rate effect on cash, $35.0 million in loans to affiliates and $25.5 million for the repayment of debt. Additional uses of cash included $24.2 million for new acquisitions, net of cash, $19.0 million for investments in affiliates, $1.7 million for deferred financing costs and $415.0 million for operating activities.

Year Ended December 31, 2001.    Principal sources of cash during the year ended December 31, 2001 included proceeds from UPC's Exchangeable Loan of $856.8 million, $812.1 million of borrowings on the UPC Bank Facility, a $222.4 million payment by Liberty on their note to UGC Holdings, $215.4 million of net proceeds from the sale of short-term liquid investments, $118.8 million of net proceeds from the merger of UPC's DTH business with Canal+, $20.7 million from the issuance of common stock, $3.3 million from the exercise of stock options and $7.8 million from other investing and financing activities.

Principal uses of cash during the year ended December 31, 2001 included $1,028.3 million for the repayment of debt, $996.4 million of capital expenditures, $268.7 million in loans to Liberty, $75.0 million of cash put on deposit, $60.7 million for investments in affiliates, $49.6 million negative exchange rate effect on cash, $40.0 million for new acquisitions, $17.8 million for deferred financing costs, $671.1 million for operating activities and $6.4 million for other investing and financing activities.

Year Ended December 31, 2000.    Principal sources of cash during the year ended December 31, 2000 included $4,328.3 million of borrowings on various subsidiary facilities, $1,612.2 million in proceeds from the issuance of senior notes and senior discount notes by UPC and $990.0 million in proceeds from UPC's issuance of convertible preference shares. The borrowings under subsidiary facilities includes $2,206.7 million under UPC's bank facilities, $1,151.2 million from UPC's bridge loans, $259.2 million from the UPC senior credit facility, $213.1 million from the new A2000 facility, $209.4 million under the UPC corporate facility and $136.3 million under the new France facility. Additional sources of cash included $194.9 million of net proceeds from short-term liquid investments, $102.4 million from Austar United's second public offering of common equity securities, $13.3 million from the exercise of stock options and $57.2 million from payments on notes receivable, affiliate dividends and other investing sources.

Principal uses of cash during the year ended December 31, 2000 included $2,468.9 million for repayments of debt, $1,846.6 million of capital expenditures for system upgrade and new-build activities, $1,006.0 million for the acquisition of the K&T Group in The Netherlands, $207.4 million for EWT/TSS in Germany, $490.3 million for other acquisitions and $348.1 million for investments in affiliates, including $160.6 million for additional investments in SBS and $122.1 million for shares in PrimaCom. Additional uses of cash include $256.2 million in loans to affiliates, $149.3 million for deferred financing costs, $102.9 million negative exchange rate effect on cash and $471.7 million for operating activities.

Year Ended December 31, 1999.    Principal sources of cash during the year ended December 31, 1999 included $2,540.8 million in proceeds from the issuance of senior notes and senior discount notes by UPC, $1,409.1 million in proceeds from UPC's initial public offering and a related exercise of an option to acquire shares in UPC, $922.4 million in net proceeds from UPC's second public offering of equity securities, $571.4 million in net proceeds from the issuance of our Class A common stock in a public offering, $381.6 million in net proceeds from the issuance of our Series C convertible preferred stock, $375.3 million of borrowings on UPC's senior credit facility, $292.8 million in net proceeds from the Austar United initial public offering, $257.2 million of borrowings on the Telekabel Group facility, $259.9 million in net proceeds from the issuance of our Series D convertible preferred stock, $229.9 million of borrowings on Austar United's bank facility and Saturn's bank facility, $208.9 million in proceeds from the private issuance of our debt securities due 2009, $61.0 million of borrowings on VTR's bank facility, $141.2 million of other borrowings, $50.0 million from the exercise of stock options and warrants, $18.0 million of proceeds from the sale of UPC's Hungarian programming assets, $52.3 million positive exchange rate effect on cash and $3.1 million from other investing and financing sources.

Principal uses of cash during the year ended December 31, 1999 included $848.2 million of net cash invested in short-term liquid investments, $821.7 million of capital expenditures for system upgrade and new-build activities, $744.5 million for the acquisition of UPC Polska, $521.7 million for the repayment of UPC's existing senior revolving credit facility, $306.1 million for the repayment of an existing facility at UPC Nederland, $293.2 million for an acquisition in Sweden, $252.7 million for the acquisition of the additional 66.0% interest in VTR, $590.2 million for acquisitions in The Netherlands, $150.0 million for an acquisition in the Czech Republic, $291.2 million for other acquisitions, $373.5 million of investments in affiliates, including UPC's acquisition of an interest in PrimaCom for $227.9 million and SBS for $100.2 million, $129.1 million for the repayment of Austar United's existing bank facility, $320.1 million for the repayment of other loans, $100.7 million for deferred financing costs, $18.0 million for payment of a note, and $123.7 million for operating activities and other investing and financing uses.

Selected Quarterly Financial Data

The following table presents selected unaudited operating results for each of the last eight quarters through December 31, 2001. The Company believes that all necessary adjustments have been included in the amounts stated to present fairly the quarterly results when read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Form 10-K. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods.

The amounts of net loss as shown below for the first, second and third quarters of 2001 have been restated to (i) give effect to the value of a set-off provision included in certain of UPC's derivative instruments and (ii) give effect to the accrual of dividends on UPC's convertible preference shares held by persons other than UGC Holdings. These items increased the previously reported net loss for the first, second and third quarters of 2001 by approximately $59.8 million, $64.8 million and $152.3 million, respectively.

	Three Months Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(In thousands)
Revenue	$394,745	$399,250	$391,865	$376,034

Operating loss	$(345,426)	$(592,841)	$(355,408)	$(1,578,631)

Net loss	$(663,259)	$(811,453)	$(901,020)	$(2,118,977)

Basic and diluted net loss per common share	$(6.94)	$(8.38)	$(9.19)	$(20.65)

Basic and diluted weighted average number of common shares outstanding	97,439,092	98,328,251	99,485,929	103,250,060

	Three Months Ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000
	(In thousands)
Revenue	$281,856	$303,537	$316,305	$349,336

Operating loss	$(296,584)	$(198,709)	$(306,970)	$(338,540)

Net loss	$(244,938)	$(285,966)	$(353,937)	$(336,049)

Basic and diluted net loss per common share	$(2.70)	$(3.12)	$(3.81)	$(3.61)

Basic and diluted weighted average number of common shares outstanding	95,529,552	95,939,285	96,348,642	96,633,957

New Accounting Principles

We adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. In addition, goodwill on equity method investments is no longer amortized, but tested for impairment in accordance with APB 18. The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives. We are still in the process of comparing the fair value of our reporting units with their respective carrying amounts, including goodwill. This process will enable us to identify any potential goodwill impairment from the adoption of SFAS 142. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test will be performed to measure the amount of impairment loss. It is possible a substantial cumulative effect adjustment may be required as a result of this process. As of March 31, 2002, net goodwill of approximately $2.7 billion is included in the accompanying consolidated balance sheet.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145, which updates, clarifies and simplifies existing accounting pronouncements, addresses the reporting of debt extinguishments and accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. A principal effect will be the prospective characterization of gains and losses from debt extinguishments used as part of an entity's risk management strategy. Under Statement No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS 145 eliminates Statement No. 4. As a result, most gains and losses from extinguishment of debt will not be classified as extraordinary items unless they meet much more narrow criteria in Opinion 30 Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 145 may be early adopted, but is otherwise effective for fiscal years beginning after May 15, 2002 and must be adopted with retroactive effect. We have not yet decided whether we will adopt such standard in the quarter ending June 30, 2002 or whether we will wait to adopt such standard in fiscal 2003 in accordance with the effective date and transition guidance provided for in SFAS 145.

Matters Pertaining to Arthur Andersen

Our independent public accountant, Arthur Andersen LLP, or Arthur Andersen, was indicted in March 2002 on federal obstruction of justice charges arising from the government's investigation of Enron Corporation, and a trial on such charges is currently underway in a federal district court in Texas. Our Audit Committee has been carefully monitoring this situation and may authorize management to engage another firm of independent public accountants, subject to the approval of our board of directors, if the circumstances warrant such a change. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. Our access to the capital markets and our ability to make timely SEC filings could be impaired, at least temporarily, if the SEC ceases accepting financial statements audited by Arthur Andersen, if Arthur Andersen becomes unable to make the required representations to us or is unable to deliver consents with respect to the inclusion of Arthur Andersen's prior audit reports on our financial statements in filings with the SEC, or if for any other reason Arthur Andersen is unable to perform required audit-related services for us. In such a case, it would be necessary for us to promptly engage new independent public accountants or take such other actions as may be necessary to enable us to maintain access to the capital markets and continue our timely financial reporting.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Investment Portfolio

We do not use derivative financial instruments in our non-trading investment portfolio. We place our cash and cash equivalent investments in highly liquid instruments that meet high credit quality standards with original maturities at the date of purchase of less than three months. We also place our short-term investments in liquid instruments that meet high credit quality standards with original maturities at the date of purchase of between three and twelve months. We also limit the amount of credit exposure to any one issue, issuer or type of instrument. These investments are subject to interest rate risk and will fall in value if market interest rates increase. We do not expect, however, any material loss with respect to our investment portfolio.

Equity Prices

We are exposed to equity price fluctuations related to our investment in equity securities. Changes in the price of the stock are reflected as unrealized gains (losses) in our statement of stockholders' (deficit) equity until such time as the stock is sold, at which time the realized gain (loss) is reflected in the statement of operations. Investments in publicly traded securities at December 31, 2001 included the following:

	Number of Shares	Fair Value March 31, 2002
	(In thousands)
PrimaCom	4,948,039	$7,640

SBS	6,000,000	$113,696

We are also exposed to equity price fluctuations related to UPC's debt that is convertible into UPC ordinary shares, such as the Discount Investment Corporation Loan and the Exchangeable Loan.

Impact of Foreign Currency Rate Changes

The functional currency of our major systems UPC, Austar United and VTR is the euro, Australian dollar and Chilean peso, respectively. We are exposed to foreign exchange rate fluctuations related to our operating subsidiaries' monetary assets and liabilities and the financial results of foreign subsidiaries when their respective financial statements are translated into U.S. dollars during consolidation. Foreign currency rate changes also affect our share in results of our unconsolidated affiliates. Our exposure to foreign exchange rate fluctuations also arises from items such as notes payable, the cost of equipment, management fees, programming costs and certain other charges that are denominated in U.S. dollars but recorded in the functional currency of the foreign subsidiary. The relationship between these foreign currencies and the U.S. dollar, which is our reporting currency, is shown below, per one U.S. dollar:

	Spot Rate					Average Rate
	Euro		Australian Dollar	Chilean Peso		Euro		Australian Dollar		Chilean Peso
December 31, 2001	1.1189		1.9591	661.1500		1.1200		1.9432		635.0556
December 31, 2000	1.0770		1.7897	573.7500		1.0858		1.7361		539.6638
December 31, 1999	0.9938		1.5244	529.7500		0.9528		1.5475		507.8951
March 31, 2002	1.1463		1.8742	655.9000		1.1404		1.9283		669.7100
March 31, 2001	1.1368		2.0604	594.9700		1.0852		1.8927		574.3500
% Devaluation:
2001 to 2002	(0.8%	)	9.0%	(10.2%	)	(5.1%	)	(1.9%	)	(16.6%	)
2000 to 2001	3.9%		9.5%	15.2%		3.1%		11.9%		17.7%
1999 to 2000	8.4%		17.4%	8.3%		14.0%		12.2%		6.3%

The table below presents the impact of foreign currency fluctuations on our revenue and Adjusted EBITDA:

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
UPC:
Revenue	$303,676	$307,269	$1,233,188	$918,634	$473,422

Adjusted EBITDA	$48,076	$(56,034)	$(144,452)	$(334,498)	$(125,763)

Revenue based on prior year exchange rates	$319,123	$329,527	$1,272,030	$1,046,865	$499,531

Adjusted EBITDA based on prior year exchange rates	$50,511	$(60,093)	$(149,002)	$(381,190)	$(132,699)

Revenue impact	$(15,447)	$(22,258)	$(38,842)	$(128,231)	$(26,109)

Adjusted EBITDA impact	$(2,435)	$4,059	$4,550	$46,692	$6,936

VTR(1):
Revenue	$42,693	$40,692	$166,590	$148,167	$127,560

Adjusted EBITDA	$7,237	$4,914	$26,860	$12,582	$20,336

Revenue based on prior year exchange rates	$49,778	$45,580	$196,037	$157,435	$140,922

Adjusted EBITDA based on prior year exchange rates	$8,450	$5,499	$31,608	$13,369	$22,466

Revenue impact	$(7,085)	$(4,888)	$(29,447)	$(9,268)	$(13,362)

Adjusted EBITDA impact	$(1,213)	$(585)	$(4,748)	$(787)	$(2,130)

Austar United(2):
Revenue	N/A	$45,082	$176,971	$177,313	$151,722

Adjusted EBITDA	N/A	$(12,082)	$(50,337)	$(45,304)	$(16,511)

Revenue based on prior year exchange rates	N/A	$53,672	$198,082	$198,923	$147,130

Adjusted EBITDA based on prior year exchange rates	N/A	$(14,384)	$(56,342)	$(50,825)	$(16,011)

Revenue impact	N/A	$(8,590)	$(21,111)	$(21,610)	$4,592

Adjusted EBITDA impact	N/A	$2,302	$6,005	$5,521	$(500)

(1)
Represents 100% of the operating results of VTR for all periods presented. We began consolidating the results of operations of VTR effective May 1, 1999.

(2)
Represents 100% of the operating results of Austar United for all three years, through November 15, 2001. As a result of the sale of 49.99% of our interest in UAP, we deconsolidated the results of operations of Austar United effective November 15, 2001.

The table below presents the foreign currency translation adjustments arising from translating our foreign subsidiaries' assets and liabilities into U.S. dollars for the years ended December 31, 2001, 2000 and 1999:

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In thousands)
Foreign currency translation adjustments	$42,529	$(43,753)	$11,157	$(47,625)	$(127,154)

Certain of our operating companies have notes payable which are denominated in a currency other than their own functional currency as follows:

					December 31, 2000
	March 31, 2002		December 31, 2001
						Related Party
	Third Party	Related Party	Third Party	Related Party	Third Party
	(In thousands)
U.S. Dollar Denominated Facilities:
UPC 12.5% Senior Discount Notes due 2009 (1)	$376,359	$177,110	$365,310	$171,911	$475,854	$–
UPC 13.375% Senior Discount Notes due 2009 (1)	234,846	107,185	227,424	103,798	290,974	–
UPC 13.75% Senior Discount Notes due 2010 (1)	457,127	229,347	442,129	221,821	581,253	–
UPC 11.25% Senior Discount Notes due 2010 (1)	387,741	207,732	387,697	208,709	595,742	–
UPC Polska Senior Discount Notes (1)	353,703	–	343,323	–	300,163	–
Exchangeable Loan (1)	–	900,588	–	887,315	–	–
VTR Bank Facility (2)	176,000	–	176,000	–	176,000	–
Intercompany loan to VTR (2)	–	364,971	–	347,971	–	218,991

	$1,985,776	$1,986,933	$1,941,883	$1,941,525	$2,419,986	$218,991

(1)
Functional currency of UPC is Euros.

(2)
Functional currency of VTR is Chilean Pesos.

We use cross currency swaps, currency deposits and forward contracts to hedge in part our foreign currency exposure. We actively monitor the various financial instruments available to us and expect to shift the use of instruments to less credit capacity intensive instruments in the near future, driven by the current credit risk appetite in the financial markets.

Derivative Instruments

We use interest rate swap agreements, from time to time, to manage interest rate risk on our floating-rate debt facilities. Occasionally we will also execute hedge transactions to reduce our exposure to foreign currency exchange rate risk. The following table details the fair value of these derivative instruments outstanding by the related borrowing (in thousands):

Borrowing	March 31, 2002	December 31, 2001
UPC July 1999 Senior Notes cross currency/interest rate swap	$27,639	$90,925
UPC October 1999 Senior Notes cross currency/interest rate swap	18,944	49,622
UPC January 2000 Senior Notes cross currency/interest rate swap	3,489	32,837
UPC Distribution Bank Facility cross currency/interest rate swap	(24,763)	(42,064)

Total derivative assets, net	$25,309	$131,320

Concurrent with the closing of the UPC senior notes offering in July 1999 (the "UPC July 1999 Senior Notes"), UPC entered into a cross-currency swap, swapping the $800.0 million, 10.875% fixed-rate senior notes into fixed and variable-rate euro notes with a notional amount totaling E754.7 million. Of the euro notes, 50.0% have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable interest rate of Euro Interbank Offer Rate ("EURIBOR") + 4.15% (as of December 31, 2001 three months EURIBOR was 3.29%). The remaining 50.0% have a variable interest rate of EURIBOR + 4.15% through August 1, 2009. The cross-currency swap provides the bank with the right to terminate the swap at market value commencing August 1, 2004 with the payment of a call premium equal to the call premium UPC would pay to the $800.0 million senior note holders if the notes are called on or after August 1, 2004.

Concurrent with the closing of the UPC senior notes offering in October 1999 (the "UPC October 1999 Senior Notes"), UPC entered into a cross-currency swap, swapping the $252.0 million, 11.25% fixed-rate senior notes into fixed-rate and variable-rate euro notes with a notional amount totaling E240.2 million and swapping the $200.0 million 10.875% fixed-rate senior notes into fixed-rate and variable-rate euro notes with a notional amount of E190.6 million. One half of the total euro notes (E215.4 million) have a fixed interest rate of 9.92% through November 1, 2004, thereafter switching to a variable interest rate of EURIBOR + 4.80%. The remaining E215.4 million have a variable interest rate of EURIBOR + 4.80% through November 1, 2009. The cross-currency swap provides the bank with the right to terminate the swap at fair value commencing November 1, 2004 with the payment of a call premium equal to the call premium UPC would pay to the $252.0 million and $200.0 million senior note holders if the notes were called on or after November 1, 2004.

In January 2000, UPC completed a private placement bond offering consisting of $600.0 million and E200.0 million of ten-year UPC 11.25% dollar and euro Senior Notes due 2010, $300.0 million of ten-year UPC 11.5% dollar Senior Notes due 2010 and $1.0 billion aggregate principal amount of ten-year UPC 13.75% dollar Senior Discount Notes due 2010 (collectively the "UPC January 2000 Senior Notes"). The UPC 13.75% Senior Discount Notes due 2010 were sold at 51.2% of the face amount yielding gross proceeds of $512.2 million and will accrue but not pay interest until August 2005. UPC has entered into cross-currency swaps, swapping a total of $300.0 million of the UPC 11.25% dollar Senior Notes due 2010 into 10.0% fixed euro notes with a notional amount of E297.0 million until August 2008.

Concurrent with the closing of the UPC Distribution Bank Facility in October 2000, UPC entered into cross currency and interest rate swaps, pursuant to which a $347.5 million obligation under the UPC Distribution Bank Facility was swapped at an average rate of 0.852 euros per U.S. dollar until November 29, 2002. UPC entered into an interest rate swap of E1,725.0 million to fix the EURIBOR portion of the interest calculation to 4.55% for the period ending April 15, 2003.

Of the above derivative instruments, only the E1.725 billion interest rate swap on the UPC Distribution Bank Facility qualifies as an accounting cash flow hedge as defined by SFAS 133. Accordingly, the changes in fair value of this instrument are recorded through other comprehensive income in the consolidated statement of stockholders' (deficit) equity. The remaining instruments are marked to market each period with the corresponding fair value gain or loss recorded as a part of foreign exchange gain (loss) and other income (expense) in the consolidated statement of operations. The fair values as calculated by an independent third party consider all rights and obligations of the respective instruments, including the set-off provisions described below. For the year ended December 31, 2001, we recorded a loss of $105.8 million in connection with the mark-to-market valuations. The consolidated balance sheet reflects these instruments as derivative assets or liabilities as appropriate.

Certain derivative instruments outlined above include set-off provisions that provide for early termination upon the occurrence of certain events, including an event of default. In an event of default, any amount payable to one party by the other party, will, at the option of the non-defaulting party be set off against any matured obligation owed by the non-defaulting party to such defaulting party. If UPC is the defaulting party and the counter party to the swap holds bonds of UPC, these bonds may be used to settle the obligation of the counter party to UPC. In such an event of settlement, UPC would recognize an extraordinary gain upon the delivery of the bonds. The amount of bonds that must be delivered is based on the principal (i.e. face) amount of the bonds held, and not the fair value, which may be substantially less.

Effective January 31, 2002, UPC amended certain swap agreements with respect to the UPC July 1999 Senior Notes, the UPC October 1999 Senior Notes and the UPC January 2000 Senior Notes. The swap agreements were subject to early termination upon the occurrence of certain events, including the defaults described elsewhere herein. The amendment provides that the bank's obligations to UPC under the swap agreements have been substantially fixed and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to UPC, the bank is entitled to offset, and will deliver to UPC, approximately E400.0 ($357.5) million, subject to adjustment in certain circumstances, in aggregate principle amount of UPC's senior notes and senior discount notes held by such bank. Upon offset against, and delivery to UPC of the senior notes and senior discount notes, UPC's indebtedness will be reduced by approximately E400.0 million and UPC will recognize an extraordinary gain based on the difference in the fair value of the associated swaps and the accreted value of such bonds delivered in settlement.

In connection with the anticipated closing of the Liberty transaction and the previously anticipated rights offering of UPC, UGC Holdings entered into forward contracts with Toronto Dominion Securities to purchase E1.0 billion at a fixed conversion rate of 1.0797. These forward contracts were fully settled in the fourth quarter of 2001, resulting in a realized loss of $42.9 million.

Inflation and Foreign Investment Risk

Certain of our operating companies operate in countries where the rate of inflation is extremely high relative to that in the United States. While our affiliated companies attempt to increase their subscription rates to offset increases in operating costs, there is no assurance that they will be able to do so. Therefore, operating costs may rise faster than associated revenue, resulting in a material negative impact on reported earnings. We are also impacted by inflationary increases in salaries, wages, benefits and other administrative costs, the effects of which to date have not been material.

Our foreign operating companies are all directly affected by their respective countries' government, economic, fiscal and monetary policies and other political factors. We believe that our operating companies' financial conditions and results of operations have not been materially adversely affected by these factors.

Interest Rate Sensitivity

The table below provides information about our primary debt obligations and commitments. The variable rate financial instruments are sensitive to changes in interest rates. The information is presented in U.S. dollar equivalents, which is our reporting currency and is based on the classification of indebtedness in our consolidated financial statements for the three months ended March 31, 2002. Contractual maturities may differ from the information shown in the table below.

	March 31, 2002			Expected payment as of December 31,
	Book Value	Fair Value		2002	2003	2004	2005	2006	Thereafter	Total
	(In thousands, except interest rates)
Fixed rate UGC Holdings 1998 Notes (dollar)	$22,478	$9,851	(1)	$–	$–	$–	$–	$–	$22,478	$22,478
Average interest rate	10.75%	26.34%
Variable rate UPC Senior Notes due 2009 (dollar)	$558,800	$68,455	(2)	558,800	–	–	–	–	–	558,800
Average interest rate	10.875%	88.34%
Fixed rate UPC Senior Notes due 2009 (euro)	$200,759	$23,589	(2)	200,759	–	–	–	–	–	200,759
Average interest rate	10.875%	95.08%
Fixed rate UPC Senior Discount Notes due 2009 (dollar)	$376,359	$57,477	(2)	376,359	–	–	–	–	–	376,359
Average interest rate	12.50%	51.54%
Variable rate UPC Senior Notes due 2007 (dollar)	$143,853	$16,903	(2)	143,853	–	–	–	–	–	143,853
Average interest rate	10.875%	94.85%
Fixed rate UPC Senior Notes due 2007 (euro)	$59,919	$6,741	(2)	59,919	–	–	–	–	–	59,919
Average interest rate	10.875%	101.39%
Variable rate UPC Senior Notes due 2009 (dollar)	$125,976	$14,887	(2)	125,976	–	–	–	–	–	125,976
Average interest rate	11.25%	91.17%
Fixed rate UPC Senior Notes due 2009 (euro)	$60,088	$7,100	(2)	60,088	–	–	–	–	–	60,088
Average interest rate	11.25%	98.32%
Fixed rate UPC Senior Discount Notes due 2009 (dollar)	$234,846	$31,179	(2)	234,846	–	–	–	–	–	234,846
Average interest rate	13.375%	54.68%
Fixed rate UPC Senior Discount Notes due 2009 (euro)	$77,943	$9,491	(2)	77,943	–	–	–	–	–	77,943
Average interest rate	13.375%	59.09%
Fixed rate UPC Senior Notes due 2010 (dollar)	$387,741	$45,829	(2)	387,741	–	–	–	–	–	387,741
Average interest rate	11.25%	90.18%
Fixed rate UPC Senior Notes due 2010 (euro)	$118,358	$13,394	(2)	118,358	–	–	–	–	–	118,358
Average interest rate	11.25%	97.25%
Fixed rate UPC Senior Notes due 2010 (dollar)	$215,082	$26,503	(2)	215,082	–	–	–	–	–	215,082
Average interest rate	11.50%	91.94%
Fixed rate UPC Senior Discount Notes due 2010 (dollar)	$457,127	$76,579	(2)	457,127	–	–	–	–	–	457,127
Average interest rate	13.75%	52.38%

	March 31, 2002			Expected payment as of December 31,
	Book Value	Fair Value		2002	2003	2004	2005	2006	Thereafter	Total
	(In thousands, except interest rates)
Fixed rate UPC DIC Loan (dollar)	$47,048	$–	(3)	47,048	–	–	–	–	–	47,048
Average interest rate	10.00%	10.00%
Fixed rate UPC Polska Senior Discount Notes	$353,703	$83,612	(2)	–	15,102		–	–	338,601	353,703
Average interest rate	14.5%	54.38%
Variable rate UPC Bank Facility	$2,768,321	$2,768,321	(4)	2,768,321	–	–	–	–	–	2,768,321
Average interest rate	7.15%	7.15%
Variable rate VTR Bank Facility	$176,000	$176,000	(4)	176,000	–	–	–	–	–	176,000
Average interest rate	7.75%	7.75%
Notes payable to Liberty	$102,728	$102,728	(4)	–	102,728	–	–	–	–	102,728
Average interest rate	8.00%	8.00%
Other debt	$88,555	$88,555	(4)	12,384	76,171	–	–	–	–	88,555
Average interest rate	Various	Various

Total debt	$6,575,684	$3,627,194		6,020,604	194,001	–	–	–	361,079	6,575,684

Capital lease obligations				6,005	4,636	4,318	4,260	4,275	20,509	44,003
Operating leases				63,873	55,132	46,156	30,411	36,019	133,035	364,626
Other commitments				11,000	27,000	–	–	–	–	38,000

	Total commitments			80,878	86,768	50,474	34,671	40,294	153,544	446,629

	Total debt and commitments			$6,101,482	$280,769	$50,474	$34,671	$40,294	$514,623	$7,022,313

(1)  Fair value ($0.40 of face) is based upon the recent price paid to repurchase 98.2% of these bonds in the tender offer that expired February 1, 2002.

(2)  Fair value is based on quoted market prices in an active market.

(3)  Fair value approximates nil, due to under water convertibility feature.

(4)  Fair value approximates book value in the absence of quoted market prices.

BUSINESS

Summary Operating Data

Grand Total Triple Play (Video, Voice and Internet) Revenue Generating Units

March 31, 2002
Grand Total Aggregate RGUs	12,994,400

Grand Total Consolidated RGUs (1)	9,153,500

Grand Total Proportionate RGUs (2)	5,909,900

Operating System Data – Video

	March 31, 2002
	UGC Holdings Ownership	System Ownership	Homes in Service Area	Homes Passed by Network	Two-way Homes Passed (3)	Analog Cable Subscribers	Digital Cable Subscribers	Digital DTH Subscribers	Total Subscribers
UPC:
The Netherlands	53.1%	100.0%	2,646,000	2,516,000	2,215,700	2,332,400	60,900	–	2,393,300
Germany (4)	13.3-27.1%	25.0-51.0%	2,748,100	2,665,500	460,100	1,882,300	11,900	–	1,894,200
Poland	13.3-53.1%	25.0-100.0%	1,864,600	1,864,600	184,600	1,005,700	–	660,100	1,665,800
Hungary	52.5-53.1%	98.9-100.0%	1,001,100	946,500	464,600	665,800	–	58,200	724,000
Austria	50.4%	95.0%	1,081,400	923,300	920,100	498,400	10,100	–	508,500
Israel	24.7%	46.6%	680,000	670,300	425,000	403,000	180,200	–	583,200
Czech Republic	53.0-53.1%	99.9-100%	913,000	681,400	237,300	305,200	–	42,800	348,000
France	48.9%	92.0%	2,656,600	1,328,200	633,400	437,900	9,600	–	447,500
Norway	53.1%	100.0%	529,000	479,000	165,500	335,300	31,300	–	366,600
Slovak Republic	50.4-53.1%	95.0-100.0%	517,800	376,900	17,300	302,400	–	10,600	313,000
Romania	27.1-53.1%	51.0-100.0%	659,600	458,400	–	319,700	–	–	319,700
Sweden	53.1%	100.0%	770,000	421,600	250,800	266,600	9,100	–	275,700
Belgium	53.1%	100.0%	530,000	152,600	152,600	125,500	–	–	125,500
Malta	26.6%	50.0%	184,900	184,900	82,100	90,500	–	–	90,500

Total			16,782,100	13,669,200	6,209,100	8,970,700	313,100	771,700	10,055,500

Latin America:
Chile	100.0%	100.0%	2,350,000	1,687,400	901,100	437,600	–	8,400	446,000
Mexico	90.3%	90.3%	395,300	288,900	111,400	78,300	–	–	78,300
Brazil (Jundiai)	49.0%	49.0%	70,200	67,900	–	16,300	–	–	16,300
Brazil (TV Show Brasil)	100.0%	100.0%	463,000	390,000	–	8,400	8,300	–	16,700
Peru	100.0%	100.0%	140,000	65,000	18,500	10,800	–	–	10,800

Total			3,418,500	2,499,200	1,031,000	551,400	8,300	8,400	568,100

Asia/Pacific:
Australia	55.8%	100.0%	2,085,000	2,083,100	–	50,500	–	378,700	429,200
Philippines	19.6%	49.0%	600,000	517,500	29,500	166,100	–	–	166,100
New Zealand	23.2%	41.6%	170,600	145,200	140,300	28,500	–	–	28,500

Total			2,855,600	2,745,800	169,800	245,100	–	378,700	623,800

Aggregate Video			23,056,200	18,914,200	7,409,900	9,767,200	321,400	1,158,800	11,247,400

Consolidated Video (1)			16,905,300	12,991,500	6,180,700	7,629,500	129,300	120,000	7,878,800

Proportionate Video (2)			12,188,300	9,698,300	3,981,300	4,519,500	118,000	366,500	5,004,000

(1)
Summation of the operating system data for those systems that we consolidate in our financial statements due to majority ownership and control.
(2)
Summation of the operating system data multiplied by our ownership percentage.

(3)
Two-way homes passed represents the number of homes passed where customers can request and receive the installation of a two-way addressable set-top box, cable modem and/or voice port which, in most cases, allows for the provision of video, voice and data (broadband) services.
(4)
Includes 300,900 subscribers in The Netherlands.

Operating System Data – Voice

	March 31, 2002
				Subscribers		Lines
	UGC Holdings Ownership	System Ownership	Homes Serviceable
				Residential	Business	Residential	Business
UPC:
The Netherlands	53.1%	100.0%	1,539,100	174,900	–	216,600	–
Austria	50.4%	95.0%	899,700	142,600	–	143,900	–
Hungary	52.5-53.1%	98.9-100.0%	84,900	66,100	–	71,900	–
France	48.9%	92.0%	633,400	57,300	–	59,100	–
Norway	53.1%	100.0%	126,000	20,500	–	22,500	–
Czech Republic	53.0-53.1%	99.9-100%	17,700	3,200	–	3,200	–
Germany	27.1%	51.0%	1,300	100	–	100	–
Priority Telecom	42.0%	79.1%	7,900	7,900	–	7,900	–

Total			3,310,000	472,600	–	525,200	–

VTR:
Chile	100.0%	100.0%	901,100	192,600	2,100	216,800	4,000

Austar United:
New Zealand	23.2%	41.6%	1,300,000	173,000	45,900	180,400	56,700
Australia	55.8%	100.0%	–	15,300	–	15,300	–

Total			1,300,000	188,300	45,900	195,700	56,700

Aggregate Voice			5,511,100	853,500	48,000	937,700	60,700

Consolidated Voice (1)			4,211,100	665,200	2,100	742,000	4,000

Proportionate Voice (2)			2,908,600	485,100	12,800	538,800	17,200

(1)
Summation of the operating system data for those systems that we consolidate in our financial statements due to majority ownership and control.
(2)
Summation of the operating system data multiplied by our ownership percentage.

Operating System Data – Internet

	March 31, 2002
	UGC Holdings Ownership	System Ownership	Homes Serviceable	Subscribers
UPC:
The Netherlands	53.1%	100.0%	2,211,100	256,200
Austria	50.4%	95.0%	920,100	152,500
Sweden	53.1%	100.0%	250,800	50,800
Germany	13.3-27.1%	25.0-51.0%	460,100	35,300
Norway	53.1%	100.0%	165,500	25,700
Belgium	53.1%	100.0%	152,600	22,600
France	48.9%	92.0%	633,400	21,900
Hungary	52.5-53.1%	98.9-100.0%	339,400	17,000
Czech Republic	53.0-53.1%	99.9-100.0%	238,300	7,900
Poland	53.1%	100.0%	184,600	9,900
Malta	26.6%	50.0%	82,100	8,000
chello broadband subscribers outside of UPC's network	53.1%	100.0%	10,000	10,000

Total			5,648,000	617,800

Latin America:
Chile	100.0%	100.0%	846,700	30,400
Mexico	90.3%	90.3%	111,400	2,400
Uruguay	100.0%	100.0%	5,200	400
Peru	100.0%	100.0%	18,500	900

Total			981,800	34,100

Austar United:
Australia	55.8%	100.0%	–	68,500
New Zealand	23.2%	41.6%	1,300,000	125,100

Total			1,300,000	193,600

Aggregate Internet			7,929,800	845,500

Consolidated Internet (1)			5,995,400	607,400

Proportionate Internet (2)			4,018,000	408,000

(1)
Summation of the operating system data for those systems that we consolidate in our financial statements due to majority ownership and control.
(2)
Summation of the operating system data multiplied by our ownership percentage.

Operating System Data – Content

	March 31, 2002
	UGC Holdings Ownership	System Ownership	Subscribers
UPC:
UPCtv	53.1%	100.0%	10,138,000
Spain/Portugal	26.6%	50.0%	8,508,000
MTV Joint Venture	26.6%	50.0%	3,253,000

Total			21,899,000

MGM Networks LA:
Latin America	50.0%	50.0%	14,685,800

Austar United:
Australia	27.9%	50.0%	7,055,000

Aggregate Content			43,639,800

Consolidated Content (1)			10,138,000

Proportionate Content (2)			17,817,100

(1)
Summation of the operating system data for those systems that we consolidate in our financial statements due to majority ownership and control.
(2)
Summation of the operating system data multiplied by our ownership percentage.

Overview of Our Business

We, together with our operating subsidiaries and affiliates, are the largest broadband communications provider outside the United States. We provide video services, via traditional cable and DTH systems, in 26 countries worldwide and telephone and Internet access services in a growing number of our international markets, which together we refer to as "Distribution". Our operations are grouped into three major geographic regions – Europe, Latin America and Asia/Pacific. Our European operations are held through UPC. UPC is the largest pan-European broadband communications company, providing video, telephone and Internet access services in 17 countries in Europe and Israel. UPC's shares are publicly traded on the official segment of the stock market of Euronext Amsterdam, N.V. under the symbol "UPC" and on the OTC BB under the symbol "UPCOY." Our primary Latin American operation is our 100%-owned Chilean operating company, VTR. VTR is Chile's largest multi-channel television provider and a growing provider of telephone services. Our Asia/Pacific operations are primarily held through our 55.8%-owned publicly-traded affiliate Austar United. Austar United owns the largest provider of video services in regional Australia, various Australian programming interests and a 41.6% interest in the only full-service provider of broadband communications in New Zealand. Austar United's shares are publicly traded on the Australian Stock Exchange under the symbol "AUN."

Our operating companies consist primarily of highly penetrated, mature broadband systems as well as a number of earlier-stage broadband businesses. Our primary goal in the majority of these markets is to capitalize on the opportunity to increase revenues and cash flows through the introduction of new and expanded video services and the delivery of telephone and Internet access services over our broadband communications networks. Today we are a full-service provider of these video, voice and Internet access services in most of our Western European markets and in Chile and New Zealand.

Europe

UPC's operations are organized into three principal divisions. UPC Distribution Holding B.V., or "UPC Distribution," through its subsidiaries and affiliates, delivers video and, in many of UPC's Western European systems, the triple play, to residential customers. UPC Media comprises UPC's Internet access business and converging Internet content and programming businesses, which provide their products and services to UPC, as well as third parties. UPC's residential, wireless local loop, or "WLL," and competitive local exchange carrier, or "CLEC" businesses are conducted through its majority owned subsidiary Priority Telecom, N.V., or "Priority Telecom." Priority Telecom CLEC is the provider of telephone and data network solutions to the business market. UPC's subscriber base is one of the largest of any group of broadband communications networks operated across Europe. UPC's goal is to enhance its position as a leading pan-European distributor of video programming services and to become a leading pan-European provider of telephone, Internet and enhanced video services, offering a one-stop shopping solution for residential and business communication needs. UPC plans to reach this goal by increasing the penetration of its new services, such as digital video, telephone and Internet, primarily within its existing customer base.

UPC Distribution

UPC's distribution division delivers video services, and in many of its Western European systems, telephone and Internet services to the residential market. UPC's distribution division also offers residential Internet and telephone services in some of its Eastern European systems. Over the past few years, UPC has been upgrading its cable television systems to high-speed, two-way capacity. In addition to enabling UPC to offer telephone and Internet services, the upgraded network will provide UPC with technology to offer enhanced digital video services, such as near video on demand, or "NVOD," and interactive television. As of March 31, 2002, approximately 74.5% of the network in UPC's Western European systems, excluding Germany, had been upgraded, as well as approximately 20.9% of its Eastern Europe systems.

In 2001, UPC launched digital video in The Netherlands, Austria, France, Norway and Sweden. UPC expects that full digitalization of its television signals will be made possible by its network upgrade to full two-way capability. The roll out of digital services via set-top computers installed in customers' homes will involve significant capital investment and the use of new technologies. UPC cannot provide assurance that it will be able to complete the roll out of digital services on the planned schedule.

During 2000 and 2001, UPC undertook a significant project of upgrading and integrating its information technology systems, creating a pan-European infrastructure to support the delivery of its services. The primary purpose of the project is the integration of software applications and processes into a complete information technology, or "IT," and business solution. Various modules, such as billing and collection, customer care, activation and provisioning, capacity management and reporting were linked to a pan-European data center based in The Netherlands. By the end of 2001, UPC had migrated more than 1.0 million customers of UPC France and UPC Netherlands to the new platform.

UPC Distribution – Video

As of March 31, 2002, UPC's operating companies had approximately 7.2 million consolidated subscribers to their basic tier video services, excluding an additional approximately 111,600 consolidated subscribers to its DTH service in Hungary, the Czech Republic and the Slovak Republic. In 2001, UPC launched digital video services commercially in The Netherlands, Austria, France, Norway and Sweden. At March 31, 2002, UPC had approximately 121,000 consolidated digital video subscribers in those countries. UPC plans to continue increasing its revenue per subscriber by expanding its video services program offerings through digital and expanded basic tier services, pay-per-view and digital audio.

UPC offers its subscribers some of the most advanced analog video and digital services available today and a large choice of radio programs. In many systems, for example, UPC has introduced impulse pay-per-view services. UPC plans to continue to improve its expanded basic tier offerings by adding new channels. In addition, UPC offers subscribers additional choice by offering thematic groupings of tiered video services in a variety of genres and by increasing the number and time availability of pay-per-view offerings. Generally, basic tier pricing is regulated by media laws and local licenses, while the expanded basic tier is not specifically price regulated, although it is subject to the general rules of competition law.

The increased channel capacity provided by digitalization will enable UPC to offer digital subscribers more choice in video products, such as NVOD, digital expanded basic tiers, and additional premium channels. In addition, digitalization allows UPC to provide value added services such as digital music, walled garden, interactive television and basic email functionality. The increased channel capacity provided by digitalization enables digital subscribers to customize their subscriptions for UPC's products and services to suit their lifestyles and personal interests. UPC also provides its digital subscribers with customizable programming guides that enable them to program their favorite channels and also allows parents to restrict their children's viewing choices. Because many of these products and services are new and have not achieved market acceptance, there can be no assurance when or if UPC will be able to market them successfully.

UPC Distribution – Voice

UPC offers residential telephone services, branded as Priority Telecom, over its networks in its Austrian, Dutch, French and Norwegian systems. UPC's operating companies generally do not offer telephone services to business customers in those countries in which its business telephone activities have been spun-off to Priority Telecom. UPC also has a traditional switched telephone network in Hungary and the Czech Republic. UPC offers its residential telephone customers local, national and international voice services, in addition to several value added features.

Traditional telephone service is carried over twisted copper pair in the local loop. The cable telephone technology that UPC is using allows telephone traffic to be carried over its upgraded network without requiring the installation of twisted copper pair. This technology requires the addition of equipment at the master telecom center, the distribution hub and in the customer's home to transform voice communication into signals capable of transmission over the fiber and coaxial cable. UPC is currently working in close cooperation with some suppliers to develop the possible introduction of alternative telephony technologies, including Voice over Internet Protocol, or "VoIP." VoIP is well-suited for many of UPC's networks, as the technology used is similar to UPC's existing Internet service. Because of these similarities, UPC believes it can decrease significantly its capital expenditures for the introduction of VoIP as compared to other technologies. Since VoIP is in the relatively early stages of development and VoIP services are not rolled out on any significant scale in the world, there can be no assurances that UPC will be able to successfully launch VoIP services to its customers.

UPC generally prices its telephone service at a discount compared to services offered by incumbent telecommunications operators. UPC is, however, reviewing this strategy in order to improve its gross margin. Because of the relatively high European local tariff rates, UPC believes potential customers will be receptive to its telephone services, especially in a bundled offer with any of its other services. In addition to offering competitive pricing, UPC offers a full complement of services to telephone subscribers including custom local area signaling services or "CLASS." CLASS offers caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling. UPC also provides voice mail and second lines. The introduction of number portability in some of UPC's markets, including The Netherlands, Norway and France, provides an even greater opportunity, as potential customers will be able to subscribe to UPC's service without having to change their existing telephone numbers.

Each operating company that offers telephone services has entered into an interconnection agreement with the incumbent national telecommunications service provider. In addition, certain of these operating companies have also entered into interconnection agreements with other telecommunications service providers, providing alternative routes and additional flexibility. Even though UPC has secured these interconnection arrangements, UPC may still experience difficulty operating under them. In Austria, UPC's interconnection arrangement is subject to a dispute with the incumbent telecommunications service provider, which is pending in the administrative court. Priority Telecom manages UPC's interconnection relationships.

UPC Distribution – Internet

UPC initially launched its broadband Internet business in a few of its operating systems in September 1997, and has continued to roll out its Internet service while in the process of upgrading its network. UPC currently offers Internet services in ten countries through its wholly-owned subsidiary chello broadband.

Cable modem technology allows access to the Internet over UPC's existing upgraded network. This data communication is transformed into signals capable of transmission over fiber and coaxial cable by the addition of incremental electronic equipment, including servers, routers and switches at the master telecom center. Cable modems allow Internet access at speeds significantly faster than traditional dial-up access, although UPC cannot guarantee the speed over its networks since it is a shared medium. A number of different technologies designed to provide much faster access than traditional dial-up modems have been proposed and are being introduced, such as Integrated Services Digital Network, or "ISDN," and asymmetric digital subscriber line, or "ADSL," which compete with UPC's cable modem access technology. Cable modem technology, unlike most other high-speed technologies, is based on the widely used Transmission Control Protocol/Internet Protocol, or "TCP/IP," which is used on local area networks and the Internet. A global standard for TCP/IP has been created and accepted.

UPC's local operating companies have entered into franchise arrangements with chello broadband that provide UPC's operating companies with product development, customer support, local language broadband portals and marketing support for a fee based upon a percentage of subscription revenue. In December 2001, the assets and employees relating to the technical network and systems access to the Internet were transferred from chello broadband to the UPC Distribution operating companies.

To achieve cost efficiencies and synergies across the UPC operating groups, the chello broadband technology group, which is managing the Internet services, and associated network assets, including the AORTA backbone, were integrated into UPC Distribution in 2001. As part of this transfer, certain elements of the chello broadband franchise agreement with UPC's operating companies were revised to reflect the changes in cost and operational responsibilities. chello broadband is expected to enter into a separate framework operating agreement and service level agreements with companies within the UPC Distribution group with regard to certain operational matters.

The primary components of the transferred network assets and systems are the network operations center, the AORTA backbone infrastructure, and Internet related equipment and assets at master and regional data centers containing servers, routers and associated software. This infrastructure allows Internet traffic to be rerouted if parts of the network are congested or impaired. The core infrastructure connects Amsterdam, Stockholm, Vienna, Paris, Brussels, London, Oslo and New York. The network operations center is used to monitor the quality of services. This center, located in Amsterdam, operates 24 hours per day, 7 days per week, and manages the infrastructure, regional data centers, regional networks, head end facilities, servers and other components of the network infrastructure. During 2001, bandwidth monitoring tools were introduced in conjunction with UPC Distribution, which are critical for effective network cost control. The bandwidth monitoring tools will enable UPC to introduce pricing policies, under which, Internet users pay fees based on their use of the Internet, rather than a fixed fee.

Western Europe

Austria: UPC Telekabel Group. UPC Telekabel Group consists of five Austrian corporations, each of which owns a cable television operating system. UPC owns 95.0% of, and manages, each UPC Telekabel Group company. Each of the respective cities in which the operating systems are located owns, directly or indirectly, the remaining 5.0% interest in each company. The UPC Telekabel Group provides cable television and communications services to the Austrian cities of Vienna, Klagenfurt, Graz, Baden and Wiener Neustadt. UPC Telekabel Group's largest subsidiary, Telekabel Wien, serves Vienna and represents approximately 87.0% of UPC Telekabel Group's total subscribers. Telekabel Wien owns and operates one of the larger clusters of cable systems in the world in terms of subscriber numbers served from a single headend.

UPC intends to capitalize on UPC Telekabel Group's strong market position and positive perception by its customers by expanding UPC Telekabel Group's service offerings as its network is approximately 99.6% upgraded to full two-way capability. The upgraded network enabled UPC Telekabel Group to launch an expanded basic tier, impulse pay-per-view services and Internet access services in 1997. UPC Telekabel Group launched Priority Telecom's cable telephone service in Vienna on a commercial basis in early 1999, and the chello broadband service in June 1999. UPC Telekabel Group launched digital video services in Austria in the second half of 2001.

In connection with UGC Holdings' acquisition of the interest of Philips Electronics, N.V., or "Philips," in UPC in December 1997, the City of Vienna and Philips agreed that Philips will continue to guarantee the capital level to be maintained by Telekabel Wien. Philips has also agreed to guarantee the continued fulfillment of the agreements that were originally concluded between the city and Philips that were assigned by Philips to UPC. These agreements have a term until 2022, with an extension option. UPC has agreed to indemnify Philips for any liability under Philips' guarantee. Due to its position as a guarantor, Philips has the right to appoint one member to UPC's Supervisory Board. This Supervisory Director has a veto right that is limited to fundamental decisions and exceptional business matters, such as the sale or disposition of UPC's interests in Telekabel Wien, if certain threshold values are met.

The City of Vienna's approval is required for any change of control over UPC, which approval cannot be unreasonably withheld if the buyer is a reputable telecommunications and/or cable television operator. In the absence of such approval, the City of Vienna can require UGC Holdings to own Telekabel Wien separately from UPC.

Belgium: UPC Belgium. UPC Belgium, UPC's wholly-owned subsidiary, provides cable television and communications services in selected areas of Brussels and Leuven. UPC Belgium plans to increase revenues through the continued introduction of new services that currently are not subject to price regulation. UPC Belgium offers expanded basic tier cable television, and also distributes three premium channels, two in Brussels and one in Leuven, which are provided by Canal+. UPC Belgium's network is fully upgraded to two-way capability and UPC Belgium will continue to introduce expanded service offerings. UPC Belgium began offering Internet access services in September 1997 and introduced the chello broadband service in early 1999.

France: UPC France. UPC has been constructing and operating cable television and communications systems in France since 1996. During 1999, UPC acquired several additional major cable television systems and UPC France is now one of the largest cable television providers in France. UPC France's initial operating companies constructed their networks with technology and capacity that enabled them to offer integrated video, voice and Internet services. UPC is continuing to upgrade certain of the networks of its acquired French systems to be able to offer cable telephone and Internet services in these systems as well. UPC France's major operations are located in suburban Paris, the Marne laVallee area east of Paris, Lyon and in other towns and cities throughout France. UPC currently owns through UPC France approximately 92.0% of Médiaréseaux S.A., which in turn holds all UPC's interests in the distribution activities in France.

Most of UPC's French systems offer various tiers of cable television service. To increase its average monthly revenue per subscriber, UPC France began offering pay-per-view services in May 1998. UPC is expanding these revenue-generating services across its acquired systems. In addition, UPC France launched a digital video product commercially in 2001.

In June 1998, UPC France obtained a 15-year telephone and network operator license for an area that includes approximately 1.5 million homes in the eastern suburbs of Paris. UPC France began offering telephone services, under the Priority Telecom brand in its existing cable television franchise area in March 1999 and has continued to roll out telephone services in 2000 and 2001 in suburban Lyon and Limoges.

UPC France launched chello broadband's Internet access services over the upgraded portions of its network in 1999. UPC launched chello broadband's Internet access service in its systems in the suburban Lyon and Limoges areas in the second quarter of 2000.

Germany: UPC Germany. In October 2000, UPC's approximately 51.0%-owned subsidiary, UPC Germany, acquired EWT/TSS Group, or "EWT/TSS," the fourth largest independent German broadband cable operator. EWT/TSS has cable operations throughout Germany, with the greatest concentration in Nordrhein-Westfalen, Berlin/Brandenburg and Sachsen/Thueringen. EWT/TSS is the second largest cable provider in Berlin, and has introduced cable telephone services in Berlin on a trial basis. UPC also owns approximately 25.0% of PrimaCom AG, or "PrimaCom," which owns and operates cable television networks in Germany. PrimaCom's footprint shares a significant geographic overlap with EWT/TSS.

The Netherlands: UPC Nederland.    UPC's Dutch systems are its largest group of cable television and communications systems. UPC has had operations in The Netherlands since it was formed in 1995. UPC began upgrading a portion of its Dutch networks in 1997 and as of March 31, 2002, approximately 74.5% of its network was fully upgraded. As UPC's subscribers are located in large clusters, including the major cities of Amsterdam, Rotterdam, and Eindhoven, UPC has constructed a national fiber backbone to interconnect these regional networks. In addition to television services, UPC Nederland offers Internet and telephone services over its upgraded network.

As a result of the high penetration in UPC's Dutch systems and the rate regulation of the basic tier in many of UPC Nederland's franchise areas, UPC has focused its efforts on increasing revenue per subscriber in these systems through the introduction of new video, telephone and Internet services. Many of UPC's Dutch systems have offered an expanded basic tier since late 1996 through the introduction of an analogue decoder. UPC initially launched impulse pay-per-view services in April 1997. In 2001, UPC commenced the roll out of digital video services in its Dutch systems.

UPC Nederland launched its cable telephone service in Amsterdam in July 1997 and its Priority Telecom cable telephone service in many other parts of its network in May 1999. In some of UPC's acquired systems, it launched cable telephone services in 2000 and 2001.

Some of UPC's Dutch systems had Internet access services as early as 1997. UPC launched chello broadband's Internet services in UPC Nederland's existing systems in early 1999. In 2000, UPC launched chello broadband in Rotterdam.

During 2000 and 2001, UPC continued to integrate its Dutch acquisitions. UPC began the process of rationalizing the eleven legacy billing systems and four call centers inherited from its Dutch acquisitions. In 2001, UPC continued to focus on the bundling of its new services to achieve increased revenue per subscriber and UPC also achieved additional cost savings through continuing rationalization of operating activities.

Norway: UPC Norge. UPC Norge is Norway's largest cable television operator. UPC Norge's main network is located in Oslo and its other systems are located primarily in the southeast and along the southwestern coast. UPC Norge has been upgrading its network to two-way capacity since 1998.

UPC Norge offers cable television subscribers four tiers of video services. UPC's goals for UPC Norge's cable television business are to continue to increase its penetration rate and improve its revenue per subscriber by providing additional programming and services.

UPC Norge introduced Priority Telecom's cable telephone service in April 1999 in the upgraded portions of its network. UPC Norge launched an Internet access service in March 1998 and introduced chello broadband service in April 1999. In 2001, UPC commenced the roll out of digital video services.

Sweden: UPC Sweden. UPC Sweden operates cable television and communications systems servicing the greater Stockholm area. UPC Sweden launched Internet services in 1999. UPC commenced the roll out of digital video services in Stockholm during the fourth quarter of 2001.

UPC Sweden leases the fiber optic cables it uses to link to its main headend under agreements with Stokab, a city-controlled entity with exclusive rights to lay ducts for cables for communications or broadcast services in the City of Stockholm. The main part of the leased ducting and fiber optic cables is covered by an agreement, which expires in January 2019. Additional fiber optic cables are leased under several short-term agreements, most of which have three year terms but some of which have ten year terms.

Central and Eastern Europe

In addition to the video, Internet and telephone services UPC offers in Central and Eastern Europe, UPC provides DTH services in the Czech Republic, Hungary and the Slovak Republic. In December 2001, UPC merged its Polish and United Kingdom DTH businesses into Telewizyjna Korporacja Partycypacyjna S.A., or "TKP," a subsidiary of Canal+. UPC is reviewing the strategic position of the DTH businesses in the Czech Republic, Hungary and the Slovak Republic.

Czech Republic: UPC Ceska' republika as. UPC's Czech Republic subsidiary provides cable television services in the cities of Prague and Brno, the Czech Republic's second largest city. On October 27, 1999, UPC acquired 94.6% of Kabel Plus, the leading provider of cable television services in the Czech Republic. On September 24, 2000, UPC acquired DattelKabel, a Prague-based cable television operator.

UPC offers a number of tiers of programming services in the Czech Republic. UPC launched DTH service during the third quarter of 2000, leveraging its then existing DTH platform in Poland. During 2001 UPC launched Internet services.

Hungary: UPC Magyarorszag. UPC has owned and operated systems in Hungary for nearly a decade. UPC's network in Hungary is approximately 49.0% two-way upgraded. UPC launched DTH service in the third quarter of 2000, leveraging off its then existing DTH platform in Poland. In the fourth quarter of 2000, UPC Magyarorszag launched chello broadband Internet services. UPC Magyarorszag currently offers a number of tiers of programming services.

Monor Telefon Tarsasag Rt., or "Monor," one of UPC's Hungarian operating companies, has offered traditional switched telephone services since December 1994. Monor has the exclusive, local-loop telephone concession for the Monor region of Hungary, which expires in the second half of 2003. UPC has an economic ownership interest in Monor of approximately 98.9%.

Poland: UPC Polska. In August 1999 UPC acquired @Entertainment, Inc., now called UPC Polska, which owns and operates the largest cable television system in Poland. UPC Polska's subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland. In addition, until December 7, 2001, UPC Polska had a DTH broadcasting service for Poland, targeted at homes outside of its cable network coverage area. On August 10, 2001, UPC and Canal+ announced the signing of definitive agreements to merge UPC's and Canal+'s respective Polish DTH platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. In December 2001, UPC Polska merged its Polish and United Kingdom DTH assets with TKP, a subsidiary of Canal+, and funded TKP with a loan of E30.0 million in the first quarter of 2002. In return, UPC received a 25.0% ownership interest in TKP and E150.0 million in cash. As part of this transaction, through a carriage agreement, the Canal+ Polska premium channel is available on UPC Polska's cable network. TKP is managed and controlled by Canal+, which owns the remaining 75.0% of TKP.

UPC Polska currently offers cable subscribers three packages of cable television service. Some areas are offered a package of up to 60 channels. For an additional monthly charge, certain of UPC's cable networks have offered two premium television services, the HBO Poland service and Wizja Sport. As part of the restructuring of UPC Polska's programming segment, UPC Polska discontinued Wizja Sport in December 2001. In February 2002, UPC Polska began distribution of Canal+ Multiplex, a Polish-language premium package of three movie, sport and general entertainment channels, through its network on terms set forth in the agreement governing the joint venture with Canal+. UPC Polska and TKP are currently negotiating the definitive long-term channel carriage agreement for carriage of Canal+Multiplex.

UPC Polska launched chello broadband Internet service in the fourth quarter of 2000.

UPC Polska has been able to avoid constructing its own underground conduits in certain areas by entering into a series of agreements with TPSA (the Polish national telephone company), which permit UPC Polska to use TPSA's infrastructure for an indefinite period or, in some instances, for fixed periods up to 20 years. Over 80.0% of UPC Polska's cable television plant has been constructed using pre-existing conduits from TPSA. A substantial portion of these contracts permit termination by TPSA without penalty upon breaches of specified regulations. Any termination by TPSA of such contracts could result in UPC Polska losing its permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. In addition, some conduit agreements with TPSA provide that cables can be installed in the ducts only for the use of cable television. If UPC Polska uses the cables for a purpose other than cable television, such as data transmission, telephone, or Internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits.

UPC Romania. Since 1993, when UPC first entered the Romanian market, UPC has widened its customer base through acquisition and marketing activities in conjunction with build out. UPC entered into a joint venture with the owners of two Romanian cable television companies, or collectively, "AST," to which UPC's and AST's Romanian assets were contributed. Through 2001, UPC held a 70.0% interest in the joint venture and the former owners of AST held the remaining 30.0%. In February 2002, UPC acquired the remaining 30.0% of the partnership for E24.1 million, effective December 31, 2001. UPC's Romanian systems offer subscribers two or three different tiers of programming.

Slovak Republic: UPC Slovensko. UPC is the largest cable operator in the Slovak Republic. UPC offers subscribers three tiers of cable television service. In the fourth quarter of 2000, UPC launched DTH service in the Slovak Republic leveraging its existing DTH platform in Poland.

UPC Media

UPC's division, UPC Media, operates UPC's converging Internet and video content and programming businesses, including digital video products, through chello broadband, UPCtv and other of UPC's subsidiaries. UPC Media focuses on four key areas: (i) chello broadband Internet access; (ii) interactive television services; (iii) transactional television services, such as pay-per-view movies, and (iv) pay television channels.

chello broadband

In 1998, UPC founded its chello broadband business for the purpose of developing a global broadband Internet operation. The chello broadband product provides high-speed access to the Internet gateway, as well as local language content through the chello broadband portal. chello broadband products are offered to residential customers through UPC Distribution operating companies and to business customers in The Netherlands, Austria and Scandinavia through Priority Telecom. In addition, chello broadband offers its products to residential and business customers through the Austrian company Telesystems Tyrol.

chello broadband has long-term agreements with UPC operating companies for the distribution of broadband Internet services to residential customers using the cable television infrastructure of the local companies, covering approximately 5.0 million homes in Europe. chello broadband currently provides its services to residential customers through UPC's subsidiaries in Austria, Belgium, France, The Netherlands, Norway, Sweden, Hungary and Poland. chello broadband's agreements with UPC operating companies generally cover all the homes in their territory. Therefore, as the operating companies' networks expand, chello broadband's exclusive rights to distribute its services will expand as well. Until the fourth quarter of 2001, chello broadband had similar franchise arrangements with affiliates of UGC Holdings. However, as part of a strategic review, chello broadband agreed with UGC Holdings to cease operations and withdraw as service provider in New Zealand, Australia and Chile, where it had previously agreed to develop Internet services for affiliates of UGC Holdings. As a result, UPC believes chello broadband will be able to better focus on its core markets in Europe. There is a separate arrangement in place with Priority Telecom for provision of chello broadband services to business customers. Priority Telecom is marketing the chello broadband brand name for this range of customers and chello broadband has a revenue sharing agreement in place for this.

Interactive Services

UPC expects the development of interactive television, or "iTV," services to play an important role in the take up of its digital television product. UPC's Interactive Services Group within UPC Media is responsible for core digital products, such as electronic program guide, or "EPG," walled garden, television-based email, and PC / TV portals as well as other television and PC-based applications supporting various areas, including communications services and enhanced television, or "ETV," services. UPC expects to offer increasing support and services built upon the core platform to enable areas such as on-screen betting, broadcast synchronous interactive applications and games services. UPC has successfully completed the initial launch of its base set of services (such as EPG and walled garden) in both The Netherlands and Austria. Because these are new products that have not yet received significant customer acceptance, UPC is unable to predict when or if it will be able to market these products successfully.

Transactional Television

Transactional television, consisting of NVOD and video on demand, or "VOD," is another important component of UPC's digital services. UPC's current digital product in The Netherlands includes 36 channels of NVOD programming. In addition, UPC launched NVOD in Austria in 2001. UPC Media is in the process of developing VOD services for its affiliates and, potentially, third-party cable operators. The VOD service will provide VOD subscribers with enhanced playback functionality and will give subscribers access to a broad array of on-demand programming, including movies, live events, local drama, music videos, kids programming, and adult programming. However, since the VOD product is still under development, no assurance can be given that the service will become successful.

Pay Television

UPC Media markets its own pay television products, consisting of a thematic channel bouquet launched by UPCtv in 1999. The current channels include various genres, such as extreme sports and lifestyles, or "Extreme," visual arts, style and design, or "Expo," premium films, or "Film I," local sports programming, or "Sport 1," mind, body and spirit, or "Innergy," men's information and entertainment, or "Avante," women's information and entertainment, or "Club," and real life documentaries, or "Reality TV." The channels are distributed from UPC's digital media center, or "DMC," located in Amsterdam. UPC distributes these channels through the UPC systems, and also distributes certain of these channels to entities that are not affiliated with it and in countries where it does not currently operate. UPC currently has contracts with over 40 third parties enabling it to distribute other pay television programs. At the end of 2001, UPC undertook a strategic review of its thematic channels that resulted in the decision to rationalize its original thematic bouquet of eight to a thematic bouquet of four and cease operations of Expo, Sport 1, Innergy and Film I during the fourth quarter of 2001 and during 2002.

The DMC is a technologically advanced production facility that provides UPCtv and other broadcasters with production and post-production play out and transmission facilities. The DMC combines the ability to produce high-quality, customized programming by integrating various video segments, language dubbing, subtitling and special effects, with up and down-link facilities for delivery to customers.

In addition to the UPCtv channels and the third party distribution contracts, UPC has been involved in branded equity ventures for the development of country specific programming, including Iberian Programming Services, Xtra Music, Cinenova, MTV Networks Polska and ATV. UPC is currently reviewing, and may decide to divest, certain of its investments in such equity ventures.

UPC also owns approximately 21.2% of SBS Broadcasting SA, or "SBS," which creates, acquires, packages and distributes programming and other media content in many of UPC's territories and elsewhere in Europe via commercial general entertainment television channels, radio stations and the Internet.

Priority Telecom

In 1998, UPC founded Priority Telecom for the purpose of providing telephone services to customers passed by its upgraded networks. Due to the potential value of its business customers, UPC decided to establish Priority Telecom as a separate CLEC, which would operate as its primary vehicle for providing telecommunication services to business customers and to spin off the business customers of its local operating companies into Priority Telecom. Through Priority Telecom, UPC's CLEC business is currently operating in metropolitan areas in The Netherlands, Austria and Norway. UPC Distribution's local operating companies continue to provide telephone services to residential customers using the Priority Telecom brand. As of December 31, 2001, Priority Telecom had approximately 7,800 customers.

In November 2000, a subsidiary of Priority Telecom merged with Cignal Global Communications, or "Cignal," a global carriers' carrier. As consideration for the merger between Priority Telecom and Cignal, the former shareholders of Cignal received approximately 16.0% of the shares of Priority Telecom. Priority Telecom was listed on the Euronext Amsterdam stock exchange, or "Euronext," in September 2001. In connection with the public listing, the capital structure of Priority Telecom was restructured, and UPC contributed additional equity to Priority Telecom. UPC holds an approximate 79.1% interest in Priority Telecom and the interest of the former Cignal shareholders is approximately 11.8%. The balance of Priority Telecom shares is held by a foundation reserving such shares for issuance pursuant to employee benefit plans.

Priority Telecom has developed a product portfolio for advanced telecommunication solutions, including VoIP, interconnection of a customer's local area networks at different sites, or "InterLAN," IP-virtual private network, or "IP-VPN," services and Application Service Provider, or "ASP," enabling services. UPC believes these products will help it anticipate and meet changing business customer requirements. Some of these, such as VoIP, are new products using emerging technologies. Accordingly, UPC cannot predict when or if it will be able to market such products successfully.

The metropolitan, national and backbone networks used by Priority Telecom are based on 25-year Indefeasible Rights of Use, or "IRUs," granted to the UPC Distribution operating companies. As part of the IRU agreements, Priority Telecom pays UPC Distribution operating companies an annual administration, operations and maintenance fee. In addition to the IRU agreements Priority Telecom has access to the local tail circuits of UPC Distribution. Given the density of this fiber network, it is possible for Priority Telecom to connect business customers directly to the core metropolitan area networks that could only be connected by the incumbents in the past. UPC believes this provides strategic advantages for Priority Telecom. In addition, the dense network enables Priority Telecom to execute a "smart build" strategy. It allows "regular" CLEC extensions to the current footprint and addition of local tails for limited capital expenditure with a short execution time. UPC expects Priority Telecom to be able to leverage substantially from this existing infrastructure allowing for efficient, cost-effective growth.

UPC and its operating companies have also signed an operating agreement with Priority Telecom, whereby Priority Telecom offers a range of services to UPC's operating companies and UPC's operating companies offer a range of services to Priority Telecom. The services which UPC provides to Priority Telecom include equipment, local loop and other capacity leases, human resources, billing, information technology and co-location services.

UPC and its operating companies intend to provide Priority Telecom with a variety of services and facilities made available under the operating agreements and IRU agreements in support of Priority Telecom's telecommunications business, up to an aggregate value of E50.0 million. Priority Telecom intends to finance these services as follows:

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  The operating agreements for Austria, The Netherlands and Norway will be subject to an addendum which amends the payment terms of the operating agreements to allow payments, to an aggregate of E30.0 million, to be made in Series 1 Convertible Shares, cash or securities for services provided through December 2003.

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  Under the IRU agreements for The Netherlands, Austria and Norway, certain subsidiaries of Priority Telecom may purchase services and facilities over a 27-month period, up to a value of E20.0 million. The value of services received plus interest at a rate equal to the three-month EURIBOR plus 3.75%, compounded quarterly, will be payable in cash 36 months from the date of invoice.

Priority Telecom revised its strategic plans for using within Priority Telecom certain assets acquired in the Cignal transaction because of reduced levels of private equity funding activity for CLEC businesses and a decision by UPC to complete a public offering of Priority Telecom in the second half of 2001. The changes in strategic plans included a decision to phase-out the legacy international wholesale voice operations of Cignal.

Latin America

VTR

Video.    Our largest operation in Latin America is our 100%-owned Chilean operation, VTR. We hold our interest in VTR indirectly through United Latin America, Inc., or "ULA." Through VTR we are the largest provider of video services in Chile. VTR also uses MMDS, and satellite delivered DTH technologies to supply video services to its subscribers. Wireline cable is VTR's primary business representing approximately 94.9% of VTR's video subscribers. VTR has an approximate 64.0% market share of cable television services throughout Chile and an approximate 45.0% market share within Santiago, Chile's largest city. VTR's channel lineup consists of 50 to 64 channels segregated into two tiers of service – a basic service with 40 to 54 channels and a premium service with 10 channels. VTR offers basic tier programming similar to the basic tier program lineup in the United States plus more premium-like channels such as HBO, Cinemax and Cinecanal on the basic tier. As a result, subscription to VTR's existing premium service package is limited because VTR's basic cable package contains similar channels. In order to better differentiate VTR's premium service and increase the number of subscribers to premium service and, therefore, average monthly revenues per subscriber, VTR anticipates gradually moving some channels out of its basic tier and into premium tiers or pay-per-view events, offering additional movies and additional adult programming on premium tiers in the future. For the programming services necessary to compile its channel lineups, VTR relies mainly on international sources, including suppliers from the United States, Europe, Argentina and Mexico. Domestic cable television programming in Chile is only just beginning to develop around local events such as soccer matches.

Voice.    VTR began marketing cable telephone service to residential customers in several communities within Santiago in 1997, and today continues its wide-scale rollout of residential cable telephone service in 21 communities within Santiago and seven cities outside Santiago. As of March 31, 2002, approximately 53.4% of the homes passed by VTR's cable television systems were capable of using VTR's telephone services. VTR's plan is to be technologically capable of providing telephone service to approximately 1.0 million homes by the end of 2002. VTR offers basic dial tone service as well as several value-added services, including voice mail, caller ID, speed dial, wake-up service, call waiting, call forwarding, local bill detail, integrated billing (triple play), access control service, unlisted number and directory assistance. VTR primarily provides service to residential customers who require one or two telephone lines. VTR also provides service to small businesses and home offices. In general, VTR has been able to achieve approximately 20.0% to 25.0% penetration of its new telephone markets within the first year of marketing. VTR has the necessary interconnect agreements with local carriers, cellular operators and long distance carriers to allow VTR to provide its telephone services. Interconnect agreements are mandatory for all local carriers.

Internet.    In 1999, VTR began offering high-speed Internet access over its Santiago network to limited areas using one-way cable modem technology with telephone return. While waiting for completion of its two-way network upgrade, low computer penetrations, low Internet usage, high international bandwidth and construction costs did not justify a full scale rollout until 2001. Now with a two-way network passing approximately 52.2% of homes passed, VTR offers an always-on, unlimited-use, high-speed (up to 300 kbs) service to residences and small/home offices. To a moderate to heavy Internet user, VTR's Internet service is generally less expensive than a dial-up service with its metered usage. Given VTR's first mover advantage in residential high-speed Internet and recent deployments in the large regional cities of Iquique, Antofagasta, Concepcion, Quilpue, Villa Alemana, Viña del Mar and Valparaiso, customers increased approximately 194.0% to 24,812 in 2001. Because of video theft concerns, all Internet customers must take VTR's video service. The profitability of VTR's Internet business continues to improve as volume increases and bandwidth costs decrease.

Other

We have ownership interests in two systems in Brazil – a 49.0% interest in Jundiai, which holds nonexclusive cable television licenses for the city of Jundiai in southern Brazil and a 100.0% interest in TV Show Brasil, an owner and operator of a 31-channel exclusive license MMDS system in Fortaleza, on the northeast coast of Brazil. We also have a 90.3% interest in Telecable, a regional cable television system based in Cuernavaca, Mexico, a 100% interest in Star GlobalCom, a cable television system in Peru and a 100% interest in a wireless data business in Uruguay.

We provide content to various Latin American countries through our 50.0% ownership interest in MGM Networks LA. MGM Networks LA currently produces and distributes three pan-regional channels including: MGM Gold, a Portuguese language movie and television series channel for Brazil; MGM, a Spanish language movie and television series channel; and Casa Club TV, a Spanish and Portuguese language lifestyle channel dedicated to home, food and lifestyle programming featuring a significant block of original productions. These three channels are currently distributed on most major cable and satellite systems in 17 countries throughout Latin America.

Asia/Pacific

Austar United (Australia)

Austar United is a leading provider of pay television services in regional Australia with a service area encompassing approximately 2.1 million homes, or approximately one-third of Australia's total homes. Austar United is the only pay television provider in substantially all of its service area. We reduced our total indirect interest in Austar United from 81.3% to 55.8% effective November 15, 2001, upon the sale of 49.99% of our interest in UAP. Of this 55.8% interest, 25.5% is held through UAP. On March 29, 2002, voluntary and involuntary petitions were filed under Chapter 11 of the United States Bankruptcy Code with respect to UAP.

Distribution Systems.    Austar United primarily uses digital DTH and, to a lesser extent, wireless cable technologies to deliver its subscription television services. At present, approximately 87.5% of Austar United's subscribers are serviced by digital DTH technologies, while the remainder receive service via wireless cable and wireline cable. Austar United currently uses the Optus B3 satellite, and has plans to migrate to the new Optus C1 satellite when operational by the end of 2002. This is expected to increase Austar United's footprint by up to approximately 200,000 homes. Austar United plans to migrate all wireless subscribers to DTH by mid 2003.

Programming and Pricing.    Austar United offers some of the widest range of programming in Australia. Its programming agreements allow Austar United to establish different service levels at multiple price points. By tiering its services, Austar United permits its subscribers to select programming that is customized to their interests, which Austar United believes is a valuable tool in ensuring its product meets customer value expectations. Tiering also provides customers with a lower priced basic service that both enhances sales opportunities for additional services in the future and helps reduce the level of customer churn. For some additional programming, Austar United charges customers on a pay-per-evening or pay-per-event basis.

Austar United provides subscribers up to 39 television channels and 24 digital radio channels. Austar United's basic video package consists of channels of a variety of genres. These include news, sports, general entertainment, music and weather. Austar United's higher tiers offer additional sports, entertainment and movie channels.

Austar United has a programming agreement with Foxtel Cable Television Pty Limited, or "Foxtel," that provides it with the exclusive rights to distribute Showtime, Encore and TV-1 via digital DTH and wireless cable throughout Austar United's service area until December 2007. The March 1999 programming agreement between Austar United and Foxtel gave Austar United the non-exclusive right to deliver Fox8, UKTV and f/x in its service area until March 2004 as part of a premium tier currently called "Deluxe." In addition, Austar United has an agreement with a News Corporation Limited subsidiary pursuant to which Austar United has the exclusive right to distribute Fox Sports and Fox Sports Two over the same technologies throughout Austar United's service area until June 2006. Austar United has also entered into an agreement with Cable and Wireless Optus Limited, or "C&W Optus," that provides Austar United with non-exclusive distribution rights for the three movie channels, Movie Network, Movie Greats and Movie Extra, until May 2006. Austar United has exclusive rights in its service area to distribute, via DTH and wireless cable, six channels of programming supplied by XYZ

Entertainment-Discovery Channel, Nickelodeon, The Lifestyle Channel, Channel [V], MusicMAX and arena. Additional programming is supplied by a number of independent sources, such as Time Warner, Crown Media, Buena Vista, Seven Network, ESPN, Sky Racing, National Geographic, Sky News Australia, CNBC Australia, Bloomberg, the comedychannel and PAN TV. In November 2001, Austar United began carrying ABC TV and ABC's youth channels, ABC Kids and Fly. Austar United's rights to distribute certain programming are dependent on its supplier's ability to provide such programming to Austar United. In the event that any of Austar United's programming suppliers are unable to supply programming to Austar United, it is confident that it will be able to secure alternative sources of programming.

Interactive Television.    Austar United's strategy with iTV is to provide a platform for non-Internet users to access interactive services, to boost sales and reduce churn through an enhanced pay television viewing experience and to build on customer relationships through commerce and advertising. Austar United launched the first of its iTV services in early 2000 and now counts among its iTV offerings interactive games, interactive advertising, television e-mail, weather channel enhancement, Channel [V] enhancement, information service, Nickelodeon channel enhancement and impulse retail. Austar United's iTV platform uses software developed by OpenTV, Inc., a worldwide leader in interactive television software for the digital receiver. Austar United has over 300,000 set top boxes deployed which are interactive capable. As of December 31, 2001, Austar United had approximately 105,000 of those set top boxes two-way enabled for its iTV services.

Other Businesses.    Austar United launched high-speed and traditional Internet access services in its markets in early 2000 using wireless cable technologies, and began delivering such services in some of its operating areas via digital DTH at the end of 2000. In late 2001, the provision of these services was reviewed and it was determined that the high-speed broadband service should be cancelled and the network terminated. Austar United will continue to provide a traditional Internet service, to complement the pay television service, using a third-party network. In late 2000, Austar United also began reselling a mobile telephone service.

TelstraClear (New Zealand)

In October 2001, Austar United announced that it had restructured the shareholders agreement with Telstra Holding Pty Limited, or "Telstra," whereby Telstra agreed to fund TelstraSaturn Limited, or "TelstraSaturn," by way of subordinated debt. In addition, subsequent to 2004, Austar United will have the right to sell its shares in TelstraSaturn to Telstra and Telstra will have the right to acquire Austar United's shares. In December 2001, TelstraSaturn initiated a cash call to its shareholders for NZ$50.0 million. Austar United declined to participate and Telstra contributed Austar United's NZ$25.0 million share, diluting Austar United's direct and indirect interest to 41.6%. Also in December 2001, TelstraSaturn acquired Clear Communications Limited from British Telecommunications plc, and changed its name to TelstraClear Limited, or "TelstraClear." TelstraClear is New Zealand's second largest full service communications company, providing telephone, cable television and Internet services to its residential and commercial customers. These services are currently provided in the greater Wellington area over a hybrid fiber cable network with an overlay of traditional telephone lines. TelstraClear plans to create a state-of-the-art national broadband network, which will include a submarine fiber backbone linking Auckland, Wellington and Christchurch during the next five years.

Other

We also provide multi-channel television services via wireline cable in the Philippines, through our 19.6% economic interest in Pilipino Cable Corporation.

Competition

In areas where our cable television franchises are exclusive, our operating companies generally face competition only from DTH satellite service providers and terrestrial television broadcasters. We have faced the most competition from DTH providers in France, Poland and Sweden. In those areas where our cable television franchises are nonexclusive, including Chile, New Zealand, France, Sweden and Poland, our operating companies face competition from other cable television service providers, DTH satellite service providers and television broadcasters.

In the provision of telephone services, our operating companies face competition from the incumbent telecommunications operator in each country. These operators have substantially more experience in providing telephone services and have greater resources to devote to the provision of telephone services. In many countries, our operating companies also face competition from other new telephone service providers like us, including traditional wireline providers, other cable telephone providers, wireless telephone providers and indirect access providers.

In the provision of Internet access services and online content, we face competition from incumbent telecommunications companies and other telecommunications operators, other cable-based Internet service providers, non-cable based Internet service providers and Internet portals. The Internet services offered by these competitors include both traditional dial-up Internet services and high-speed access services. We have recently encountered competition from a new technology, ADSL, which provides high-speed Internet access over traditional telephone lines. Both incumbent and alternative providers offer ADSL services. We expect ADSL to be a strong competitor to our Internet service in the future.

In the provision of CLEC services, Priority Telecom faces competition from incumbent telecommunications operators and from other CLEC operators in the countries in which it does business. Certain of these operators have substantially more experience in providing telephone services and have greater resources to devote to the provision of telephone services.

Employees

As of March 31, 2002, we, together with UGC Holdings' and its consolidated subsidiaries, had approximately 12,500 employees. Certain of our operating subsidiaries, including our Austrian, Dutch, Norwegian and Australian systems are parties to collective bargaining agreements with some of their respective employees. We believe that our relations with our employees are good.

Regulation

The distribution of video, telephone and content businesses are regulated in each of the countries in which we operate. The scope of regulation varies from country to country, although in some significant respects regulation in UPC's Western European markets is harmonized under the regulatory structure of the European Union, or "EU". Adverse regulatory developments could subject us to a number of risks. These regulations could limit our growth plans, limit our revenues, and limit the number and types of services we offer in different markets. In addition, regulation may impose certain obligations on our systems that subject them to competitive pressure, including pricing restrictions, interconnect obligations, open-network provision obligations and restrictions on content we deliver, including content provided by third parties. Failure to comply with current or future regulation could expose us to various penalties.

In general, the regulatory environment in the EU countries in which we operate is, to an increasing degree, shaped by the EU framework. Since January 1, 1998, EU directives have set out a framework for telecommunications regulation, which all EU member states must follow. These directives are the subject of regular implementation reports from the European Commission, the EU's executive body, which assesses the compliance of EU member states with the various requirements of the directives. In addition, the European Commission has taken action to enforce compliance on EU member states.

The EU is taking steps to substantially increase the level of harmonization across the whole range of communications and broadcasting services by January 1, 2003.

In addition, all EU legislation is required to be implemented in those countries seeking EU membership as part of their accession to the EU. Thus, EU rules have a strong influence and foreshadowing effect in almost all UPC's countries of operation.

Set forth below is an overview of the types of regulation affecting our various businesses, as well as a summary of the regulatory environment in the EU and certain countries where we operate a significant proportion of our major systems.

European Union

Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom are all member states of the EU. As such, these countries are required to enact national legislation which implements EU directives. Although not an EU member state, Norway is a member of the European Economic Area and has generally implemented or is implementing the same principles on the same timetable as EU member states. The Czech Republic, Hungary, Malta, Poland, Romania and the Slovak Republic, which are in the process of negotiating their membership in the EU, have started adjusting their regulatory system to EU requirements. As a result, most of the markets in which UPC operates have been significantly affected by regulation initiated at the EU level.

On December 12, 2001, the European Council of Ministers, the EU's legislative body, reached an informal agreement following the European Parliament's, the EU's elected body, second reading vote on a proposed suite of new directives which will revise the regulatory regime concerning communications services across the EU. These four directives were adopted by the Council of Ministers on February 14, 2002. EU member states will be required to transpose them into their national law within 15 months after their publication in the European Official Journal, which publication will follow shortly after the agreement by the Council of Ministers. Additionally, there is one further directive still in an earlier stage dealing with data protection in the communications sector, which, it is thought, will be adopted in the near future.

The new regulatory framework seeks, among other things, to harmonize national regulations and licensing systems and further increase market competition. These policies will seek to harmonize licensing procedures, reduce administrative fees, ease access and interconnection, and reduce the regulatory burden for telecommunications companies. The trend seems to be to use general competition laws rather than regulation to prevent dominant carriers from abusing their market power.

Conditional Access for Video Services.    EU member states may regulate the offering of conditional access systems, such as set-top computers used for the expanded basic tier services offered by many of UPC's operating companies. Under EU law, providers of such conditional access systems may be required to make them available on a fair, reasonable and non-discriminatory basis to other video service providers, such as broadcasters.

Separation of Video and Telephone Operations.    In June 1999, the European Commission adopted a directive requiring EU member states to enact legislation directing certain telecommunications operators to separate their cable television and telecommunications operations into distinct legal entities. This directive is intended to aid the development of the cable television sector and to encourage competition and innovation in local telecommunications and high speed Internet access. The directive includes competition safeguards to deter anticompetitive cross-subsidies or discrimination by incumbent telecommunications operators as they enter into cable television or broadband services.

UPC's operations do not fall within the ambit of this directive. These provisions will be carried over into the new regulatory framework.

Telephone Interconnection.    An EU directive sets forth the general framework for interconnection, including general obligations for telecommunications operators to allow interconnection with their networks. Public telecommunications network operators are required to negotiate interconnection agreements on a non-discriminatory basis. Public telecommunications network operators with significant market power, which, although it may vary, is generally presumed when an operator has 25.0% or more of the relevant market, are subject to additional obligations. They must offer interconnection without discriminating between operators that offer similar services, and their interconnection charges must follow the principles of transparency and be based on the actual cost of providing the interconnection and carriage of telephone traffic. The directive also contains provisions on collocation of facilities, number portability with certain exceptions, supplementary charges to contribute to the costs of universal service obligations and other interconnection standards. As a result, if the principles in the directive are fully applied, UPC's operating companies in the EU and Norway should be able to interconnect with the public fixed network and other major telecommunications networks on reasonable terms in order to provide their services. Following the entry into force of the new regulatory package, interconnection rules will be subsumed into a wider access and interconnection directive.

Telephone Licensing.    EU member states are required to adopt national legislation so that providers of telecommunications services generally require either no authorization or a general authorization which is conditional upon "essential requirements," such as the security and integrity of the network's operation. Licensing conditions and procedures must be objective, transparent and non-discriminatory. In addition, telecommunications operators with significant market power, typically 25.0% of the relevant markets, may be required by EU member states to hold individual licenses carrying more burdensome conditions than the authorizations held by other providers. License fees can only include administrative costs, except in the case of scarce resources where additional fees are allowed. Following the entry into force of the new regulatory package, licensing rules will be subsumed into a new authorization directive. This will see a move to general authorizations rather than individual licenses in almost all cases.

Broadcasting.    Generally, broadcasts emanating from and intended for reception within a country must respect the laws of that country. EU member states are required to allow broadcast signals of broadcasters in other EU member states to be freely transmitted within their territory so long as the broadcaster complies with the law of the originating EU member state. An international convention extends this right beyond the EU's borders into the majority of territories in which UPC operates. An EU directive also establishes quotas for the transmission of European-produced programming and programs made by European producers who are independent of broadcasters.

EU member states are required to permit a satellite broadcaster to obtain the necessary copyright license for its programs in just one country (generally, the country in which the broadcaster is established), rather than obtaining copyright licenses in each country in which the broadcast is received. This concession does not apply to cable distribution.

Distribution Infrastructure and Video Business

Licenses.    Our operating companies are generally required to either obtain licenses, permits or other governmental authorizations from, or notify or register with relevant local or regulatory authorities to own and operate their respective distribution systems. Generally, these licenses are non-exclusive. In many countries, licenses are granted for a specified number of years. For example, most of the licenses of UPC's Israeli operating company expire in 2002 and UPC will seek renewal.

The businesses of UPC's operating companies are dependent on these licenses, permits and authorizations and the loss or non-continuation of them, as a result of noncompliance with their terms or otherwise, could have a material adverse effect on UPC. UPC believes it is in material compliance with the material terms of such licenses, permits and authorizations.

In some countries, including Austria, France and Israel, UPC pays annual franchise fees based on the amount of UPC's revenues. In other countries, the fee consists of a payment upon initial application and/or nominal annual payments.

Video "Must Carry" Requirements.    In most countries where UPC provides video and radio service, UPC is required to transmit to subscribers certain "must carry" channels, which generally include public national and local channels. Certain countries have adopted additional programming requirements. For example, in France various laws restrict the content of programming UPC is allowed to offer. In parts of Belgium, UPC must seek authorization for distribution of non-EU programming. In Israel, cable television providers must obtain an authorization from the relevant regulatory authority to add or remove channels from their cable programming offerings and must spend at least 15.0% of their programming expenses on local programming.

Pricing Restrictions.    Local or national regulatory authorities in many countries where UPC provides video services also impose pricing restrictions. Often, the relevant local or national authority must approve basic tier price increases. In certain countries, price increases will only be approved if the increase is justified by an increase in costs associated with providing the service or if the increase is less than or equal to the increase in the consumer price index. Even in countries where rates are not regulated, subscriber fees may be challenged if they are deemed to constitute anti-competitive practices. These price restrictions are generally not applied to expanded basic tier or digital programming.

Telephone

The liberalization of the telecommunications market in Europe and Chile allowed new entrants like us to enter the telephone services market. The regulatory situation in most of the Eastern European markets in which UPC operates and in Israel currently precludes us from offering traditional switched telephone services.

Generally, our operating companies are required to obtain licenses to offer telephone services, although, in some countries we need only register with the appropriate regulatory authority. UPC's operating companies and Priority Telecom are dependant on these licenses for the conduct of their telephone businesses and the loss or non-continuation of them, as a result of noncompliance with their terms or otherwise, could have a material adverse effect on UPC. Our operating companies have, to date, generally not been subject to telephone rate regulation but would become subject to such regulation in a number of jurisdictions if they are deemed to hold significant market power, typically defined as at least 25.0% market share in a relevant market. In some countries, we must notify the regulatory authority of our tariff structure and any subsequent price increases.

Incumbent telephone providers in each EU market are required to offer new entrants into the telephone market interconnection with their networks. Interconnection must be offered on a non-discriminatory basis and in accordance with certain principles set forth in the relevant EU directive, including cost-based pricing.

Content Business

Internet.    UPC's chello broadband subsidiary and most of its operating companies must comply with both EU regulation and with relevant domestic law in the provision of Internet access services and on-line content. In several countries, including Norway and France, the provision of Internet access services does not require any sort of license or notification to a regulatory body. Other countries, including Austria, Belgium and The Netherlands, require that providers of these services register with or notify the relevant regulatory authority of the services they provide and, in some cases, the prices charged to subscribers for such services.

Our operating companies that provide Internet services must comply with both Internet-specific and general legislation concerning data protection, content provider liability and electronic commerce. As regulation in this area develops, it will likely have a significant impact on the provision of Internet services by our operating companies. For example, in June 2000, the EU issued a directive establishing several principles for the regulation of e-commerce activities, including that companies providing network services or storage of information have limited obligations and liability for information transmitted or stored on their systems.

Programming.    The Independent Television Commission in the United Kingdom licenses the Polish programming we produce and one of our UPCtv channels as satellite television services. Some of our UPCtv channels are licensed in The Netherlands. This programming is then retransmitted under the European Convention on Transfrontier Broadcasting.

Competition Law and Other Matters

EU directives and national consumer protection and competition laws in UPC's Western European and certain other markets impose limitations on the pricing and marketing of integrated packages of services, such as video, telephone and Internet access services. These limitations are common in developed market economies and are designed to protect consumers and ensure a fair competitive market. While UPC may offer its services in integrated packages in its Western European markets, UPC is generally not permitted to make subscription to one service, such as cable television, conditional upon subscription to another service, such as telephone, that a subscriber might not otherwise take. In addition, we must not abuse or enhance a dominant market position through unfair anti-competitive behavior. For example, cross-subsidization between our business lines that would have this effect would be prohibited.

As we become larger throughout the EU and in individual countries in terms of service area coverage and number of subscribers, we may face regulatory scrutiny. Regulators may prevent certain acquisitions or permit them only subject to certain conditions.

In a number of non-EU jurisdictions where our operating companies have a significant market presence, we are subject to certain limitations. For example, in Hungary a single cable operator may not provide service to homes exceeding, in the aggregate, one-sixth of the Hungarian population.

The Netherlands

In The Netherlands, debates are ongoing about if, when and how third parties should be allowed access to cable networks given the high penetration of cable infrastructure in The Netherlands (exceeds 90.0%). In the summer of 2000, the Dutch government committed to produce a law on access to cable, in line with the EU framework, within two years. This law was finally sent to the Dutch Parliament in January 2002. There can be no certainty as to the final form of any such law, if passed, nor of the way in which it will be implemented by the regulatory authorities should it come into force. UPC expects debate on this issue at the national and European level to continue for some time. Furthermore, it is unclear which economic model would support such access, especially given the early stage of the introduction of Internet services on cable networks in The Netherlands and the small market share Internet access via cable has in the overall Internet access market.

Poland

In addition to many of the issues discussed above, Poland has certain foreign ownership restrictions. In Poland, cable television permits may only be issued to and held by Polish citizens, or companies in which foreign persons hold no more than 49.0% of the share capital, ownership interests and voting rights. In addition, a majority of the management and supervisory board of any cable television operator holding permits must be comprised of Polish citizens residing in Poland. Programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33.0% of the share capital, ownership interest and voting rights. The majority of the management and supervisory boards of any company holding a broadcasting license must be comprised of Polish citizens residing in Poland. UPC believes that the ownership structure of UPC Polska and its subsidiaries complies with Poland's regulatory restrictions on foreign ownership.

Television operators, including cable and DTH operators, in Poland are subject to the provisions of the Polish Copyright Act. Recent legislation has increased the rights of authors in their copyrighted materials, which could lead to a significant increase of fees to be paid by television operators.

On January 1, 2001, the Polish Parliament passed a new Telecommunications Law. Under the new Telecommunications Law, only the operation of public telephone networks and the operation of public networks used for the broadcasting or distributing of radio and TV programs are required to obtain a telecommunications permit to be issued by a new regulatory authority, the Office of Telecommunications Regulation, or "OTR." Other types of telecommunications activities, such as data transmission and Internet access services, are subject to registration with the OTR.

The new Telecommunications Law may affect UPC Polska's ability to obtain required radio frequencies allocations in case such frequencies would be assigned by way of public tenders. The new Telecommunications Law also contains provisions regarding the access to networks and infrastructure sharing, and eliminates foreign ownership limitations with respect to the provision of cable television and domestic telecommunications services.

Chile

Cable and telephone applications for concessions and permits are submitted to the Ministry of Transportation and Telecommunications, which, through the Subsecretary of Telecommunications, is the government body in Chile responsible for regulating and granting concessions and registering all telecommunications. Wireline cable television licenses are non-exclusive and granted for indefinite terms, based on a business plan for a particular geographic area. There is an 18.0% value added tax levied on multi-channel television services but no royalty or other charges associated with the re-transmission programming from broadcasting television networks. Wireless licenses have renewable terms of 10 years. VTR has cable permits in most major and medium sized markets in Chile. Cross ownership between cable television and telephone is also permitted.

The General Telecommunications Law of Chile allows telecommunications companies to provide service and develop telecommunications infrastructure without geographic restriction or exclusive rights to serve. Chile currently has a competitive, multi-carrier system for international and local long distance telecommunications services. Regulatory authorities currently determine prices for local services until the market is determined to be competitive. The maximum rate structure is determined every five years. Local service providers with concessions are obligated to provide service to all concessionaires who are willing to pay for an extension to get service. Local providers must also give long distance service providers equal access to their network connections.

Australia

Subscription television services are regulated in Australia by a number of Commonwealth statutes. In addition, state and territory laws, including environmental and consumer protection legislation, have the ability to impact the construction and maintenance of a transmission system for subscription television services, the content of those services, as well as on various aspects of the subscription television business itself.

The Australian Broadcasting Services Act 1992, or "BSA," regulates the ownership and operation of all categories of television and radio services in Australia. The technical delivery of broadcasting services is separately licensed under the Radiocommunications Act 1992 or the Telecommunications Act 1997, depending on the delivery technology utilized.

The BSA regulates subscription television broadcasting services through a licensing regime. Austar United and related companies hold the broadcasting licenses required under the BSA. Subscription television broadcasting licenses are for an indefinite period. Each subscription television broadcasting license is issued subject to general license conditions, including a prohibition on cigarette or other tobacco advertising; a requirement that subscription fees must be the predominant source of revenue for the service; a requirement that the licensee must remain a "suitable" licensee under the BSA; and a requirement to comply with provisions relating to anti-siphoning and the broadcast of R-rated material.

Specific conditions may also be included in the subscription television broadcasting license. The government may vary or revoke license conditions or may, by written notice, specify additional conditions.

Other obligations on subscription television licensees include the obligation to invest in new "eligible drama programs." An "eligible drama program" is a drama program that is an Australian program, an Australian/New Zealand program, a New Zealand program or an Australian official co-production. Austar United has made the required investments in such programming.

Further, under the BSA, a foreign person must not have "company interests" of more than 20.0% in a subscription television broadcasting license and foreign persons must not, in aggregate, have "company interests" of more than 35.0% in a subscription television broadcasting license. The companies which hold the BSA licenses used by Austar United to deliver its pay television services meet these requirements. The foreign ownership restrictions in the BSA are currently under legislative review. It is not possible at this stage to predict if any changes will be made to the foreign ownership restrictions.

In addition to licenses issued under the BSA, companies in the Austar United group hold the required spectrum licenses and apparatus licenses. Spectrum licenses can be issued for up to 15 years. Those held by Austar United expire in 2015. Apparatus licenses can be issued for a period of up to five years. The majority of the apparatus licenses held by Austar United expire in July 2002. Austar United expects to renew only a small number of its apparatus licenses as the government has reallocated the relevant spectrum for other uses. Austar United has begun migrating its customers currently served by MMDS technology, which is dependant on these licenses, to service by Austar United's DTH satellite technology. Spectrum licenses and apparatus licenses are issued under and regulated by the Radiocommunications Act 1992. Similar to the BSA, licenses issued under the Radiocommunications Act are subject to general license conditions and may be subject to specific license conditions, which can be added to, revoked or varied by written notice during the term of the license. There are no specific conditions but general conditions for apparatus licenses include a requirement to operate on specified frequencies and operate consistently with the frequency band plan, without the likelihood of interference. Spectrum licenses must comply with core conditions of the license and be compatible with the technical framework for the bands. Further, a subsidiary of Austar United also holds a carrier license issued under the Telecommunications Act 1997 and a number of Austar United companies operate as carriage service providers. These companies are required to comply with Australian telecommunications legislation, including legislation that establishes various access regimes. For example, companies associated with Austar United provide dial-up Internet services. Internet service providers, or "ISPs," are considered carriage service providers for the purposes of the Telecommunications Act. ISPs must observe statutory obligations relating to access, law enforcement, national security and interception and must become members of the Telecommunications Industry Ombudsman scheme. ISPs and Internet content hosts must also observe various industry codes of practice relating to Internet content and Internet gambling.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

In connection with the merger transaction, we issued 8,870,332 shares of our Class B common stock to the Founders and 303,123,542 shares of our Class C common stock to Liberty. In addition, all shares of UGC Holdings common stock outstanding immediately prior to the merger automatically converted into shares of our Class A common stock and all outstanding shares of UGC Holdings preferred stock automatically converted into a number of shares of our Class A common stock equal to the number of shares of UGC Holdings Class A common stock the holders of such preferred stock would have received had they converted immediately prior to the merger transaction. For further information on the merger transaction including the issuance of our common stock, see "CERTAIN TRANSACTIONS—Transaction With Liberty".

The following table sets forth as of May 31, 2002, certain information concerning the beneficial ownership of all classes of common stock by (i) each stockholder who is known by us to own beneficially more than 5.0% of any class of our outstanding common stock at such date, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and named executive officers as a group. At the election of the holder, shares of Class B common stock are convertible immediately into shares of Class A common stock on a one-for-one basis. Also, shares of Class C common stock are convertible into either shares of Class A common stock or shares of Class B common stock, as the case may be, in accordance with the terms of the Class C common stock as more fully described in our Restated Certificate of Incorporation.

Shares issuable within 60 days upon exercise of options, conversion of convertible securities, exchange of exchangeable securities or upon vesting of restricted stock awards are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. So far as we know, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated below and in the notes to the table. The number of shares indicated as owned by all of the named executive officers of United, and Tina M. Wildes, a director and officer of United, includes interests in shares held by the trustee of our defined contribution 401(k) plan or "401(k) Plan" as of December 31, 2001. The shares held by the trustee of the 401(k) Plan for the benefit of these persons are voted as directed by the 401(k) Plan fiduciary.

Certain Founders, who are listed in footnote 15 of the table, are deemed to have beneficial ownership of other Founders' voting securities under a Founders Agreement dated as of January 30, 2002 or the "Founders Agreement", which provides that the parties thereto will vote their shares in favor of the election of four directors nominated by four of the Founders.

Beneficial Ownership

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)	Voting Power(2)

Gene W. Schneider	Class A Common Class B Common	2,031,465 5,216,728	(3) (4)	1.9 58.8%	27.8 (1.7	% %)
Robert R. Bennett	Class A Common	110,000	(5)	*	*
Albert M. Carollo	Class A Common Class B Common	276,666 222,420	(6) (7)	* 2.5%	1.3 (*	% )
John P. Cole, Jr.	Class A Common	265,136	(8)	*	*
Michael T. Fries	Class A Common Class B Common	1,291,773 91,580	(9) (10)	1.2 1.0%	1.1 (*	)
Gary S. Howard	Class A Common	10,000	(5)	*	*
John C. Malone	Class A Common	90,415	(11)	*	*
John F. Riordan	Class A Common Class B Common	921,817 410,000	(12) (13)	* 4.6%	2.6 (*	% )
Curtis W. Rochelle	Class A Common Class B Common	572,800 2,019,308	(14) (15)	* 22.8%	10.4 (*	% )
Mark L. Schneider	Class A Common Class B Common	418,051 170,736	(16)	* 1.9%	1.1 (*	% )
Tina M. Wildes	Class A Common Class B Common	339,343 416,956	(17) (18)	* 4.7%	2.3 (*	% )
Ellen P. Spangler	Class A Common	477,408	(19)	*	*
Frederick G. Westerman III	Class A Common	296,701	(20)	*	*
All directors and executive officers as a group	Class A Common Class B Common	7,101,575 8,137,728		6.5% 91.7%	44.8 (2.7	% %)
Liberty Media Corporation(21)	Class A Common Class C Common	3,901,170 303,123,542		3.7% 100%	1.8 (94.0	% %)
Founders(22)(23)	Class A Common Class B Common	4,980,112 8,870,332		4.6% 100%	46.9 (2.9	% %)
AXA Financial, Inc., Mutuelles AXA as a group, AXA and their subsidiaries(24)	Class A Common	12,778,307		11.3%	*
Capital Research and Management Company(25)	Class A Common	12,147,330		10.8%	*
Smith Barney Fund Management LLC ("SB Fund") and parent entities(26)	Class A Common	12,534,094		11.1%	*

*
Less than 1%.
(1)
The figures for the percent of number of shares of each class are based on 104,721,952 shares of Class A common stock (after elimination of shares of United held by its subsidiaries), 8,870,332 shares of Class B common stock and 303,123,542 shares of Class C common stock, respectively, outstanding on March 1, 2002.

(2)
The percentages reflect the voting power for the election of eight of United's 12 member board. The percentages in parenthesis reflects the voting power in all other matters. Liberty as the holder of all outstanding shares of Class C common stock elects the remaining four members of United's Board. See "Description of Capital Stock—Common Stock".
(3)
Includes 1,866,950 shares of Class A common stock that are subject to presently exercisable options and 4,345 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Schneider.
(4)
Includes 3,063,512 shares of Class B common stock owned by the G. Schneider Holdings Co. of which Mr. Schneider is the general partner. In addition, includes 410,000 shares of Class B common stock held by The MLS Family Partnership LLLP, or the "MLS Partnership," of which Mr. Schneider is a co-trustee of the trust that is the general partner of the MLS Partnership.
(5)
Includes 10,000 shares of Class A common stock that are subject to presently exercisable options.
(6)
Includes 126,666 shares of Class A common stock that are subject to presently exercisable options.
(7)
Includes 222,420 shares of Class B common stock owned by the Carollo Company, a general partnership of which Mr. Carollo is the general partner.
(8)
Includes 126,041 shares of Class A common stock that are subject to presently exercisable options.
(9)
Includes 1,126,751 shares of Class A common stock that are subject to presently exercisable options and 4,048 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Fries. Also includes 140,792 shares of Class A common stock owned by The Fries Family Partnership LLLP, or the "Fries Partnership", of which a trust is the general partner and the trustee of said trust can be replaced by Mr. Fries.
(10)
Includes 91,580 shares of Class B common stock owned by the Fries Partnership.
(11)
Includes 90,415 shares of Class A common stock that are subject to presently exercisable options.
(12)
Includes 139,634 shares of Class A common stock that are subject to presently exercisable options and 748,903 shares of Class A common stock owned by Riordan Communications Limited, a corporation held by a discretionary trust for the benefit of Mr. Riordan and his immediate family. Mr. Riordan is a director of the corporation.
(13)
Includes 410,000 shares of Class B common stock held by the MLS Partnership of which Mr. Riordan is a co-trustee of the trust that is the general partner of the MLS Partnership.
(14)
Includes 126,666 shares of Class A common stock that are subject to presently exercisable options. Also includes 142,134 shares of Class A common stock owned by the Rochelle Investment Limited Partnership of which the Marian H. Rochelle Revocable Trust is the general partner and Mr. Rochelle's spouse Marian Rochelle is the trustee of said trust; and 150,000 shares of Class A common stock owned by the Rochelle Limited Partnership of which the Curtis Rochelle Trust is the general partner and Mr. Rochelle is the trustee of said Trust; and 4,000 shares of Class A common stock owned by K&R Enterprises or which Mr. Rochelle is a director and greater than 10% stockholder. Mr. Rochelle disclaims beneficial ownership of the shares held by his spouse and the shares held by K&R Enterprises, except to the extent of his pecuniary interest therein.
(15)
Includes 222,368 shares of Class B common stock owned by the MHR Trust and 1,796,940 shares of Class B common stock owned by the Rochelle Limited Partnership. Mr. Rochelle disclaims beneficial ownership of the shares held by his spouse.
(16)
Includes 139,097 shares of Class A common stock that are subject to presently exercisable options and 2,268 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Schneider.
(17)
Includes 262,469 shares of Class A common stock that are subject to presently exercisable stock options and the following securities owned by her spouse: 26,000 shares of Class A common stock, 2,525 shares of Class A common stock held by the trustee of the 401(k) Plan and 20,666 shares of Class A common stock that are subject to presently exercisable stock options. Ms. Wildes disclaims beneficial ownership of such shares owned by her spouse.
(18)
Includes 400,000 shares of Class B common stock held by The Gene W. Schneider Family Trust, or the "GWS Trust", of which Ms. Wildes is a trustee and a beneficiary. Ms. Wildes disclaims beneficial ownership of the shares held by the GWS Trust, except to the extent of her pecuniary interest therein.

(19)
Includes 416,559 shares of Class A common stock that are subject to presently exercisable stock options and 4,323 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Ms. Spangler.
(20)
Includes 296,075 shares of Class A common stock that are subject to presently exercisable stock options and 626 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Westerman.
(21)
The address of Liberty is 12300 Liberty Boulevard, Englewood, Colorado 80112. Robert R. Bennett, Gary S. Howard and John C. Malone, all directors of United, are also officers and directors of Liberty.
(22)
The Founders and the number and percentage of class each Founder beneficially owns (assuming the exercise of options for Class A common stock) are indicated below (in each case after elimination of United shares held by its subsidiaries)
a.
Albert M. Carollo, Sr.: 499,086 shares (276,666 Class A shares; 222,420 Class B shares owned by Carollo Company), which represents less than 1% of outstanding Class A common stock and 2.5% of outstanding Class B common stock;
b.
Carollo Company: 222,420 shares of Class B common stock, which represents less than 1% of outstanding Class A common stock and 2.5% of outstanding Class B common stock;
c.
Albert & Carolyn Company: 222,412 shares of Class B common stock, which represents less than 1% of outstanding Class A common stock and 2.5% of outstanding Class B common stock;
d.
James R. Carollo Living Trust: 222,412 shares of Class B common stock, which represents less than 1% of outstanding Class A common stock and 2.5% of outstanding Class B common stock;
e.
John B. Carollo Living Trust: 111,200 shares of Class B common stock, which represents less than 1% of outstanding Class A common stock and 1.2% of outstanding Class B common stock;
f.
Michael T. Fries: 1,383,353 shares (1,150,981 Class A shares; 140,792 Class A shares and 91,580 Class B shares owned by the Fries Partnership), which represents 1.2% of outstanding Class A common stock and 1% of outstanding Class B common stock;
g.
The Fries Partnership: 232,372 shares (140,792 Class A shares and 91,580 shares of Class B common stock), which represents less than 1% of outstanding Class A common stock and 1% of outstanding Class B common stock;
h.
Curtis Rochelle: 2,227,606 shares (276,666 Class A shares; 150,000 Class A shares and 1,796,940 Class B shares owned by the Rochelle Limited Partnership; 4,000 Class A shares owned by K & R Enterprises, a corporation), which represents less than 1% of outstanding Class A common stock and 22.8% of outstanding Class B common stock;
i.
Rochelle Limited Partnership: 1,946,940 shares (150,000 Class A shares and 1,796,940 shares of Class B common stock), which represents less than 1% of outstanding Class A common stock and 22.8% of Class B common stock;
j.
Marian Rochelle: 368,502 shares (142,134 Class A shares and 222,368 Class B shares owned by the Rochelle Investment Limited Partnership; 4,000 shares owned by K & R Enterprises, a corporation), which represents less than 1% of outstanding Class A common stock and 2.5% of Class B common stock;
k.
Rochelle Investment Limited Partnership: 364,502 shares (142,134 Class A shares and 222,368 Class B shares), which represents less than 1% of outstanding Class A common stock and 2.5% of Class B common stock;
l.
Jim Rochelle: 66,912 shares of Class B common stock, which represents less than 1% of outstanding Class A common stock and less than 1.0% of outstanding Class B common stock;
m.
Kathleen Jaure: 76,912 shares of Class B common stock, which represents less than 1% of outstanding Class A common stock and less than 1.0% of outstanding Class B common stock;

  n.
  April Brimmer Kunz: 99,956 shares (63,200 Class A shares and 32,756 Class B shares; 4,000 shares owned by K & R Enterprises, a corporation), which represents less than 1% of outstanding Class A common stock and less than 1% of outstanding Class B common stock;
  o.
  Gene W. Schneider: 6,838,193 shares (2,031,465 Class A shares and 1,743,216 Class B shares; 3,063,512 Class B shares owned by the G. Schneider Holdings Co.), which represents 1.9% of outstanding Class A common stock and 58.8% of outstanding Class B common stock;
  p.
  G. Schneider Holdings Co.: 3,063,512 shares of Class B common stock, which represents less than 1% of outstanding Class A common stock and 58.8% of outstanding Class B common stock;
  q.
  Mark L. Schneider: 588,787 shares (418,051 Class A shares and 170,736 Class B shares), which represents less than 1% of outstanding Class A common stock and 1.9% of outstanding Class B common stock;
  r.
  The GWS Trust: 400,000 shares of Class B common stock, which represents less than 1% of outstanding Class A common stock and 4.5% of Class B common stock;
  s.
  The MLS Partnership: 410,000 shares of Class B common stock, which represents less than 1% of outstanding Class A common stock and 4.6% of Class B common stock;
  t.
  Tina M. Wildes: 356,299 shares (290,152 Class A shares and 16,956 Class B shares; 49,191 Class A shares owned by her spouse), which represents less than 1% of outstanding Class A common stock and less than 1% of outstanding Class B common stock.
(23)
Albert M. Carollo, Sr., Carollo Company, Albert & Carolyn Company, and the John B. Carollo Living Trust each has its principal business office at 602 Broadway, Rock Springs, Wyoming 82901. The James R. Carollo Living Trust has its principal business office at Box 772870, Steamboat Springs, CO 80477. Curtis Rochelle, Rochelle Limited Partnership, Marian Rochelle and Rochelle Investment Limited Partnership each has its principal business office at 2717 Carey Avenue, Cheyenne, Wyoming 82001. Gene W. Schneider, G. Schneider Holdings Co., Mark L. Schneider, the GWS Trust, the MLS Partnership, Michael T. Fries, the Fries Partnership and Tina M. Wildes each has its principal business office at 4643 S. Ulster Street, Suite 1300, Denver, Colorado 80237. The address for Ms. K. Jaure is Box 321, Rawlins, Wyoming 82301. The address for Ms. A. Kunz is 6210 Brimmer Road, Cheyenne, Wyoming 82009. The address for Mr. J. Rochelle is Box 967, Gillette, Wyoming 82717.

(24)
The number of shares of Class A common stock in the table is based upon Amendment No. 4 to the Schedule 13G dated February 11, 2002, filed by AXA Financial, Inc.; AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Courtage Assurance Mutuelle (collectively "Mutuelles AXA") as a group; AXA and its subsidiaries, Alliance Capital Management L.P., ("Alliance") and The Equitable Life Assurance Society of the US ("Equitable") with respect to UGC Holdings. As a result of the merger transaction, such shares are now shares of United Class A common stock. AXA Financial, Inc., Mutuelles AXA and AXA filed as parent holding companies and are beneficial owners of the shares of Class A common stock as a result of Alliance, acting on behalf of client discretionary investment advisory accounts, and Equitable. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104. The address of Mutuelles AXA is 370 Saint Honore, 75001 Paris, France and the address of AXA is 25 Avenue Matignon, 75008 Paris, France.
(25)
The number of shares of Class A common stock in the table is based upon Amendment No. 5 to the Schedule 13G dated February 11, 2002, filed by Capital Research and Management Company ("Capital Research") and SMALLCAP World Fund, Inc. ("SMALLCAP") with respect to the Class A common stock of UGC Holdings. As a result of the merger transaction, such shares are now shares of Class A common stock. Capital Research, an investment advisor, is the beneficial owner of 12,147,330 shares of Class A common stock, as a result of acting as investment advisor to various investments companies. SMALLCAP, an investment company advised by Capital Research, is the beneficial owner of 5,172,333 shares of United Class A common stock. The Schedule 13G reflects that Capital Research has no voting power over said shares and sole dispositive power over the shares of Class A common stock and that SMALLCAP has sole voting power over its shares but no dispositive power. The address of Capital Research and SMALLCAP is 333 South Hope Street, Los Angeles, California 90071.

(26)
The number of shares of Class A common stock in the table is based upon Amendment No. 2 to a Schedule 13G dated February 5, 2002, filed by SB Fund and its parent entities Salomon Smith Barney Holdings Inc. ("SSB Holdings") and Citigroup Inc. ("Citigroup") with respect to Class A common stock of UGC Holdings. As a result of the merger transaction, such shares are now shares of United Class A common stock. Citigroup is the sole stockholder of SSB Holdings which is the sole stockholder of SB Fund. Citigroup and SSB Holdings filed as parent holding companies of subsidiaries. Citigroup, Inc. has shared voting power and dispositive power over the shares of Class A common stock. SSB Holdings has shared voting power and dispositive power over 12,020,712 shares of Class A common stock and SB Fund has shared voting power and dispositive power over 8,107,545 shares of Class A common stock. The address of Citigroup, Inc. is 399 Park Avenue, New York, NY 10043. The address of SSB Holdings is 388 Greenwich Street, New York, NY 10013. The address of SB Fund is 125 Broad Street, New York, NY 10003.

No equity securities in any of our subsidiaries, including directors' qualifying shares, are owned by any of our executive officers or directors, except as stated below. The following discussion sets forth ownership information as of March 1, 2002 and within 60 days thereof with respect to stock options.

The following executive officers and directors own ordinary shares A, options to purchase ordinary shares A and phantom options based on ordinary shares A of UPC: (i) Mr. Gene W. Schneider–93,000 ordinary shares A and phantom options based on 562,500 ordinary shares A of which all are exercisable; (ii) Mr. Fries–9,153 ordinary shares A and phantom options based on 225,000 ordinary shares A of which 210,938 are exercisable; (iii) Mr. Mark L. Schneider–90,000 ordinary shares A and options to purchase 3,500,000 ordinary shares A of which 1,937,500 are exercisable; (iv) Ms. Spangler–915 ordinary shares A, options to acquire 45,000 ordinary shares A of which 37,500 are exercisable and phantom options based on 45,000 ordinary shares A all of which are exercisable; (v) Mr. Westerman-options to acquire 45,000 ordinary shares of which 34,687 are exercisable; (vi) Mr. Carollo–30,000 ordinary shares A; (vii) Mr. Cole–14,575 ordinary shares A; (xiii) Mr. Riordan–738,754 ordinary shares A and options to purchase 1,759,375 ordinary shares A of which 946,875 are exercisable; (ix) Mr. Rochelle–32,034 ordinary shares A; and (x) Ms. Wildes–9,153 ordinary shares A and phantom options based on 153,000 ordinary shares A of which all are exercisable. With respect to the phantom options, UPC may elect to pay such options in cash, in ordinary shares A of UPC, or in shares of Class A common stock. In each case, such ownership is less than 1.1% of UPC's outstanding ordinary shares A. As a group, assuming the exercise of vested options and that holders of phantom options receive ordinary shares A, such aggregate ownership would be 1.1% of UPC's outstanding ordinary shares A.

The following executive officers and directors beneficially own options to purchase ordinary shares of chello broadband: John F. Riordan–options to purchase 300,000 ordinary shares of which 250,000 are exercisable. Such ownership is less than 1.0% of chello broadband's outstanding ordinary shares.

MANAGEMENT

Our directors and executive officers and their ages, along with their respective position with United as of March 1, 2002 are set forth below. All officers are appointed for an indefinite term serving at the pleasure of our Board of Directors or "Board".

Name	Age	Position
Gene W. Schneider	75	Chairman of the Board and Chief Executive Officer
Michael T. Fries	39	Director, Office of the Chairman, President and Chief Operating Officer
Mark L. Schneider	46	Director and Office of the Chairman
Ellen P. Spangler	53	Senior Vice President and Secretary
Frederick G. Westerman III	36	Chief Financial Officer
Robert R. Bennett	44	Director
Albert M. Carollo	88	Director
John P. Cole, Jr.	72	Director
Gary S. Howard	51	Director
John C. Malone	61	Director
John F. Riordan	59	Director
Curtis W. Rochelle	86	Director
Tina M. Wildes	41	Director

We currently have eleven directors, with one vacancy. Holders of the Class A common stock and Class B common stock, voting as a single class, elect eight of our directors and holders of the Class C common stock, voting as a separate class, elect the remaining four directors. Our Restated Certificate of Incorporation provides for a classified Board of Directors of three classes, which may have the effect of deterring hostile takeovers or delaying changes in control or management of United. Each class has at least one director elected by the holders of the Class C common stock. Holders of the Class C common stock have currently only appointed three out of the four members they may elect to our Board. Through their ownership of Class C common stock, Liberty and its affiliates control the appointment of our Class C directors. At such time as certain events occur with respect to the debt of UPC's subsidiaries, all 12 directors will be elected by the holders of our Class A, Class B and Class C common stock voting as a single class.

The Class I directors, whose terms expire at our 2003 annual stockholders' meeting, include Messrs. Howard and Riordan and Ms. Wildes. The Class II directors, whose terms expire at our 2004 annual stockholders' meeting, include Messrs. Bennett, Carollo, Rochelle and M. Schneider. The Class III directors, whose terms expire at our 2005 annual stockholders' meeting, include Messrs. Cole, Fries, Malone and G. Schneider. Each director serves for a term ending on the date of the third annual stockholders' meeting after his or her election or until his or her successor shall have been duly elected and qualified. The current Class C directors are Messrs. Bennett, Howard and Malone.

Gene W. Schneider became Chairman and Chief Executive Officer of United at its inception in February 2001. Mr. Schneider has served as Chairman of UGC Holdings since May 1989 and has served as Chief Executive Officer of that company since 1995. He also serves as an officer and/or director of various direct and indirect subsidiaries of United, including a director of ULA since 1998 and an advisor to the Supervisory Board of UPC since 1999. In addition, from 1995 until 1999, Mr. Schneider served as a member of the UPC Supervisory Board. Mr. Schneider has been with United and UGC Holdings since their inception in 2001 and 1989, respectively. Mr. Schneider is also the Chairman of the Board for Advance Display Technologies, Inc. and a director of Austar United.

Michael T. Fries became President and a director of United in February 2001, and Chief Operating Officer of United in September 2001. Mr. Fries has also served as a director of UGC Holdings since November 1999 and as President and Chief Operating Officer of that company since September 1998. In March 2002, Mr. Fries became a member of the Office of the Chairman for United and for UGC Holdings. In addition, he serves as an officer and/or director of various direct and indirect subsidiaries of United, including as a member of the UPC Supervisory Board since September 1998 and as Chairman thereof since February 1999; a member of the Priority Telecom Supervisory Board since November 2000; and President of ULA since 1998 and a director thereof since 1999. Through these positions, Mr. Fries is responsible for overseeing the day-to-day operations of United on a global basis and for the development of United's business opportunities worldwide. Mr. Fries has been with United since its inception and with UGC Holdings since 1990. Mr. Fries is also the Executive Chairman of Austar United.

Mark L. Schneider became a director of United on January 30, 2002. Mr. Schneider has served as a director of UGC Holdings since April 1993. In March 2002, Mr. Schneider became a member of the Office of the Chairman for United and for UGC Holdings. He served as the Chairman of UPC's Board of Management from April 1997 until September 2001. Mr. Schneider also has served as a member of the Supervisory Board of Priority Telecom since July 2000. From April 1997 to September 1998, he served as President of UPC and from September 1998 until September 2001, he served as Chief Executive Officer of UPC. From December 1996 until December 1999, he served as an Executive Vice President of UGC Holdings. Mr. Schneider is a director of Advance Display Technologies, Inc. and of SBS Broadcasting S.A.

Ellen P. Spangler became Senior Vice President of Business and Legal Affairs and Secretary of United in September 2001. She has also served as Senior Vice President of Business and Legal Affairs and Secretary of UGC Holdings since December 1996 and as a member of the Supervisory Board of UPC since February 1999. In addition, she serves as an officer and/or director of various direct and indirect subsidiaries of United. Ms. Spangler is responsible for the legal operations of United and UGC Holdings. Ms. Spangler has been with UGC Holdings since 1991 and with United since 2001.

Frederick G. Westerman III became Chief Financial Officer of United in September 2001. He has served as Chief Financial Officer of UGC Holdings since June 1999. His responsibilities include oversight and planning of United's and UGC Holdings' financial and treasury operations. He also serves as an officer and/or director of various direct and indirect subsidiaries of United. From December 1997 to June 1999, Mr. Westerman served as Treasurer for EchoStar Communications Corporation where he was responsible for oversight of the company's treasury operations as well as investor relations and corporate budgeting. From June 1993 to September 1997, Mr. Westerman served as Vice President of Equity Research for UBS Securities LLC (a subsidiary of Union Bank of Switzerland) where he was responsible for research coverage of cable television, satellite communications and media and entertainment industries.

Robert R. Bennett became a director of United on January 30, 2002. Mr. Bennett has served as President and Chief Executive Officer of Liberty since April 1997 and a director of Liberty since

September 1994. Mr. Bennett served as Executive Vice President of Tele-Communications, Inc. or "TCI" from April 1997 to March 1999. Mr. Bennett served as Executive Vice President, Secretary and Treasurer of Liberty from June 1995 through March 1997, Chief Financial Officer from May 1996 through March 1997, and in various executive positions since Liberty's inception in 1990. Mr. Bennett also served as acting Chief Financial Officer of Liberty Digital, Inc. from June 1997 to July 1997. Mr. Bennett is a director of Liberty Livewire Corporation, Liberty Satellite & Technology, Inc., USA Interactive and Telewest Communications plc.

Albert M. Carollo became a director of United on January 30, 2002 and has served as a director of UGC Holdings since April 1993. Mr. Carollo is the Chairman of Sweetwater Television Co., a cable television company. He also served as President of Sweetwater Television Co. until 1997.

John P. Cole, Jr. became a director of United on January 30, 2002. Mr. Cole also serves as a director of UGC Holdings since March 1998 and as a member of the UPC Supervisory Board since February 1999. Mr. Cole is a founder of the law firm of Cole, Raywid and Braverman, which specializes in all aspects of telecommunications and media law. Over the years Mr. Cole has been counsel in many landmark proceedings before the U.S. Federal Communications Commission and U.S. Courts, reflecting the development of the cable television industry.

Gary S. Howard became a director of United on January 30, 2002. Mr. Howard has served as Executive Vice President, Chief Operating Officer and a director of Liberty since July 1998. Mr. Howard served as Chief Executive Officer of Liberty Satellite & Technology, Inc. from December 1996 to April 2000. Mr. Howard also served as Executive Vice President of TCI from December 1997 to March 1999, as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999, and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard served as President of TV Guide, Inc. from June 1997 to September 1997, and as President of Liberty Satellite & Technology, Inc. from February 1995 through August 1997. Mr. Howard is a director of Liberty Livewire Corporation, Liberty Satellite & Technology, Inc. and On Command Corporation. Mr. Howard serves as Chairman of the Board of Liberty Satellite & Technology, Inc. and On Command Corporation.

John C. Malone became a director of United on January 30, 2002, and has served as a director of UGC Holdings since November 1999. Dr. Malone has served as Chairman of the Board and a director of Liberty since 1990. Dr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc. from December 1996 to August 2000. Dr. Malone also served as Chairman of the Board of TCI from November 1996 to March 1999, as Chief Executive Officer of TCI from January 1994 to March 1999, and as President of TCI from January 1994 to March 1997. Dr. Malone is a director of The Bank of New York, USA Interactive and Cendant Corporation.

John F. Riordan became a director of United on January 30, 2002. Mr. Riordan served as a director of UGC Holdings from 1998 until January 30, 2002, and has served on UPC's Board of Management since September 1998, as President of UPC since June 1999 and as Chief Executive Officer since September 2001. Mr. Riordan is also a director and officer of various subsidiaries of UPC, including a member of the Supervisory Board of Priority Telecom since November 2000 and as Chairman since August 2001. From March 1998 to June 1999, Mr. Riordan served as Executive Vice President of UPC and from September 1998 to March 1999, he also served as President of Advanced Communications for UPC. Prior to joining UPC, Mr. Riordan served as Chief Executive Officer of Princess Holdings Ltd., a multi-channel television operating company in Ireland, since 1992. Mr. Riordan is a director of Austar United.

Curtis W. Rochelle became a director of United on January 30, 2002 and has served as a director of UGC Holdings since April 1993. Mr. Rochelle is the owner of Rochelle Livestock and is a private investor.

Tina M. Wildes became a director of United on January 30, 2002 and has served as a director of UGC Holdings since November 1999. Except for one year during which Ms. Wildes served as a consultant to UGC Holdings, she has also served as Senior Vice President of Business Administration of that company since May 1998. In March 2002, Ms. Wildes became the Senior Vice President of Business Administration for United. In addition, Ms. Wildes has served as a member of the Supervisory Board of UPC since February 1999. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UGC Holdings, providing oversight of that company's programming operations for various European subsidiaries. Ms. Wildes has been with UGC Holdings since inception in 1989 and with United since 2001.

Gene W. Schneider is the father of Mark L. Schneider and Tina M. Wildes, who are brother and sister. No other family relationships exist between any other named executive officer or director of United.

During the past five years, neither the above executive officers nor any director of United has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

For the year ended December 31, 2001, we did not have any registered securities. Therefore, no Section 16(a) reports were required to be filed by our executive officers, directors and greater than ten percent beneficial owners.

Committees

Our Board has an Audit Committee and a Compensation Committee. We do not have a standing nomination committee of the Board.

Audit Committee

The Audit Committee operates under a Charter adopted by our Board. The members of the Audit Committee are Messrs. Carollo, Cole and Rochelle, all of whom are independent as required by the Audit Committee Charter and the listing standards of the National Association of Securities Dealers. The Board established the Audit Committee on January 30, 2002. The Audit Committee is charged with reviewing and monitoring our financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by our independent auditors and to make such recommendations to the Board as may seem appropriate to the Audit Committee to assure that our interests are adequately protected and to review all related party transactions and potential conflict-of-interest situations. In addition, the Audit Committee, among other things, will review the independence of external auditors, monitor compliance with our internal controls and the effectiveness of such controls and review and assess conflicts of interest in related party transactions.

Compensation Committee

The members of the Compensation Committee or "Committee" are Messrs. Bennett, Carollo, Cole, Howard, Malone and Rochelle. The Board established the Committee on January 30, 2002. The Committee administers our employee stock option plans, and in this capacity approves all option grants to our executive officers and management under United's 1993 Stock Option Plan (the "Employee Plan"). It also makes recommendations to the Board with respect to the compensation of our Chairman of the Board and our Chief Executive Officer and approves the compensation paid to other senior executives.

 ITEM 11. EXECUTIVE COMPENSATION

        Since inception, United has paid no separate compensation to its officers. All of the officers of United are employed by UGC Holdings or its significant subsidiaries. The following table sets forth the aggregate annual compensation for United's Chief Executive Officer and each of the four other most highly compensated executive officers for services rendered during the years ended December 31, 2001, December 31, 2000, and December 31, 1999, or "Fiscal 2001", "Fiscal 2000" and "Fiscal 1999", respectively. The information in this section reflects compensation received by the named executive officers for all services performed for United and its subsidiaries.

Summary Compensation Table

		Annual Compensation								Long-Term Compensation
Name and Principal Position	Year	Salary($)			Bonus($)		Other Annual Compensation(1)			Securities Underlying Options(#)(2)		All Other Compensation($)
Gene W. Schneider Chairman of the Board and Chief Executive Officer	2001 2000 1999	$ $ $	603,639 558,413 498,548		$ $ $	– – –	$ $ $	31,504 – –	(3)	250,000 100,000 2,568,839	(4) (7) (8)	$ $ $	1,893,943 6,371 6,155	(5)(6) (5) (5)
Michael T. Fries Office of the Chairman (from 3/02), President and Chief Operating Officer	2001 2000 1999	$ $ $	514,406 448,173 332,365		$ $ $	– – –	$ $ $	12,576 2,714 4,497	(3) (3) (3)	500,000 200,000 6,204,285	(4) (7) (10)	$ $ $	699,859 6,371 6,155	(5)(9) (5) (5)
Mark L. Schneider Office of the Chairman (from 3/02); Executive Vice President (until 12/99); Chief Executive Officer, UPC (until 9/01)	2001 2000 1999	$ $ $	553,654 516,585 415,421		$ $ $	– – –	$ $ $	98,665 136,777 113,815	(11) (13) (15)	2,500,000 300,000 258,419	(12) (14) (16)	$ $ $	6,171 6,356 6,140	(5) (5) (5)
Ellen P. Spangler Senior Vice President and Secretary	2001 2000 1999	$ $ $	288,697 263,173 223,050		$ $ $	– – –	$ $ $	– – –		– 260,000 558,531	(17) (19)	$ $ $	6,156 55,976 6,140	(5) (5)(18) (5)
Frederick G. Westerman III Chief Financial Officer	2001 2000 1999	$ $ $	258,957 200,000 98,462	(23)	$ $ $	– – –	$ $ $	– – –		– 235,000 582,109	(22) (24)	$ $ $	233,324 6,071 2,963	(20)(21) (20) (20)

(1)
With respect to U.S. employees on foreign assignment, United tax equalizes them for taxes due at the foreign location and in the U.S. When such tax equalization results in a net payment by United for the employee in a particular year, it will be included in "Other Annual Compensation" and the benefit will be so noted in a footnote for such employee.
(2)
The number of shares underlying options have been adjusted for (i) the relinquishment of options under Asia/Pacific's phantom stock option plan in exchange for options under the Austar United Executive Share Option Plan or "Austar United Plan" in July 1999, and (ii) UPC's 3-for-1 stock split on March 20, 2000.
(3)
Represents the value of the personal use of UGC Holdings' airplane based on the Standard Industry Fare Level method for valuing flights for personal use.
(4)
Pursuant to the Austar United Plan, Mr. Schneider and Mr. Fries were each granted options to acquire ordinary shares of Austar United on May 12, 2001.
(5)
Amount includes matching employer contributions made by United under the 401(k) Plan of $5,100, $5,100 and $4,800 for Fiscal 2001, Fiscal 2000 and Fiscal 1999, respectively, and term life insurance premiums paid by United for such officer's benefit.
(6)
Includes $1,887,772, which consists of the amount of premium UGC Holdings paid in Fiscal 2001 pursuant to a split dollar life insurance policy for Mr. Schneider and his spouse. UGC Holdings will pay the premiums annually until the first to occur of:
(a)
the elapse of the roll-out period (approximately 15 years from the date of the policy);
(b)
death of both insureds;
(c)
the owner of the policy fails to contribute to UGC Holdings an amount equal to the annual economic benefit of the policy; or

  (d)
  the policy is otherwise terminated in accordance with its terms.

  The policy is owned by a trust, the trustees of which are the children of Mr. Schneider. The owner has granted an assignment of the policy benefits in favor of UGC Holdings in the amount of the premiums paid by UGC Holdings. At the end of such 15-year period, the entire policy vests to the sole benefit of the owner, UGC Holdings will remove or cancel the assignment in its favor against the policy, and the owner will pay UGC Holdings an amount equal to the premiums paid.

(7)
Pursuant to the ULA Stock Option Plan (the "ULA Plan"), Mr. Schneider and Mr. Fries were each granted phantom options based on shares of ULA Class A Common Stock on December 6, 2000.
(8)
Pursuant to the Employee Plan, Mr. Schneider was granted options to acquire 290,523 shares of Class A Common Stock on December 17, 1999. Pursuant to the Austar United Plan, Mr. Schneider was granted options to acquire 2,153,316 ordinary shares of Austar United on July 20, 1999. Pursuant to the chello broadband Phantom Stock Option Plan (the "chello broadband Phantom Plan"), Mr. Schneider was granted phantom options based on 125,000 ordinary shares A of chello broadband on June 11, 1999.
(9)
Amount includes $693,688 received upon exercise of phantom stock options pursuant to the ULA Plan.
(10)
Pursuant to the Employee Plan, Mr. Fries was granted options to acquire 100,000 shares of Class A common stock on December 17, 1999. Pursuant to the Austar United Plan, Mr. Fries was granted options to acquire 6,029,285 ordinary shares of Austar United on July 20, 1999. Pursuant to the chello broadband Phantom Plan, Mr. Fries was granted phantom options based on 75,000 ordinary shares A of chello broadband on June 11, 1999.
(11)
Amount includes $9,341 representing the value of the personal use of UPC's airplane based on the Standard Industry Fare Level method for valuing flights for personal use, and $89,324 consisting of a housing allowance related to Mr. Schneider's foreign assignment.
(12)
Pursuant to UPC's Stock Option Plan, as amended (the "UPC Plan"), Mr. Schneider was granted options to acquire UPC ordinary shares A on January 30, 2001.
(13)
Includes $21,270, representing the value of the personal use of UPC's airplane based on the Standard Industry Fare Level method for valuing flights for personal use. Also includes payments related to foreign assignment consisting of a housing allowance of $114,507 and tax preparation fees.
(14)
Pursuant to the Employee Plan, Mr. Schneider was granted options for shares of Class A common stock on December 6, 2000.
(15)
Includes $4,430, which represents the value of Mr. Schneider's personal use of UPC's airplane, and includes $109,385, which represents payments for living expenses, including rent, related to his foreign assignment.
(16)
Pursuant to the Employee Plan, Mr. Schneider was granted options to acquire 8,419 shares of Class A common stock on December 17, 1999, and pursuant to the chello broadband Foundation Stock Option Plan (the "chello broadband Plan"), Mr. Schneider was granted options to acquire 250,000 ordinary shares B of chello broadband on March 26, 1999.
(17)
Pursuant to the Employee Plan, Ms. Spangler was granted options to acquire 175,000 shares of Class A common stock on December 6, 2000. Pursuant to the ULA Plan, Ms. Spangler was granted phantom options based on 35,000 shares of ULA common stock on December 6, 2000. Pursuant to the Austar United Plan, Ms. Spangler was granted options to acquire 50,000 ordinary shares of Austar United on December 20, 2000.
(18)
Amount includes $49,820 received upon exercise of phantom stock options pursuant to the ULA Plan.
(19)
Pursuant to the Employee Plan, Ms. Spangler was granted options to acquire 74,000 and 50,000 shares of Class A common stock on June 11, 1999 and December 17, 1999, respectively. Pursuant to the ULA Plan, Ms. Spangler was granted phantom options based on 20,000 shares of ULA common stock on June 11, 1999. Pursuant to the Austar United Plan, Ms. Spangler was granted options to acquire 344,531 ordinary shares of Austar United on July 20, 1999. Pursuant to the UPC Phantom Stock Option Plan (the "UPC Phantom Plan"), Ms. Spangler was granted phantom options based on 45,000 ordinary shares A of UPC on March 26, 1999, and pursuant to the chello broadband Phantom Plan, Ms. Spangler was granted phantom options based on 25,000 ordinary shares of chello broadband on June 11, 1999.
(20)
Amount includes matching employee contributions made under United's employee 401(k) plan of $5,100, $5,000 and $2,308 for the Fiscal 2001, Fiscal 2000 and Fiscal 1999, respectively, with the remainder consisting of term life insurance premiums paid by United for such officer's benefit.
(21)
Amount includes $132,633 and $94,520 received upon exercise of phantom stock options pursuant to the ULA Plan and the chello broadband Phantom Plan, respectively.
(22)
Pursuant to the Employee Plan, Mr. Westerman was granted options to acquire 150,000 shares of Class A common stock on December 6, 2000. Pursuant to the ULA Plan, Mr. Westerman was granted phantom options based on 35,000 shares of ULA common stock on December 6, 2000. Pursuant to the Austar United Plan, Mr. Westerman was granted options to acquire 50,000 Austar United ordinary shares on December 20, 2000.
(23)
Mr. Westerman commenced his employment with UGC Holdings in June 1999. Accordingly, the salary information included in the table represents only six months of employment.
(24)
Pursuant to the Employee Plan, Mr. Westerman was granted options to acquire 200,000 shares of Class A common stock on June 23, 1999. Pursuant to the ULA Plan, Mr. Westerman was granted phantom options based on 25,000 shares of ULA common stock on June 23, 1999. Pursuant to the Austar United Plan, Mr. Westerman was granted options to acquire 287,109 Austar United ordinary shares on July 20, 1999. Pursuant to the UPC Plan, Mr. Westerman was granted options to acquire 45,000 ordinary shares A of UPC on June 23, 1999. Pursuant to the chello broadband Phantom Plan, Mr. Westerman was granted phantom options based on 25,000 ordinary shares of chello broadband on June 11, 1999.

The following table sets forth information concerning options granted to each of our executive officers named in the Summary Compensation Table above during Fiscal 2001. The table sets forth information concerning options to purchase ordinary shares A of UPC and ordinary shares of Austar United granted to such officers in Fiscal 2001. During Fiscal 2001, Ms. Spangler and Mr. Westerman were not granted any options.

Option Grants in Last Fiscal Year(1)

	Individual Grants
	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (2)
			Exercise Price ($/Sh)		Market Price on Grant Date	Expiration Date
Name							0% ($)	5% ($)		10% ($)
Gene W. Schneider
Austar United shares	250,000	7.95%	A$	1.75(3)	A$0.90	5/21/2011	$–	A$	–	A$146,092
Michael T. Fries
Austar United shares	500,000	15.90%	A$	1.75(3)	A$0.90	5/21/2011	$–	A$	–	A$292,184
Mark L. Schneider
UPC shares A	2,500,000	14.01%	E	12.99(4)	E12.99	1/30/2006	$–	E	8,972,244	E19,826,312

(1)
Except as otherwise noted, all the stock options and phantom options granted during Fiscal 2001 vest in 48 equal monthly increments following the date of the grant. Vesting of the options granted would be accelerated upon a change of control of United as defined in the respective option plans.
(2)
The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the underlying securities of the respective options, continued employment of the optionee through the term of the options and other factors.
(3)
The exercise price per share in U.S. dollars is $0.89, based on an exchange rate of 1.9591 on December 31, 2001.
(4)
The exercise price per share in U.S. dollars is $11.58 based on an exchange rate of 1.1217 on December 31, 2001.

The following table sets forth information concerning the exercise of options and concerning unexercised options held by each of our executive officers named in the Summary Compensation Table above as of the end of Fiscal 2001.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

Name
				Number of Securities Underlying Unexercised Options at FY-End (#) (1)		Value of Unexercised In-the-Money Options at FY-End ($) (2)
Shares Acquired on Exercise (#)
Value Realized ($)
				Exercisable	Unexercisable	Exercisable		Unexercisable
Gene W. Schneider Class A Common Stock UPC Phantom Shares (3) Austar United Shares ULA Common Stock (4) chello broadband Shares (5)	– – – – –	$ E A$ $ E	– – – – –	799,827 562,500 2,074,009 150,000 78,125	141,666 – 329,307 75,000 46,875	$ E A$ $ E	179,728 – – 1,407,500 –	$ E A$ $ E	25,154 – – – –
Michael T. Fries Class A Common Stock UPC Phantom Shares (3) Austar United Shares ULA Common Stock (4) chello broadband Shares (5)	– – – – –	$ E A$ $ E	– – – 693,688 –	401,708 178,125 5,757,225 50,000 28,025	87,500 46,875 772,060 206,250 28,125	$ E A$ $ E	62,302 – – – –	$ E A$ $ E	– – – 367,875 –
Mark L. Schneider Class A Common Stock UPC Shares chello broadband Shares (5)	– 1,925,000 –	$ E E	– 22,916,932 –	95,348 1,572,916 83,334	225,000 1,927,084 78,125	$ E E	– – –	$ E E	– – –
Ellen P. Spangler Class A Common Stock UPC Shares UPC Phantom Shares (3) Austar United Shares ULA Common Stock (4) chello broadband Shares (5)	– – – – – –	$ E E A$ $ E	– – – – – –	261,753 30,937 45,000 290,965 29,172 15,625	179,375 14,063 – 103,566 32,500 9,375	$ E E A$ $ E	77,000 – – – 167,389 –	$ E E A$ $ E	– – – – 41,938 –
Frederick G. Westerman III Class A Common Stock UPC Shares Austar United Shares ULA Common Stock (4) chello broadband Shares (5)	– – – – –	$ E A$ $ E	– – – 132,633 94,520	152,500 28,125 185,962 9,792 6,250	187,500 16,875 151,147 35,625 9,375	$ E A$ $ E	– – – 6,992 –	$ E A$ $ E	– – – 62,906 –

(1)
The number of securities underlying options have been adjusted to reflect the relinquishment of options under Asia/Pacific's phantom stock option plan in exchange for options under the Austar United Plan in July 1999, and UPC's 3-for-1 stock split on March 20, 2000.
(2)
The value of the options reported above is based on the following December 31, 2001 closing prices: $5.00 per share of Class A common stock as reported by the Nasdaq National Market; E0.52 (US$0.46 based on a 1.1217 conversion rate on December 31, 2001) per UPC ordinary share A as reported by Euronext; and A$0.275 (US$0.14 based on a 1.9591 conversion rate on December 31, 2001) per Austar United ordinary share as reported by the Australian Stock Exchange Limited. The value for the phantom options of ULA is based on the fair market value of $15.52 per share as determined by the Board at or prior to December 31, 2001, and the value for the options of chello broadband is 1.5% of the fair market value of a UPC ordinary share A on December 31, 2001.
(3)
Represents the number of shares underlying phantom stock options that UPC may pay in cash or shares of Class A common stock of United or ordinary shares A of UPC, at its election upon exercise thereof.
(4)
Represents the number of shares underlying phantom stock options that ULA may pay in cash or shares of Class A common stock of United or, if publicly traded, shares of ULA, at its election upon exercise thereof.
(5)
Represents the number of shares underlying phantom stock options, which chello broadband may pay in cash or shares of Class A common stock of United or ordinary shares A of UPC or, if publicly traded, ordinary shares of chello broadband, at its election upon exercise thereof.

Stock Option Plans

Employee Plan

On June 1, 1993, UGC Holdings' Board of Directors adopted the Employee Plan. The stockholders of UGC Holdings approved and ratified the Employee Plan, which is effective as of June 1, 1993. We adopted the Employee Plan incident to the merger transaction. The Employee Plan provides for the grant of options to purchase up to 39,200,000 shares of Class A common stock, of which options for up to 3,000,000 shares of Class B common stock may be granted in lieu of options for shares of Class A common stock, to United's employees and consultants who are selected for participation in the Employee Plan. The Employee Plan is construed, interpreted and administered by our Committee. The Committee has discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options (subject to the 3,000,000 share limit on the number of shares of Class B common stock), the exercise price of the options (which may be below fair market value of the Class A or Class B common stock on the date of grant), the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised), and certain other provisions relating to the options.

At December 31, 2001, the employees of UGC Holdings had options to purchase an aggregate of 5,141,807 shares of Class A common stock of UGC Holdings outstanding under the Employee Plan at exercise prices ranging from $2.25 per share to $86.50 per share; however, incentive options must be at least equal to fair market value of our Class A or Class B common stock on the date of grant (at least equal to 110.0% of fair market value in the case of an incentive option granted to an employee who owns common stock having more than 10.0% of the voting power). Following the merger transaction, these options are now exercisable for shares of United's Class A and Class B common stock (subject to the 3,000,000 share limit on the number of shares of Class B common stock). Options covering no more than 5,000,000 shares of our Class A and Class B common stock may be granted to a single participant during any calendar year.

UPC Stock Option Plan

UPC adopted the UPC Plan on June 13, 1996, as amended. Under the UPC Plan, UPC's Supervisory Board may grant stock options to UPC employees. At December 31, 2001, UPC had options for 24,876,770 ordinary shares A outstanding under the UPC Plan. UPC may from time to time increase the number of shares available for grant under the UPC Plan. Options under the UPC Plan are granted at fair market value at the time of the grant unless determined otherwise by UPC's Supervisory Board.

All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the UPC Plan provides that the options are subject to repurchase rights reduced by equal monthly amounts over a "vesting" period of 36 months for options granted in 1996 and 48 months for all other options. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to UPC at the original purchase price and all vested options must be exercised within 30 days of the termination date. UPC may alter these vesting schedules in its discretion.

UPC Phantom Stock Option Plan

Effective March 20, 1998, UPC adopted the UPC Phantom Plan. Under the UPC Phantom Plan, UPC's Supervisory Board may grant employees the right to receive an amount in cash or stock, at UPC's option, equal to the difference between the fair market value of the ordinary shares A and the stated grant price for the phantom options based on a specified number of ordinary shares A. Through December 31, 2001, options based on 3,391,012 ordinary shares A remained outstanding. The phantom options have a four-year vesting period and vest 1/48th each month. The phantom options may be exercised during the period specified in the option certificate, but in no event later than 10 years following the date of the grant. Upon exercise of the phantom options, UPC may elect to issue such number of ordinary shares A or shares of United's Class A common stock as is equal to the value of the cash difference in lieu of paying the cash.

chello broadband Foundation Stock Option Plan

chello broadband adopted the chello broadband Plan on June 23, 1999. Under the chello broadband Plan, UPC's Supervisory Board may grant stock options to employees subject to approval of chello broadband's priority shareholders. To date, chello broadband has granted options for 550,000 ordinary shares under the chello broadband Plan of which options for 300,000 ordinary shares are outstanding at December 31, 2001. Options under the chello broadband Plan are granted at fair market value at the time of grant unless determined otherwise by UPC's Supervisory Board. All the shares underlying the chello broadband Plan are held by Stichting Administratiekantoor chello broadband, a stock option foundation, which administers the chello broadband Plan. Each option represents the right to acquire from the foundation a certificate representing the economic value of one share.

All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the chello broadband Plan provides that the options are subject to repurchase rights reduced by equal monthly amounts over a "vesting" period of 48 months following the date of grant. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price and all vested options must be exercised within 30 days of the termination date.

chello broadband Phantom Stock Option Plan

Effective June 19, 1998, chello broadband adopted the chello broadband Phantom Plan. The chello broadband Phantom Plan is administered by UPC's Supervisory Board. The phantom options have a four-year vesting period and vest 1/48th each month and may be exercised during the period specified in the option certificate. All options must be exercised within 90 days after the end of employment. If such employment continues, all options must be exercised not more than 10 years following the effective date of grant. The chello broadband Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share and the exercise price for the portion of the rights vested. chello broadband, at its sole discretion, may make the required payment in cash, freely tradable shares of our Class A common stock or UPC ordinary shares A, or, if chello broadband's shares are publicly traded, its freely tradable ordinary shares A. At December 31, 2001, options based on approximately 1,125,516 phantom shares remained outstanding.

Austar United Executive Share Option Plan

Austar United adopted the Austar United Plan in June 1999. Under the Austar United Plan, the Austar United Board of Directors may grant options to Austar United employees and directors. At December 31, 2001, Austar United had options for 27,903,256 ordinary shares outstanding under the Austar United Plan. The number of shares available for the granting of options is determined by the Austar United Board of Directors, subject to a maximum of 6.0% of the outstanding Austar United ordinary shares. The Austar United Board of Directors has discretion to determine the employees and directors to whom options are granted, the number of shares subject to options, the exercise price of the options, the exercise period, which may not exceed 10 years from grant date, and certain other provisions relating to the options. Any grants to directors, however, are subject to shareholder approval. In general, options granted under the Austar United Plan vest over four years in 48 equal monthly installments. If an employee's employment terminates other than in the case of death or disability or the like, all unvested options lapse and all vested options must be exercised within 90 days of the termination date.

United Latin America Stock Option Plan

Effective June 6, 1997, ULA adopted the ULA Plan. The ULA Plan permits grants of phantom stock options and incentive stock options. To date, only phantom stock options have been granted. The ULA Plan is administered by our Board. The number of shares available for grant under the ULA Plan is 2,500,000. Phantom options may be granted for a term of up to 10 years and vest over four years in 48 equal monthly installments. Upon exercise and at the sole discretion of ULA, the options may be awarded in cash or in shares of our Class A common stock, or, if publicly traded, shares of ULA common stock. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options lapse and all vested options must be exercised within 90 days of the termination date. At December 31, 2001, options based on 1,088,139 shares were outstanding under the ULA Plan.

Compensation of Directors

We compensate our directors similar to how UGC Holdings directors have been compensated. We compensate our outside directors at $500 per month and $1,000 per Board and committee meeting ($500 for certain telephonic meetings) attended. Directors who are also employees of United or UGC Holdings or subsidiaries of UGC Holdings receive no additional compensation for serving as directors. We reimburse all of our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board. In addition, under the Stock Option Plan for Non-Employee Directors effective June 1, 1993, (the "1993 Plan"), established by UGC Holdings and assumed by United on January 30, 2002, each non-employee director receives options for 20,000 shares of Class A common stock upon the effective date of the 1993 Plan or upon election to the Board, as the case may be. Options for UGC Holdings shares granted under the 1993 Plan prior to the merger transaction are now exercisable for shares of our Class A common stock. Options for an aggregate of 960,000 shares of Class A common stock may be granted under the 1993 Plan. As of March 1, 2002, under the 1993 Plan, United has granted options for an aggregate of 860,000 shares of Class A common stock. In addition, options for 183,334 shares have been cancelled, and 283,334 are available for future grants. Options granted under the 1993 Plan vest 25.0% on the first anniversary of the respective dates of grant and thereafter in 36 equal monthly increments. Such vesting is accelerated upon a "change of control" of United.

The non-employee directors also participate in the Stock Option Plan for Non-Employee Directors effective March 20, 1998 (the "1998 Plan"), established by UGC Holdings and assumed by United on January 30, 2002. Pursuant to the 1998 Plan, Messrs. Cole and Malone have each been granted options to acquire an aggregate of 180,000 shares of Class A common stock and Messrs. Carollo and Rochelle have each been granted options to acquire an aggregate of 140,000 shares of Class A common stock. Messrs. Bennett and Howard have each been granted options for an aggregate of 80,000 shares of Class A common stock. Options for UGC Holdings shares granted under the 1998 Plan prior to the merger transaction are now exercisable for shares of our Class A common stock. All options under the 1998 Plan have been granted at the fair market value of the shares at the time of grant, except the options granted to Messrs. Bennett and Howard which were granted at greater than fair market value at the time of grant. Additional participation in the 1998 Plan is at the discretion of the Board. Options for an aggregate of 3,000,000 shares of Class A common stock may be granted under the 1998 Plan. As of March 1, 2002, under the 1998 Plan, United has granted options for an aggregate of 1,080,000 shares of Class A common stock. In addition, options for 105,417 shares have been cancelled, and 2,025,417 shares are available for future grants. All options under the 1998 Plan vest in 48 equal monthly installments commencing on the respective dates of grant.

There are no other arrangements whereby any of United's directors received compensation for services as a director during Fiscal 2001 in addition to or in lieu of that specified by the aforementioned standard arrangements.

Compensation Committee Interlocks and Insider Participation

In April 1993, UGC Holdings' Board of Directors established a compensation committee composed of members of its Board who are not employees of UGC Holdings or its subsidiaries. In June 1997, the Board of Directors passed a resolution appointing all outside directors of UGC Holdings to be members of the compensation committee. During Fiscal 2001, the UGC Holdings compensation committee consisted of Messrs. Carollo, Cole, Lawrence J. DeGeorge (until his January 2002 resignation), Malone, Rochelle and Henry P. Vigil (until his November 2001 resignation). Each of such committee members is not and has not been an officer of UGC Holdings or any of its subsidiaries. In connection with the merger transaction, our Board passed a resolution appointing all outside directors of United as members of the Committee. The current members of the Committee are Messrs. Bennett, Carollo, Cole, Howard, Malone and Rochelle. Mr. Fries, an executive officer and director of United, and Ms. Spangler, an executive officer of United, are members of UPC's compensation committee and Mr. Riordan, an executive officer of UPC, is a member of our Board. Except as stated in the foregoing sentence, none of our executive officers has served as a director or member of a compensation committee of another company that had an executive officer also serving as a director or member of our Committee.

Limitation of Liability and Indemnification

Our Restated Certificate of Incorporation eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. Our Restated Certificate of Incorporation and Bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by law. We believe that such indemnification covers at least negligence and gross negligence on the part of indemnified parties.

CERTAIN TRANSACTIONS

Subscription for UGC Holdings Series E Preferred Stock; Conversion of Series E Preferred Stock; Exchange of UGC Holdings Class A Common Stock

On January 30, 2002, prior to the merger transaction, UGC Holdings issued 1,500 shares of its Series E preferred stock to the Principal Founders for an aggregate purchase price of $3,000,000, paid for with $6,000 cash and promissory notes. In the merger transaction, all of the 1,500 shares of Series E preferred stock were converted into an aggregate of 1,500 shares of Class A common stock of UGC Holdings, as the surviving entity in the merger transaction. The Series E preferred stock was issued just prior to the merger so that, when the merger became effective, the holders of the Series E preferred stock would then hold UGC Holdings's Class A common stock, which entitled them to elect one-half of the board of directors of UGC Holdings.

On May 14, 2002, the Principal Founders transferred all of the shares of UGC Holdings common stock held by them to us in exchange for an aggregate of 600,000 shares of our Class A common stock pursuant to an Exchange Agreement dated May 14, 2002, among such individuals and us. The Exchange Agreement superseded the Exchange Agreement entered into at the time of the merger but included the same financial terms. As a result of this exchange, UGC Holdings is now our wholly-owned subsidiary, and we are entitled to elect the entire board of directors of UGC Holdings. This transaction was the final step in the recapitalization of UGC Holdings.

Transactions with Liberty

The Merger Transaction

On January 30, 2002, we closed a merger and restructuring transaction along with related transactions. These transactions substantially strengthened our balance sheet and positioned us to continue our business strategy more effectively.

Mechanically, the merger transaction was structured as follows, in large part so that no "change of control" would be triggered under the indentures of UGC Holdings and certain of its subsidiaries; any such change of control would have required the borrower to offer to repay the indebtedness outstanding under the applicable indenture:

Immediately prior to the merger transaction on January 30, 2002:

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Liberty contributed approximately 9.9 million shares of UGC Holdings Class B common stock and approximately 12.0 million shares of UGC Holdings Class A common stock to United. In exchange for these contributions, we issued Liberty approximately 21.9 million shares of our Class C common stock;

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The Founders transferred their shares of UGC Holdings Class B common stock to limited liability companies, which limited liability companies then merged into United. As a result of such mergers, the Founders received approximately 8.9 million shares of our Class B common stock, which number of shares equals the number of shares of UGC Holdings Class B common stock transferred by them to the limited liability companies.

As a result of the merger transaction:

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UGC Holdings became our 99.5%-owned subsidiary;

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Each share of UGC Holdings' Class A and Class B common stock outstanding immediately prior to the merger was converted into one share of our Class A common stock;

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The shares of UGC Holdings' Series B, C and D preferred stock outstanding immediately prior to the merger, other than UGC Holdings' Series E preferred stock, were converted into an aggregate of approximately 23.3 million shares of our Class A common stock, which amount is equal to the number of shares of UGC Holdings' Class A common stock the holders of UGC Holdings' preferred stock would have received had they converted their preferred stock immediately prior to the merger;

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The shares of UGC Holdings' Series E preferred stock outstanding immediately prior to the merger were converted into an aggregate of 1,500 shares of UGC Holdings' Class A common stock;

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Liberty has the right to elect four of our 12 directors;

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The Founders have the effective voting power to elect eight of our 12 directors; and

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We have the right to elect half of UGC Holdings' directors and the Principal Founders have the right to elect the other half of UGC Holdings' directors.

As described above under "Certain Transactions—Subscription for UGC Holdings Series E Preferred Stock; Conversion of Series E Preferred Stock; Exchange of UGC Holdings Class A Common Stock," the Principal Founders have exchanged all of their shares of UGC Holdings Class A common stock for shares of our Class A common stock. Accordingly, UGC Holdings is now our wholly-owned subsidiary and we are entitled to elect all of the members of UGC Holdings' board of directors.

Post-Merger Contributions

Immediately following the merger transaction:

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Liberty contributed to us the Belmarken Notes and, as a result, two of our Dutch subsidiaries owe the amounts payable under such notes, which had an accreted value of $891.7 million as of January 30, 2002, to us rather than to Liberty;

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Liberty contributed $200.0 million in cash to us;

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Liberty contributed to us the Liberty UPC Bonds and, as a result, UPC owes the obligations represented by the Liberty UPC Bonds to us rather than to Liberty; and

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In exchange for the contribution of these assets to us, we issued an aggregate of approximately 281.3 million shares of our Class C common stock to Liberty.

Loan Transactions

Prior to the merger on January 30, 2002, we acquired from Liberty $751.2 million aggregate principal amount at maturity of the senior notes of UGC Holdings, as well as all of Liberty's interest in IDT United. The purchase price for the senior notes and Liberty's interest in IDT United was:

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our assumption of approximately $304.6 million of indebtedness owed by Liberty to UGC Holdings (due January 30, 2004); and

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cash in the amount of approximately $143.9 million.

On January 30, 2002, LBTW I, Inc., a subsidiary of Liberty, loaned United Argentina $17,270,537, of which $2,302,800 was used to purchase shares of preferred stock and promissory notes issued by IDT United. Following January 30, 2002, LBTW I, Inc. loaned United Argentina an additional $2,082,000, $6,696,000, $34,759,200, $36,417,600 and $5,502,520, as evidenced by promissory notes dated January 31, 2002, February 1, 2002, February 4, 2002, February 5, 2002 and February 28, 2002, respectively. We have used the proceeds of these loans to purchase additional shares of preferred stock and promissory notes issued by IDT United. These notes to LBTW I, Inc. accrue interest at 8.0% annually, compounded and payable quarterly, and each note matures on its first anniversary.

UGC Holdings Class A Common Stock Purchase

On December 3, 2001, UGC Holdings issued 11,991,018 shares of its Class A common stock to Liberty in consideration for $20.0 million in cash.

UGC Holdings Senior Secured Notes Tender Offer and Consent Solicitation

In December 2001, IDT United commenced a cash tender offer for, and related consent solicitation with respect to, the entire $1.375 billion face amount of senior notes of UGC Holdings. This tender offer expired at 5:00 p.m., New York City time, on February 1, 2002. As of the expiration of the tender offer, holders of the notes had validly tendered and not withdrawn notes representing $1,350,373,000 aggregate principal amount at maturity. At the time of the tender offer, Liberty had an equity and debt interest in IDT United. As described above, we have acquired all of the Liberty's interest in IDT United.

Rights of Holders of Class C Common Stock under Certificate of Incorporation

Liberty and certain of its subsidiaries hold all of the issued and outstanding shares of our Class C common stock. Under our certificate of incorporation, we are not permitted to take any action with respect to any of the following matters without the consent of a majority of the directors elected by the holders of our Class C common stock:

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the acquisition or disposition of assets or issuance of equity securities in any twelve-month period exceeding 30.0% of our market capitalization (excluding a sale, by merger or otherwise, by us of all or substantially all of our assets or a reorganization of entities affiliated with us, provided that the holders of our Class C common stock are treated equally with holders of our Class B common stock and all holders of our Class B common stock are treated equally);
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the issuance of any shares of our Class C common stock (other than pursuant to certain proportional purchase rights of the holders) or the issuance of any options exercisable for our Class B common stock in excess of 3.0 million shares in the aggregate;
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the replacement of our Chief Executive Officer with anyone other than Michael T. Fries, John F. Riordan, Gene W. Schneider or Mark L. Schneider;
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any amendment to our certificate of incorporation or bylaws that would adversely affect the rights of holders of our Class B common stock or our Class C common stock or any of their respective affiliates;
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any material transaction between us and any of our officers or directors or family members or affiliates of such persons, other than employment contracts entered into in the normal course of business;
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any amendment to the certificate of incorporation of UGC Holdings that would adversely affect our rights or the holders of our Class C common stock prior to the exchange of all shares of UGC Holdings' Class A common stock for our Class A common stock pursuant to an exchange contemplated by an agreement entered into by us and certain Founders in connection with the merger transaction;
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any issuance of preferred stock of UGC Holdings;
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any disposition of or waiver of rights with respect to any indebtedness of UPC held by us; or
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any change in our principal accounting firm.

Under our certificate of incorporation, if, prior to such time as UGC Holdings is no longer subject to the change of control provisions of the indentures of certain of its subsidiaries as described below, we issue shares of our Class B common stock and such issuance, together with any prior issuances of our Class B common stock as to which the holders of our Class C common stock did not have purchase rights under our certificate of incorporation, results in the voting power held by the holders of our Class C common stock being reduced below 90.0% of the voting power held by the holders of our Class C common stock immediately prior to such issuance or the first such issuance, each holder of shares of our Class C common stock will be entitled to acquire additional shares of our Class C common stock from us that would restore the voting power of such holder of our Class C common stock to 100% of its voting power immediately prior to such issuance or the first such issuance (whichever is greater). Holders of our Class C common stock may acquire such Class C common stock pursuant to this purchase right by purchasing it from us for cash or other form of consideration acceptable to us and/or exchanging shares of our Class A common stock on a one-for-one basis. The holders of our Class C common stock will not be entitled to the foregoing purchase rights in respect of any issuance of our Class B common stock in an amount such that, immediately following such issuance, the persons who were holders of equity securities immediately prior to such issuance then hold less than 30.0% of the voting power of our outstanding equity securities in the election of directors generally.

Stockholders Agreement

At the closing of the merger transaction, Liberty, Liberty Global, Inc. and Liberty UCOMA, LLC (together with their permitted transferees, the "Liberty Parties") and certain Founders, including Gene W. Schneider and Mark L. Schneider, each a named executive officer, and certain Schneider family trusts (such Founders together with their permitted transferees, the "Founder Parties"), and us entered into a Stockholders Agreement, the material terms of which are described below. The description below eliminates references to the indenture governing the $1.375 billion senior notes of UGC Holdings because, as a result of the consent solicitation effected in conjunction with the tender offer for those notes described above at "Transactions with Liberty—UGC Holdings Senior Secured Notes Tender Offer and Consent Solicitation," the relevant restrictive covenants have been eliminated from that indenture by the execution of a supplemental indenture.

Limitations on Conversion

Until such time as the provisions of certain outstanding indentures of certain of UGC Holdings' subsidiaries that require the issuer to offer to repurchase the bonds issued thereunder upon a change of control of UGC Holdings are rendered inapplicable (either by redemption of the bonds or defeasance, waiver or amendment of the relevant provisions of such indentures) or such a change of control occurs, other than as a result of a breach of the standstill agreement by Liberty, the Liberty Parties will not convert any shares of our Class C common stock into shares of our Class A common stock if, after giving effect to the conversion, the Liberty Parties would have more than 50.0% of the combined voting power of our Class A common stock and our Class B common stock outstanding or would have more voting power than our Class A common stock and our Class B common stock owned by the Founder Parties. This limitation on the Liberty Parties' right to convert (a) will terminate if the aggregate voting power of the shares of Class A common stock and Class B common stock beneficially owned by any person or group (other than a group that is controlled by certain of the Founders and that consists solely of Founders) exceeds either 50.0% of our total voting power or the voting power held by the Founder Parties and (b) will not apply to conversions made by the Liberty Parties in connection with sale or hedging transactions or any related pledges of their shares.

Change of Control Covenants

Subject to specified exceptions for governmental licenses, we will not take or permit any action that would result in our being subject to any covenants restricting the ability of UGC Holdings, us or any of our affiliates to effect a change of control, other than such covenants contained in certain existing indentures to which certain of UGC Holdings' subsidiaries are currently subject, unless any such change of control involving or caused by the action of any Liberty Party (other than a transfer of control, if control were obtained, by a Liberty Party to a third party) is exempted from the application and effects of any such restrictive covenants. We will not take or permit any action to extend or perpetuate the existing change of control covenants under certain existing indentures to which certain of UGC Holdings' subsidiaries are currently subject beyond the maturity date of the bonds issued under such indentures.

Rights of First Offer

Subject to specified exceptions, which are summarized below, no Liberty Party may transfer any shares of our Class B or Class C common stock except to permitted transferees, or convert any such shares into our Class A common stock, unless it first offers the Founders the opportunity to purchase the shares, and no Founder Party may transfer any shares of our Class B common stock except to permitted transferees, or convert any such shares into our Class A common stock, unless such Founder Party first offers the Liberty Parties the opportunity to purchase the shares. If either the Liberty Parties or the Founder Parties decline to exercise their right of first offer, then the party proposing to transfer shares of our Class B or Class C common stock to a third party must convert the shares to our Class A common stock immediately prior to such transfer, unless, in the case of a proposed transfer by the Founder Parties, the number of shares being transferred by all Founder Parties to the same transferee represents at least a majority of all shares of our Class B common stock owned by the Founder Parties, their permitted transferees, and any other person that the Founder Parties have designated to purchase shares from the Liberty Parties pursuant to the Founder Parties' right of first offer. Prior to any event that permits the conversion of our Class C common stock into our Class B common stock, the number of shares that the Liberty Parties may propose to transfer to a third party subject to the Founder Parties' right of first offer, when taken together with the number of shares of our Class A common stock previously transferred to a third party following their conversion from our Class C common stock, shall not exceed the number of shares of Class A common stock acquired after the closing of the merger transaction from parties other than us (including upon conversion of our Class C common stock) or the Founder Parties, plus the number of shares of our Class A common stock that the Liberty Parties received in the merger transaction upon conversion of any of our Class A common stock of UGC Holdings acquired after December 3, 2001.

Permitted Transfers

The Liberty Parties and Founder Parties may transfer their shares of our Class B common stock and our Class C common stock to permitted transferees without having to first offer them to any other party. The Founder Parties' permitted transferees include other Founders, family members and heirs of the Founders and partnerships or trusts owned by or for the benefit of the Founders. The Liberty Parties' permitted transferees include Liberty and any entity controlled by Liberty. The parties may pledge their shares of our Class B common stock in loan and hedging transactions provided that the applicable pledgee does not become a registered holder of the shares and agrees to comply with the right of first offer provisions of the stockholders agreement, with shortened notice and exercise periods, in connection with any foreclosure on the pledged shares. Pledges of the Founders' shares that were in existence prior to May 25, 2001, are also allowed under the agreement. The stockholders agreement specifies some transactions that are not considered to be transfers for purposes of the agreement, and thus are generally not subject to the rights of first offer and other restrictions on transfer. Such transactions include: conversions of Class C common stock to Class B common stock or Class B or Class C common stock to Class A common stock, transfers pursuant to a tender or exchange offer approved by a majority of the Board of Directors, transfers by operation of law in connection a merger, consolidation, statutory share exchange or similar transaction involving the Company, transfers pursuant to a liquidation approved by a majority of our Board and, in the case of Liberty, a transfer of (or control of) a Liberty Party that results in voting securities representing at least a majority of the outstanding voting power of such party or any ultimate parent entity of such party or its successor being beneficially owned by persons who prior to such transaction were beneficial owners of a majority of the outstanding voting power of the outstanding voting securities of Liberty (or any publicly traded class of voting securities of Liberty designed to track a specified group of assets or businesses), or who are control persons of any combination of the foregoing, as long as such ultimate parent entity of such transferred party becomes a party to the stockholders agreement and the standstill agreement with the same rights and obligations as Liberty.

Tag-Along Rights

If the Liberty Parties propose to transfer a majority of their shares of our Class B and Class C common stock to persons other than permitted transferees, and the Founder Parties do not purchase such shares, then the Founder Parties will be entitled to transfer a proportionate amount of their shares of our Class B common stock to the same purchaser on no less favorable terms. If the Founder Parties propose to transfer a majority of their shares of our Class B common stock to persons other than permitted transferees, and the Liberty Parties do not purchase such shares, then the Liberty Parties will be entitled to transfer a proportionate amount of their shares of our Class A, Class B and Class C common stock to the same purchaser on no less favorable terms.

Drag-Along Rights

If the Founder Parties propose to transfer a majority of their shares of our Class B common stock to an unaffiliated third party that is not a permitted transferee, and the Liberty Parties do not purchase such shares, then the Founder Parties can require the Liberty Parties to transfer to the same transferee on terms no less favorable than those on which the Founder Parties transfer their shares, at the election of the Liberty Parties, either (i) all of their shares of our Class B and Class C common stock, (ii) all of their shares of our common stock, or (iii) a proportionate amount of each class of our common stock that they own; provided that the Liberty Parties will be required to transfer all of their shares of our common stock, if, in connection with the proposed transfer by the Founder Parties, Mr. Gene W. Schneider, G. Schneider Holdings, Co., the GWS Trust, Mr. Mark L. Schneider and the MLS Partnership propose to transfer all their shares of our common stock beneficially owned by them, which shares of common stock include shares of our Class B common stock representing at least 40.0% of the greater of the number of shares of our Class B common stock owned by them on the date of the stockholders agreement and the number of shares of UGC Holdings' Class B common stock owned by them on June 25, 2000.

Exchange of Shares

We will, on request, permit Liberty and its affiliates to exchange any shares of our Class A common stock owned by them for shares of our Class C common stock, or, following the conversion of our Class C common stock, our Class B common stock, on a one-for-one basis. We will, upon request and subject to applicable laws, permit Liberty and its affiliates to exchange any shares of capital stock of UPC, and any other affiliate of ours (which shares were acquired from UPC or such affiliate), for shares of our Class C common stock or, following the conversion of our Class C common stock, our Class B common stock. Without limiting the generality of the foregoing, at anytime after UPC is entitled to convert shares of its Series 1 Convertible Preference Shares held by Liberty to UPC ordinary shares, (i) Liberty will be entitled to exchange such shares for our Class C common stock or, following the conversion of our Class C common stock, our Class B common stock, and (ii) we will be entitled to call such shares from Liberty in exchange for shares of our Class C common stock or, following the conversion of our Class C Common stock, our Class B common stock, provided such exchange is tax-free to Liberty, in either case on terms specified in the stockholders agreement.

Termination

The tag-along provisions, the drag-along provisions and the limitations on the conversion of shares of our Class C common stock to shares of our Class A common stock terminate on June 25, 2010, unless the stockholders agreement is terminated earlier. The stockholders agreement will terminate as to any Liberty Party or Founder Party the voting power of whose equity securities is reduced below 10.0% of the voting power of UGC Holdings such party held on June 25, 2000. The stockholders agreement will terminate in its entirety on the first to occur of (a) all of the Founders and their permitted transferees or Mr. Gene W. Schneider and Mr. Mark L. Schneider and their permitted transferees (other than the other Founders) holding less than 40.0% of the greater of the number of shares of our Class B common stock owned by them on the date of the stockholders agreement and the number of shares of UGC Holdings Class B common stock owned by them on June 25, 2000 (assuming for such purpose that any shares transferred by such persons to a Liberty Party continue to be owned by such person) or (b) the transfer by the Founder Parties of a majority of their shares of our Class B common stock to one or more Liberty Parties or one or more unaffiliated third parties.

Standstill Agreement

At the closing of the merger transaction, the Liberty Parties and we entered into a standstill agreement, the material terms of which are described below. The description below eliminates references to the indenture governing the $1.375 billion 10 3/4% notes of UGC Holdings because, as a result of the consent solicitation effected in conjunction with the tender offer for those notes described above at "Transactions with Liberty—UGC Holdings Senior Secured Notes Tender Offer and Consent Solicitation," the relevant restrictive covenants have been eliminated from that indenture by the execution of a supplemental indenture.

Limitation on Acquiring Securities and Other Actions

The Liberty Parties will not acquire our common stock in an amount that would cause their percentage of our total common stock outstanding, on a fully-diluted basis, to exceed the greater of (a) the sum of (i) the percentage beneficially owned by them immediately after the closing of the transactions contemplated by the merger agreement, plus (ii) the percentage represented by any shares acquired by them from (x) other parties to the stockholders agreement, including us, and (y) from UPC pursuant to a release agreement, dated February 22, 2001, among UPC, UGC Holdings, Liberty and Liberty Media International, Inc. or the "UPC Release", plus (iii) the percentage represented by an additional 25 million shares; provided that the number determined by clauses (a)(i) and (a)(iii) shall not exceed 81.0%, and (b) the sum of 81.0% plus the percentage determined by clause (a)(ii)(x). Liberty will not (a) solicit proxies with respect to our voting securities, (b) form, join or participate in a group if the group's ownership of our voting securities would exceed the maximum share ownership percentage described in this paragraph, unless certain Founders are part of such group, (c) deposit any of our voting securities into a voting trust or subject them to a voting agreement or similar arrangements, (d) solicit or encourage offers for us from persons other than Liberty Parties or Founders, or (e) call a meeting of stockholders or seek amendments to our bylaws without the consent of our Board. Liberty will not be in breach of the restrictions on its maximum share ownership if its share ownership exceeds the maximum percentage specified solely because of any action taken by us in respect of which no Liberty Party takes any action other than in its capacity as a holder of our equity securities, including, for example, a tender offer by us to acquire shares of our common stock that Liberty elects not to accept or the issuance of a dividend by us payable in cash or stock that the Liberty Parties elect to receive in stock.

Appraisal; Voting Rights

No Liberty Party will exercise appraisal rights as to any matter. Liberty will cause its shares to be present at meetings of our stockholders so as to be counted for quorum purposes. Except for matters as to which Liberty or the directors elected by the holders of our Class C common stock have approval rights under our Restated Certificate of Incorporation, the standstill agreement, the stockholders agreement or the United covenant agreement, or which, pursuant to our bylaws are required to be approved by the Board prior to being submitted to the stockholders (in any such case, if such approval has not been obtained), Liberty will vote its shares of common stock on all matters submitted to a vote of stockholders, other than the election or removal of directors or a merger, sale or similar transaction involving us, either as recommended by the Board or in the same proportion as all other holders of our common stock. Liberty will vote its shares of our common stock against any merger, consolidation, recapitalization, dissolution or sale of all or substantially all of our assets not approved by the Board.

Until such time as the provisions of certain existing indentures to which certain of UGC Holdings' subsidiaries are currently subject that require such subsidiaries to offer to repurchase the bonds issued thereunder upon a change of control of UGC Holdings are rendered inapplicable (either by redemption of the applicable bonds, defeasance in accordance with the terms of the indenture, waiver or amendment) or such a change of control occurs, other than as a result of a breach of the standstill agreement by Liberty, Liberty will vote its shares in the election of directors in its sole discretion. Following such time (unless, in the case of the occurrence of a change of control as to which a defeasance or waiver of the change of control restrictions has not occurred, more than $200.0 million remains outstanding under UGC Holdings' indenture), Liberty will be entitled to nominate four members of our Board or, if greater, a number equal to at least 33% of our Board, and the Founder Parties will be entitled to nominate the same number of directors. The Board will nominate the remaining members of the Board. The Liberty Parties will then be obligated to vote their shares of our common stock in favor of such nominees to the Board and, unless requested to do so by the Founders, will not vote to remove any Board member nominated by the Founders, except for cause. Pursuant to a separate voting agreement between United and the Founders, the Founders will likewise be obligated to vote their shares of our common stock in favor of such nominees to our Board and, unless requested to do so by Liberty, will not vote to remove any Board members nominated by Liberty, except for cause.

Limitations on Issuing High Vote Securities

We will not issue any of our Class B common stock or other equity security having more votes per share than our Class A common stock, or rights to acquire any such securities, other than to Liberty Parties and their controlled affiliates unless and until our Class C common stock becomes convertible in full into our Class B common stock, except that we may issue up to an aggregate of 3.0 million shares of our Class B common stock upon exercise of options outstanding at the time of the closing of the merger transaction or subsequently issued options, and we may, on a majority vote of our Board, issue preferred stock convertible into Class B common stock (but with no other conversion rights, no voting rights other than as are customary in preferred stocks and no special rights); provided that such preferred stock cannot be so converted prior to such time as the change of control provisions of the indentures described above no longer apply, and the total number of shares of our Class B common stock issuable upon conversion of such options and preferred stock must be less than the number of shares that would, if issued after such time as such change of control provisions in such indentures no longer apply, entitle the Liberty Parties to exercise the purchase rights described below.

Limitations on Transfer

Subject to certain exceptions, no Liberty Party may transfer any of our equity securities, unless the transfer is (i) to Liberty or a controlled affiliate of Liberty that is or becomes a party to the standstill agreement, (ii) to one or more underwriters in connection with a public offering, (iii) to one or more Founders or purchasers designated thereby pursuant to the right of first offer provisions of the stockholders agreement, provided that any such transferee, if other than a Founder, becomes subject to the stockholders agreement and, if other than a Founder or permitted transferee of a Founder, the standstill agreement, (iv) pursuant to the tag-along or drag-along provisions of the stockholders agreement, (v) otherwise made in accordance with the provisions of the stockholders agreement; provided that in the case of a transfer pursuant to clause (ii) or (v), if the transfer is to a non-affiliate, the transferring Liberty Party has no reason to believe that any person or group would obtain more than 10.0% of our voting power in the election of directors as a result of the transfer. The Liberty Parties may pledge their equity securities to financial institutions in connection with loan and hedging transactions that comply with the stockholders agreement.

Offers for United

If any person makes an offer to (i) acquire equity securities from us or from one or more of our stockholders by public offer, (ii) acquire all or substantially all of our assets, or (iii) effect a merger, consolidation, share exchange or similar transaction, we will give Liberty notice of such offer promptly upon receipt thereof, or, if giving such notice would violate any applicable law or agreement, promptly after public announcement of such offer. In no event will we give Liberty notice of such an offer less than ten days prior to accepting it. If we do not reject such an offer within five days, then any Liberty Party or its affiliates may propose a competing offer to our Board, and our Board will in the exercise of its fiduciary duties consider in good faith waiving any provision of the standstill agreement that would restrict actions that might be taken by a Liberty Party or its affiliates in support of such a competing offer.

If we propose to sell all or substantially all of our assets, effect a merger, consolidation, share exchange or similar transaction or issue shares of our Class B common stock in an amount sufficient that Liberty would not be entitled to exercise its purchase rights described below, then we will give Liberty notice of such proposal and will give Liberty an opportunity to propose an alternative transaction to our Board.

Purchase Right

If, following such time as the change of control provisions of certain existing indentures to which certain of UGC Holdings' subsidiaries are currently subject no longer apply, we issue equity securities having more votes per share than our Class A common stock and such issuance, together with any prior issuance of high vote securities as to which the Liberty Parties did not have purchase rights, results in the voting power of the Liberty Parties' equity securities being reduced below 90.0% of their voting power prior to such issuance or the first such issuance, the Liberty Parties will be entitled to acquire a number of additional shares of our Class B common stock from us that would restore the Liberty Parties' voting power to 100% of what it was prior to such issuance or the first such issuance (whichever is greater). Liberty may acquire such shares of our Class B common stock by purchasing them from us for cash or other form of consideration acceptable to us and/or by exchanging shares of Class A common stock on a one-for-one basis. The Liberty Parties will not be entitled to the foregoing purchase rights in respect of any issuance of our Class B common stock in an amount such that, immediately following such issuance, the persons who were holders of our equity securities immediately prior to such issuance then hold less than 30.0% of the voting power of our outstanding equity securities in the election of directors generally.

Preemptive Right

If, at any time after the signing of the standstill agreement, we propose to issue any of our Class A common stock or rights to acquire our Class A common stock, the Liberty Parties will have the right, but not the obligation, to purchase a portion of such issuance sufficient to maintain their then existing equity percentage in us on terms at least as favorable as those given to any third party purchasers. This preemptive right will not apply to (i) the issuance of our Class A common stock or rights to acquire our Class A common stock in connection with the acquisition of a business from a third party not affiliated with us or any Founder that is directly related to the existing business of us and our subsidiaries, (ii) the issuance of options to acquire our Class A common stock to employees pursuant to employee benefit plans approved by our Board (such options and all shares issued pursuant thereto not to exceed 10.0% of our outstanding common stock), (iii) equity securities issued as a dividend on all equity securities or upon a subdivision or combination of all outstanding equity securities, or (iv) equity securities issued upon the exercise of rights outstanding as of the closing of the merger or as to the issuance of which the Liberty Parties had the right to exercise their preemptive rights.

Termination

The standstill agreement will terminate on June 25, 2010, except for the restrictions on our ability to issue additional high vote securities and the Liberty Parties' purchase and preemptive rights; provided that the standstill agreement will terminate in its entirety upon termination of the stockholders agreement.

United Covenant Agreement

At the closing of the merger transaction, the Liberty Parties and we entered into an Agreement Regarding Additional Covenants. Pursuant to this agreement we have agreed that, without the consent of Liberty, we will not:

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  enter into any contract that purports to be binding on Liberty or its affiliates;
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  enter into any material contract with respect to which an act or omission by Liberty or its affiliates would result in a default or cancellation, or give rise to a repayment obligation or a loss of a material benefit;

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  enter into any contract between us and our subsidiaries, on the one hand, and UGC Holdings and its controlled affiliates, on the other;
  •
  transfer, pledge or otherwise dispose of UPC's Exchangeable Loan unless such transaction has been reviewed and approved by our Board including, in the case of any transfer to any of our affiliates, including UGC Holdings or any of its affiliates, a majority of the directors elected by Liberty; or
  •
  amend the provision of our bylaws that requires approval by our Board or a committee of our Board of expenditures exceeding $10.0 million.

The agreement also provides that we will provide Liberty with certain financial information for use by Liberty in connection with the preparation of its financial statements.

Agreement Regarding UGC Holdings

At the closing of the merger transaction, UGC Holdings, Liberty, Liberty Global, Inc. and Liberty UCOMA, LLC entered into an agreement, the material terms of which are described in the following paragraph. The description below eliminates references to the indenture governing the $1.375 billion 10 3/4% notes of UGC Holdings because, as a result of the consent solicitation effected in conjunction with the tender offer for those notes described above at "Transactions with Liberty – UGC Holdings Senior Secured Notes Tender Offer and Consent Solicitation," the relevant restrictive covenants have been eliminated from that indenture by the execution of a supplemental indenture.

This agreement provides that, without the consent of Liberty, UGC Holdings will not:

  •
  enter into any contract that purports to be binding on Liberty or its affiliates; or
  •
  enter into any material contract with respect to which an act or omission by Liberty or its affiliates would result in a default or cancellation, or give rise to a repayment obligation or a loss of a material benefit.

Without the consent of Liberty, and subject to specified exceptions for governmental licenses, UGC Holdings will not take or permit any action that would result in it being subject to any covenants restricting the ability of UGC Holdings or any of its affiliates to effect a change of control, other than such covenants contained in certain existing indentures to which certain of UGC Holdings' subsidiaries are currently subject, unless any such change of control involving or caused by the action of any Liberty Party (other than a transfer of control, if control were obtained, by a Liberty Party to a third party) is exempted from the application and effects of any such restrictive covenants. UGC Holdings will not take or permit any action to extend or perpetuate the existing change of control covenants under certain existing indentures to which certain of UGC Holdings' subsidiaries are currently subject beyond the maturity date of the bonds issued under such indentures.

Registration Rights Agreements

Liberty, Liberty Global, Inc. and Liberty UCOMA, LLC have entered into a registration rights agreement with us at the closing of the merger transaction providing Liberty and our affiliates certain registration rights with respect to our securities owned by them. The Founders entered into a substantially identical registration rights agreement, provided that the Founders are entitled to demand up to two registrations rather than five. The registration statement of which this prospectus forms a part was filed by us pursuant to the exercise of the first of the Founders' two demand rights.

Under the terms of its registration rights agreement, Liberty is entitled to demand up to five registrations with respect to our securities or the securities of any successor entity to us now owned or hereafter acquired by Liberty or its affiliates provided the securities to be registered in any such registration equal a minimum of the lesser of 10.0% of the number of our shares beneficially owned by Liberty immediately after the effectiveness of the merger, or all of our securities owned by Liberty. The

Founders are entitled to demand up to two registrations with similar minimum requirements. Neither Liberty nor the Founders may make more than two demands for registration in any 12-month period and we, subject to certain limitations, may preempt or in certain instances postpone registration of securities owned by Liberty or the Founders or an offering of securities registered under a shelf registration. Liberty and the Founders may demand that the securities they own be offered and sold on a continuous or delayed basis pursuant to a shelf registration in accordance with relevant securities laws. We have agreed to use our reasonable best efforts to cause each registration statement to remain effective for such a period, not to exceed 180 days (or two years, in the case of a shelf registration), as may be reasonably necessary to effect the sale of the securities registered thereunder. Each registration rights agreement also provides that a registration will not count as a demand registration until it has become effective and at least 90.0% of securities requested to be included in such registration have been registered and sold. We have agreed to use our reasonable best efforts to permit a period of at least 180 consecutive days during which a demand registration may be effected or an offering of securities may be effected under an effective shelf registration.

Each registration rights agreement also provides Liberty and the Founders unlimited "piggyback" registration rights for securities owned by them, which give Liberty and the Founders the right to include the securities they own in registration statements filed on behalf of us or third persons. These piggyback registration rights are subject to cutback by the underwriters involved in such registration, priority of the party initiating the registration and certain lockup limitations. Each registration rights agreement also limits us from granting other piggyback registration rights superior to Liberty's and the Founders' rights.

Although we will be responsible for all expenses incurred in connection with any registration, we will not be responsible for applicable underwriting discounts, selling commissions or stock transfer taxes. Each registration rights agreement also includes customary indemnification and contribution provisions.

Founders Agreement for United

At the closing of the merger transaction, the Founders entered into the Founders Agreement, which establishes certain rights and obligations among themselves as holders of our common stock. Founders who are parties to the Founders Agreement will vote for director nominees who are selected under the Founders Agreement's terms, and are subject to first offer rights in the event they wish to transfer shares of their Class B common stock other than to permitted transferees. The Founders Agreement will terminate as to any Founder when he and his permitted transferees together hold less than 10.0% of our Class B common stock they held as of the closing of the merger transaction.

UPC Transactions

In connection with the restructuring plan of UPC, UPC signed a Memorandum of Understanding, dated February 1, 2002, by and among UPC, United and UGC Holdings. The Memorandum of Understanding relates to an agreement in principle among UPC, United and UGC Holdings, to effectuate a series of transactions, which, if consummated, would result in a restructuring of the outstanding debt obligations of UPC and its subsidiaries, resulting in a significant reduction in the outstanding debt obligations of UPC and its subsidiaries. The Memorandum of Understanding with United and UGC Holdings is conditional, among other things, on the receipt of tenders of 95.0% of all UPC notes outstanding in an exchange offer. United has agreed in principle to convert $2.6 billion of indebtedness, which was acquired as a result of the merger transaction with Liberty, and $0.3 billion of convertible preference shares held by UGC Holdings into new UPC ordinary shares as part of the recapitalization.

Company Loans Following Margin Calls

We have encouraged ownership of our common stock by our employee directors. In 2000 and 2001, as the price of UGC Holdings' and UPC's common stock declined along with the stock prices of other participants in our industry, certain third-party lenders issued margin calls to employee directors who had used their UGC Holdings or UPC common stock as collateral for personal loans. Sales of common stock in connection with these margin calls would have involved substantially all of the UGC Holdings and UPC common stock held by these directors. The Board of Directors determined that it was in the best interest of UGC Holdings and its stockholders to make the loans described below so that the employee directors could retain their shares. Though we do not have a policy regarding loans to our directors and officers and presently we do not anticipate making more loans to directors, the UGC Holdings Board of Directors believed their approval of these loans would permit our employee directors to retain their shares.

The terms of the loans were based on a good faith assessment by the Board of Directors of the value of the collateral at the time the loans were made. Each loan is secured by certain outstanding stock options and phantom stock options issued by United and its subsidiaries (other than ULA) to the borrower, and certain of the loans are also secured by common stock of United and UPC held by the director-borrower. The loans are non-recourse to the borrower, except to the extent of any pledged collateral. As of the date hereof, the pledged collateral for each of these loans is worth less than the balance of such loans. The loans bear interest at 90-day LIBOR plus either (i) 2.5% if the value of the collateral equals or exceeds 200% of the outstanding loan balance or (ii) 3.5%. Each loan is payable on demand or, if not then paid, on November 22, 2002. The directors subject to margin calls recused themselves from the Board of Directors' consideration of these transactions.

Fries Loans

UGC Holdings loaned an aggregate of $417,067 to Michael T. Fries, and an aggregate of $2,759,965 to the Fries Partnership, a partnership that benefits Mr. Fries and his family. Mr. Fries has guaranteed the loans to the Fries Partnership. The outstanding balance of the loans as of March 1, 2002, including accrued interest, was $446,465 for Mr. Fries and $2,918,718 for the Fries Partnership.

Riordan Loans

UGC Holdings loaned an aggregate of $8,700,000 to John F. Riordan. The aggregate outstanding balance of the loans as of March 1, 2002, including accrued interest, was $9,317,785.

Mark Schneider Loans

UGC Holdings loaned an aggregate of $1,441,667 to Mark L. Schneider. The aggregate outstanding balance of the loans as of March 1, 2002, including accrued interest, was $1,549,528.

MLS Partnership Loans

UGC Holdings loaned an aggregate of $3,265,904 to the MLS Partnership, a partnership that benefits Mr. Mark Schneider and his family. A trust serves as the general partner of the MLS Partnership, and Gene W. Schneider and John F. Riordan serve as trustees of the trust. Mr. Mark Schneider has guaranteed the loans to the MLS Partnership. The aggregate outstanding balance of the loans as of March 1, 2002, including accrued interest, was $3,510,249.

Mark L. Schneider Transactions

Indebtedness Related to Foreign Assignment

Mr. Schneider incurred indebtedness of $653,210 to UGC Holdings in 2001 as a result of the settlement of his tax equalization for 1999, and taxes owed for 1998 that UGC Holdings paid on his behalf. Mr. Schneider has paid this debt in full.

Mr. Schneider incurred indebtedness of £291,298 to UPC in 2001 in connection with housing costs and estimated taxes in the United Kingdom. £95,000 of this indebtedness was recredited to UPC following a determination that taxes were not owed in the United Kingdom, and Mr. Schneider has paid the balance of this indebtedness in full.

Mr. Schneider incurred indebtedness of $723,356 to UGC Holdings in 1999 in connection with the purchase of his home while on foreign assignment. The loan carried a 9% per annum interest rate and such interest rate was payable monthly. UGC Holdings deducted interest payments monthly from the cost of living differentials it paid to Mr. Schneider related to his foreign assignment. Mr. Schneider paid the loan in full in 2001.

chello broadband Loan

In 1999, chello broadband loaned Mr. Schneider Euro 2,268,901 so that he could acquire certificates evidencing the economic value of stock options granted to Mr. Schneider in 1999 for chello broadband ordinary shares B. This recourse loan, which is due and payable upon the sale of the certificates or the expiration of the stock options, bears no interest. Interest, however, is imputed and the tax payable on the imputed interest is added to the principal amount of the loan. The options expire on March 26, 2004. In 2000, Mr. Schneider exercised chello broadband options through the sale of the certificates acquired with the loans proceeds. Of the funds received, Euro 823,824 was withheld for payment of the portion of the loan associated with the options exercised. As of March 1, 2002, the outstanding balance of this loan was Euro 1,465,391.

Gene W. Schneider Transaction

In 2001, UGC Holdings' Board of Directors approved a "split-dollar" policy on the lives of Gene W. Schneider and his wife, Louise Schneider, for $30 million. UGC Holdings pays an annual premium of approximately $1.8 million for this policy, which has a roll-out period of approximately 15 years. UGC Holdings' Board of Directors believed that this policy was a reasonable addition to Mr. Schneider's compensation package in view of his many years of service to the company. The Gene W. Schneider 2001 Trust, or the "Trust," is the sole owner and beneficiary of the policy, but has assigned to UGC Holdings policy benefits in the amount of premiums paid by UGC Holdings. The Trust will contribute to UGC Holdings an amount equal to the annual economic benefit provided by the policy. The trustees of the Trust are Mark Schneider, Tina Wildes and Carla Shankle. Upon termination of the policy, UGC Holdings will recoup the premiums that it has paid. The obligation of UGC Holdings to pay the premiums due on the policy will terminate upon the death of both insureds, on the lapse of the roll-out period, or at such time as the Trust fails to make its contribution to UGC Holdings for the premiums due on the policy.

Tina M. Wildes Transaction

On October 1, 2000, Tina M. Wildes resigned from UGC Holdings. She and UGC Holdings then entered into a one-year consulting agreement pursuant to which she would provide advice on human resource matters, including stock option grants and expatriate contracts, development matters and investment opportunities. She also agreed to attend meetings of the UGC Holdings Board of Directors and the UPC Supervisory Board. UGC Holdings engaged Ms. Wildes on the basis of her prior experience with the company and in the telecommunications industry. The consulting agreement provided for payment of a consulting fee to Ms. Wildes of $15,000 per month, which was her salary immediately prior to her resignation. In addition, all stock options previously awarded to Ms. Wildes continued to vest in accordance with their terms. Also, for the period October 1, 2000 to January 31, 2001, UGC Holdings paid the monthly premium amount for a whole life policy on the life of Ms. Wildes for an aggregate of $3,064. Upon the expiration of the consulting agreement on October 1, 2001, Ms. Wildes rejoined UGC Holdings as Senior Vice President of Business Administration at an annual salary of $150,000.

Merger Transaction Loans

When UGC Holdings issued shares of its Series E preferred stock in connection with the merger transaction, each of Curtis Rochelle, Albert M. Carollo, Gene W. Schneider and Mark L. Schneider delivered full-recourse promissory notes to UGC Holdings in the amount of $748,500 in partial payment of their subscriptions for the Series E preferred stock. The loans evidenced by these promissory notes bear interest at 6.5% per annum and are due and payable on demand on or after January 30, 2003, or on January 30, 2007 if no demand has by then been made. As of March 31, 2002, the aggregate outstanding balance of the loans, including accrued interest, was $3,026,976.

On May 14, 2002, these Founders exchanged their shares in UGC Holdings for shares of United, giving United 100% control of UGC Holdings. Notwithstanding the exchange, the foregoing loans remain outstanding. For a description of the exchange see "Certain Transactions—Substitution for UGC Holdings Series E Preferred Stock; Conversion of Series E Preferred Stock; Exchange of UGC Holdings Class A Common Stock".

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

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1,000,000,000 shares of Class A common stock;
•
1,000,000,000 shares of Class B common stock;
•
400,000,000 shares of Class C common stock; and
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10,000,000 shares of preferred stock, all $0.01 par value per share.

As of May 31, 2002, we had outstanding:

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110,291,192 shares of Class A common stock;
•
8,870,332 shares of Class B common stock;
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303,123,542 shares of Class C common stock; and
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no shares of preferred stock

The description of our capital stock in this prospectus is a summary of the terms of our certificate of incorporation.

Common Stock

Our Class A common stock, Class B common stock and Class C common stock have identical economic rights. They do, however, differ in the following respects:

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Each share of Class A common stock, Class B common stock and Class C common stock entitles the holders thereof to one, ten and ten votes, respectively, on each matter to be voted on by our stockholders;

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Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. At the option of the holder, each share of Class C common stock is convertible into one share of Class A common stock at any time or, under certain circumstances, into one share of Class B common stock. The Class A common stock is not convertible into Class B or Class C common stock. If the Class C common stock does not become convertible in full into Class B common stock by June 25, 2010, each share of Class C common stock shall be convertible, at the option of the holder, into 1.645 shares of Class A common stock or, under certain circumstances relating to the indentures of UGC Holdings and its subsidiaries, 1.645 shares of Class B common stock.
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The approval of a majority of Class C directors is required for certain acquisitions or dispositions of assets, issuances of equity or debt securities, selection of a our CEO not specified in our certificate of incorporation, amendment of our charter or bylaws in a manner adverse to holders of Class B or Class C common stock, amendment of our charter in a manner adverse to us or the holders of Class C common stock, certain related party transactions and changes in our principal independent accounting firm.

Holders of our Class A, Class B and Class C common stock vote as one class on all matters to be voted on by our stockholders, except for the election of directors or as specified by the Delaware General Corporation Law. Shares of our Class C common stock vote separately to elect four of our 12 person board of directors until such time as the shares of Class C common stock become convertible in full into shares of Class B common stock. Holders of Class A and B common stock, voting together, elect the other eight directors. After all shares of Class C common stock become convertible in full into shares of Class B common stock, all 12 of our 12-person board of directors will be elected by the holders of shares of Class A common stock, Class B common and Class C common stock voting together. Shares of Class C common stock will become convertible in full into shares of Class B common stock upon the occurrence of certain events relating to the indentures of UGC Holdings and certain of its subsidiaries.

Holders of our Class A, Class B and Class C common stock are entitled to receive any dividends that are declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our Class A, Class B and Class C common stock will be entitled to share in all assets available for distribution to holders of common stock. Holders of our Class A, Class B and Class C common stock have no preemptive right under our certificate of incorporation. Holders of shares of Class C common stock have purchase rights to prevent the dilution of the voting power of the Class C common stock by 10.0% or more of its voting power immediately prior to a dilutive issuance or issuances of Class B common stock. Our certificate of incorporation provides that if there is any dividend, subdivision, combination or reclassification of any class of common stock, a proportionate dividend, subdivision, combination or reclassification of one other class of common stock will be made at the same time.

We have appointed Mellon Investor Services LLC as the transfer agent and registrar for the Class A common stock.

Certain Other Rights of Holders of Class C Common Stock

Under the terms of our certificate of incorporation, we must have the approval of the majority of directors elected by the holders of Class C common stock, before we can:

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acquire or dispose of assets or issue equity or debt securities, in any consecutive 12-month period, in an amount exceeding 30.0% of our market capitalization (excluding our sale by merger or otherwise, sale of all or substantially all of our assets, or a reorganization among affiliated entities, provided that the Class C common stockholders are treated equally with the Class B common stockholders and all Class B common stockholders are treated equally);

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issue any additional shares of Class C common stock (other than upon the exercise of Liberty's preemptive rights or rights under the stockholders agreement or the exercise of the proportional purchase right granted to holders of Class C common stock under our certificate of incorporation);
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issue any options exercisable for Class B common stock (other than upon the exercise of certain options that have been assumed by us or that are permitted under the terms of our certificate of incorporation);
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remove or replace our Chief Executive Officer, except in the case of one of four candidates pre-approved by Liberty;
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amend our charter or bylaws in a manner adverse to Liberty or the holders of Class B or Class C common stock or their affiliates;
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enter into any material transaction between us or any of its controlled affiliates (including UGC Holdings), on the one hand, and any of our directors of or any of our controlled affiliates (including UGC Holdings), any Founder or any family member or other affiliate of any of the foregoing, on the other hand, excluding transactions between us and any of our controlled affiliates and employee matters in the ordinary course of business;
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amend, alter or repeal any provision of UGC Holdings' charter that would be adverse to us or the holders of the Class C common stock or their affiliates;
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issue any shares of UGC Holdings' preferred stock;
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sell, assign, transfer or otherwise dispose of, or take any action in exercise of, or waive or amend any rights with respect to any debt securities issued or indebtedness incurred by UPC, or any of its subsidiaries, which debt is held by or which indebtedness is owed to us; or
•
change our principal accounting firm.

If any issuance of additional Class B common stock dilutes the voting power of the outstanding Class C common stock by 10.0% or more (on an as-converted basis), the holders of the Class C common stock will have the right to maintain their voting power by purchasing additional shares of Class C common stock at the same per share price as the Class B common stock per share issue price or by exchanging shares of Class A common stock for shares of Class C common stock on a one-for-one basis. At the option of the holder, each share of Class C common stock can be converted into one share of Class A common stock at any time or, upon the occurrence of certain events related to UGC Holdings' outstanding indebtedness, into one share of Class B common stock. If no conversion event has occurred by June 25, 2010, each share of Class C common stock may be converted into 1.645 shares of Class A common stock or, in some cases, 1.645 shares of Class B common stock, which could result in the issuance of a substantial number of additional shares.

The terms of the Class C common stock are set out in our restated certificate of incorporation.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Our board of directors is authorized, without any further action by the stockholders, to determine the following for any unissued series of preferred stock:

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  voting rights;
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  dividend rights;
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  dividend rates;
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  liquidation preferences;
  •
  redemption provisions;

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  sinking fund terms;
  •
  conversion or exchange rights;
  •
  the number of shares in the series; and
  •
  other rights, preferences, privileges and restrictions.

In addition, the preferred stock could have other rights, including economic rights senior to common stock, so that the issuance of the preferred stock could adversely affect the market value of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders. We have no current plans to issue any preferred shares.

Market Listings

Our Class A common stock is listed for trading on The Nasdaq National Market. Our Class B common stock and Class C common stock have no established trading market. We may elect to list any class or series of securities on an exchange or other trading system, and in the case of Class A common stock, on an exchange or additional trading system, but, are not obligated to do so. No assurance can be given as to the liquidity of the trading market for any of our securities.

Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws summarized below may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

Our certificate of incorporation or bylaws provide:

•
for a classified board of directors, with each class containing as nearly as possible one-third of the number of directors on the board and the members of each class serving for three-year terms;
•
that vacancies on the board of directors may be filled only by the remaining directors;
•
that the stockholders may take action only at an annual or special meeting of stockholders, and not by written consent of the stockholders;
•
that special meetings of stockholders generally can be called only by the board of directors;
•
that our stockholders may adopt, amend or repeal the bylaws only with the approval of holders of at least 66 2/3% of the voting power; and
•
for an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice of intent to nominate a director or raise business at meetings not less than 90 nor more than 120 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of the holders of at least 66 2/3% of the voting power is required to amend or repeal these provisions or to provide for cumulative voting.

Delaware General Corporation Law, Section 203

We have elected not to be governed by Section 203 of the Delaware General Corporation Law.

SELLING SECURITYHOLDERS

The following table sets forth information with respect to the number of shares beneficially owned by the selling securityholders named below. The table also shows the number of shares of our Class A common stock being registered with respect to each selling securityholders and shares beneficially owned by the selling securityholders in the event the registered shares are actually sold. Each share of Class B common stock is convertible into one share of Class A common stock. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling securityholders may offer the shares for resale from time to time.

	Beneficial Ownership Before The Offering				Number of Shares To Be Registered in This Offering			Beneficial Ownership After The Offering(1)
	Number of Shares of				Number of Shares of			Number of Shares of
Selling Securityholders	Class A Stock		Class A Stock Underlying Class B Stock(2)	Percentage of Total Common	Class A Stock	Class A Stock Underlying Class B Stock(2)	Percentage of Total Common	Class A Stock	Class A Stock Underlying Class B Stock(2)	Percentage of Total Common
Gene W. Schneider	160,170		1,743,216	*	160,170	1,743,216	*	0	0	0
The GWS Trust	0		400,000	*	0	400,000	*	0	0	0
G. Schneider Holdings, Co	0		3,063,512	*	0	3,063,512	*	0	0	0
The MLS Partnership	0		410,000	*	0	410,000	*	0	0	0
Carollo Company	150,000		222,420		150,000	222,420	*	0	0	0
Mark L. Schneider	276,686		170,736	*	276,686	170,736	*	0	0	0
Curtis Rochelle	150,000		0	*	150,000	0	*	0	0	0
Rochelle Limited Partnership	150,000		1,796,940	*	150,000	1,796,940	*	0	0	0
Rochelle Investment Limited Partnership	142,134		222,368	*	142,134	222,368	*	0	0	0
Jim Rochelle	0		66,912	*	0	66,912	*	0	0	0
April Brimmer Kunz	63,200		32,756	*	63,200	32,756	*	0	0	0
Kathleen Jaure	0		76,912	*	0	76,912	*	0	0	0
K&R Enterprises(3)	4,000		0	*	4,000	0	*	0	0	0
Albert & Carolyn Company	0		222,412	*	0	222,412	*	0	0	0
James R. Carollo Living Trust	0		222,412	*	0	222,412	*	0	0	0
John B. Carollo Living Trust	0		111,200	*	0	111,200	*	0	0	0
The Fries Partnership	140,792		91,580	*	140,792	91,580	*	0	0	0
Michael T. Fries	20,182		0		20,182	0	*	0	0	0
Tina M. Wildes	53,683	(4)	16,956	*	53,683	16,956	*	0	0	0

TOTAL	1,310,847		8,870,332	2.4	1,310,847	8,870,332	2.4	0	0	0

*
Less than one percent.
(1)
Assumes all offered shares are sold.
(2)
Shares of Class A common stock into which Class B common stock is convertible.
(3)
April B. Kunz, Curtis Rochelle and Marian H. Rochelle are each a director and greater than 10% shareholder of K&R Enterprises and they each disclaim beneficial ownership to these shares, except to the extent of their respective pecuniary interest therein.
(4)
Includes 26,000 shares of our Class A common stock owned by her spouse. Ms. Wildes disclaims beneficial ownership of the shares held by her spouse.

Each of the selling securityholders is a long-time holder of UGC Holdings Class B common stock or an affiliate of such a long-time holder. We refer to the selling securityholders as "founders" of our company and UGC Holdings, our predecessor company. The founders retain effective control over the selection of eight members of our 12 member board of directors (which currently has one vacancy). The founders have effectively controlled UGC Holdings and us since each company's formation. Several selling securityholders, or affiliates of selling securityholders, are officers and directors of our company. For a more detailed description of our relationships with selling securityholders, please carefully read "Beneficial Ownership of Certain Securityholders and Management", "Management", "Executive Compensation", and "Certain Transactions".

The GWS Trust is a trust organized pursuant to the laws of the State of Colorado. Tina M. Wildes is a beneficiary of the GWS Trust. The trustees of the GWS Trust are Ms. Wildes, Carla G. Shankle and W. Dean Salter.

G. Schneider Holdings, Co. is a partnership organized pursuant to the laws of the State of Colorado of which Gene W. Schneider is the general partner.

The MLS Partnership is a limited liability limited partnership organized pursuant to the laws of the State of Colorado. The general partner of the MLS Partnership is The Nicole Schneider Trust of which Gene W. Schneider and John F. Riordan are the trustees and the sole beneficiary of such Trust is Mark L. Schneider's spouse.

Rochelle Limited Partnership is a limited partnership organized under the laws of the State of Wyoming of which the Curtis Rochelle Trust is the general partner and Curtis Rochelle is the trustee.

Rochelle Investment Limited Partnership is a limited partnership organized under the laws of the State of Wyoming of which the Marian H. Rochelle Revocable Trust is the general partner and Marian Rochelle, the wife of Curtis Rochelle, is the trustee.

The Carollo Company is a partnership organized under the laws of the State of Wyoming of which Albert M. Carollo, Sr. is the general partner.

Albert & Carolyn Company is a trust organized under the laws of the State of Wyoming of which Albert M. Carollo, Jr. is a trustee.

James R. Carollo Living Trust is a trust organized under the laws of the State of Wyoming of which James R. Carollo, the son of Albert Carollo, is the trustee.

John B. Carollo Living Trust is a trust organized under the laws of the State of Wyoming of which John B. Carollo, the son of Albert Carollo, is the trustee.

The Fries Partnership is a limited liability limited partnership organized pursuant to the laws of the State of Colorado. The general partner of the partnership is The Amber L. Fries Trust of which William H. Hunscher, Jr. is the trustee. The sole beneficiary of the Fries Partnership is Mr. Fries' spouse.

PLAN OF DISTRIBUTION

This registration statement will permit certain shares pledged by some selling securityholders to be freely tradeable if the pledgees of such securityholders elect to sell such shares. The selling securityholders or their pledgees, donees, transferees or other successors in interest may offer the shares from time to time. They may sell the shares on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. They may sell the shares using one or more of the following methods or other methods, or in any combination of such methods.

•
to broker-dealers acting as principals;

•
through broker-dealers acting as agents;

•
in underwritten offerings;

•
in block trades;

•
in agency placements;

•
in exchange distributions; and

•
in brokerage transactions.

The selling securityholders or the purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act, and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act. The selling securityholders may grant a security interest in shares owned by them. If the secured parties foreclose on the shares, they may be selling securityholders. In addition, the selling securityholders may sell short the shares. This prospectus may be delivered in connection with short sales and the shares offered may be used to cover short sales.

Any or all of the sales or other transactions involving the shares described above, whether completed by the selling securityholders, any broker-dealer or others, may be made using this prospectus. Sales and certain other transactions involving the shares described above are subject to the provisions of the Stockholders Agreement and Founders Agreement for United, including the rights of first offer, tag-along rights, drag along rights and other rights and obligations set forth in such agreements. See "Certain Transactions — Stockholders Agreement," and "Certain Transactions — Founders Agreement for United." In addition, any shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than by using this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from the sale of the shares by the selling securityholders. The shares may be sold in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling securityholders or by agreement between the selling securityholders and their underwriters, dealers, brokers or agents.

If required under the Securities Act, the number of the shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any commission with respect to a particular offer will be set forth in a prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from selling securityholders or purchasers of the shares or both. In addition, sellers of shares may be underwriters as that term is defined in the Securities Act and any profits on the sale of shares by them may be discount commissions under the

Securities Act. The selling securityholders may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business.

The selling securityholders also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling securityholders may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

We will pay all costs associated with this offering, other than fees and expense of counsel for the selling securityholders and any underwriting discounts and commissions, brokerage commissions and fees and transfer taxes.

We cannot assure you that the selling securityholders will sell any or all of the shares offered by them under this prospectus.

CERTAIN LEGAL INFORMATION

Legal Matters

The validity of the shares of United stock offered by this prospectus will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado.

Experts

The consolidated financial statements of UnitedGlobalCom, Inc. included in this prospectus and elsewhere in the registration statement as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding United's ability to continue as a going concern as discussed in Note 2 to the consolidated financial statements and which includes an explanatory paragraph with respect to the change in method of accounting for derivative instruments and hedging activities as discussed in Note 3 to the consolidated financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 to register the securities offered by the selling securityholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information as well as the complete S-1 registration statement at the following locations of the SEC:

Judiciary Plaza, Room 10024 450 Fifth Street, N.W. Street Washington, D.C. 20549
Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Class A common stock is traded on The Nasdaq National Market, and copies of reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

UnitedGlobalCom, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value and number of shares)
(Unaudited)

	March 31, 2002	December 31, 2001
Assets
Current assets
Cash and cash equivalents	$775,823	$920,140
Restricted cash	36,507	86,625
Short-term liquid investments	76,729	78,946
Subscriber receivables, net of allowance for doubtful accounts of $62,481 and $51,405, respectively	143,644	152,025
Notes receivable, related parties	8,314	310,904
Other receivables, including related party receivables of $36,774 and $32,145, respectively	93,626	107,704
Deferred financing costs, net of accumulated amortization of $35,577 and $39,178, respectively	100,182	132,564
Deferred taxes	4,183	3,604
Business transferred under contractual arrangement	59,247	78,672
Other current assets, net	97,171	72,067

Total current assets	1,395,426	1,943,251
Investments in affiliates, accounted for under the equity method, net	200,365	231,625
Property, plant and equipment, net of accumulated depreciation of $1,219,899 and $1,174,197, respectively	3,560,329	3,692,485
Goodwill and other intangible assets, net of accumulated amortization of $537,205 and $552,370, respectively	2,807,656	2,843,922
Deferred financing costs, net of accumulated amortization of $147 and $7,688	210	18,371
Derivative assets	25,309	131,320
Deferred taxes	9,763	8,866
Business transferred under contractual arrangement	126,743	143,124
Other assets, net	18,964	25,676

Total assets	$8,144,765	$9,038,640

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable, including related party payables of $2,643 and $1,347, respectively	$224,744	$350,813
Accrued liabilities	625,501	697,827
Subscriber prepayments and deposits	129,095	88,975
Short-term debt	71,781	77,614
Notes payable, related party	102,728	–
Current portion of senior notes and other long-term debt, related party	–	2,314,992
Current portion of senior notes and other long-term debt	6,020,604	6,074,502
Business transferred under contractual arrangement	610,325	607,350
Other current liabilities	10,924	11,052

Total current liabilities	7,795,702	10,223,125
Senior discount notes and senior notes	376,181	1,565,856
Other long-term debt	76,171	78,037
Business transferred under contractual arrangement	245,763	228,012
Deferred taxes	193,355	80,300
Other long-term liabilities	142,155	148,135

Total liabilities	8,829,327	12,323,465

Minority interests in subsidiaries	1,244,723	1,240,665

Series B convertible preferred stock, stated at liquidation value, nil and 113,983 shares issued and outstanding, respectively	–	29,990

Stockholders' deficit
Preferred stock, $0.01 par value, 10,000,000 shares authorized, nil shares issued and outstanding	–	–
Series C convertible preferred stock, nil and 425,000 shares issued and outstanding, respectively	–	425,000
Series D convertible preferred stock, nil and 287,500 shares issued and outstanding, respectively	–	287,500
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 109,691,192 and 98,042,205 shares issued and outstanding, respectively	1,097	981
Class B common stock, $0.01 par value, 1,000,000,000 shares authorized, 8,870,332 and 19,027,130 shares issued and outstanding, respectively	89	190
Class C common stock, $0.01 par value, 400,000,000 shares authorized, 303,123,542 and nil shares issued and outstanding, respectively	3,031	–
Additional paid-in capital	3,704,660	1,537,944
Deferred compensation	(64,796)	(74,185)
Treasury stock, at cost, 5,569,240 and 5,604,948 shares of Class A common stock, respectively	(29,061)	(29,984)
Accumulated deficit	(5,328,733)	(6,437,290)
Other cumulative comprehensive income (loss)	(215,572)	(265,636)

Total stockholders' deficit	(1,929,285)	(4,555,480)

Total liabilities and stockholders' deficit	$8,144,765	$9,038,640

The accompanying notes are an integral part of these condensed consolidated financial statements.

UnitedGlobalCom, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
(In thousands, except per share amounts and number of shares)
(Unaudited)

	Three Months Ended March 31,
	2002	2001
Revenue	$349,040	$394,745
Operating expenses	(184,916)	(294,836)
Selling, general and administrative expenses	(118,129)	(174,221)
Depreciation and amortization	(165,184)	(271,114)
Impairment and restructuring charges	(3,458)	–

Operating income (loss)	(122,647)	(345,426)
Interest income, including related party income of $2,465 and $5,667, respectively	9,921	31,227
Interest expense, including related party expense of $18,773 and nil, respectively	(184,134)	(266,477)
Foreign currency exchange loss, net	(46,365)	(91,003)
Provision for loss on investments	(6,705)	–
Derivative losses and other expenses, net	(163,537)	(36,537)

Income (loss) before other items	(513,467)	(708,216)
Income tax expense, net	(11,718)	(772)
Minority interests in subsidiaries	(23,987)	61,345
Share in results of affiliates, net	(70,962)	(48,190)

Income (loss) from continuing operations before extraordinary gain and cumulative effect of change in accounting principle	(620,134)	(695,833)
Extraordinary gain on early retirement of debt, net of income tax	1,732,709	–
Cumulative effect of change in accounting principle	–	32,574

Net income (loss)	$1,112,575	$(663,259)

Basic net income (loss) attributable to common stockholders	$1,108,401	$(676,185)

Diluted net income (loss) attributable to common stockholders	$1,108,401	$(676,185)

Net income (loss) per common share:
Basic net income (loss) before extraordinary gain and cumulative effect of change in accounting principle	$(1.96)	$(7.27)
Extraordinary gain on early retirement of debt	5.45	–
Cumulative effect of change in accounting principle	–	0.33

Basic net income (loss)	$3.49	$(6.94)

Diluted net income (loss) before extraordinary gain and cumulative effect of change in accounting principle	$(1.92)	$(7.27)
Extraordinary gain on early retirement of debt	5.32	–
Cumulative effect of change in accounting principle	–	0.33

Diluted net income (loss)	$3.40	$(6.94)

Weighted-average number of common shares outstanding:
Basic	317,936,595	97,439,092

Diluted	325,549,541	97,439,092

Comprehensive income (loss):
Net income (loss)	$1,112,575	$(663,259)
Foreign currency translation adjustments	42,529	(43,753)
Change in fair value of derivative assets	7,555	–
Change in unrealized gain on available-for-sale securities	57	36,426
Cumulative effect on other comprehensive income of change in accounting principle	–	523
Amortization of cumulative effect of change in accounting principle	(77)	–

Comprehensive income (loss)	$1,162,639	$(670,063)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UnitedGlobalCom, Inc.
Condensed Consolidated Statement of Stockholders' Deficit
(In thousands, except number of shares)
(Unaudited)

	Series C Preferred Stock		Series D Preferred Stock		Class A Common Stock		Class B Common Stock		Class C Common Stock
													Treasury Stock			Other Cumulative Comprehensive Loss
											Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 2001	425,000	$425,000	287,500	$287,500	98,042,205	$981	19,027,130	$190	–	$–	$1,537,944	$(74,185)	5,604,948	$(29,984)	$(6,437,290)	$(265,636)	$(4,555,480)
Merger/reorganization transaction	(425,000)	(425,000)	(287,500)	(287,500)	11,628,674	116	(10,156,798)	(101)	21,835,384	218	770,449	–	(35,708)	923	–	–	59,105
Issuance of Class C common stock for financial assets	–	–	–	–	–	–	–	–	281,288,158	2,813	1,396,479	–	–	–	–	–	1,399,292
Accrual of dividends on Series B, C and D convertible preferred stock	–	–	–	–	–	–	–	–	–	–	(156)	–	–	–	(4,018)	–	(4,174)
Issuance of Class A common stock in connection with 401(k) plan	–	–	–	–	20,313	–	–	–	–	–	110	–	–	–	–	–	110
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	–	–	97	(97)	–	–	–	–	–
Interest on loans to related parties	–	–	–	–	–	–	–	–	–	–	(263)	–	–	–	–	–	(263)
Amortization of deferred compensation	–	–	–	–	–	–	–	–	–	–	–	9,486	–	–	–	–	9,486
Net income	–	–	–	–	–	–	–	–	–	–	–	–	–	–	1,112,575	–	1,112,575
Foreign currency translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	42,529	42,529
Change in fair value of derivative assets	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	7,555	7,555
Change in unrealized gain on available-for-sale securites	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	57	57
Amortization of cumulative effect of change in accounting principle	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	(77)	(77)

Balances, March 31, 2002	–	$–	–	$–	109,691,192	$1,097	8,870,332	$89	303,123,542	$3,031	$3,704,660	$(64,796)	5,569,240	$(29,061)	$(5,328,733)	$(215,572)	$(1,929,285)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UnitedGlobalCom, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2002	2001
Cash Flows from Operating Activities
Net income (loss)	$1,112,575	$(663,259)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	165,184	271,114
Impairment and restructuring charges	3,458	–
Stock-based compensation	8,709	3,222
Accretion of interest on senior notes and amortization of deferred financing costs	74,679	120,672
Unrealized foreign exchange losses	52,519	123,373
Provision for loss on investments	6,705	–
Loss (gain) on derivative securities	155,918	(17,231)
Minority interests in subsidiaries	23,987	(61,345)
Share in results of affiliates, net	70,962	48,190
Extraordinary gain on early retirement of debt	(1,732,709)	–
Cumulative effect of change in accounting principle	–	(32,574)
Increase in receivables, net	(6,526)	(30,973)
Decrease (increase) in other assets	11,074	(39,962)
Decrease in accounts payable, accrued liabilities and other	(23,647)	(136,230)

Net cash flows from operating activities	(77,112)	(415,003)

Cash Flows from Investing Activities
Purchase of short-term liquid investments	(687,872)	(304,855)
Proceeds from sale of short-term liquid investments	690,140	376,847
Restricted cash released, net	49,480	29
Investments in affiliates and other investments	(1,339)	(18,980)
Dividends received from affiliates	11,542	3,170
New acquisitions, net of cash acquired	(252,728)	(24,195)
Capital expenditures	(114,660)	(205,052)
Increase in notes receivable from affiliates	(444)	(35,028)
Other	(660)	454

Net cash flows from investing activities	(306,541)	(207,610)

Cash Flows from Financing Activities
Issuance of common stock	200,006	3,178
Proceeds from short-term and long-term borrowings	576	184,298
Proceeds from notes payable to shareholder	102,728	–
Deferred financing costs	(13,008)	(1,688)
Repayments of short-term and long-term borrowings	(28,426)	(25,528)

Net cash flows from financing activities	261,876	160,260

Effect of Exchange Rates on Cash	(22,540)	(58,947)

Decrease in Cash and Cash Equivalents	(144,317)	(521,300)
Cash and Cash Equivalents, Beginning of Period	920,140	1,876,828

Cash and Cash Equivalents, End of Period	$775,823	$1,355,528

Supplemental Cash Flow Disclosures:
Cash paid for interest	$13,781	$183,320

Cash received for interest	$8,252	$24,258

Non-cash Investing and Financing Activities:
Assumption of note payable for financial assets	$304,598	$–

Issuance of common stock for financial assets	$1,206,441	$–

The accompanying notes are an integral part of these condensed consolidated financial statements.

UnitedGlobalCom, Inc.
Notes to Condensed Consolidated Financial Statements
As of March 31, 2002
(Unaudited)

1. Organization and Nature of Operations

UnitedGlobalCom, Inc. (together with its majority-owned subsidiaries, the "Company" or "United") provides video, telephone and Internet services, which the Company refers to as "Triple Play Distribution", in numerous countries worldwide. The following chart presents a summary of the Company's ownership structure as of March 31, 2002.

2. Merger Transaction

The Company was formed in February 2001 as part of a series of planned transactions with UGC Holdings and Liberty Media Corporation (together with its subsidiaries and affiliates "Liberty"), intended to restructure and recapitalize United's business. On January 30, 2002, United completed a transaction with Liberty and UGC Holdings, pursuant to which the following occurred.

Immediately prior to the merger transaction on January 30, 2002:

  •
  Liberty contributed approximately 9.9 million shares of UGC Holdings Class B common stock and approximately 12.0 million shares of UGC Holdings Class A common stock to United and in exchange for these contributions, United issued Liberty approximately 21.8 million shares of United's Class C common stock;

  •
  Certain long-term stockholders of UGC Holdings (the "Founders") transferred their shares of UGC Holdings Class B common stock to limited liability companies, which limited liability companies then merged into United. As a result of such mergers, the Founders received approximately 8.9 million shares of our Class B common stock, which number of shares equals the number of shares of UGC Holdings Class B common stock transferred by them to the limited liability companies; and

  •
  Four of the Founders (the "Principal Founders") contributed $3.0 million to UGC Holdings in exchange for securities that, at the effective time of the merger, converted into securities representing a 0.5% interest in UGC Holdings and entitling them to elect one-half of UGC Holdings' directors.

As a result of the merger transaction:

  •
  UGC Holdings became United's 99.5%-owned subsidiary, and the Principal Founders held the remaining 0.5% interest in UGC Holdings;

  •
  Each share of UGC Holdings' Class A and Class B common stock outstanding immediately prior to the merger was converted into one share of United's Class A common stock;

  •
  The shares of UGC Holdings' Series B, C and D preferred stock outstanding immediately prior to the merger were converted into an aggregate of approximately 23.3 million shares of United Class A common stock, which amount is equal to the number of shares of UGC Holdings' Class A common stock the holders of UGC Holdings' preferred stock would have received had they converted their preferred stock immediately prior to the merger;

  •
  Liberty has the right to elect four of United's 12 directors;

  •
  The Founders have the effective voting power to elect eight of United's 12 directors; and

  •
  United had the right to elect half of UGC Holdings' directors and the Principal Founders had the right to elect the other half of UGC Holdings' directors (see discussion below regarding a transaction that occurred on May 14, 2002, pursuant to which UGC Holdings became a wholly-owned subsidiary of the Company and the Company became entitled to elect the entire board of directors of UGC Holdings).

Immediately following the merger transaction:

  •
  Liberty contributed to United notes issued by two of UGC Holdings' Dutch subsidiaries (the "Belmarken Notes" or "Exchangeable Loan") and, as a result, these Dutch subsidiaries owe the amounts payable under such notes to United rather than to Liberty;

  •
  Liberty contributed $200.0 million in cash to United;

  •
  Liberty contributed to United $1.435 billion face amount of UPC senior notes and E263.1 million face amount of UPC senior discount notes (collectively the "UPC Bonds") and, as a result, UPC owes the obligations represented by the UPC Bonds to United rather than to Liberty; and

  •
  In exchange for the contribution of these assets to United, an aggregate of approximately 281.3 million shares of United's Class C common stock was issued to Liberty.

In December 2001, IDT United, Inc. commenced a cash tender offer for, and related consent solicitation with respect to, the entire $1.375 billion face amount of senior discount notes of UGC Holdings (the "UGC Holdings 1998 Notes"). As of the expiration of the tender offer on February 1, 2002, holders of the notes had validly tendered and not withdrawn notes representing approximately $1.350 billion aggregate principal amount at maturity. At the time of the tender offer, Liberty had an equity and debt interest in IDT United.

Prior to the merger on January 30, 2002, United acquired from Liberty $751.2 million aggregate principal amount at maturity of the UGC Holdings 1998 Notes (which had previously been distributed to Liberty by IDT United in redemption of a portion of Liberty's equity interest and in prepayment of a portion of IDT United's debt to Liberty), as well as all of Liberty's remaining interest in IDT United. The purchase price for the UGC Holdings 1998 Notes and Liberty's interest in IDT United was:

  •
  United's assumption of approximately $304.6 million of indebtedness owed by Liberty to UGC Holdings; and

  •
  Cash in the amount of approximately $143.9 million.

On January 30, 2002, Liberty loaned United approximately $17.3 million, of which approximately $2.3 million was used to purchase shares of preferred stock and promissory notes issued by IDT United. Following January 30, 2002, Liberty loaned United an additional approximately $85.4 million. United used the proceeds of these loans to purchase additional shares of preferred stock and promissory notes issued by IDT United. These notes to Liberty accrue interest at 8.0% annually, compounded and payable quarterly, and each note matures on its first anniversary. The Company consolidates IDT United as a "special purpose entity", due to insufficient third party residual equity at risk.

On May 14, 2002, the Principal Founders transferred all of the shares of UGC Holdings common stock held by them to United in exchange for an aggregate of 600,000 shares of United Class A common stock pursuant to an Exchange Agreement dated May 14, 2002, among such individuals and United. This Exchange Agreement superseded the Exchange Agreement entered into at the time of the merger transaction. As a result of this exchange, UGC Holdings is now a wholly-owned subsidiary of United, and United is entitled to elect the entire board of directors of UGC Holdings. This transaction was the final step in the recapitalization of the Company.

United accounted for the merger transaction on January 30, 2002 as a reorganization of entities under common ownership at historical cost, similar to a pooling of interests. Under reorganization accounting, the Company has consolidated the financial position and results of operations of UGC Holdings as if the merger transaction had been consummated at the inception of UGC Holdings. The purchase of the UGC Holdings 1998 Notes directly from Liberty and the purchase of Liberty's interest in IDT United were recorded at fair value. The issuance of United's new shares of Class C common stock to Liberty for cash, UPC Bonds and the Belmarken Notes was recorded at the fair value of United's common stock at closing. The estimated fair value of the these financial assets (with the exception of the Belmarken Notes) was significantly less than the accreted value of such debt securities as reflected in

UGC Holdings' historical financial statements. Accordingly, for consolidated financial reporting purposes, United recognized an extraordinary gain of approximately $1.624 billion from the effective retirement of such debt outstanding at that time equal to the excess of the then accreted value of such debt over United's cost, net of income tax, as follows:

	Fair Value at Acquisition	Book Value	Gain/(Loss)
	(In thousands)
UGC Holdings 1998 Notes	$530,149	$1,210,974	$680,825
UPC Bonds	312,831	1,428,340	1,115,509
Belmarken Notes	891,671	891,671	–
Write-off of deferred financing costs	–	(62,224)	(62,224)
Income tax	–	(110,583)	(110,583)

Total extraordinary gain on early retirement of debt	$1,734,651	$3,358,178	$1,623,527

3. Risks, Uncertainties and Liquidity

UPC

UPC has incurred substantial operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and Internet. In addition, substantial capital expenditures have been required to deploy these services and to acquire businesses. Management expects UPC to incur operating losses at least through 2005, primarily as a result of the continued introduction of these new services, which are in the early stages of deployment, as well as continued depreciation and amortization expense. As of March 31, 2002, there was substantial uncertainty whether UPC's sources of capital, working capital and projected operating cash flow were sufficient to fund its expenditures and service its indebtedness through 2002. In addition, as a result of the events of default described below, the UPC Bonds, Belmarken Notes and the senior secured credit facility among UPC Distribution Holdings, B.V. ("UPC Distribution") as borrower and TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as facility agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility"), have been classified as current. These factors raise substantial doubt about UPC's ability to continue as a going concern. UPC's ability to continue as a going concern is dependent on (i) its ability to restructure its senior notes and senior discount notes, the Belmarken Notes and its convertible preferred stock and (ii) its ability to generate enough cash flow to enable it to recover its assets and satisfy its liabilities in the normal course of business. During 2001, UPC reviewed its current and long-range plan for all segments of its business and hired a strategic consultant to assist it in the process. UPC worked extensively with this consultant to revise its strategic and operating plans, no longer focusing on an aggressive digital roll out, but on increasing sales of products and services that have better gross margins and are profitable. The revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and products with positive net present values.

Given UPC's funding requirements and possible lack of access to debt and equity capital in the near term, UPC determined that it would not make interest payments on its senior notes as they fell due. On February 1, 2002, UPC failed to make required interest payments in the aggregate amount of $100.6 million on its outstanding 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010 and 11.5% Senior Notes due 2010. The indentures related to its senior notes and senior discount notes provide that failing to make interest payments constitutes an event of default under the notes if UPC is in default of the payment of interest on any of the notes for a period of time in excess of 30 days. Since UPC failed to make these interest payments upon expiration of this 30-day grace period on March 3, 2002, events of default occurred under those indentures. The occurrence of these events of default resulted in cross events of default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various events of default gave the trustees under the related indentures, or the requisite number of holders of such notes, the right to accelerate the maturity of all of UPC's senior notes and senior discount notes and to foreclose on the collateral securing the loan. As of May 15, 2002, neither the trustees for those notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes. In addition, on May 1, 2002, UPC failed to make required interest payments in the aggregate amount of $35.3 million on its outstanding 10.875% Senior Notes due 2007 and 11.25% Senior Notes due 2009.

UPC's failure to make the February 1, 2002 interest payments on certain of its outstanding senior notes gave rise to cross events of default under the following credit and loan facilities:

  •
  UPC Distribution Bank Facility;

  •
  Revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, UPC's majority-owned subsidiary ("EWT"), as borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as facility agent and security agent and a group of financial institutions (the "EWT Facility"); and

  •
  Belmarken Notes.

The UPC Distribution Bank Facility is secured by share pledges on UPC Distribution which is the holding company of most companies within the UPC Distribution group. The EWT Facility is secured by share pledges over EWT to RBS. The occurrence of the cross events of default under such facilities gave the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

On March 4, 2002, UPC received waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Belmarken Notes for the cross events of default under such facilities that existed or may exist as a result of UPC's failure to make the interest payments due on February 1, 2002 within the applicable cure periods, or any resulting cross defaults.

Each of these waivers will remain effective until the earlier of:

  •
  June 3, 2002,

  •
  the occurrence of any other event of default under the respective credit or loan facility that is not covered by the waiver, or

  •
  in the case of the waiver for the Belmarken Notes only, the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into UPC ordinary shares in accordance with the terms of a memorandum of understanding, dated February 1, 2002 (the "Memorandum of Understanding"), by and among UPC, United and UGC Holdings or five business days after United has given notice to UPC that, in its judgment, restructuring negotiations with the holders of the senior notes and senior discount notes are not progressing satisfactorily.

In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by UPC of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects UPC to a E100.0 million drawdown limitation under that facility, subject to certain conditions, during the period in which the waiver is in place.

As of May 15, 2002, UPC had not made the interest payments on the 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010, 11.5% Senior Notes due 2010, 10.875% Senior Notes due 2007 and the 11.25% Senior Notes due 2009. None of the events described above have had a material adverse effect on the operations of UPC's subsidiaries or their or UPC's relationships with customers, suppliers and employees.

The Memorandum of Understanding relates to an agreement in principle among UPC, United and UGC Holdings to effectuate a series of transactions, which, if consummated, would result in a restructuring of the outstanding debt obligations of UPC and its subsidiaries. The Memorandum of Understanding with United and UGC Holdings is conditional, among other things, on the receipt of tenders of 95.0% of all UPC notes outstanding in an exchange offer. United has agreed in principle to convert $2.6 billion (face amount) of UPC's indebtedness and $0.3 billion of convertible preference shares held by UGC Holdings into new UPC ordinary shares as part of the recapitalization.

During March 2002, United met with representatives of UPC and a steering committee representing the holders of UPC's senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of such notes and the Belmarken Notes. United and its advisors and the note holders' steering committee and its advisors have completed the due diligence about UPC and UPC's current financial condition. United has not reached any decisions with either UPC or the note holders' steering committee regarding the terms or timing of a debt restructuring. United expects that this process will take a number of months to complete. If completed, the restructuring will result in substantial dilution of UPC's existing shareholders, a loss of some or all of the value of UPC's outstanding securities, including UPC's ordinary shares, preference shares, senior notes and senior discount notes and the Belmarken Notes. Since United is in preliminary discussions with UPC and the note holders' steering committee, United cannot predict the terms or the timing of its restructuring. In addition, United cannot be assured that it will be able to reach agreement with either UPC or the note holders on mutually satisfactory terms.

If the parties are unable to reach agreement on the terms of the debt restructuring or UPC is otherwise unable to successfully complete a restructuring plan for its debt, UPC may seek relief under a debt moratorium leading to a suspension of payments, or a bankruptcy proceeding under applicable Dutch laws. If UPC seeks relief under either of these proceedings, or any other laws that may be available to UPC, holders of UPC's outstanding securities, including UPC's ordinary shares, preference shares and senior notes and senior discount notes, as well as the Belmarken Notes, may lose some or all of the value of their investment in UPC's securities. Such proceedings could result in material changes in the nature of UPC's business, material adverse changes to UPC's financial condition and results of operations or UPC's liquidation.

Pursuant to the agreement to acquire EWT/TSS Group, UPC is required to fulfill a contribution obligation no later than March 2003, by contribution of certain assets amounting to approximately E358.8 ($320.7) million. If UPC fails to make such contribution by such date or in certain circumstances such as a material default by UPC under its financing agreements, the 49.0% stockholder of UPC Germany may acquire 22.0% of the outstanding shares of UPC Germany from UPC for nominal consideration. As a result of events discussed above, on March 5, 2002, UPC received the 49.0% stockholder's notice of exercise. Upon settlement of the exercise, UPC's interest in UPC Germany would be reduced to 29.0% and UPC would no longer consolidate UPC Germany. UPC believes delivery of the UPC Germany shares would extinguish the contribution obligation.

VTR

VTR's working capital as of March 31, 2002 and projected operating cash flows were sufficient to fund VTR's operations over the next year, however they were not sufficient to service its indebtedness, raising substantial doubt about its ability to continue as a going concern. VTR's ability to continue as a going concern is dependent on a successful refinancing of its $176.0 million bank facility (the "VTR Bank Facility"), which matures on May 29, 2002. Though VTR believes the refinancing will be successful, there can be no assurance that it will occur on terms that are satisfactory to VTR or the Company or at all. Any refinancing that occurs on terms that are less favorable than expected could adversely affect VTR's ability or the ability of the Company to obtain new or alternative financing. If VTR fails to refinance this facility, its lenders would have certain enforceable rights, including the right to commence involuntary bankruptcy proceedings or any other action available to creditors. VTR would then need to obtain funding from external sources, restructure its operations or sell assets in order to repay the VTR Bank Facility and pay its other liabilities when due. VTR needs approximately $50.0 million to $70.0 million from the Company to meet its growth needs through the remainder of 2002, although there can be no assurance that the Company will fund all or a portion of such amount.

4. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

See Note 2 for a discussion related to the application of reorganization accounting in connection with the merger and related transactions.

Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises a controlling financial interest through the ownership of a direct and indirect majority voting interest. UAP was deconsolidated effective

November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP (see Note 8). All significant intercompany accounts and transactions have been eliminated in consolidation.

New Accounting Principle

In April 2002, the Financial Accounting Standards Board issued Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). Under SFAS 145, most gains and losses from extinguishment of debt will not be classified as extraordinary items unless they meet much more narrow criteria in Opinion 30 Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 145 may be early adopted, but is otherwise effective for fiscal years beginning after May 15, 2002, and must be adopted with retroactive effect. The Company has not yet decided whether it will adopt such standard in the quarter ending June 30, 2002 or whether it will wait to adopt such standard in fiscal 2003 in accordance with the effective date and transition guidance provided for in SFAS 145.

5. Investments in Affiliates

	March 31, 2002
	Contributions	Cumulative Dividends Received	Cumulative Share in Results of Affiliates(1)	Cumulative Translation Adjustments	Cumulative Impairments	Total
	(In thousands)
PrimaCom	$341,017	$–	$(73,585)	$(32,905)	$(232,623)	$1,904
SBS	264,675	–	(80,610)	(8,390)	(102,037)	73,638
Tevel	120,877	(6,180)	(113,577)	(1,120)	–	–
TKP	26,812	–	(15,501)	(490)	–	10,821
Melita	14,224	–	(1,406)	(4,306)	–	8,512
Iberian Programming	11,947	(9,602)	15,883	4,653	–	22,881
Xtra Music	14,546	–	(7,262)	(1,073)	–	6,211
Other UPC	52,226	(695)	(31,607)	1,747	–	21,671
Telecable	71,819	(20,862)	(5,569)	(6,888)	–	38,500
MGM Networks LA	15,528	–	(15,528)	–	–	–
Jundiai	7,438	(1,572)	1,124	(2,469)	–	4,521
Pilipino Cable Corporation	18,852	–	(4,558)	(2,588)	–	11,706
Hunan International TV	6,394	–	(2,424)	16	(3,986)	–

Total	$966,355	$(38,911)	$(334,620)	$(53,813)	$(338,646)	$200,365

	December 31, 2001
	Contributions	Cumulative Dividends Received	Cumulative Share in Results of Affiliates	Cumulative Translation Adjustments	Cumulative Impairments	Total
	(In thousands)
PrimaCom	$341,017	$–	$(67,834)	$(32,747)	$(232,623)	$7,813
SBS	264,675	–	(74,217)	1,368	(102,037)	89,789
Tevel	120,877	(6,180)	(113,577)	(1,120)	–	–
TKP	26,812	–	(3,015)	15	–	23,812
Melita	14,224	–	(1,426)	(3,493)	–	9,305
Iberian Programming	11,947	(2,560)	10,130	3,103	–	22,620
Xtra Music	14,546	–	(7,156)	(1,055)	–	6,335
Other UPC	43,875	(695)	(31,890)	2,105	–	13,395
Telecable	71,819	(20,862)	(5,891)	(6,672)	–	38,394
MGM Networks LA	15,080	–	(15,080)	–	–	–
Jundiai	7,438	(1,572)	1,004	(2,444)	–	4,426
Pilipino Cable Corporation	18,680	–	(4,342)	(2,588)	–	11,750
Hunan International TV	6,394	–	(2,424)	16	–	3,986

Total	$957,384	$(31,869)	$(315,718)	$(43,512)	$(334,660)	$231,625

(1)
Excludes share in results attributable to UAP ($52.1 million loss) for the three months ended March 31, 2002.

6. Property, Plant and Equipment

	March 31, 2002	December 31, 2001
	(In thousands)
Cable distribution networks	$3,353,356	$3,417,040
Subscriber premises equipment and converters	823,362	825,320
Direct-to-home ("DTH") and other distribution facilities	71,523	105,575
Information technology systems, office equipment, furniture and fixtures	248,081	261,747
Buildings and leasehold improvements	165,222	164,475
Other	118,684	92,525

	4,780,228	4,866,682
Accumulated depreciation	(1,219,899)	(1,174,197)

Net property, plant and equipment	$3,560,329	$3,692,485

7. Goodwill and Other Intangible Assets

	March 31, 2002	December 31, 2001
	(In thousands)
Goodwill:
UPC	$3,042,431	$3,083,979
VTR	182,551	182,860
TV Show Brasil	6,448	6,487
Other Intangible Assets:
UPC	113,253	122,767
Multitel	178	199

	3,344,861	3,396,292
Accumulated amortization goodwill	(501,347)	(515,887)
Accumulated amortization other intangible assets	(35,858)	(36,483)

Net goodwill and other intangible assets	$2,807,656	$2,843,922

Statement of Financial Accounting Standards No. 142

The Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142") effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. In addition, goodwill on equity method investments is no longer amortized, but tested for impairment in accordance with Accounting Principles Board Opinion No. 18 The Equity Method of Accounting for Investments in Common Stock ("APB 18"). The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives.

The following presents the pro forma effect on net loss from the reduction of amortization expense and the reduction of amortization of excess basis on equity method investments, as a result of the adoption of SFAS 142:

	Three Months Ended March 31,
	2002	2001
	(In thousands)
Net income (loss) as reported	$1,112,575	$(663,259)
Add back:
Goodwill amortization
UPC and subsidiaries	–	89,442
VTR	–	3,113
Austar United and subsidiaries	–	3,821
Other	–	482
Amortization of excess basis on equity investments
UPC affiliates	–	9,216
Austar United affiliates	–	823
Other	–	507

Adjusted net income (loss)	$1,112,575	$(555,855)

Basic net income (loss) per common share as reported	$3.49	$(6.94)
Add back:
Goodwill amortization
UPC and subsidiaries	–	0.92
VTR	–	0.03
Austar United and subsidiaries	–	0.04
Amortization of excess basis on equity investments
UPC affiliates	–	0.09
Austar United affiliates	–	0.01
Other	–	0.01

Adjusted basic net income (loss) per common share	$3.49	$(5.84)

Diluted net income (loss) per common share as reported	$3.40	$(6.94)
Add back:
Goodwill amortization
UPC and subsidiaries	–	0.92
VTR	–	0.03
Austar United and subsidiaries	–	0.04
Amortization of excess basis on equity investments
UPC affiliates	–	0.09
Austar United affiliates	–	0.01
Other	–	0.01

Adjusted diluted net income (loss) per common share	$3.40	$(5.84)

The Company is still in the process of comparing the fair value of its reporting units with their respective carrying amounts, including goodwill. This process will enable the Company to identify any potential goodwill impairment from the adoption of SFAS 142. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test will be performed to measure the amount of impairment loss. It is possible that a substantial cumulative effect adjustment may be required as a result of this process. As of March 31, 2002, net goodwill of approximately $2.7 billion is included in the accompanying consolidated balance sheet.

8. Business Transferred Under Contractual Arrangement

Prior to November 15, 2001, Asia/Pacific owned approximately 99.99% of UAP's outstanding common stock. On November 15, 2001, Asia/Pacific entered into a series of transactions, pursuant to which it transferred an approximate 49.99% interest in UAP to an independent third party for nominal consideration. As a result of these transactions, Asia/Pacific now holds 50.00% of UAP's outstanding common stock. For accounting purposes, these transactions resulted in the deconsolidation of UAP from November 15, 2001 forward and presenting the assets and liabilities of UAP in a manner consistent with the guidance set forth in Staff Accounting Bulletin No. 30 Accounting for Divestiture of a Subsidiary or Other Business Operation ("SAB 30") as follows:

	March 31, 2002	December 31, 2001
	(In thousands)
Assets
Business transferred under contractual arrangement, current	$59,247	$78,672
Business transferred under contractual arrangement, long-term	126,743	143,124
Liabilities
Business transferred under contractual arrangement, current	(610,325)	(607,350)
Business transferred under contractual arrangement, long-term	(245,763)	(228,012)

Net negative investment in UAP	$(670,098)	$(613,566)

No gain was recognized upon the deconsolidation of UAP (equal to the amount of the Company's negative investment in UAP at the transaction date). For the three months ended March 31, 2002, the Company recorded equity in losses of approximately $52.1 million related to its investment in UAP.

As of March 31, 2002, UAP's working capital and projected operating cash flow were not sufficient to fund its expected expenditures and repay its senior notes, raising substantial doubt about its ability to continue as a going concern. On March 29, 2002, voluntary and involuntary petitions were filed under Chapter 11 of the United States Bankruptcy Code with respect to UAP. UAP's ability to continue as a going concern is dependent on the outcome of this bankruptcy proceeding.

No gain was recorded in the consolidated statement of operations upon the deconsolidation of UAP or upon the filing of the bankruptcy petitions on March 29, 2002, as the Company does not believe such transaction qualifies as a divestiture for accounting purposes. A gain would be recognized upon deconsolidation of UAP upon the ultimate liquidation of the Company's indirect 50.0% interest in UAP, which may or may not occur at the completion of the bankruptcy proceedings. If in the future Asia/Pacific acquires the requisite voting control over UAP, the Company would reconsolidate UAP with no gain or loss realized. The Company will continue to present 100% of the assets and liabilities of UAP similar to the SAB 30 presentation above and continue to record 100% of UAP's operating results in its statement of operations until completion of the bankruptcy proceedings and/or facts and circumstances change regarding the ownership and/or control of UAP.

9. Senior Discount Notes and Senior Notes

	March 31, 2002	December 31, 2001
	(In thousands)
UGC Holdings 1998 Notes (see Note 2)	$22,478	$1,222,533
UPC July 1999 Senior Notes (1):
UPC 10.875% dollar Senior Notes due 2009	558,800	558,842
UPC 10.875% euro Senior Notes due 2009	200,759	205,675
UPC 12.5% dollar Senior Discount Notes due 2009	376,359	365,310
UPC October 1999 Senior Notes (1):
UPC 10.875% dollar Senior Notes due 2007	143,853	143,864
UPC 10.875% euro Senior Notes due 2007	59,919	61,386
UPC 11.25% dollar Senior Notes due 2009	125,976	125,967
UPC 11.25% euro Senior Notes due 2009	60,088	61,547
UPC 13.375% dollar Senior Discount Notes due 2009	234,846	227,424
UPC 13.375% euro Senior Discount Notes due 2009	77,943	77,044
UPC January 2000 Senior Notes (1):
UPC 11.25% dollar Senior Notes due 2010	387,741	387,697
UPC 11.25% euro Senior Notes due 2010	118,358	121,234
UPC 11.5% dollar Senior Notes due 2010	215,082	215,067
UPC 13.75% dollar Senior Discount Notes due 2010	457,127	442,129
UPC Polska Senior Discount Notes	353,703	343,323

	3,393,032	4,559,042
Less current portion	(3,016,851)	(2,993,186)

Total senior discount notes and senior notes	$376,181	$1,565,856

(1)
As discussed in Note 3, UPC is in default under its senior notes and senior discount notes. Accordingly, these borrowings have been classified as current.

10. Other Long-Term Debt

	March 31, 2002	December 31, 2001
	(In thousands)
UPC Distribution Bank Facility (1)	$2,768,321	$2,827,629
UPC DIC Loan	47,048	48,049
Other UPC	85,949	104,591
VTR Bank Facility	176,000	176,000
Other	2,606	3,084

	3,079,924	3,159,353
Less current portion	(3,003,753)	(3,081,316)

Total other long-term debt	$76,171	$78,037

(1)
As discussed in Note 3, UPC is in default under certain of its credit and loan facilites. Accordingly, these borrowings have been classified as current.

11. Current Portion of Senior Notes and Other Long-Term Debt, Related Party

	March 31, 2002	December 31, 2001
	(In thousands)
Belmarken Notes (see Note 2)	$–	$887,315
UPC Bonds (see Note 2)	–	1,427,677

Total	$–	$2,314,992

12. Derivative Instruments

In connection with certain borrowings, UPC has entered into both cross-currency swaps and interest rate swaps, providing economic hedges to both currency and interest rate exposure. The following table details the fair value of the derivative instruments outstanding by their related borrowing:

Borrowing	March 31, 2002	December 31, 2001
	(In thousands)
UPC July 1999 Senior Notes cross currency/interest rate swap	$27,639	$90,925
UPC October 1999 Senior Notes cross currency/interest rate swap	18,944	49,622
UPC January 2000 Senior Notes cross currency/interest rate swap	3,489	32,837
UPC Distribution Bank Facility cross currency/interest rate swap	(24,763)	(42,064)

Total derivative assets, net	$25,309	$131,320

Of the above derivative instruments, only the E1.725 billion (notional amount) interest rate swap on the UPC Distribution Bank Facility qualifies as an accounting cash flow hedge. Accordingly, the changes in fair value of this instrument are recorded through other comprehensive income in the consolidated statement of stockholders' deficit. The remaining instruments are marked-to-market each period with the corresponding fair value gain or loss recorded as a part of foreign exchange gain (loss) and other income (expense) in the accompanying consolidated statements of operations. For the quarters ended March 31, 2002 and 2001, UPC recorded a loss of $155.9 million and $42.3 million, respectively, in connection with the mark-to-market valuations.

13. Minority Interests in Subsidiaries

	March 31, 2002	December 31, 2001
	(In thousands)
UPC (1)	$1,099,596	$1,104,732
Subsidiaries of UPC	132,802	135,933
IDT United	12,325	–

Total minority interests in subsidiaries	$1,244,723	$1,240,665

(1)
Represents UPC convertible preference shares not held by the Company, including $235.1 million held by Liberty. The minority interests' share of results in the consolidated statement of operations for the three months ended March 31, 2002 and 2001 includes $4.6 million and $5.5 million, respectively, of accrual of dividends on UPC convertible preference shares held by Liberty. The minority interests' basis in the common equity of UPC was reduced to nil in January 2001.

14. Stockholders' Deficit

Common Stock

The Company's Class A common stock, Class B common stock and Class C common stock have identical economic rights. They do, however, differ in the following respects:

  •
  Each share of Class A common stock, Class B common stock and Class C common stock entitles the holders thereof to one, ten and ten votes, respectively, on each matter to be voted on by the Company's stockholders;

  •
  Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. At the option of the holder, each share of Class C common stock is convertible into one share of Class A common stock at any time or, under certain circumstances, into one share of Class B common stock. The Class A common stock is not convertible into Class B or Class C common stock. If the Class C common stock does not become convertible in full into Class B common stock by June 25, 2010, each share of Class C common stock shall be convertible, at the option of the holder, into 1.645 shares of Class A common stock or, under certain circumstances relating to the indentures of UGC Holdings and its subsidiaries, 1.645 shares of Class B common stock.

  •
  The approval of a majority of Class C directors is required for certain acquisitions or dispositions of assets, issuances of equity or debt securities, selection of the Company's Chief Executive Officer not specified in the Company's certificate of incorporation, amendment of the Company's charter or bylaws in a manner adverse to holders of Class B or Class C common stock, amendment of the Company's charter in a manner adverse to the Company or the holders of Class C common stock, certain related party transactions and changes in the Company's principal independent accounting firm.

Holders of the Company's Class A, Class B and Class C common stock vote as one class on all matters to be voted on by the Company's stockholders, except for the election of directors or as specified by the Delaware General Corporation Law. Shares of the Company's Class C common stock vote separately to elect four of the Company's 12 person Board of Directors until such time as the shares of Class C common stock become convertible in full into shares of Class B common stock. Holders of Class A and B common stock, voting together, elect the other eight Directors. After all shares of Class C common stock become convertible in full into shares of Class B common stock, all 12 of the Company's 12-person Board of Directors will be elected by the holders of shares of Class A common stock, Class B common and Class C common stock voting together. Shares of Class C common stock will become convertible in full into shares of Class B common stock upon the occurrence of certain events relating to the indentures of UGC Holdings and certain of its subsidiaries.

The Company's certificate of incorporation provides that if there is any dividend, subdivision, combination or reclassification of any class of common stock, a proportionate dividend, subdivision, combination or reclassification of one other class of common stock will be made at the same time.

Rights of Holders of Class C Common Stock under Certificate of Incorporation

Liberty and certain of its subsidiaries hold all of the issued and outstanding shares of the Company's Class C common stock. Under the Company's certificate of incorporation, the Company is not permitted to take any action with respect to any of the following matters without the consent of a majority of the directors elected by the holders of the Company's Class C common stock:

  •
  the acquisition or disposition of assets or issuance of equity securities in any twelve-month period exceeding 30.0% of the Company's market capitalization (excluding a sale, by merger or otherwise, by the Company of all or substantially all of the Company's assets or a reorganization of entities affiliated with the Company, provided that the holders of the Company's Class C common stock are treated equally with holders of the Company's Class B common stock and all holders of the Company's Class B common stock are treated equally);

  •
  the issuance of any shares of the Company's Class C common stock (other than pursuant to certain proportional purchase rights of the holders) or the issuance of any options exercisable for the Company's Class B common stock in excess of 3.0 million shares in the aggregate;

  •
  the replacement of the Company's Chief Executive Officer with anyone other than Michael T. Fries, John F. Riordan, Gene W. Schneider or Mark L. Schneider;

  •
  any amendment to the Company's certificate of incorporation or bylaws that would adversely affect the rights of holders of the Company's Class B common stock or the Company's Class C common stock or any of their respective affiliates;

  •
  any material transaction between the Company and any of the Company's officers or directors or family members or affiliates of such persons, other than employment contracts entered into in the normal course of business;

  •
  any amendment to the certificate of incorporation of UGC Holdings that would adversely affect the Company's rights or the holders of the Company's Class C common stock;

  •
  any issuance of preferred stock of UGC Holdings;

  •
  any disposition of or waiver of rights with respect to any indebtedness of UPC held by United; or

  •
  any change in the Company's principal independent public accounting firm.

Under the Company's certificate of incorporation, if, prior to such time as UGC Holdings is no longer subject to the change of control provisions of the indentures of certain of its subsidiaries, the Company issues shares of the Company's Class B common stock and such issuance, together with any prior issuances of the Company's Class B common stock as to which the holders of the Company's Class C common stock did not have purchase rights under the Company's certificate of incorporation, results in the voting power held by the holders of the Company's Class C common stock being reduced below 90.0% of the voting power held by the holders of the Company's Class C common stock immediately prior to such issuance or the first such issuance, each holder of shares of the Company's Class C common stock will be entitled to acquire additional shares of the Company's Class C common stock from the Company that would restore the voting power of such holder of the Company's Class C common stock to 100% of its voting power immediately prior to such issuance or the first such issuance (whichever is greater). Holders of the Company's Class C common stock may acquire such Class C common stock pursuant to this purchase right by purchasing it from the Company for cash or other form of consideration acceptable to the Company and/or exchanging shares of the Company's Class A common stock on a one-for-one basis. The holders of the Company's Class C common stock will not be entitled to the foregoing purchase rights in respect of any issuance of the Company's Class B common stock in an amount such that, immediately following such issuance, the persons who were holders of equity securities immediately prior to such issuance then hold less than 30.0% of the voting power of the Company's outstanding equity securities in the election of directors generally.

Other Cumulative Comprehensive Income (Loss)

	March 31, 2002	December 31, 2001
	(In thousands)
Foreign currency translation adjustments	$(211,881)	$(254,410)
Fair value of derivative assets	(16,504)	(24,059)
Unrealized gain on available-for-sale securities	12,619	12,562
Cumulative effect of change in accounting principle, net	194	271

Total other cumulative comprehensive income (loss)	$(215,572)	$(265,636)

15. Basic and Diluted Net Income (Loss) Attributable to Common Stockholders

	Three Months Ended March 31,
	2002		2001
	(In thousands)
Basic:
Net income (loss)	$1,112,575		$(663,259)
Accrual of dividends on Series B convertible preferred stock	(156)		(457)
Accrual of dividends on Series C convertible preferred stock	(2,397)		(7,438)
Accrual of dividends on Series D convertible preferred stock	(1,621)		(5,031)

Basic net income (loss) attributable to common stockholders	1,108,401		(676,185)
Diluted:
Accrual of dividends on Series B convertible preferred stock	–	(1)	– (2)
Accrual of dividends on Series C convertible preferred stock	–	(1)	– (2)
Accrual of dividends on Series D convertible preferred stock	–	(1)	– (2)

Diluted net income (loss) attributable to common stockholders	$1,108,401		$(676,185)

(1)
Excluded from the calculation of diluted net income (loss) attributable to common stockholders because 100% of the convertible preferred stock has been converted as of March 31, 2002.
(2)
Excluded from the calculation of diluted net income (loss) attributable to common stockholders because the effect is anti-dilutive.

16. Segment Information

The Company provides Triple Play Distribution services in numerous countries worldwide, and related content (programming) and other media services in a growing number of international markets. The Company evaluates performance and allocates resources based on the results of these divisions. The key operating performance criteria used in this evaluation include revenue growth and "Adjusted EBITDA". Adjusted EBITDA represents net operating earnings before depreciation, amortization, stock-based compensation charges and impairment and restructuring charges. Stock-based compensation charges result from variable plan accounting for our subsidiaries' regular and phantom stock option plans. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

Revenue

	Three Months Ended March 31,
	2002	2001
	(In thousands)
Europe:
Triple Play Distribution
The Netherlands	$94,247	$85,034
Austria	41,699	39,189
Belgium	5,708	5,627
Czech Republic	7,207	7,913
Norway	16,396	14,587
Hungary	24,523	19,112
France	22,395	19,089
Poland	19,234	18,963
Sweden	11,704	10,001
Germany	10,772	11,386
Other	7,702	6,661

Total Triple Play Distribution	261,587	237,562
DTH	6,324	20,010
Content	–	395
Other	8,804	2,887

Total Distribution	276,715	260,854
Priority Telecom	22,762	43,511
UPC Media	4,091	2,070
Corporate and other	108	834

Total Europe	303,676	307,269

Latin America:
Triple Play Distribution
Chile	42,693	40,692
Brazil	1,008	1,118
Other	780	558

Total Triple Play Distribution	44,481	42,368
Other	8	26

Total Latin America	44,489	42,394

Asia/Pacific:
Triple Play Distribution
Australia	–	42,385

Total Triple Play Distribution	–	42,385
Content	–	2,590
Other	275	107

Total Asia/Pacific	275	45,082

Corporate and other	600	–

Total consolidated revenue	$349,040	$394,745

Adjusted EBITDA

	Three Months Ended March 31,
	2002	2001
	(In thousands)
Europe:
Triple Play Distribution
The Netherlands	$25,141	$8,682
Austria	14,231	10,920
Belgium	1,967	995
Czech Republic	3,418	2,172
Norway	3,735	1,829
Hungary	10,557	7,202
France	(1,940)	(5,937)
Poland	3,186	(1,338)
Sweden	3,767	970
Germany	5,730	5,567
Other	2,598	2,324

Total Triple Play Distribution	72,390	33,386
DTH	460	(5,091)
Content	–	(11,220)
Other	4,223	428

Total Distribution	77,073	17,503
Priority Telecom	(4,101)	(19,502)
UPC Media	(4,890)	(32,769)
Corporate and other	(19,112)	(20,357)

Total Europe	48,970	(55,125)

Latin America:
Triple Play Distribution
Chile	7,987	5,664
Brazil	(130)	(146)
Other	(467)	(135)

Total Triple Play Distribution	7,390	5,383
Other	(750)	(1,034)

Total Latin America	6,640	4,349

Asia/Pacific:
Triple Play Distribution
Australia	–	(9,576)
Other	–	–

Total Triple Play Distribution	–	(9,576)
Content	–	(1,536)
Other	150	(441)

Total Asia/Pacific	150	(11,553)

Corporate and other	(1,056)	(8,761)

Total consolidated Adjusted EBITDA	$54,704	$(71,090)

Triple Play Distribution Revenue

	Three Months Ended March 31, 2002
	Video	Voice	Internet	Total
	(In thousands)
Europe:
The Netherlands	$57,706	$11,437	$25,104	$94,247
Austria	19,049	9,028	13,622	41,699
Belgium	3,474	–	2,234	5,708
Czech Republic	6,371	184	652	7,207
Norway	11,639	1,911	2,846	16,396
Hungary	17,061	5,845	1,617	24,523
France	14,195	5,990	2,210	22,395
Poland	18,357	–	877	19,234
Sweden	8,110	–	3,594	11,704
Germany	10,720	11	41	10,772
Other	7,857	–	(155)	7,702

Total Europe	174,539	34,406	52,642	261,587

Latin America:
Chile	26,461	14,293	1,939	42,693
Brazil	1,008	–	–	1,008
Other	707	–	73	780

Total Latin America	28,176	14,293	2,012	44,481

Total consolidated Triple Play Distribution revenue	$202,715	$48,699	$54,654	$306,068

	Three Months Ended March 31, 2001
	Video	Voice	Internet	Total
	(In thousands)
Europe:
The Netherlands	$58,046	$13,069	$13,919	$85,034
Austria	19,208	9,784	10,197	39,189
Belgium	3,597	–	2,030	5,627
Czech Republic	7,518	198	197	7,913
Norway	11,381	1,524	1,682	14,587
Hungary	13,327	5,346	439	19,112
France	13,714	4,040	1,335	19,089
Poland	18,758	–	205	18,963
Sweden	7,776	–	2,225	10,001
Germany	11,362	10	14	11,386
Other	6,661	–	–	6,661

Total Europe	171,348	33,971	32,243	237,562

Latin America:
Chile	28,055	11,713	924	40,692
Brazil	1,118	–	–	1,118
Other	558	–	–	558

Total Latin America	29,731	11,713	924	42,368

Asia/Pacific:
Australia	38,479	873	3,033	42,385
Other	–	–	–	–

Total Asia/Pacific	38,479	873	3,033	42,385

Total consolidated Triple Play Distribution revenue	$239,558	$46,557	$36,200	$322,315

Revenue by Geographical Area

	Three Months Ended March 31,
	2002	2001
	(In thousands)
Europe:
The Netherlands	$120,588	$106,955
Austria	45,095	42,011
Belgium	5,709	6,174
Czech Republic	9,857	9,939
Norway	20,113	16,849
Hungary	28,002	22,231
France	22,593	20,097
Poland	20,439	35,558
Sweden	11,961	10,127
Germany	10,953	13,237
Other	8,366	24,091

Total Europe	303,676	307,269

Latin America:
Chile	42,693	40,692
Brazil	1,008	1,118
Other	788	584

Total Latin America	44,489	42,394

Asia/Pacific:
Australia	–	45,082
Other	275	–

Total Asia/Pacific	275	45,082

Corporate and other	600	–

Total consolidated revenue	$349,040	$394,745

Total Assets

	March 31, 2002	December 31, 2001
	(In thousands)
Europe:
The Netherlands	$3,695,272	$4,151,306
Poland	622,948	689,208
Germany	155,238	144,517
France	733,416	765,964
Austria	404,023	410,534
Sweden	370,912	372,368
Hungary	340,655	351,825
Norway	301,890	302,006
Czech Republic	214,125	221,149
Belgium	54,332	43,158
Other	107,789	94,935

Total Europe	7,000,600	7,546,970

Latin America:
Chile	545,929	544,937
Brazil	19,795	20,055
Other	53,790	92,317

Total Latin America	619,514	657,309

Asia/Pacific:
Australia	210,242	249,499
New Zealand	–	–
Other	–	–

Total Asia/Pacific	210,242	249,499

Corporate and other	314,409	584,862

Total consolidated assets	$8,144,765	$9,038,640

Consolidated Adjusted EBITDA reconciles to the condensed consolidated statement of operations as follows:

	Three Months Ended March 31,
	2002	2001
	(In thousands)
Operating loss	$(122,647)	$(345,426)
Depreciation and amortization	165,184	271,114
Stock-based compensation	8,709	3,222
Impairment and restructuring charges	3,458	–

Consolidated Adjusted EBITDA	$54,704	$(71,090)

17.  Impairment and Restructuring Charges

	Employee Severance and Termination Costs	Office Closures	Programming and Lease Contract Termination Costs	Asset Disposal Losses and Other Costs	Total Impairment and Restructuring Charges
	(In thousands)
Impairment and restructuring liability as of December 31, 2001	$33,565	$9,956	$91,207	$14,504	$149,232
Impairment and restructuring charges during 2002	3,458	–	–	–	3,458
Cash paid during 2002	(9,363)	(5,893)	(4,448)	(3,134)	(22,838)
Non-cash release of restructuring liability	–	–	(8,896)	(4,031)	(12,927)
Cumulative translation adjustments	(821)	(238)	(2,179)	(348)	(3,586)

Impairment and restructuring liability as of March 31, 2002	$26,839	$3,825	$75,684	$6,991	$113,339

UPC implemented a restructuring plan during the second half of 2001 to both lower operating expenses and strengthen its competitive and financial position. This included eliminating certain employee positions, reducing office space and related overhead expenses, recognizing losses related to excess capacity under certain contracts and canceling certain programming contracts. UPC also incurred certain restructuring charges during the three months ended March 31, 2002 related to employee severance and termination costs.

Employee Severance and Termination Costs.    These costs included salaries, benefits, outplacement and other costs related to employee terminations. The total workforce reduction was effected through a combination of involuntary terminations and a reorganization of operations to permanently eliminate open positions resulting from normal employee attrition. Salaries and benefits earned during the transition period have not been included in the restructuring charge.

Office Closures.    In addition to the reduction of employee positions, UPC's restructuring plan included reductions in office space and related overhead expenses. Office closure and consolidation costs are the estimated costs to close specifically identified facilities, costs associated with obtaining subleases, lease termination costs and other related costs.

Programming and Lease Contract Termination Costs.    These costs included restructuring and/or cancellation of excess capacity of certain contracts.

The following table summarizes the number of employees scheduled for termination in connection with UPC's restructuring (by division and by function):

	Number of Employees Scheduled for Termination as of
	March 31, 2002	December 31, 2001
Division:
UPC Distribution	604	873
Priority Telecom	5	23
UPC Media	21	86
Corporate	3	4

Total	633	986

Function:
Programming	–	1
Network Operations	408	498
Customer Operations	37	112
Customer Care	51	92
Billing and Collection	3	4
Customer Acquisition and Marketing	78	164
Administration	56	115

Total	633	986

18.  Subsequent Events

Cignal Litigation

On April 26, 2002, UPC received notice that certain former shareholders of Cignal Global Communications ("Cignal") have filed a lawsuit against UPC in the District Court in Amsterdam, The Netherlands, claiming $200.0 million on the basis that UPC failed to honor certain option rights which were granted to those shareholders in connection with the acquisition of Cignal by Priority Telecom. UPC believes that it has complied in full with its obligations to these shareholders through the successful consummation of the initial public offering of Priority Telecom on September 27, 2001. Accordingly, UPC believes that the Cignal shareholders' claims are without merit and intends to defend this suit vigorously.

Bankruptcy Filing Tevel

UPC holds an indirect 46.6% interest in Tevel, the largest cable operator in Israel. The economic and regulatory situation in Israel, together with the current volatility in the region, led UPC to write the value of this minority investment down to zero at December 31, 2001. On April 22, 2002, Tevel filed for court protection from creditors and a trustee was appointed by the Israeli Court to form a plan of reorganization. The trustee has until June 2002 to formulate a plan (or make significant progress towards a plan) that is acceptable to the different classes of creditors.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UnitedGlobalCom, Inc.:

We have audited the accompanying consolidated balance sheets of UnitedGlobalCom, Inc. (a Delaware corporation f/k/a New UnitedGlobalCom, Inc.—see Note 23) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive (loss) income, stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 3 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, is currently in default under certain of its significant bank credit facilities, senior notes and senior discount note agreements, which has resulted in a significant net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Denver, Colorado
April 12, 2002 (except with respect to the matter
discussed in Note 23, as to which the date is
May 14, 2002)

UnitedGlobalCom, Inc.
Consolidated Balance Sheets
(In thousands, except par value and number of shares)

	December 31,
Assets	2001	2000
Current assets
Cash and cash equivalents	$920,140	$1,876,828
Restricted cash	86,625	11,612
Short-term liquid investments	78,946	347,084
Subscriber receivables, net of allowance for doubtful accounts of $51,405 and $66,559, respectively	152,025	169,532
Notes receivable, related parties	310,904	247,134
Other receivables, including related party receivables of $32,145 and $20,275, respectively	107,704	173,995
Deferred financing costs, net of accumulated amortization of $39,178	132,564	–
Deferred taxes	3,604	2,896
Business transferred under contractual arrangement	78,672	–
Other current assets, net	72,067	108,250

Total current assets	1,943,251	2,937,331
Investments in affiliates, accounted for under the equity method, net	231,625	756,322
Property, plant and equipment, net of accumulated depreciation of $1,174,197 and $920,972, respectively	3,692,485	3,880,657
Goodwill and other intangible assets, net of accumulated amortization of $552,370 and $448,012, respectively.	2,843,922	5,154,907
Deferred financing costs, net of accumulated amortization of $7,688 and $52,180, respectively	18,371	207,573
Derivative assets	131,320	154,195
Deferred taxes	8,866	5,057
Business transferred under contractual arrangement	143,124	–
Other assets, net	25,676	50,910

Total assets	$9,038,640	$13,146,952

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable, including related party payables of $1,347 and $1,555, respectively	$350,813	$578,399
Accrued liabilities	697,827	619,609
Subscriber prepayments and deposits	88,975	96,296
Short-term debt	77,614	51,208
Current portion of senior notes and other long-term debt, related party	2,314,992	—
Current portion of senior notes and other long-term debt	6,074,502	193,923
Business transferred under contractual arrangement	607,350	–
Other current liabilities	11,052	14,330

Total current liabilities	10,223,125	1,553,765
Senior discount notes and senior notes	1,565,856	6,369,764
Other long-term debt	78,037	3,329,357
Business transferred under contractual arrangement	228,012	–
Deferred taxes	80,300	8,237
Other long-term liabilities	148,135	58,378

Total liabilities	12,323,465	11,319,501

Commitments and contingencies (Notes 15 and 16)
Minority interests in subsidiaries	1,240,665	1,884,568

Series B convertible preferred stock, stated at liquidation value, 113,983 shares issued and outstanding	29,990	28,117

Stockholders' deficit
Class A common stock, $0.01 par value, 210,000,000 shares authorized, 98,042,205 and 83,820,633 shares issued and outstanding, respectively	981	838
Class B common stock, $0.01 par value, 30,000,000 shares authorized, 19,027,134 and 19,221,940 shares issued and outstanding, respectively	190	192
Series C convertible preferred stock, 425,000 shares issued and outstanding	425,000	425,000
Series D convertible preferred stock, 287,500 shares issued and outstanding	287,500	287,500
Additional paid-in capital	1,537,944	1,531,593
Deferred compensation	(74,185)	(117,136)
Treasury stock, at cost, 5,604,948 shares of Class A common stock	(29,984)	(29,984)
Accumulated deficit	(6,437,290)	(1,892,706)
Other cumulative comprehensive loss	(265,636)	(290,531)

Total stockholders' deficit	(4,555,480)	(85,234)

Total liabilities and stockholders' deficit	$9,038,640	$13,146,952

The accompanying notes are an integral part of these consolidated financial statements.

UnitedGlobalCom, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except per share amounts and number of shares)

	Year Ended December 31,
	2001	2000	1999
Revenue	$1,561,894	$1,251,034	$720,762
Operating expense	(1,062,394)	(893,682)	(458,748)
Selling, general and administrative expense	(699,561)	(682,633)	(618,925)
Depreciation and amortization	(1,147,176)	(815,522)	(418,714)
Impairment and restructuring charges	(1,525,069)	–	–

Operating loss	(2,872,306)	(1,140,803)	(775,625)
Interest income, including related party income of $35,336, $1,918 and $561, respectively.	104,696	133,297	54,375
Interest expense, including related party expense of $58,834, nil and nil, respectively	(1,070,830)	(928,783)	(399,999)
Foreign currency exchange loss, net	(148,192)	(215,900)	(39,501)
Proceeds from litigation settlement	194,830	–	–
(Loss) gain on sale of investments in affiliates, net	(416,803)	6,194	–
Provision for loss on investments	(342,419)	(5,852)	(7,127)
Gain on issuance of common equity securities by subsidiaries	–	127,731	1,508,839
Other expense, net	(117,923)	(4,305)	(14,641)

(Loss) income before other items	(4,668,947)	(2,028,421)	326,321
Income tax benefit (expense), net	40,661	2,897	(198)
Minority interests in subsidiaries	496,515	934,548	360,444
Share in results of affiliates, net	(386,441)	(129,914)	(50,249)

(Loss) income from continuing operations before extraordinary gain and cumulative effect of change in accounting principle	(4,518,212)	(1,220,890)	636,318
Extraordinary gain on early retirement of debt	3,447	–	–
Cumulative effect of change in accounting principle	20,056	–	–

Net (loss) income	$(4,494,709)	$(1,220,890)	$636,318

Foreign currency translation adjustments	$11,157	$(47,625)	$(127,154)
Unrealized holding gains (losses) arising during period	37,526	(31,668)	6,858
Change in fair value of derivative assets	(24,059)	–	–
Cumulative effect on other comprehensive income of change in accounting principle	523	–	–
Amortization of cumulative effect of change in accounting principle	(252)	–	–

Comprehensive (loss) income	$(4,469,814)	$(1,300,183)	$516,022

Basic net (loss) income attributable to common stockholders (Note 20)	$(4,546,457)	$(1,272,482)	$617,926

Diluted net (loss) income attributable to common stockholders (Note 20)	$(4,546,457)	$(1,272,482)	$636,318

Net (loss) income per common share:
Basic net (loss) income before extraordinary gain and cumulative effect of change in accounting principle	$(45.77)	$(13.24)	$7.53
Extraordinary gain on early retirement of debt	0.03	–	–
Cumulative effect of change in accounting principle	0.20	–	–

Basic net (loss) income	$(45.54)	$(13.24)	$7.53

Diluted net (loss) income before extraordinary gain and cumulative effect of change in accounting principle	$(45.77)	$(13.24)	$6.67
Extraordinary gain on early retirement of debt	0.03	–	–
Cumulative effect of change in accounting principle	0.20	–	–

Diluted net (loss) income	$(45.54)	$(13.24)	$6.67

Weighted-average number of common shares outstanding:
Basic	99,834,387	96,114,927	82,024,077

Diluted	99,834,387	96,114,927	95,331,929

The accompanying notes are an integral part of these consolidated financial statements.

UnitedGlobalCom, Inc.
Consolidated Statements of Stockholders' (Deficit) Equity
(In thousands, except number of shares)

	Class A Common Stock		Class B Common Stock		Series C Preferred Stock		Series D Preferred Stock
											Treasury Stock			Other Cumulative Comprehensive Loss
									Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 1998	61,349,990	$614	19,831,760	$198	–	$–	–	$–	$378,191	$(679)	5,569,240	$(29,061)	$(1,241,986)	$(90,942)	$(983,665)
Exchange of Class B common stock for Class A common stock	507,820	5	(507,820)	(5)	–	–	–	–	–	–	–	–	–	–	–
Issuance of Class A common stock in connection with exercise of warrants	2,883,600	29	–	–	–	–	–	–	21,598	–	–	–	–	–	21,627
Issuance of Class A common stock in connection with Company's stock option plans and 401(k) plan	1,839,591	18	–	–	–	–	–	–	10,235	–	–	–	–	–	10,253
Exchange of Series A convertible preferred stock for Class A common stock	3,006,404	30	–	–	–	–	–	–	26,276	–	–	–	–	–	26,306
Exchange of Series B convertible preferred stock for Class A common stock	487,410	5	–	–	–	–	–	–	5,173	–	–	–	–	–	5,178
Issuance of Class A common stock in connection with public offering, net of offering costs	11,500,000	115	–	–	–	–	–	–	571,325	–	–	–	–	–	571,440
Issuance of Series C and D convertible preferred stock, net of offering costs	–	–	–	–	425,000	395,250	287,500	267,375	(21,088)	–	–	–	–	–	641,537
Accrual of dividends on Series A, B, C and D convertible preferred stock	–	–	–	–	–	14,875	–	1,398	(2,119)	–	–	–	(16,273)	–	(2,119)
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	427,044	(221,640)	–	–	–	–	205,404
Amortization of deferred compensation	–	–	–	–	–	–	–	–	–	102,323	–	–	–	–	102,323
Net income	–	–	–	–	–	–	–	–	–	–	–	–	636,318	–	636,318
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	(127,154)	(127,154)
Change in unrealized gain on available-for-sale securities	–	–	–	–	–	–	–	–	–	–	–	–	–	6,858	6,858

Balances, December 31, 1999	81,574,815	$816	19,323,940	$193	425,000	$410,125	287,500	$268,773	$1,416,635	$(119,996)	5,569,240	$(29,061)	$(621,941)	$(211,238)	$1,114,306

The accompanying notes are an integral part of these consolidated financial statements.

UnitedGlobalCom, Inc.
Consolidated Statements of Stockholders' (Deficit) Equity (Continued)
(In thousands, except number of shares)

	Class A Common Stock		Class B Common Stock		Series C Preferred Stock		Series D Preferred Stock
											Treasury Stock			Other Cumulative Comprehensive Loss
									Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 1999	81,574,815	$816	19,323,940	$193	425,000	$410,125	287,500	$268,773	$1,416,635	$(119,996)	5,569,240	$(29,061)	$(621,941)	$(211,238)	$1,114,306
Exchange of Class B common stock for Class A common stock	102,000	1	(102,000)	(1)	–	–	–	–	–	–	–	–	–	–	–
Issuance of Class A common stock in connection with Company's stock option plans and 401(k) plan	1,027,822	10	–	–	–	–	–	–	7,993	–	–	–	–	–	8,003
Conversion of Series B convertible preferred stock into Class A common stock	48,996	1	–	–	–	–	–	–	519	–	–	–	–	–	520
Accrual of dividends on Series B, C and D convertible preferred stock	–	–	–	–	–	29,750	–	23,758	(1,717)	–	–	–	(49,875)	–	1,916
Issuance of Class A common stock in lieu of cash dividends on Series C and D convertible preferred stock	1,067,000	10	–	–	–	(14,875)	–	(5,031)	19,896	–	–	–	–	–	–
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	127,518	7,467	–	–	–	–	134,985
Amortization of deferred compensation	–	–	–	–	–	–	–	–	(28,235)	(4,607)	–	–	–	–	(32,842)
Loans to related parties, collateralized with common shares and options	–	–	–	–	–	–	–	–	(11,016)	–	–	–	–	–	(11,016)
Purchase of treasury shares	–	–	–	–	–	–	–	–	–	–	35,708	(923)	–	–	(923)
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	(1,220,890)	–	(1,220,890)
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	(47,625)	(47,625)
Change in unrealized gain on available-for-sale securites	–	–	–	–	–	–	–	–	–	–	–	–	–	(31,668)	(31,668)

Balances, December 31, 2000	83,820,633	$838	19,221,940	$192	425,000	$425,000	287,500	$287,500	$1,531,593	$(117,136)	5,604,948	$(29,984)	$(1,892,706)	$(290,531)	$(85,234)

The accompanying notes are an integral part of these consolidated financial statements.

UnitedGlobalCom, Inc.
Consolidated Statements of Stockholders' (Deficit) Equity (Continued)
(In thousands, except number of shares)

	Class A Common Stock		Class B Common Stock		Series C Preferred Stock		Series D Preferred Stock
											Treasury Stock			Other Cumulative Comprehensive Loss
									Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 2000	83,820,633	$838	19,221,940	$192	425,000	$425,000	287,500	$287,500	$1,531,593	$(117,136)	5,604,948	$(29,984)	$(1,892,706)	$(290,531)	$(85,234)
Exchange of Class B common stock for Class A common stock	194,806	2	(194,806)	(2)	–	–	–	–	–	–	–	–	–	–	–
Issuance of Class A common stock in connection with Company's stock option plans and 401(k) plan	76,504	1	–	–	–	–	–	–	386	–	–	–	–	–	387
Issuance of Class A common stock for cash	11,991,018	120	–	–	–	–	–	–	19,905	–	–	–	–	–	20,025
Accrual of dividends on Series B, C and D convertible preferred stock	–	–	–	–	–	14,875	–	10,063	(1,873)	–	–	–	(49,875)	–	(26,810)
Issuance of Class A common stock in lieu of cash dividends on Series C and D convertible preferred stock	1,959,244	20	–	–	–	(14,875)	–	(10,063)	24,918	–	–	–	–	–	–
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	(29,122)	22,159	–	–	–	–	(6,963)
Amortization of deferred compensation	–	–	–	–	–	–	–	–	(1,292)	20,792	–	–	–	–	19,500
Loans to related parties, collateralized with common shares and options	–	–	–	–	–	–	–	–	(6,571)	–	–	–	–	–	(6,571)
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	(4,494,709)	–	(4,494,709)
Cumulative effect of change in accounting principle	–	–	–	–	–	–	–	–	–	–	–	–	–	523	523
Amortization of cumulative effect of change in accounting principle	–	–	–	–	–	–	–	–	–	–	–	–	–	(252)	(252)
Change in fair value of derivative assets	–	–	–	–	–	–	–	–	–	–	–	–	–	(24,059)	(24,059)
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	11,157	11,157
Change in unrealized gain on available-for-sale securites	–	–	–	–	–	–	–	–	–	–	–	–	–	37,526	37,526

Balances, December 31, 2001	98,042,205	$981	19,027,134	$190	425,000	$425,000	287,500	$287,500	$1,537,944	$(74,185)	5,604,948	$(29,984)	$(6,437,290)	$(265,636)	$(4,555,480)

The accompanying notes are an integral part of these consolidated financial statements.

UnitedGlobalCom, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2001	2000	1999
Cash Flows from Operating Activities:
Net (loss) income	$(4,494,709)	$(1,220,890)	$636,318
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization	1,147,176	815,522	418,714
Impairment and restructuring charges	1,525,069	–	–
Accretion of interest on senior notes and amortization of deferred financing costs	492,387	447,056	257,375
Stock-based compensation expense (credit)	8,818	(43,183)	223,734
Unrealized foreign exchange losses	125,722	165,173	35,820
Loss (gain) on sale of investments in affiliates	416,803	(6,194)	–
Provision for loss on investments	342,419	5,852	7,127
Gain on issuance of common equity securities by subsidiaries	–	(127,731)	(1,508,839)
Minority interests in subsidiaries	(496,515)	(934,548)	(360,444)
Share in results of affiliates, net	386,441	129,914	50,249
Cumulative effect of change in accounting principle	(20,056)	–	–
Decrease (increase) in receivables, net	68,137	(67,984)	(82,888)
Decrease (increase) in other assets	2,489	(27,998)	(1,353)
(Decrease) increase in accounts payable, accrued liabilities and other	(175,324)	393,321	235,391

Net cash flows from operating activities	(671,143)	(471,690)	(88,796)

Cash Flows from Investing Activities:
Purchase of short-term liquid investments	(1,691,751)	(3,049,476)	(988,380)
Proceeds from sale of short-term liquid investments	1,907,171	3,244,389	140,216
Restricted cash (deposited) released, net	(74,996)	3,801	(3,259)
Investments in affiliates and other investments	(60,654)	(348,077)	(373,526)
Proceeds from sale of investments in affiliated companies	120,416	–	18,000
New acquisitions, net of cash acquired	(39,950)	(1,703,660)	(2,321,799)
Capital expenditures	(996,411)	(1,846,602)	(821,742)
Increase in notes receivable from affiliates	(268,661)	(245,208)	(723)
Payments on notes receivable and other, net	223,469	53,434	(30,439)

Net cash flows from investing activities	(881,367)	(3,891,399)	(4,381,652)

Cash Flows from Financing Activities:
Issuance of common stock by subsidiaries	695	102,403	2,624,306
Issuance of common stock, net of financing costs	20,025	–	571,440
Issuance of Series C convertible preferred stock	–	–	381,608
Issuance of Series D convertible preferred stock	–	–	259,929
Issuance of convertible preferred stock by subsidiary	–	990,000	–
Issuance of common stock in connection with Company's and subsidiaries' stock option plans	3,334	13,263	28,355
Issuance of common stock in connection with exercise of warrants	–	–	21,627
Proceeds from offering of senior notes and senior discount notes	–	1,612,200	2,749,752
Retirement of existing senior notes	(261,309)	–	(435)
Proceeds from short-term and long-term borrowings	1,673,981	4,328,269	1,064,579
Deferred financing costs	(17,771)	(149,259)	(100,679)
Repayments of short-term and long-term borrowings	(766,950)	(2,468,561)	(1,277,038)
Payment of sellers notes	–	(391)	(18,000)
(Decrease) increase in notes receivable from affiliates and other	(6,571)	(11,016)	2,971

Net cash flows from financing activities	645,434	4,416,908	6,308,415

Effects of Exchange Rates on Cash	(49,612)	(102,906)	52,340

(Decrease) Increase in Cash and Cash Equivalents	(956,688)	(49,087)	1,890,307
Cash and Cash Equivalents, Beginning of Period	1,876,828	1,925,915	35,608

Cash and Cash Equivalents, End of Period	$920,140	$1,876,828	$1,925,915

Supplemental Cash Flow Disclosure:
Cash paid for interest	$519,221	$363,594	$101,121

Cash received for interest	$73,648	$125,943	$41,633

Non-Cash Investing and Financing Activities:
Acquisition of German business via issuance of subsidiary shares	$–	$622,261	$–

Acquisition of Cignal Global Communications via issuance of subsidiary shares	$–	$205,117	$–

The accompanying notes are an integral part of these consolidated financial statements.

UnitedGlobalCom, Inc.
Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

UnitedGlobalCom, Inc. (together with its majority-owned subsidiaries, the "Company" or "United,") formerly known as New UnitedGlobalCom, Inc., provides video, telephone and Internet services, which the Company refers to as "Triple Play Distribution" in numerous countries worldwide. The following chart presents a summary of the Company's ownership structure as of December 31, 2001:

2. Risks, Uncertainties and Liquidity

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, because each of the Company's major operating subsidiaries has net working capital deficiencies as a result of recurring losses from operations and defaults under certain bank credit facilities, senior notes and senior discount note agreements, there is substantial doubt about the Company's ability to continue as a going concern.

UPC

UPC has incurred substantial operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and Internet. In addition, substantial capital expenditures have been required to deploy these services and to acquire businesses. Management expects UPC to incur operating losses at least through 2005, primarily as a result of the continued introduction of these new services, which are in the early stages of deployment, as well as continued depreciation and amortization expense. As of December 31, 2001, there was substantial uncertainty whether UPC's sources of capital, working capital and projected operating cash flow were sufficient to fund its expenditures and service its indebtedness over the next year. In addition, as a result of the events of default described below, UPC's senior notes, senior discount notes, the $1.225 billion 6.0% guaranteed discount notes due 2007 (the "Exchangeable Loan" or "Belmarken Notes") and the senior secured credit facility among UPC Distribution Holdings, N.V. ("UPC Distribution") as borrower and TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as facility agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility"), have been classified as current. These factors raise substantial doubt about UPC's ability to continue as a going concern. UPC's ability to continue as a going concern is dependent on (i) its ability to restructure its senior notes and senior discount notes, its Exchangeable Loan and its convertible preferred stock and (ii) its ability to generate enough cash flow to enable it to recover its assets and satisfy its liabilities in the normal course of business. During 2001, UPC reviewed its current and long-range plan for all segments of its business and hired a strategic consultant to assist it in the process. UPC worked extensively with this consultant to revise its strategic and operating plans, no longer focusing on an aggressive digital roll out, but on increasing sales of products and services that have better gross margins and are currently profitable. The revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and products with positive net present values.

Given UPC's funding requirements and possible lack of access to debt and equity capital in the near term, UPC determined that it would not make interest payments on its senior notes as they fell due. On February 1, 2002, UPC failed to make required interest payments in the aggregate amount of $100.6 million on its outstanding 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010 and 11.5% Senior Notes due 2010. The indentures related to its senior notes and senior discount notes provide that failing to make interest payments constitutes an event of default under the notes if UPC is in default of the payment of interest on any of the notes for a period of time in excess of 30 days. Since UPC failed to make the interest payments upon expiration of this 30-day grace period on March 3, 2002, events of default occurred under those indentures. The occurrence of these events of default resulted in cross events of default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various events of default gave the trustees under the related indentures, or requisite number of holders of such notes, the right to accelerate the maturity of all of UPC's senior notes and senior discount notes. As of April 12, 2002, neither the trustees for those notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes.

UPC's failure to make the February 1, 2002 interest payment on its outstanding 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010 and 11.5% Senior Notes due 2010 gave rise to cross events of default under the following credit and loan facilities:

  •
  UPC Distribution Bank Facility;

  •
  Revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, UPC's majority-owned subsidiary ("EWT"), as Borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as Facility Agent and Security Agent and a group of financial institutions (the "EWT Facility"); and

  •
  Exchangeable Loan.

The UPC Distribution Bank Facility is secured by share pledges on UPC Distribution which is the holding company of most companies within the UPC Distribution group. The EWT Facility is secured by share pledges over EWT to RBS. The occurrence of the cross events of default under such facilities gave the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

On March 4, 2002, UPC received waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Exchangeable Loan for the cross events of default under such facilities that existed or may exist as a result of UPC's failure to make the interest payment due on February 1, 2002 on UPC's outstanding 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010 and 11.5% Senior Notes due 2010, failure by UPC to make the interest payment due on May 1, 2002 on its outstanding 10.875% Senior Notes due 2007 and 11.25% Senior Notes due 2009 within the applicable cure periods, or any resulting cross defaults.

Each of these waivers will remain effective until the earlier of:

  •
  June 3, 2002,

  •
  The occurrence of any other event of default under the respective credit or loan facility that is not covered by the waiver, or

  •
  In the case of the waiver for the Exchangeable Loan only, the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into UPC ordinary shares in accordance with the terms of the Memorandum of Understanding or five business days after United has given notice to UPC that, in its judgment, restructuring negotiations with the holders of the senior notes and senior discount notes are not progressing satisfactorily.

In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by UPC of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects UPC to a E100.0 million drawdown limitation under that facility, subject to certain conditions, during the period in which the waiver is in place.

As of April 12, 2002, UPC had not made the interest payment on the 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010 and 11.5% Senior Notes due 2010. None of the notes or facilities described above have been accelerated or subjected to enforcement actions and none of the defaults described above have had a material adverse effect on the operations of UPC's subsidiaries or their or UPC's relationships with customers, suppliers and employees.

In connection with the restructuring plan of UPC, UPC signed a Memorandum of Understanding, dated February 1, 2002 (the "Memorandum of Understanding"), by and among UPC, United and UGC Holdings. The Memorandum of Understanding relates to an agreement in principle among UPC, United and UGC Holdings, to effectuate a series of transactions, which, if consummated, would result in a restructuring of the outstanding debt obligations of UPC and its subsidiaries. The Memorandum of Understanding with United and UGC Holdings is conditional, among other things, on the receipt of tenders of 95.0% of all UPC notes outstanding in an exchange offer. United has agreed in principle to convert $2.6 billion of indebtedness, which was acquired as a result of the merger transaction with Liberty, and $0.3 billion of convertible preference shares held by UGC Holdings into new UPC ordinary shares as part of the recapitalization.

During March 2002, UPC met with representatives of United, which currently holds the Exchangeable Loan and $1.435 billion face amount of UPC senior notes and E263.1 million face amount of UPC senior discount notes (the "Liberty UPC Bonds"), and a steering committee representing the holders of UPC's senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of such notes and the Exchangeable Loan. United and its advisors and the note holders' steering committee and its advisors are currently conducting due diligence about UPC and UPC's current financial condition. UPC has not reached any decisions with either United or the note holders' steering committee regarding the terms or timing of a debt restructuring. UPC expects that this process will take a number of months to complete. If completed, the restructuring will result in substantial dilution of UPC's existing shareholders, a loss of some or all of the fair value of UPC's outstanding securities, including UPC's ordinary shares, preference shares, senior notes and senior discount notes and the Exchangeable Loan, and could include material changes in the nature of UPC's business. Since UPC is in preliminary discussions with United and the note holders' steering committee, UPC cannot predict the terms or the timing of its restructuring. In addition, UPC cannot be assured that it will be able to reach agreement with either United or the note holders on mutually satisfactory terms for the debt restructuring.

If UPC is unable to reach agreement on the terms of the debt restructuring or is otherwise unable to successfully complete a restructuring plan for its debt, UPC may seek relief under a debt moratorium leading to a suspension of payments, or a bankruptcy proceeding under applicable Dutch laws. If UPC seeks relief under either of these proceedings, or any other laws that may be available to UPC, holders of UPC's outstanding securities, including UPC's ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan, may lose some or all of the value of their investment in UPC's securities. Such proceedings could result in material changes in the nature of UPC's business, material adverse changes to UPC's financial condition and results of operations or UPC's liquidation.

In 2002 and thereafter, UPC anticipates that sources of capital available to them will include working capital and operating cash flows, proceeds from the disposal of non-core investments and further internal reorganization and alignment of businesses, availability under the UPC Distribution Bank Facility and vendor financing. UPC does not anticipate access to the capital markets as a source of funding unless UPC is able to restructure its existing indebtedness. If UPC is able to complete its planned debt restructuring satisfactorily and is able to implement a rationalization of its non-core investments and improve its operating performance, UPC believes that its existing cash balance, working capital, operating cash flow and availability under the UPC Distribution Bank Facility will be sufficient to fund operations for the foreseeable future. During the period in which the waivers are in place in relation to the cross events of default under the UPC Distribution Bank Facility, UPC has a drawdown limitation of E100.0 million under this facility. Should the planned debt restructuring and investment rationalization program be unsuccessful, or should operating results fall behind UPC's current business plan, UPC would not have sufficient funds to meet its expenditure or debt commitments and as such would likely not be able to continue as a going concern.

VTR

VTR's working capital as of December 31, 2001 and projected operating cash flows were sufficient to fund VTR's operations for the next year, however, they were not sufficient to service its indebtedness over the next year, raising substantial doubt about its ability to continue as a going concern. VTR's ability to continue as a going concern is dependent on a successful refinancing of its $176.0 million bank facility (the "VTR Bank Facility"), which is due April 29, 2002. Though VTR believes the refinancing will be successful, there can be no assurance that it will occur on terms that are satisfactory to VTR or United or at all. Any refinancing that occurs on terms that are less favorable than expected could adversely affect VTR's ability or the ability of United and subsidiaries to obtain new or alternative financing. If VTR fails to refinance this facility, its lenders would have certain enforceable rights, including the right to commence involuntary bankruptcy proceedings or any other action available to creditors. VTR would then need to obtain funding from external sources, restructure its operations or sell assets in order to repay the VTR Bank Facility and pay its other liabilities when due. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should VTR be unable to continue as a going concern. VTR needs approximately $88.5 million from the Company for capital expenditures to meet its growth needs through 2002, although there can be no assurance that United will fund all or a portion of such amount.

3. Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. The following illustrates those subsidiaries for which the Company did not consolidate the results of operations for the entire fiscal year ended December 31, 2001, 2000 or 1999:

Entity	Effective Date of Consolidation
UTH (UPC Nederland)	February 1, 1999
VTR	May 1, 1999
UPC Slovensko (UPC Slovak)	June 1, 1999
GelreVision (UPC Nederland)	June 1, 1999
RCF (UPC France)	June 1, 1999
Saturn (New Zealand)	August 1, 1999
Stjärn (UPC Sweden)	August 1, 1999
Videopole (UPC France)	August 1, 1999
@Entertainment (UPC Polska)	August 1, 1999
Time Warner Cable France (UPC France)	September 1, 1999
A2000 (UPC Nederland)	September 1, 1999
Kabel Plus (UPC Czech)	October 1, 1999
Monor	December 1, 1999
Tebecai (UPC Nederland)	February 1, 2000
Intercomm (UPC France)	February 1, 2000
El Tele Ostfold (UPC Norge)	March 1, 2000
UPC Magyarorszag	March 1, 2000
K&T Group (UPC Nederland)	March 31, 2000
DattelKabel (UPC Czech)	July 1, 2000
EWT/TSS Group	October 1, 2000
Cignal Global Communications ("Cignal") (Priority Telecom)	November 1, 2000

Saturn was deconsolidated effective April 1, 2000 in connection with the formation of the 50/50 joint venture, TelstraSaturn. UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents and Short-Term Liquid Investments

Cash and cash equivalents include cash and investments with original maturities of less than three months. Short-term liquid investments include certificates of deposit, commercial paper, corporate bonds and government securities which have original maturities greater than three months but less than twelve months. Short-term liquid investments are classified as available-for-sale and are reported at fair market value.

Restricted Cash

Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities. Cash held in escrow and restricted to a specific use is classified based on the expected timing of such disbursement.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based upon the Company's assessment of probable loss related to overdue accounts receivable. Upon disconnection of a subscriber, the account is fully reserved. The allowance is maintained on the books until either receipt of payment or the account is deemed uncollectable for a maximum of three years.

Costs to be Reimbursed by Affiliates

The Company incurs certain costs on behalf of affiliates, such as salaries and benefits, travel and professional services. These costs are reimbursed by the affiliates.

Investments in Affiliates, Accounted for under the Equity Method

For those investments in unconsolidated subsidiaries and companies in which the Company's voting interest is 20.0% to 50.0%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through Board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliate, limited to the extent of the Company's investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net assets.

The Company evaluates its investments in publicly traded securities accounted for under the equity method for impairment in accordance with Accounting Principles Board Opinion No. 18 The Equity Method of Accounting for Investments in Common Stock ("APB 18") and Staff Accounting Bulletin No. 59 Accounting for Noncurrent Marketable Equity Securities ("SAB 59"). A decline in value of an investment which is other than temporary is recognized as a realized loss, establishing a new carrying value for the investment. Factors considered in making this evaluation include the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, including cash flows of the investee and any specific events which may influence the operations of the issuer, and the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in market value.

Marketable Equity Securities and Other Investments

The cost method of accounting is used for the Company's other investments in affiliates in which the Company's ownership interest is less than 20.0% and where the Company does not exert significant influence, except for those investments in marketable equity securities. The Company classifies its investments in marketable equity securities in which its interest is less than 20.0% and where the Company does not exert significant influence as available-for-sale and reports such investments at fair market value. Unrealized gains and losses are charged or credited to equity, and realized gains and losses and other-than-temporary declines in market value are included in operations.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed include overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Depreciation is calculated using the straight-line method over the economic life of the asset.

The economic lives of property, plant and equipment at acquisition are as follows:

Cable distribution networks	3-20 years
Subscriber premises equipment and converters	3-10 years
Microwave multi-channel distribution system ("MMDS") and satellite direct-to-home ("DTH") facilities	5-20 years
Office equipment, furniture and fixtures	3-10 years
Buildings and leasehold improvements	3-33 years
Other	3-10 years

Leasehold improvements are depreciated over the shorter of the expected life of the improvements or the initial lease term.

Goodwill and Other Intangible Assets

The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include the capitalization of direct costs incurred in obtaining the license. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years.

Recoverability of Tangible and Intangible Assets

The Company assesses the impairment of long-lived assets, identifiable intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of use of the acquired assets or the strategy for the overall business;

  •
  significant negative industry or economic trends.

When the Company determines that the carrying value of long-lived tangible assets, identifiable intangibles and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, future cash flows are evaluated to determine if an impairment charge is necessary. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, an impairment loss is recognized. The measurement of the impairment loss is based on the fair value of the asset, which is generally determined using a discounted cash flow approach, as well as recent comparable transactions in the market.

Deferred Financing Costs

Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method and classified according to the terms of the related debt instrument.

Derivative Financial Instruments

The Company uses derivative financial instruments including cross currency and interest rate swaps to manage exposures to movements in foreign exchange rates and interest rates. The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended, ("SFAS 133"), which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheets as either an asset or liability measured at its fair value. These rules require that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the statement of operations, to the extent effective, and requires that a company must formally document, designate, and access the effectiveness of transactions that receive hedge accounting.

For derivative financial instruments designated and that qualify as cash flow hedges, changes in the fair value of the effective portion of the derivative financial instruments are recorded as a component of other cumulative comprehensive income or loss in stockholders' equity until the hedged item is recognized in earnings. The ineffective portion of the change in fair value of the derivative financial instruments is immediately recognized in earnings. The change in fair value of the hedged item is recorded as an adjustment to its carrying value on the balance sheet.

For derivative financial instruments that are not designated or that do not qualify as accounting hedges, the changes in the fair value of the derivative financial instruments are recognized in earnings.

The impact of adopting SFAS 133 as of January 1, 2001 was a gain of $20.1 million, which was recorded in the statement of operations as a cumulative effect of a change in accounting principle.

Subscriber Prepayments and Deposits

Payments received in advance for distribution services are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

Revenue Recognition

Revenue from the provision of video, voice and Internet access services to customers is recognized in the period the related services are provided. For cable television, initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. For DTH, initial installation fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of subscriber receivables. Concentrations of credit risk with respect to subscriber receivables are limited due to the Company's large number of customers and their dispersion across many different countries worldwide.

Staff Accounting Bulletin No. 51 Accounting for Sales of Stock by a Subsidiary ("SAB 51") Accounting Policy

Gains realized as a result of common stock sales by the Company's subsidiaries are recorded in the consolidated statements of operations, except for any transactions which must be credited directly to equity in accordance with the provisions of SAB 51.

Stock-Based Compensation

The Company accounts for its stock-based compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25"). The Company has provided pro forma disclosures of net loss as if the fair value based method of accounting for these plans, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, ("SFAS 123"), had been applied. Pro forma disclosures include the effects of stock options granted during the years ended December 31, 2001, 2000 and 1999.

UPC, chello broadband, Priority Telecom and Austar United have adopted stock-based compensation plans for their employees whereby compensation expense is recognized for the difference between the grant price and the fair market value of vested options at each new measurement date. UPC, chello broadband, Priority Telecom, ULA and VTR have also adopted phantom stock-based compensation plans for their employees whereby the rights conveyed to employees are the substantive equivalents to stock appreciation rights. Accordingly, compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of the respective subsidiary's common stock. Subsequent decreases in the estimated fair value of these vested options will cause a reversal of previous charges taken, until the options are exercised or expire.

Income Taxes

The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it more likely than not they will not be realized.

Basic and Diluted Net (Loss) Income Per Share

Basic net (loss) income per share is determined by dividing net (loss) income available to common stockholders by the weighted-average number of common shares outstanding during each period. Net (loss) income available to common stockholders includes the accrual of dividends on convertible preferred stock which is charged directly to additional paid-in capital and/or accumulated deficit. Diluted net (loss) income per share includes the effects of potentially issuable common stock, but only if dilutive.

Foreign Operations and Foreign Exchange Rate Risk

The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company, except for countries which have experienced hyper-inflationary economies. For countries which have hyper-inflationary economies, the financial statements are prepared in U.S. dollars. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' (deficit) equity and are included in Other Cumulative Comprehensive Loss. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. As a result, amounts related to assets and liabilities reported in the consolidated statements of cash flows will not agree to changes in the corresponding balances in the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities. Certain of the Company's foreign operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

New Accounting Principles

In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"). SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS 141 requires intangible assets acquired in a business combination to be recognized if they arise from contractual or legal rights or are "separable", that is, feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS 141 than its predecessor, Accounting Principles Board Opinion No. 16, although in some instances previously recognized intangibles will be subsumed into goodwill. The Company is currently evaluating the potential impact, if any, the adoption of SFAS 141 will have on its financial position and results of operations, as well as the impact on future business combinations that are currently being negotiated or contemplated.

In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Under

SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. Goodwill will no longer be tested for impairment under Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with APB 18. All recognized intangible assets which are deemed not to have an indefinite life will continue to be amortized over their estimated useful lives. SFAS 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 will not be amortized. While the Company has not determined what the impact of the application of SFAS 142 will be on its financial position and results of operations, it is possible a substantial cumulative effect adjustment may be required. As of December 31, 2001, net goodwill of approximately $2.8 billion is included in the accompanying consolidated balance sheet.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which is effective for fiscal periods beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 supersedes SFAS 121, and establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. Under SFAS 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the asset being tested for impairment. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale. The Company is currently evaluating the potential impact, if any, the adoption of SFAS 144 will have on its financial position and results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

4. Acquisitions and Other

2001

In January 2001, UPC acquired DeAlkmaarse Kabel in The Netherlands for a purchase price of $46.2 million. The purchase price was paid in cash of $21.5 million and a one-year note bearing interest at 8.0% per annum. This note was repaid in cash in January 2002.

On September 27, 2001, Priority Telecom listed its 3,986,519 issued and outstanding ordinary shares on the Euronext Amsterdam ("Euronext"). UPC owns 2,596,021 of these ordinary shares and all of the 2,728,605 Priority Telecom class A shares, for an ownership interest (not including shares held by the Priority Telecom Foundation) of 79.1%.

In December 2001, UPC and Canal+ Group, the television and film division of Vivendi Universal ("Canal+") merged their respective Polish DTH satellite television platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. UPC Polska contributed its Polish and United Kingdom DTH assets to Telewizyjna Korporacja Partycypacyjna S.A., a subsidiary of Canal+ ("TKP"), and placed E30.0 million ($26.8 million) cash into an escrow account, which was used to fund TKP with a loan of E30.0 million in January 2002. The E30.0 million ($26.8 million) has been classified as restricted cash in the consolidated financial statements as of December 31, 2001. In return, UPC Polska received a 25.0% ownership interest in TKP and E150.0 ($134.1) million in cash. TKP is managed and controlled by Canal+, which owns the remaining 75.0% interest. UPC Polska's investment in TKP was recorded at fair value as of the date of the transaction, resulting in a loss of $416.9 million upon consummation of the merger.

2000

In February 2000, UPC acquired Intercomm France Holding S.A. for $35.6 million in cash and shares in UPC France. Following the transaction, UPC controls 92.0% of UPC France. In connection with this acquisition, UPC issued shares worth $20.0 million. Based on the carrying value of United's investment in UPC as of February 23, 2000, United recognized a gain of $6.8 million from the resulting step up in the carrying amount of United's investment in UPC.

In February 2000, UPC acquired 100% of Tebecai in the Netherlands for $70.4 million.

In February 2000, UPC acquired 100% of the equity of El Tele Ostfold and Vestfold from certain energy companies in Norway for $39.3 million.

In March 2000, UPC acquired 100% of Kabel Haarlem in The Netherlands for $59.8 million.

In March 2000, UPC acquired K&T Group in the Netherlands for consideration of $1.0 billion. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$227,845
Investments in affiliated companies	8,430
Goodwill	786,436
Receivables acquired	216,904
Long-term liabilities	(225,439)
Net current liabilities	(8,129)

Total cash paid	$1,006,047

In March 2000, UPC acquired the 20.75% minority stake held in UPC Magyarorszag by the First Hungary Fund for $61.6 million in cash, increasing UPC's ownership to 100%.

In March 2000, Austar United sold 20.0 million shares to the public, raising gross and net proceeds at $5.20 per share of $104.0 million and $102.4 million, respectively. Based on the carrying value of the Company's investment in Austar United as of March 29, 2000, United recognized a gain of $66.8 million from the resulting step up in the carrying amount of United's investment in Austar United. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in Austar United indefinitely.

In October 2000, UPC acquired, through its subsidiary UPC Germany, 100% of EWT/TSS Group for a purchase price of E238.4 million in cash and 49.0% of UPC Germany. In the third quarter of 2001, the purchase price was finalized and UPC recorded the necessary adjustments to the initial purchase price allocation to reflect this settlement. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$67,930
Goodwill and other intangibles	705,723
Long-term liabilities	(40,286)
Net current liabilities and other	(26,651)

Total consideration	706,716
UPC Germany shares	(499,295)

Net cash paid	$207,421

UPC has effective ownership of 51.0% of EWT/TSS Group through its 51.0%-owned subsidiary, UPC Germany. Under the UPC Germany shareholders agreement, the 49.0% shareholder has an option to put its interest in UPC Germany to UPC in exchange for approximately 10.6 million of UPC's ordinary shares A, as adjusted for final settlement. The option expires March 31, 2003. UPC has the option to pay for the put, if exercised, in either its shares or the equivalent value of cash on such date.

Pursuant to the agreement to acquire EWT/TSS Group, UPC is required to fulfill a contribution obligation no later than March 2003, by contribution of certain assets amounting to approximately E358.8 ($320.7) million. If UPC fails to make such contribution by such date or in certain circumstances such as a material default by UPC under its financing agreements, the 49.0% owner in UPC Germany may call for 22.0% of the outstanding shares of UPC Germany for nominal consideration. As a result of events discussed in Note 2, on March 5, 2002, UPC received the holders' notice of exercise. Upon settlement of the exercise, UPC's interest in UPC Germany would be reduced to 29.0% and UPC would no longer consolidate UPC Germany. UPC believes delivery of the UPC Germany shares would extinguish the contribution obligation.

In November 2000, UPC's subsidiary, Priority Telecom, acquired Cignal through a merger and exchange offer. In the stock-based transaction, Priority Telecom acquired 100% of Cignal in exchange for a 16.0% interest in Priority Telecom. Under the terms of the shareholder's agreement, UPC granted the Cignal shareholders an option to put their interest in Priority Telecom back to UPC if a public listing for Priority Telecom was not consummated by October 1, 2001. Priority Telecom was successful in obtaining a public listing of its ordinary shares on September 27, 2001.

1999

In February 1999, UPC successfully completed an initial public offering, selling approximately 133.8 million shares on Euronext Amsterdam, N.V. ("AEX" or "Euronext") and The Nasdaq Stock

Market, Inc. ("Nasdaq"), raising gross and net proceeds at $10.93 per share of $1,463.0 million and $1,364.1 million, respectively. Concurrent with the offering, a third party exercised an option and acquired approximately 4.7 million ordinary shares of UPC, resulting in proceeds to UPC of $45.0 million. Based on the carrying value of the Company's investment in UPC as of February 11, 1999, United recognized a gain of $822.1 million from the resulting step up in the carrying amount of United's investment in UPC. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in UPC indefinitely.

In August 1998, UPC merged its Dutch cable television and telecommunications assets with those of the Dutch energy company NUON, forming a new company, UTH (the "UTH Transaction"). The transaction was accounted for as a formation of a joint venture with NUON's and UPC's net assets recorded at their historical carrying values. Although UPC retained a 51.0% economic and voting interest in UTH, because of joint governance on most significant operating decisions, UPC accounted for its investment in UTH using the equity method of accounting. Details of the net assets contributed were as follows (in thousands):

Working capital	$1,871
Investments in affiliated companies	(96,866)
Property, plant and equipment	(85,037)
Goodwill and other intangible assets	(78,515)
Senior secured notes and other debt	111,553
Other liabilities	17,417

Total net assets contributed	$(129,577)

On February 17, 1999, UPC acquired the remaining 49.0% of UTH from NUON (the "NUON Transaction") for $265.7 million. In addition, UPC repaid NUON a $17.1 million subordinated loan, including accrued interest, dated December 23, 1998, owed by UTH to NUON. The purchase of NUON's interest and payment of the loan were funded with proceeds from UPC's initial public offering. Effective February 1, 1999, UPC began consolidating the results of operations of UTH. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$210,013
Investments in affiliated companies	46,830
Goodwill	256,749
Long-term liabilities	(242,536)
Net current liabilities	(5,384)

Total cash paid	265,672
Cash acquired	(13,629)

Net cash paid	$252,043

The following unaudited pro forma condensed consolidated operating results for the year ended December 31, 1999 give effect to the UTH Transaction and the NUON Transaction as if they had occurred at the beginning of the period. This unaudited pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

	Year Ended December 31, 1999
	Historical	Pro Forma
	(In thousands, except share and per share amounts)
Revenue	$720,762	$730,879

Net income	$636,318	$631,623

Net income per common share:
Basic net income	$7.53	$7.48

Diluted net income	$6.67	$6.63

Weighted-average number of common shares outstanding:
Basic	82,024,077	82,024,077

Diluted	95,331,929	95,331,929

In April 1999, an indirect wholly-owned subsidiary of ULA acquired a 66.0% interest in VTR (the "VTR Acquisition"). This acquisition, combined with the interest in VTR that is owned by another indirect wholly owned subsidiary of the Company, gives the Company an indirect 100% interest in VTR. The purchase price for the 66.0% interest in VTR was $258.2 million in cash. In addition, the Company provided capital for VTR to prepay $125.8 million of existing bank indebtedness and a promissory note from the Company to one of the other shareholders of VTR. Details of the net assets acquired were as follows (in thousands):

Working capital	$10,381
Property, plant and equipment	203,154
Goodwill and other intangible assets	244,981
Other long-term assets	14,685
Elimination of equity investment in Chilean joint venture	(69,381)
Long-term liabilities	(145,641)

Total cash paid	258,179
Cash acquired	(5,498)

Net cash paid	$252,681

In June 1999, the Company's interest in Austar Entertainment, XYZ Entertainment and Saturn were contributed to Austar United in exchange for new shares issued by Austar United. On July 27, 1999, Austar United acquired a 35.0% interest in Saturn in exchange for approximately 13.7 million of Austar United's shares, thereby increasing Austar United's ownership interest in Saturn from 65.0% to 100%. In addition, Austar United successfully completed an initial public offering, selling 103.5 million shares on the Australian Stock Exchange, raising gross and net proceeds at $3.03 per share of $313.6 million and $292.8 million, respectively. Based on the carrying value of the Company's investment in Austar United as of July 27, 1999, United recognized a gain of $248.4 million from the resulting step up in the carrying amount of United's investment in Austar United. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in Austar United indefinitely.

In July 1999, UPC acquired UPC Sweden (formerly known as Stjärn) for a purchase price of $397.0 million, of which $100.0 million was paid in the form of a one-year note with interest at 8.0% per year, and the balance was paid in cash. In July 2000, in accordance with the original terms of the note, UPC elected to repay the one-year note, plus accrued interest, with 4,056,453 of its ordinary shares A. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$43,171
Goodwill	442,094
Net current liabilities	(55,997)
Long-term liabilities	(32,268)

Total purchase price	397,000
Seller's note	(100,000)

Total cash paid	297,000
Cash acquired	(3,792)

Net cash paid	$293,208

In August 1999, UPC acquired through UPC France 100% of Videopole for a total purchase price of $135.1 million. The purchase price was paid in cash ($69.9 million) and 2.9 million ordinary shares of UPC ($65.2 million). Based on the carrying value of the Company's investment in UPC as of July 31, 1999, United recognized a gain of $34.9 million from the resulting step up in the carrying amount of United's investment in UPC. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in UPC indefinitely.

In August 1999, UPC acquired 100% of UPC Polska (formerly known as @Entertainment) for $807.0 million in cash. Details of the net assets acquired were as follows (in thousands):

Net current assets	$51,239
Property, plant and equipment	196,178
Goodwill	986,814
Long-term liabilities	(448,566)
Other	21,335

Total cash paid	807,000
Cash acquired	(62,507)

Net cash paid	$744,493

The following unaudited pro forma condensed consolidated operating results for the year ended December 31, 1999 give effect to the acquisition of UPC Polska as if it had occurred at the beginning of the period. This unaudited pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

	Year Ended December 31, 1999
	Historical	Pro Forma
	(In thousands, except share and per share amounts)
Revenue	$720,762	$767,741

Net income	$636,318	$444,151

Net income per common share:
Basic net income	$7.53	$5.19

Diluted net income	$6.67	$4.66

Weighted-average number of common shares outstanding:
Basic	82,024,077	82,024,077

Diluted	95,331,929	95,331,929

In September 1999, UPC acquired through UPC Nederland the remaining 50.0% of A2000 that it did not already own for consideration of $229.0 million. Details of the net assets acquired were as follows (in thousands):

Receivables assumed	$13,062
Property, plant and equipment	96,539
Goodwill	274,361
Net current liabilities	(25,044)
Long-term liabilities	(129,918)

Total cash paid	229,000
Cash acquired	(521)

Net cash paid	$228,479

In October 1999, UPC completed a second public offering of approximately 45.0 million ordinary shares, raising gross and net proceeds at $21.58 per share of $970.9 million and $922.4 million, respectively. Based on the carrying value of the Company's investment in UPC as of October 19, 1999, United recognized a gain of $403.5 million from the resulting step up in the carrying amount of United's investment in UPC. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in UPC indefinitely.

5. Cash and Cash Equivalents, Restricted Cash and Short-Term Liquid Investments

	December 31, 2001
	Cash and Cash Equivalents	Restricted Cash	Short-term Liquid Investments	Total
	(In thousands)
Cash	$806,226	$86,505	$8,657	$901,388
Certificates of deposit	–	120	–	120
Commercial paper	70,183	–	14,091	84,274
Corporate bonds	–	–	33,300	33,300
Government securities	43,731	–	22,898	66,629

Total	$920,140	$86,625	$78,946	$1,085,711

	December 31, 2000
	Cash and Cash Equivalents	Restricted Cash	Short-term Liquid Investments	Total
	(In thousands)
Cash	$1,500,570	$11,023	$–	$1,511,593
Certificates of deposit	48,685	120	126,029	174,834
Commercial paper	326,378	–	54,296	380,674
Corporate bonds	1,195	–	142,763	143,958
Government securities	–	469	23,996	24,465

Total	$1,876,828	$11,612	$347,084	$2,235,524

6. Investments in Affiliates

	December 31, 2001
	Contributions	Cumulative Dividends Received	Cumulative Share in Results of Affiliates		Cumulative Translation Adjustments	Other		Total
	(In thousands)
Europe:
PrimaCom	$341,017	$–	$(67,834)		$(32,747)	$(232,623	)(1)	$7,813
SBS	264,675	–	(74,217)		1,368	(102,037	)(1)	89,789
Tevel	120,877	(6,180)	(113,577)		(1,120)	–		–	(2)
TKP	26,812	–	(3,015)		15	–		23,812
Melita	14,224	–	(1,426)		(3,493)	–		9,305
Iberian Programming	11,947	(2,560)	10,130		3,103	–		22,620
Xtra Music	14,546	–	(7,156)		(1,055)	–		6,335
Other	43,875	(695)	(31,890)		2,105	–		13,395
Latin America:
Telecable	71,819	(20,862)	(5,891)		(6,672)	–		38,394
MGM Networks LA	15,080	–	(15,080)		–	–		–
Jundiai	7,438	(1,572)	1,004		(2,444)	–		4,426
Asia/Pacific:
Pilipino Cable Corporation	18,680	–	(4,342)		(2,588)	–		11,750
Hunan International TV	6,394	–	(2,424)		16	–		3,986

Total	$957,384	$(31,869)	$(315,718	)(3)	$(43,512)	$(334,660)		$231,625

	December 31, 2000
	Contributions	Cumulative Dividends Received	Cumulative Share in Results of Affiliates	Cumulative Translation Adjustments	Other	Total
	(In thousands)
Europe:
PrimaCom	$341,017	$–	$(28,482)	$(21,114)	$–	$291,421
SBS	264,675	–	(36,433)	(4,138)	–	224,104
Tevel	99,385	(6,180)	(39,587)	3,848	–	57,466
Melita	14,052	–	592	(3,480)	–	11,164
Iberian Programming	11,947	(2,560)	5,103	2,319	–	16,809
Xtra Music	14,491	–	(6,367)	(986)	–	7,138
Other	51,835	(695)	(16,707)	(6,242)	–	28,191
Latin America:
Telecable	71,819	(20,862)	(5,282)	(10,135)	–	35,540
MGM Networks LA	14,076	–	(14,076)	–	–	–
Jundiai	7,438	(1,572)	174	(1,808)	–	4,232
Asia/Pacific:
TelstraSaturn	66,629	–	(24,503)	(5,007)	–	37,119
XYZ Entertainment	44,306	(5,464)	(11,515)	(1,387)	–	25,940
Pilipino Cable Corporation	17,346	–	(3,388)	(2,588)	–	11,370
Hunan International TV	6,061	–	(2,181)	16	–	3,896
Other	2,860	–	(614)	(314)	–	1,932

Total	$1,027,937	$(37,333)	$(183,266)	$(51,016)	$–	$756,322

(1)
Based on the Company's analysis of specific quantitative and qualitative factors in accordance with APB 18 and SAB 59 during the third quarter of 2001, the Company determined a decline in the market value of SBS and PrimaCom to be other than temporary, and as a result, the Company reduced the carrying value of these investments to market value and recorded a loss. This provision has been separately presented as "Provision for Loss on Investments" in the accompanying consolidated statement of operations.
(2)
As of December 31, 2001, cumulative losses recognized exceeded the Company's investment in Tevel. In accordance with APB 18 the Company suspended recognition of losses from Tevel. The Company has no further funding obligations related to this investment.
(3)
Excludes cumulative share in results attributable to TelstraClear ($66.1 million loss), XYZ Entertainment ($9.2 million loss), other Asia/Pacific ($1.5 million loss) and one and one-half months from UAP ($177.2 million loss), due to the deconsolidation of UAP effective November 15, 2001.

As of December 31, 2001 and 2000, the Company had the following differences related to the excess of its cost over its proportionate interest in each affiliate's net tangible assets included in the above table. Such differences are being amortized over 15 years.

	December 31,
	2001		2000
	Basis Difference	Accumulated Amortization	Basis Difference	Accumulated Amortization
	(In thousands)
Europe:
PrimaCom	$31,032	$(31,032)	$251,167	$(15,678)
SBS	152,512	(31,660)	250,213	(17,364)
Tevel	77,301	(14,914)	83,271	(11,996)
Iberian Programming	12,246	(1,827)	11,586	(1,189)
Melita	10,928	(1,536)	11,098	(978)
Xtra Music	5,142	(1,201)	5,069	(462)
Latin America:
Telecable	36,103	(12,217)	33,392	(9,514)
Asia/Pacific:
XYZ Entertainment(1)	–	–	22,483	(3,159)
TelstraClear(1)	–	–	21,405	(995)

Total	$325,264	$(94,387)	$689,684	$(61,335)

(1)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.

7. Property, Plant and Equipment

	December 31,
	2001	2000
	(In thousands)
Cable distribution networks	$3,417,040	$3,204,674
Subscriber premises equipment and converters	825,320	831,849
MMDS/DTH distribution facilities	105,575	261,896
Information technology systems, office equipment, furniture and fixtures	261,747	254,721
Buildings and leasehold improvements	164,475	142,334
Other	92,525	106,155

	4,866,682	4,801,629
Accumulated depreciation	(1,174,197)	(920,972)

Net property, plant and equipment	$3,692,485	$3,880,657

UPC analyzed the carrying value of certain of its long-lived assets in accordance with SFAS 121, resulting in an impairment charge as of December 31, 2001 – see Note 19.

8. Goodwill and Other Intangible Assets

	December 31,
	2001	2000
	(In thousands)
Europe(1):
UPC Nederland	$1,229,095	$1,590,868
UPC Polska	440,618	951,225
UPC Germany	74,386	883,928
UPC Sweden	359,803	388,884
Priority Telecom	340,745	337,247
UPC N.V	1,346	143,709
Telekabel Group	162,103	167,317
UPC France	197,277	213,931
UPC Magyarorszag	138,190	131,164
UPC Czech	101,831	107,397
Priority Wireless	–	100,297
UPC Norge	78,829	67,249
Other	82,523	77,678
Latin America:
VTR	182,860	208,725
TV Show Brasil	6,487	7,688
Multitel	199	179
Asia/Pacific:
Austar United(2)	–	225,433

	3,396,292	5,602,919
Accumulated amortization	(552,370)	(448,012)

Net goodwill and other intangible assets	$2,843,922	$5,154,907

(1)
UPC analyzed the carrying value of certain of its intangible assets in accordance with SFAS 121, resulting in an impairment charge as of December 31, 2001 – see Note 19.
(2)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.

9. Business Transferred Under Contractual Arrangement

Prior to November 15, 2001, Asia/Pacific owned approximately 99.99% of UAP's outstanding common stock. On November 15, 2001, Asia/Pacific entered into a series of transactions, pursuant to which it transferred an approximate 49.99% interest in UAP to an independent third party for nominal consideration. As a result of these transactions, Asia/Pacific now holds 50.00% of UAP's outstanding common stock. For accounting purposes, these transactions resulted in the deconsolidation of UAP from November 15, 2001 forward and presenting the assets and liabilities of UAP in a manner consistent with the guidance set forth in Staff Accounting Bulletin No. 30 Accounting for Divestiture of a Subsidiary or Other Business Operation ("SAB 30") as of December 31, 2001 as follows (in thousands):

Assets
Business transferred under contractual arrangement, current	$78,672
Business transferred under contractual arrangement, long term	143,124
Liabilities
Business transferred under contractual arrangement, current	(607,350)
Business transferred under contractual arrangement, long term	(228,012)

Net negative investment in UAP as of December 31, 2001	$(613,566)

No gain was recognized upon the deconsolidation of UAP (equal to the amount of the Company's negative investment in UAP at the transaction date). For the period from November 15, 2001 to December 31, 2001, the Company recorded equity in losses of $177.2 million related to its investment in UAP.

UAP's 14.0% senior discount notes were issued in May 1996 and September 1997 at a discount from their principal amount of $488.0 million, resulting in gross proceeds of $255.0 million (the "UAP Notes"). Effective May 16, 1997, the interest rate on these notes increased by an additional 0.75% per annum to 14.75%. On October 14, 1998, UAP consummated an equity sale resulting in gross proceeds to UAP of $70.0 million, reducing the interest rate from 14.75% to 14.0% per annum. Due to the increase in the interest rate effective May 16, 1997 until consummation of the equity sale, the UAP Notes will accrete to a principal amount of $492.9 million on May 15, 2006, the original maturity date. On May 15, 2001, cash interest began to accrue and was payable semi-annually on each May 15 and November 15, commencing November 15, 2001. UAP failed to make the required interest payment due November 15, 2001, and failed to cure this event of default within the 30-day cure period. As a result, an event of default under the indentures governing the UAP Notes occurred on, and has continued since, December 15, 2001. As of December 31, 2001, UAP's working capital and projected operating cash flow were not sufficient to fund its expected expenditures and repay the UAP Notes over the next year, raising substantial doubt about its ability to continue as a going concern. On March 29, 2002, voluntary and involuntary petitions were filed under Chapter 11 of the United States Bankruptcy Code with respect to UAP. UAP's ability to continue as a going concern is dependent on the outcome of this bankruptcy proceeding, including the successful restructuring of the UAP Notes. Without a successful restructuring, the shareholders of UAP, including Asia/Pacific, may be forced to forfeit their respective interests in UAP.

Austar United, UAP's majority-owned operating subsidiary, had a bank facility in default with an outstanding balance of A$400.0 ($204.2) million as of December 31, 2001. As of December 31, 2001, Austar United's working capital and projected operating cash flow were not sufficient to fund its expected expenditures and pay its liabilities when due over the next year, raising substantial doubt about its ability to continue as a going concern. This bank facility was refinanced in March 2002. The new facility bears interest at the professional market rate in Australia plus a margin ranging from 2.0% to 3.0% based upon certain debt to cash flow ratios. The new facility is fully repayable pursuant to an amortization schedule beginning March 31, 2005 and ending December 31, 2006. Management of Austar United believes, using cost control and other measures, that Austar United will be able to generate enough operating cash flow, access other funding sources or take such other actions as may be necessary to fund its expected expenditures and pay its liabilities when due over the next year.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should UAP or Austar United be unable to continue as a going concern.

As indicated above, no gain was recorded in the consolidated statement of operations upon the deconsolidation of UAP or upon the filing of the bankruptcy petitions on March 29, 2002, as the Company does not believe such transaction qualifies as a divestiture for accounting purposes. The Company would recognize a gain upon deconsolidation of UAP upon the ultimate liquidation of the Company's indirect 50.0% interest in UAP, which may or may not occur at the completion of the bankruptcy proceedings. If in the future Asia/Pacific acquires the requisite voting control over UAP, the Company would reconsolidate UAP with no gain or loss realized. The Company will continue to present 100% of the assets and liabilities of UAP similar to the SAB 30 presentation above and continue to record 100% of UAP's operating results in the Company's statement of operations until facts and circumstances change regarding the Company's ownership and/or control of UAP.

10. Senior Discount Notes and Senior Notes

	December 31,
	2001(3)	2000
	(In thousands)
UGC Holdings 1998 Notes	$1,222,533	$1,101,010
UGC Holdings 1999 Notes	–	249,497
UPC July 1999 Senior Notes(1):
UPC 10.875% dollar Senior Notes due 2009	558,842	800,000
UPC 10.875% euro Senior Notes due 2009	205,675	278,551
UPC 12.5% dollar Senior Discount Notes due 2009	365,310	475,854
UPC October 1999 Senior Notes(1):
UPC 10.875% dollar Senior Notes due 2007	143,864	200,000
UPC 10.875% euro Senior Notes due 2007	61,386	92,851
UPC 11.25% dollar Senior Notes due 2009	125,967	252,000
UPC 11.25% euro Senior Notes due 2009	61,547	93,168
UPC 13.375% dollar Senior Discount Notes due 2009	227,424	290,974
UPC 13.375% euro Senior Discount Notes due 2009	77,044	108,017
UPC January 2000 Senior Notes(1):
UPC 11.25% dollar Senior Notes due 2010	387,697	595,742
UPC 11.25% euro Senior Notes due 2010	121,234	184,443
UPC 11.5% dollar Senior Notes due 2010	215,067	300,000
UPC 13.75% dollar Senior Discount Notes due 2010	442,129	581,253
UPC Polska Senior Discount Notes	343,323	300,163
UAP Notes(2)	–	466,241

	4,559,042	6,369,764
Less current portion	(2,993,186)	–

Total senior discount notes and senior notes	$1,565,856	$6,369,764

(1)
As discussed in Note 2, UPC is in default under its senior notes and senior discount notes. Accordingly, these borrowings have been reclassified to current.
(2)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.
(3)
Excludes UPC senior notes and senior discount notes held by Liberty—see Note 11.

UGC Holdings 1998 Notes

The UGC Holdings 1998 Notes accrete at 10.75% per annum, compounded semi-annually to an aggregate principal amount of $1,375.0 million on February 15, 2003, at which time cash interest will commence to accrue. Commencing August 15, 2003, cash interest on the UGC Holdings 1998 Notes will be payable on February 15 and August 15 of each year until maturity at a rate of 10.75% per annum. The UGC Holdings 1998 Notes will mature on February 15, 2008, and will be redeemable at the option of UGC Holdings on or after February 15, 2003.

The UGC Holdings 1998 Notes are senior secured obligations of UGC Holdings that rank senior in right of payment to all future subordinated indebtedness of UGC Holdings. The UGC Holdings 1998 Notes are effectively subordinated to all future indebtedness and other liabilities and commitments of

UGC Holdings' subsidiaries. Under the terms of the indenture governing the UGC Holdings 1998 Notes (the "Indenture"), UGC Holdings' subsidiaries are generally prohibited and/or restricted from incurring any liens against their assets other than liens incurred in the ordinary course of business, from paying dividends, and from making investments in entities that are not "restricted" by the terms of the Indenture. UGC Holdings has the option to invest in "unrestricted entities" in an aggregate amount equal to the sum of $100.0 million plus the aggregate amount of net cash proceeds from sales of equity, net of payments made on its preferred stock plus net proceeds from certain litigation settlements. The Indenture generally prohibits UGC Holdings from incurring additional indebtedness with the exception of a general allowance of $75.0 million for debt maturing on or after February 15, 2008, certain guarantees totaling $15.0 million, refinancing indebtedness, normal indebtedness to restricted affiliates and other letters of credit in the ordinary course of business. The Indenture also limits the amount of additional debt that its subsidiaries or controlled affiliates may borrow, or preferred shares that they may issue, in addition to restricting its subsidiaries' ability to make certain asset sales and certain payments. Subsequent to December 31, 2001, all but $24.6 million principal amount at maturity of the UGC Holdings 1998 Notes were purchased by United. As a result, UGC Holdings and the Indenture trustee signed a supplemental Indenture to effect the removal of substantially all covenants from the Indenture affecting the operations of UGC Holdings and its subsidiaries, the release of liens and the waiver of any defaults or events of default that have or may have occurred or which may occur under the Indenture. As amended, the one remaining covenant relates to UGC Holdings' ability, and the ability of UGC Holdings' subsidiaries, to sell certain assets or merge with or into other companies.

UGC Holdings 1999 Notes

On April 29, 1999, UGC Holdings sold in a private transaction $355.0 million principal amount at maturity of 10.875% senior discount notes due 2009. The UGC Holdings 1999 Notes were issued at a discount from their principal amount at maturity, resulting in gross proceeds to UGC Holdings of $208.9 million. The UGC Holdings 1999 Notes were repaid on December 3, 2001 for $261.3 million in cash, resulting in an extraordinary gain on early extinguishment of debt of $3.4 million.

UPC July 1999 Senior Notes

In July 1999, UPC completed a private placement bond offering consisting of $800.0 million ten-year UPC 10.875% dollar Senior Notes due 2009, E300.0 million UPC 10.875% euro Senior Notes due 2009 and $735.0 million aggregate principal amount of ten-year UPC 12.5% dollar Senior Discount Notes due 2009. The UPC 12.5% dollar Senior Discount Notes due 2009 were sold at 54.5% of face value amount yielding gross proceeds of $400.7 million, and will accrue but not pay interest until February 2005. Interest payments on the UPC 10.875% dollar and euro Senior Notes due 2009 will be due semi-annually, commencing February 1, 2000. Concurrent with the closing of the UPC July 1999 Senior Notes offering, UPC entered into a cross-currency swap, swapping the $800.0 million UPC 10.875% dollar Senior Notes due 2009 into fixed and variable rate euro notes with a notional amount totaling E754.7 million. Of the euro notes, 50.0% have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable interest rate of Euro Interbank Offer Rate ("EURIBOR") plus 4.15% (as of December 31, 2001 three months EURIBOR was 3.29%). The remaining 50.0% have a variable interest rate of EURIBOR + 4.15% through August 1, 2009. The cross-currency swap provides the bank with the right to terminate the swap at market value commencing August 1, 2004 with the payment of a call premium equal to the call premium UPC would pay to the $800.0 million senior note holders if the notes are called on or after August 1, 2004. In December 1999, UPC completed a registered exchange offering for these dollar and euro senior notes and dollar senior discount notes.

The indentures governing these notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

UPC October 1999 Senior Notes

In October 1999, UPC completed a private placement bond offering consisting of six tranches: $200.0 million and E100.0 million of eight-year UPC 10.875% dollar and euro Senior Notes due 2007; $252.0 million and E101.0 million of ten-year UPC 11.25% dollar and euro Senior Notes due 2009 and $478.0 million and E191.0 million aggregate principal amount of ten-year UPC 13.375% dollar and euro Senior Discount Notes due 2009. The UPC 13.375% euro Senior Discount Notes due 2009 were sold at 52.3% of the face amount yielding gross proceeds of $250.0 million and E100.0 million and will accrue but not pay interest until November 2004. Concurrent with the closing of the UPC October 1999 Senior Notes, UPC entered into a cross-currency swap, swapping the $252.0 million UPC 11.25% dollar Senior Notes due 2009 into fixed-rate and variable-rate euro notes with a notional amount totaling E240.2 million and swapping the $200.0 million UPC 10.875% dollar Senior Notes due 2007 into fixed-rate and variable-rate euro notes with a notional amount totaling E190.6 million. One half of the total euro notes (E215.4 million) have a fixed interest rate of 9.92% through November 1, 2004, thereafter switching to a variable interest rate of EURIBOR + 4.80%. The remaining E215.4 million have a variable interest rate of EURIBOR + 4.80% through November 1, 2009. The cross-currency swap provides the bank with the right to terminate the swap at fair value commencing November 1, 2004 with the payment of a call premium equal to the call premium UPC would pay to the $252.0 million and $200.0 million senior note holders if the notes were called on or after November 1, 2004. In April 2000, UPC completed a registered exchange offering for these dollar and euro senior notes and senior discount notes. The indentures governing these notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

UPC January 2000 Senior Notes

In January 2000, UPC completed a private placement bond offering consisting of $600.0 million and E200.0 million of ten-year UPC 11.25% dollar and euro Senior Notes due 2010, $300.0 million of ten-year UPC 11.5% dollar Senior Notes due 2010 and $1.0 billion aggregate principal amount of ten-year UPC 13.75% dollar Senior Discount Notes due 2010. The UPC 13.75% Senior Discount Notes due 2010 were sold at 51.2% of the face amount yielding gross proceeds of $512.2 million and will accrue but not pay interest until August 2005. UPC has entered into cross-currency swaps, swapping a total of $300.0 million of the UPC 11.25% dollar Senior Notes due 2010 into 10.0% fixed euro notes with a notional amount of E297.0 million until August 2008. In April 2000, UPC completed a registered exchange offering for these dollar and euro senior notes and dollar senior discount notes. The indentures governing these notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

UPC Polska Senior Discount Notes

In January 1999, UPC Polska sold 256,800 units consisting of 14.5% senior discount notes due 2009 (the "UPC Polska 1999 Senior Discount Notes") and warrants to purchase 1,813,665 shares of UPC Polska's common stock. The UPC Polska 1999 Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity yielding gross proceeds of approximately $100.0 million. The UPC Polska 1999 Senior Discount Notes will accrete, but not pay, interest until August 2004. In connection with the acquisition of UPC Polska, UPC acquired all of the existing warrants held in connection with the UPC Polska 1999 Senior Discount Notes. In July 1998, UPC Polska sold 252,000 units, consisting of 14.5% Senior Discount Notes due 2008 (the "UPC Polska 1998 Senior Discount Notes") and warrants entitling the warrant holders to purchase 1,824,514 shares of UPC Polska common stock. This offering generated approximately $125.1 million in gross proceeds to UPC Polska. The UPC Polska 1998 Senior Discount Notes are unsubordinated and unsecured obligations of UPC Polska. The UPC Polska 1998 Senior Discount Notes will accrete, but not pay, interest until January 2004. The UPC Polska 1998 Senior Discount Notes will mature on July 15, 2008. In connection with the acquisition of UPC Polska, UPC acquired all of the existing warrants held in connection with the UPC Polska 1998 Senior Discount Notes. In January 1999, UPC Polska sold $36.0 million aggregate principal amount at maturity of Series C Senior Discount Notes (the "UPC Polska 1999 Series C Senior Discount Notes") generating approximately $9.8 million of gross proceeds. The UPC Polska 1999 Series C Senior Discount Notes are senior unsecured obligations of UPC Polska. The UPC Polska 1999 Series C Senior Discount Notes will accrete, but not pay, interest, at a rate of 7.0% per year, until January 2004. Poland Communications, Inc. ("PCI"), UPC Polska's major operating subsidiary, sold $130.0 million of senior notes (the "PCI Notes") in October 1996. The PCI Notes bear interest at 9.875%, payable on May 1 and November 1 of each year. The PCI Notes mature on November 1, 2003. Pursuant to the terms of the UPC Polska 1999 Senior Discount Notes indenture, UPC Polska repurchased a portion of its UPC Polska 1999 Senior Discount Notes for $26.5 million. Pursuant to the terms of the UPC Polska 1998 Senior Discount Notes indenture, UPC Polska repurchased $49.1 million aggregate principal amount at maturity of its UPC Polska 1998 Senior Discount Notes. Pursuant to the terms of the PCI indenture, UPC Polska repurchased a majority of the PCI Discount Notes in November 1999 as a result of UPC's acquisition of UPC Polska for an aggregate price of $114.4 million. The indentures governing the PCI Notes, the UPC Polska 1999 Senior Notes, the UPC Polska 1998 Senior Discount Notes and the UPC Polska 1999 Series C Senior Discount Notes contain covenants limiting, among other things, UPC Polska's ability to incur additional indebtedness, make certain payments and distributions, including dividends, issue and sell capital stock of UPC Polska's subsidiaries, create certain liens, enter into transactions with its affiliates, invest in non-controlled entities, guarantee indebtedness by subsidiaries, purchase the notes upon a change of control, pay dividends and make other payments affecting UPC Polska's subsidiaries, effect certain consolidations, mergers, and sale of assets and pursue certain lines of business, and change its ownership.

11. Other Long-Term Debt

	December 31,
	2001	2000
	(In thousands)
UPC Distribution Bank Facility(1)	$2,827,629	$2,199,868
UPC Bridge Facility	–	696,379
UPC DIC Loan	48,049	51,401
Other UPC(1)	104,591	170,801
VTR Bank Facility	176,000	176,000
Austar Bank Facility(2)	–	223,501
Other	3,084	5,330

	3,159,353	3,523,280
Less current portion	(3,081,316)	(193,923)

Total other long-term debt	$78,037	$3,329,357

(1)
As discussed in Note 2, UPC is in default under certain of its credit and loan facilities. Accordingly, these borrowings have been reclassified to current.
(2)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.

UPC Distribution Bank Facility

In October 2000, UPC closed a E4.0 ($3.6) billion operating and term loan facility with a group of banks. This facility is guaranteed by, and is secured by pledges over, UPC's existing cable operating companies, excluding its Polish and German assets. The UPC Distribution Bank Facility bears interest at EURIBOR +0.75% to 4.0% depending on certain leverage ratios, and an annual commitment fee of 0.5% over the undrawn amount is applicable. A first drawing was made in October 2000, to refinance existing operating company bank debt totaling E2.0 billion. The purpose of the UPC Distribution Bank Facility is to finance further digital rollout and Triple Play by UPC's existing cable companies, excluding Polish and German operations. Additional availability is linked to certain performance tests. The facility is structured in different tranches, with one tranche denominated in dollars for the amount of $347.5 million and the remainder of the facility denominated in euros. Principal repayment will begin in 2004. The facility reaches final maturity in 2009. Concurrent with the closing, UPC entered into cross currency and interest rate swaps, pursuant to which a $347.5 million obligation under the UPC Distribution Bank Facility was swapped at an average rate of 0.852 euros per U.S. dollar until November 29, 2002. UPC entered into an interest rate swap of E1,725.0 million to fix the EURIBOR portion of the interest calculation to 4.55% for the period ending April 15, 2003. The UPC Distribution Bank Facility indenture contains certain financial covenants and restrictions on UPC's subsidiaries regarding payment of dividends, ability to incur indebtedness, dispose of assets, and merge and enter into affiliate transactions. UPC was in compliance with these covenants as of December 31, 2001. As indicated in Note 2, UPC is in default under the terms of this facility as a result of certain non-payments of interest due February 1, 2002 on its senior notes. UPC has obtained a 90-day waiver of default from the bank syndicate which expires on June 3, 2002. During the period of waiver, UPC is permitted to borrow E100.0 million under the facility, subject to certain conditions.

UPC Bridge Facility

At the end of March 2000, a E2.0 billion stand-by revolving credit facility was provided. The facility was guaranteed by UPC and certain subsidiaries and accrued interest at EURIBOR +6.0%-7.0%. At December 31, 2000, this facility was partially drawn for a total amount of E750.0 million. UPC repaid the E750.0 million borrowed on this facility in May 2001.

UPC DIC Loan

In November 1998, a subsidiary of Discount Investment Corporation ("DIC") loaned UPC a total of $90.0 million to acquire the additional interests in Tevel and Melita. In connection with the DIC Loan, UPC granted to an affiliate of DIC an option to acquire a total of $90.0 million, plus accrued interest, of ordinary shares of UPC at a price equal to approximately 90.0% of UPC's initial public offering price. In February 1999, the option agreement was amended, resulting in a grant of two options of $45.0 million each to acquire ordinary shares of UPC. DIC then exercised the first option for $45.0 million, paying in cash and acquiring 4.7 million ordinary shares of UPC. UPC repaid $45.0 million of the DIC Loan and accrued interest with proceeds received from the option exercise. In October 2000, the remaining $45.0 million DIC Loan was refinanced by a two-year convertible note in the amount of E55.0 ($49.2) million at an annual interest rate of 10.0%. The remaining loan is secured by UPC's pledge of 50.0% of its ownership interest in Tevel. The note is convertible into UPC shares at the average closing price for 30 trading days before the conversion date.

VTR Bank Facility

In April 1999, VTR entered into a $220.0 million term loan facility in connection with the VTR Acquisition. The facility was amended in June 2000, reducing the aggregate principal amount to $176.0 million. The VTR Bank Facility bears interest at London Interbank Offer Rate ("LIBOR") plus a margin of 7.0%, and matures on April 29, 2002. The VTR Bank Facility indenture restricts certain investments and payments, including a ceiling on capital expenditures per fiscal year, as well as requires VTR to maintain certain financial ratios on a quarterly basis, such as total debt to cash flow, debt service coverage, senior debt to cash flow, interest coverage and minimum telephone revenue amounts.

11a. Senior Notes and Other Long-Term Debt, Related Party (all current)

	December 31,
	2001	2000
	(In thousands)
Exchangeable Loan	$887,315	$–
UPC Bonds	1,427,677	–

Total	$2,314,992	$–

Exchangeable Loan

In May 2001, UPC completed a placement with Liberty Media Corporation ("Liberty") of euro-denominated $1.225 billion 6.0% guaranteed discount notes due 2007, receiving proceeds of $856.8 (E1,000.0) million. UPC is a co-obligor on the loan. The loan is guaranteed by UPC Internet Holding B.V. ("UPC Internet"), the holding company that holds UPC's interest in chello broadband and is secured by pledges over Belmarken, UPC Internet and a wholly-owned subsidiary of Belmarken that holds UPC's interest in UPC Distribution. Liberty has the right to exchange the notes, which were issued by a wholly-owned subsidiary of UPC, into ordinary shares of UPC under certain circumstances at E8.0 ($6.85) per share after May 29, 2002.

The Exchangeable Loan is callable in cash at any time in the first year at accreted value, then not callable until May 29, 2004, thereafter callable at descending premiums in cash, ordinary shares or a combination (at UPC's option) at any time prior to May 29, 2007. UPC has the right, at its option, to require exchange of the Exchangeable Loan into UPC ordinary shares at E8.00 per share on a E1.00 for E1.00 basis for any equity raised by UPC at a price at or above E8.00 per share during the first two years, E10.00 per share during the third year, E12.00 per share during the fourth year, and E15.00 per share during and after the fifth year. UPC has the right, at its option, to require exchange of the Exchangeable Loan into UPC ordinary shares, if on or after November 15, 2002, its ordinary shares trade at or above $10.28 for at least 20 out of 30 trading days, or if on or after May 29, 2004, UPC ordinary shares trade at or above $8.91 for at least 20 out of 30 trading days.

As a result of the merger transaction on January 30, 2002 (see Note 22), the Exchangeable Loan was contributed to United. United has the right to exchange the Exchangeable Loan into UPC ordinary shares at any time. As indicated in Note 2, UPC is in default under the terms of this facility as a result of certain non-payments of interest due February 1, 2002 on its senior notes.

Fair Value of Senior Discount Notes, Senior Notes and Other Long-Term Debt

	Senior Discount Notes, Senior Notes and Other Long-Term Debt
	Held by Third Parties	Held by Liberty	Carrying Value	Fair Value
	(In thousands)
As of December 31, 2001:
UGC Holdings 1998 Notes	$1,222,533	$–	$1,222,533	$288,750
UPC July 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2009	558,842	241,190	800,032	128,005
UPC 10.875% euro Senior Notes due 2009	205,675	62,445	268,120	44,240
UPC 12.5% dollar Senior Discount Notes due 2009	365,310	171,911	537,221	62,477
UPC October 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2007	143,864	56,144	200,008	31,501
UPC 10.875% euro Senior Notes due 2007	61,386	27,987	89,373	14,747
UPC 11.25% dollar Senior Notes due 2009	125,967	124,586	250,553	38,835
UPC 11.25% euro Senior Notes due 2009	61,547	28,198	89,745	14,808
UPC 13.375% dollar Senior Discount Notes due 2009	227,424	103,798	331,222	47,802
UPC 13.375% euro Senior Discount Notes due 2009	77,044	41,300	118,344	15,363
UPC January 2000 Senior Notes:
UPC 11.25% dollar Senior Notes due 2010	387,697	208,709	596,406	90,952
UPC 11.25% euro Senior Notes due 2010	121,234	56,435	177,669	29,315
UPC 11.5% dollar Senior Notes due 2010	215,067	83,153	298,220	47,716
UPC 13.75% dollar Senior Discount Notes due 2010	442,129	221,821	663,950	100,004
UPC Polska Senior Discount Notes	343,323	–	343,323	91,863
UPC Distribution Bank Facility	2,827,629	–	2,827,629	2,827,629
Exchangeable Loan	–	887,315	887,315	887,315
UPC DIC Loan	48,049	–	48,049	48,049
Other UPC	104,591	–	104,591	104,591
VTR Bank Facility	176,000	–	176,000	176,000
Other	3,084	–	3,084	3,084

Total	$7,718,395	$2,314,992	$10,033,387	$5,093,046

	Carrying Value	Fair Value
	(In thousands)
As of December 31, 2000:
UGC Holdings 1998 Notes	$1,101,010	$591,250
UGC Holdings 1999 Notes	249,497	152,650
UPC July 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2009	800,000	525,447
UPC 10.875% euro Senior Notes due 2009	278,551	175,487
UPC 12.5% dollar Senior Discount Notes due 2009	475,854	227,850
UPC October 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2007	200,000	133,000
UPC 10.875% euro Senior Notes due 2007	92,851	59,424
UPC 11.25% dollar Senior Notes due 2009	252,000	165,196
UPC 11.25% euro Senior Notes due 2009	93,168	60,019
UPC 13.375% dollar Senior Discount Notes due 2009	290,974	143,400
UPC 13.375% euro Senior Discount Notes due 2009	108,017	53,203
UPC January 2000 Senior Notes:
UPC 11.25% dollar Senior Notes due 2010	595,742	387,000
UPC 11.25% euro Senior Notes due 2010	184,443	120,706
UPC 11.5% dollar Senior Notes due 2010	300,000	195,000
UPC 13.75% dollar Senior Discount Notes due 2010	581,253	290,000
UPC Polska Senior Discount Notes	300,163	235,749
UPC Distribution Bank Facility	2,199,868	2,199,868
UPC Bridge Facility	696,379	696,379
UPC DIC Loan	51,401	51,401
Other UPC	170,801	170,801
VTR Bank Facility	176,000	176,000
UAP Notes	466,241	320,365
Austar Bank Facility	223,501	223,501
Other	5,330	5,330

Total	$9,893,044	$7,359,026

Debt Maturities

The maturities of the Company's senior discount notes, senior notes and other long-term debt are as follows (in thousands):

Year Ended December 31, 2002 (including debt in default)	$8,389,494
Year Ended December 31, 2003	47,936
Year Ended December 31, 2004	6,067
Year Ended December 31, 2005	5,572
Year Ended December 31, 2006	4,431
Thereafter	1,579,887

Total	$10,033,387

Other Financial Instruments

Interest rate swap agreements are used by the Company from time to time to manage interest rate risk on its floating-rate debt facilities. Occasionally the Company will also execute hedge transactions to reduce its exposure to foreign currency exchange rate risk. The following table details the fair value of these derivative instruments outstanding by the related borrowing (in thousands):

Borrowing	Type of Instrument	December 31, 2001
UPC July 1999 Senior Notes	Cross currency/interest rate swap	$90,893
UPC October 1999 Senior Notes	Cross currency/interest rate swap	49,602
UPC January 2000 Senior Notes	Cross currency/interest rate swap	32,800
UPC Distribution Bank Facility	Cross currency/interest rate swap	(41,975)

Total derivative assets, net		$131,320

Of the above derivative instruments, only the E1.725 billion interest rate swap on the UPC Distribution Bank Facility qualifies as an accounting cash flow hedge as defined by SFAS 133. Accordingly, the changes in fair value of this instrument are recorded through other comprehensive income in the consolidated statement of stockholders' (deficit) equity. The remaining instruments are marked to market each period with the corresponding fair value gain or loss recorded as a part of foreign exchange gain (loss) and other income (expense) in the accompanying consolidated statement of operations. The fair values as calculated by an independent third party consider all rights and obligations of the respective instruments, including the set-off provisions described below. For the year ended December 31, 2001, the Company recorded a loss of $105.8 million in connection with the mark-to-market valuations. The consolidated balance sheet reflects these instruments as derivative assets or liabilities as appropriate.

Certain derivative instruments outlined above include set-off provisions that provide for early termination upon the occurrence of certain events, including an event of default. In an event of default, any amount payable to one party by the other party, will, at the option of the non-defaulting party be set off against any matured obligation owed by the non-defaulting party to such defaulting party. If UPC is the defaulting party and the counter party to the swap holds bonds of UPC, these bonds may be used to settle the obligation of the counter party to UPC. In such an event of settlement, UPC would recognize an extraordinary gain upon the delivery of the bonds. The amount of bonds that must be delivered is based on the principal (i.e. face) amount of the bonds held, and not the fair value, which may be substantially less.

Effective January 31, 2002, UPC amended certain swap agreements with respect to the UPC July 1999 Senior Notes, the UPC October 1999 Senior Notes and the UPC January 2000 Senior Notes. The swap agreements were subject to early termination upon the occurrence of certain events, including the defaults described in Note 2. The amendment provides that the bank's obligations to UPC under the swap agreements have been substantially fixed and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to UPC, the bank is entitled to offset, and will deliver to UPC, approximately E400.0 ($357.5) million, subject to adjustment in certain circumstances, in aggregate principal amount of UPC's senior notes and senior discount notes held by such bank. Upon offset against, and delivery to UPC of the senior notes and senior discount notes, UPC's indebtedness will be reduced by approximately E400.0 million and UPC will recognize an extraordinary gain based on the difference in the fair value of the associated swaps and the accreted value of such bonds delivered in settlement.

In connection with the anticipated closing of the Liberty transaction and the previously anticipated rights offering of UPC, UGC Holdings entered into forward contracts with Toronto Dominion Securities to purchase E1.0 billion at a fixed conversion rate of 1.0797. These forward contracts were fully settled in the fourth quarter of 2001, resulting in a realized loss of $42.9 million.

12. Minority Interests in Subsidiaries

	December 31,
	2001	2000
	(In thousands)
UPC (1)	$1,104,732	$1,044,050
Subsidiaries of UPC (2)	135,933	771,711
Austar United (3)	–	50,665
TVSN (3)	–	18,142

Total	$1,240,665	$1,884,568

The minority interests' share of losses is as follows:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
UPC (4)	$54,050	$862,663	$344,185
Accrual of dividends on UPC convertible preference shares (1)	(89,202)	–	–
Subsidiaries of UPC (2)	484,780	21,160	1,719
Austar United	43,473	49,781	13,610
Other	3,414	944	930

Total	$496,515	$934,548	$360,444

(1)
Represents UPC preference shares not held by United, including $230.8 million held by Liberty.
(2)
Primarily UPC Germany.
(3)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.
(4)
The minority interests' basis in the common equity of UPC was reduced to nil in January 2001.

13. Convertible Preferred Stock

In connection with the Company's acquisition of certain interests in Australia in 1995, the Company issued 170,513 shares of par value $0.01 per share Series A convertible preferred stock. During the ten months ended December 31, 1998, a total of 38,369 shares were converted into 850,914 shares of Class A common stock of the Company. During the year ended December 31, 1999, the remaining 132,144 shares were converted into 3,006,404 shares of Class A common stock of the Company.

In connection with the Company's acquisition of certain assets in Australia in July 1998, and the acquisition of an additional interest in XYZ Entertainment in September 1998, the Company issued a total of 139,031 shares of par value $0.01 per share Series B convertible preferred stock. During the year ended December 31, 1999, a total of 22,846 shares were converted into 487,410 shares of Class A common stock of the Company. During the year ended December 31, 2000, a total of 2,202 shares were converted into 48,996 shares of Class A common stock of the Company.

In July 1999, the Company issued 425,000 shares of par value $0.01 per share Series C convertible preferred stock, resulting in gross and net proceeds to the Company of $425.0 million and $381.6 million, respectively. The purchasers of the Series C convertible preferred stock deposited $29.75 million into an account from which the holders were entitled to quarterly payments in an amount equal to $17.50 per preferred share commencing on September 30, 1999 through June 30, 2000, in cash or Class A common stock at United's option. On September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000 the holders received their quarterly payment in cash. For the last two quarters in the year 2000, the holders received as dividends 722,359 shares of Class A common stock of the Company. For the first two quarters in the year 2001, the holders received as dividends 1,168,673 shares of Class A common stock of the Company. The Company's Board of Directors did not declare a dividend on the Series C convertible preferred stock for the quarters ended September 30, 2001 and December 31, 2001. Therefore, such dividend continued to accrue.

In December 1999, the Company issued 287,500 shares of par value $0.01 per share Series D convertible preferred stock, resulting in gross and net proceeds to the Company of $287.5 million and $259.9 million, respectively. The purchasers of the Series D convertible preferred stock deposited $20.1 million into an account from which the holders were entitled to quarterly payments in an amount equal to $17.50 per preferred share commencing on December 31, 1999 through September 30, 2000, in cash or Class A common stock at United's option. On December 31, 1999, March 31, 2000, June 30, 2000 and September 30, 2000 the holders received their quarterly payment in cash. On December 31, 2000, the holders received as dividends 344,641 shares of Class A common stock of the Company. For the first two quarters in the year 2001, the holders received as dividends 790,571 shares of Class A common stock of the Company. The Company's Board of Directors did not declare a dividend on the Series D convertible preferred stock for the quarters ended September 30, 2001 and December 31, 2001. Therefore, such dividend continued to accrue.

All of the Company's outstanding shares of convertible preferred stock were converted into United Class A common stock in connection with the merger transaction on January 30, 2002—see Note 22.

14. Stockholders' (Deficit) Equity

Common Stock

The Company has two classes of common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share while each share of Class B common stock is entitled to ten votes per share. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. The two classes of common stock are identical in all other respects. Each share of the Company's outstanding Class A and Class B common stock was converted into one share of United's Class A common stock in connection with the merger transaction on January 30, 2002—see Note 22.

Common Stock Split

On November 11, 1999, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999 to shareholders of record on November 22, 1999. The effect of the stock split has been recognized retroactively in all share and per share amounts in the accompanying consolidated financial statements and notes.

Equity Transactions of Subsidiaries

The issuance of common equity, variable plan accounting for stock options and the recognition of deferred compensation expense by the Company's subsidiaries affects the equity accounts of the Company. The following represents the effect on additional paid-in capital and deferred compensation as a result of these equity transactions:

	Year Ended December 31, 2001
	UPC	Austar United	Total
	(In thousands)
Variable plan accounting for stock options	$(21,923)	$(236)	$(22,159)
Deferred compensation expense	21,923	236	22,159
Amortization of deferred compensation	14,990	5,802	20,792
Amortization of deferred compensation (minority interest)	–	(1,292)	(1,292)
SAB 51 (loss) gain on issuance of shares by subsidiaries	(11,385)	4,422	(6,963)

Total	$3,605	$8,932	$12,537

	Year Ended December 31, 2000
	UPC	Austar United	Total
	(In thousands)
Variable plan accounting for stock options	$(7,467)	$–	$(7,467)
Deferred compensation expense	7,467	–	7,467
Amortization of deferred compensation	(39,758)	6,916	(32,842)
Issuance of warrants by UPC	59,912	–	59,912
Issuance of shares by subsidiary of UPC	75,073	–	75,073

Total	$95,227	$6,916	$102,143

	Year Ended December 31, 1999
	UPC	Austar United	United Corporate	Total
	(In thousands)
Variable plan accounting for stock options	$338,261	$40,883	$–	$379,144
Deferred compensation expense	(180,757)	(40,883)	–	(221,640)
Amortization of deferred compensation	79,104	22,540	679	102,323
Issuance of warrants	33,025	–	–	33,025
Issuance of convertible debt (DIC Loan)	14,875	–	–	14,875

Total	$284,508	$22,540	$679	$307,727

Other Cumulative Comprehensive Loss

	December 31,
	2001	2000	1999
	(In thousands)
Foreign currency translation adjustments	$(254,410)	$(265,567)	$(217,942)
Unrealized gain (loss) on available-for-sale securities	12,562	(24,964)	6,704
Change in fair value of derivative assets	(24,059)	–	–
Cumulative effect of change in accounting principle, net	271	–	–

Total	$(265,636)	$(290,531)	$(211,238)

United Stock Option Plans

During 1993, the Company adopted a stock option plan for certain of its employees (the "Employee Plan"). The Employee Plan is construed, interpreted and administered by the compensation committee (the "Committee"), consisting of all members of the Board of Directors who are not employees of the

Company. Members of the Company's Board of Directors who are not employees are not eligible to receive option grants under the Employee Plan. The Committee has the discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options, the exercise price of the options, the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised) and certain other provisions relating to the option. The maximum number of shares subject to options that may be granted to any one participant under the Employee Plan during any calendar year is 500,000 shares. The maximum term of options granted under the Employee Plan is ten years. Options granted may be either incentive stock options under the Internal Revenue Code of 1986, as amended, or non-qualified stock options. For grants prior to December 1, 2000, options vest in equal monthly increments over 48 months. For grants subsequent to December 1, 2000, options vest 12.5% six months from the date of grant and then in equal monthly increments over the next 42 months. Vesting would be accelerated upon a change of control in the Company as defined in the Employee Plan. Under the Employee Plan, options to purchase a total of 9,200,000 shares of Class A common stock have been authorized, of which 113,563 were available for grant as of December 31, 2001.

On January 30, 2002, as approved by the stockholders of the Company, the number of shares of Class A common stock available for option grants has been increased to 39,200,000 shares of which options for up to 3,000,000 shares of Class B common stock may be granted in lieu of options for shares of Class A common stock. Also, any one participant may be granted options for up to 5,000,000 shares in any one year.

The Company adopted a stock option plan for non-employee directors effective June 1, 1993 (the "1993 Director Plan"). The 1993 Director Plan provides for the grant of an option to acquire 20,000 shares of the Company's Class A common stock to each member of the Board of Directors who was not also an employee of the Company (a "non-employee director") on June 1, 1993, and to each person who is newly elected to the Board of Directors as a non-employee director after June 1, 1993, on the date of their election. To allow for additional option grants to non-employee directors, the Company adopted a second stock option plan for non-employee directors effective March 20, 1998 (the "1998 Director Plan", and together with the 1993 Director Plan, the "Director Plans"). Options under the 1998 Director Plan are granted at the discretion of the Company's Board of Directors.

The maximum term of options granted under the Director Plans is ten years. Under the 1993 Director Plan, options vest 25.0% on the first anniversary of the date of grant and then evenly over the next 36-month period. Under the 1998 Director Plan, options vest in equal monthly increments over the four-year period following the date of grant. Vesting under both Director Plans would be accelerated upon a change in control of the Company as defined in the respective Director Plans. Under the Director Plans, options to purchase a total of 1,960,000 shares of Class A common stock have been authorized, of which 508,751 were available for grant as of December 31, 2001. On January 30, 2002, as approved by the stockholders of the Company, the number of shares of Class A common stock available for option grants under the 1998 Director Plan has been increased to 3,000,000 shares.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if the Company had accounted for its Employee Plan's and Director Plans' options granted on or after March 1, 1995 under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2001, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2001	2000	1999
Risk-free interest rate	4.78%	5.36%	6.24%
Expected lives	6 years	6 years	5 years
Expected volatility	95.13%	67.42%	70.44%
Expected dividend yield	0%	0%	0%

Based on the above assumptions, the total fair value of options granted was $5.3 million, $16.8 million and $47.7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of stock option activity for the Employee Plan is as follows:

	Year Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of year	4,770,216	$16.95	4,402,287	$14.84	5,309,526	$5.53
Granted during the year	543,107	$10.08	1,293,800	$16.96	1,467,445	$34.11
Cancelled during the year	(157,741)	$20.12	(65,587)	$20.51	(624,095)	$6.75
Exercised during the year	(13,775)	$5.30	(860,284)	$6.00	(1,750,589)	$5.67

Outstanding at end of year	5,141,807	$16.16	4,770,216	$16.95	4,402,287	$14.84

Exercisable at end of year	3,125,596	$13.70	2,305,039	$10.76	2,436,077	$6.17

A summary of stock option activity for the Director Plans is as follows:

	Year Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of year	630,000	$18.13	718,333	$15.84	770,000	$5.73
Granted during the year	500,000	$5.00	80,000	$38.66	150,000	$54.66
Cancelled during the year	(19,584)	$73.45	(40,000)	$52.94	(114,167)	$4.30
Exercised during the year	–	$–	(128,333)	$7.27	(87,500)	$8.47

Outstanding at end of year	1,110,416	$11.24	630,000	$18.13	718,333	$15.84

Exercisable at end of year	487,290	$12.99	386,874	$8.75	436,874	$5.67

The combined weighted-average fair values and weighted-average exercise prices of options granted under the Employee Plan and the Director Plans are as follows:

	Year Ended December 31,
	2001			2000			1999
Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
Less than market price	3,149	$9.65	$5.96	4,250	$38.22	$5.74	–	$–	$–
Equal to market price	100,000	$13.71	$17.38	1,342,546	$12.23	$18.30	1,486,279	$27.54	$38.41
Greater than market price	939,958	$4.10	$6.62	27,004	$9.44	$16.29	131,166	$51.88	$8.92

Total	1,043,107	$5.03	$7.64	1,373,800	$12.26	$18.22	1,617,445	$29.52	$36.02

The following table summarizes information about employee and director stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
$ 2.25 – $ 6.38	3,186,726	6.08	$5.02	2,170,267	$5.06
$ 6.84 – $ 16.29	1,603,738	7.76	$12.34	668,675	$10.98
$17.38 – $ 43.13	782,092	7.87	$21.55	430,361	$24.87
$52.94 – $114.13	679,667	7.91	$37.55	343,583	$58.63

Total	6,252,223	6.93	$12.50	3,612,886	$13.61

Subsidiary Stock Option Plans

UPC Plan.    In June 1996, UPC adopted a stock option plan (the "UPC Plan") for certain of its employees and those of its subsidiaries. There are 18,000,000 total shares available for the granting of options under the UPC Plan, which were held by the Stichting Administratiekantoor UPC (the "Foundation"), which administered the UPC Plan. Each option represents the right to acquire from the Foundation a certificate representing the economic value of one share. Based on an agreement dated July 26, 1996 between UEI and UPC, UEI could liquidate the Foundation and transfer any remaining shares to UEI. During 2001, the Foundation was liquidated and 3,138,289 shares were transferred to UEI. In July 2001, UPC's management authorized the fulfillment of option exercises by employees to be satisfied through the issuance of treasury stock for a maximum of 17,000,000 ordinary Class A shares. Following consummation of the initial public offering, any certificates issued to employees who have exercised their options are convertible into UPC common stock. The options are granted at fair market value at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. In order to introduce the element of "vesting" of the options, the UPC Plan provides that even though the options are exercisable immediately, the shares to be issued for options granted in 1996 vest in equal monthly increments over a three-year period from the effective date set forth in the option grant. In March 1998, the UPC Plan was revised to increase the vesting period for any new grants of options to four years, vesting in equal monthly increments. Upon termination of an employee (except in the case of death, disability or the like), all vested options must be exercised within 30 days of the termination date. UPC's Supervisory Board may alter these vesting schedules in its discretion. The UPC Plan also contains anti-dilution protection and provides that, in the case of a change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if UPC had accounted for the UPC Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2001, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2001	2000	1999
Risk-free interest rate	4.15%	4.60%	5.76%
Expected lives	5 years	5 years	5 years
Expected volatility	112.19%	74.14%	56.82%
Expected dividend yield	0%	0%	0%

Based on the above assumptions, the total fair value of options granted was approximately $140.5 million, $129.7 million and $38.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of stock option activity for the UPC Plan is as follows:

	Year Ended December 31,
	2001			2000			1999
	Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
		(euros)			(euros)			(euros)
Outstanding at beginning of period	11,232,330	E	12.62	10,955,679	E	6.94	12,586,500	E	1.72
Granted during the period	17,849,542	E	10.61	2,629,762	E	27.97	4,338,000	E	14.91
Cancelled during the period	(2,138,712)	E	15.87	(127,486)	E	21.39	(266,565)	E	3.44
Exercised during the period	(2,066,390)	E	1.82	(2,225,625)	E	2.19	(5,702,256)	E	1.65

Outstanding at end of period	24,876,770	E	11.49	11,232,330	E	12.62	10,955,679	E	6.94

Exercisable at end of period (1)	10,502,678	E	10.64	5,803,659	E	7.62	4,769,595	E	3.10

(1)
Includes certificate rights as well as options.

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31,
	2001					2000					1999
Exercise Price	Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price
		(euros)					(euros)					(euros)
Less than market price	756,240	E	11.64	E	4.54	2,124,486	E	60.37	E	24.23	375,000	E	8.94	E	16.12
Equal to market price	16,278,774	E	9.03	E	11.13	359,910	E	24.25	E	38.02	3,963,000	E	8.95	E	14.79
Greater than market price.	814,528	E	2.06	E	5.92	145,366	E	25.89	E	57.75	–	E	–	E	–

Total	17,849,542	E	8.82	E	10.61	2,629,762	E	53.52	E	27.97	4,338,000	E	8.94	E	14.91

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding				Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price		Exercisable Number	Weighted- Average Exercise Price
			(euros)			(euros)
E 1.00 – E 1.82	2,505,480	1.94	E	1.74	2,283,656	E	1.80
E 2.05 – E 5.20	4,693,181	4.14	E	4.87	1,520,042	E	4.54
E 5.26 – E12.99	13,804,003	3.85	E	12.58	4,648,374	E	12.25
E13.14 – E75.00	3,874,106	2.95	E	21.90	2,050,606	E	21.31

Total	24,876,770	3.57	E	11.49	10,502,678	E	10.64

The UPC Plan was accounted for as a variable plan prior to UPC's initial public offering in February 1999. Accordingly, compensation expense was recognized at each financial statement date based on the difference between the grant price and the estimated fair value of UPC's common stock. Thereafter, the UPC Plan has been accounted for as a fixed plan. Compensation expense of $30.6 million, $31.0 million and $6.2 million was recognized for the years ended December 31, 2001, 2000 and 1999, respectively.

UPC Phantom Stock Option Plan.    In March 1998, UPC adopted a phantom stock option plan (the "UPC Phantom Plan") which permits the grant of phantom stock rights in up to 7,200,000 shares of UPC's common stock. The rights are granted at fair market value at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The UPC Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of UPC common stock and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash, (ii) freely tradable shares of United Class A common stock or (iii) freely tradable shares of UPC's common stock. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of stock instead. It is the intent of UPC to settle all phantom options through the issuance of ordinary shares. The UPC Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable.

A summary of stock option activity for the UPC Phantom Plan is as follows:

	Year Ended December 31,
	2001			2000			1999
	Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
		(euros)			(euros)			(euros)
Outstanding at beginning of period	3,878,316	E	4.75	4,144,563	E	2.98	6,172,500	E	1.91
Granted during the period	–	E	–	391,641	E	17.49	585,000	E	9.67
Cancelled during the period	(119,866)	E	5.05	(529,666)	E	2.51	(1,540,128)	E	2.00
Exercised during the period	(367,438)	E	1.86	(128,222)	E	3.02	(1,072,809)	E	1.89

Outstanding at end of period	3,391,012	E	5.05	3,878,316	E	4.75	4,144,563	E	2.98

Exercisable at end of period	2,884,649	E	4.17	2,599,494	E	3.44	1,554,813	E	2.47

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended 31, December
	2001					2000					1999
Exercise Price	Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price
		(euros)					(euros)					(euros)
Less than market price	–	E	–	E	–	391,641	E	17.49	E	17.49	–	E	–	E	–
Equal to market price	–	E	–	E	–	–	E	–	E	–	585,000	E	9.67	E	9.67

Total	–	E	–	E	–	391,641	E	17.49	E	17.49	585,000	E	9.67	E	9.67

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding				Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price		Number	Weighted-Average Exercise Price
			(euros)			(euros)
E 1.82	1,626,557	6.21	E	1.82	1,618,588	E	1.82
E 2.05	849,532	6.72	E	2.05	672,345	E	2.05
E 9.67	540,000	7.13	E	9.67	391,875	E	9.67
E11.40 – E28.67	374,923	8.23	E	19.27	201,841	E	19.25

Total	3,391,012	6.71	E	5.05	2,884,649	E	4.17

The UPC Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation (credit) expense of $(22.8) million, $(75.9) million and $123.2 million was recognized for the years ended December 31, 2001, 2000 and 1999, respectively.

chello broadband Phantom Stock Option Plan.    In June 1998, UPC adopted a phantom stock option plan (the "chello broadband Phantom Plan"), which permits the grant of phantom stock rights of chello broadband, a wholly-owned subsidiary of UPC. The rights are granted at an option price equal to the fair market value at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and the option must be exercised, in all cases, not more than ten years from the effective date of grant. The chello broadband Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share (as defined in the chello broadband Phantom Plan) of chello broadband and the option price for the portion of the rights vested. UPC, at its sole discretion, may make the required payment in (i) cash, (ii) freely tradable shares of United Class A common stock, (iii) the common stock of UPC, which shall be valued at the closing price on the day before the date UPC makes payment to the option holder, or (iv) chello broadband's common shares, if they are publicly traded and freely tradable ordinary shares. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of chello broadband's stock instead.

A summary of stock option activity for the chello broadband Phantom Plan is as follows:

	Year Ended December 31,
	2001			2000			1999
	Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
		(euros)			(euros)			(euros)
Outstanding at beginning of period	2,354,163	E	8.16	2,330,129	E	7.54	570,000	E	4.54
Granted during the period	507,500	E	4.31	–	E	–	235,000	E	4.54
Granted during the period	–	E	–	117,438	E	9.08	1,309,838	E	9.08
Granted during the period	–	E	–	804,525	E	4.31	355,500	E	4.31
Cancelled during the period	(1,405,638)	E	7.77	(154,297)	E	6.27	(128,542)	E	4.71
Exercised during the period	(330,509)	E	7.23	(743,632)	E	6.68	(11,667)	E	4.54

Outstanding at end of period	1,125,516	E	6.73	2,354,163	E	8.16	2,330,129	E	7.54

Exercisable at end of period	578,836	E	6.65	412,768	E	7.55	414,913	E	6.13

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding				Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price		Number	Weighted-Average Exercise Price
			(euros)			(euros)
E 4.31	468,550	8.02	E	4.31	242,393	E	4.31
E 4.54	103,056	6.67	E	4.54	61,372	E	4.54
E 9.08	553,910	7.58	E	9.08	275,071	E	9.08

Total	1,125,516	7.71	E	6.73	578,836	E	6.65

The chello broadband Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation (credit) expense of $(3.7) million, $(23.7) million and

$72.8 million was recognized for the years ended December 31, 2001, 2000 and 1999, respectively. chello broadband's estimate of the fair value of its ordinary stock as of December 31, 2001 and 2000 utilized in recording compensation (credit) expense and deferred compensation expense under the chello broadband Phantom Plan was $0.70 per share and $19.50 per share, respectively.

chello broadband Stock Option Plan.    In June 1999, UPC adopted a stock option plan (the "chello broadband Plan"). Under the chello broadband Plan, UPC's Supervisory Board may grant stock options to chello employees at fair market value at the time of grant. All options are exercisable upon grant and for the period of five years. In order to introduce the element of "vesting" of the options, the chello broadband Plan provides that even though the options are exercisable immediately, the shares to be issued or options to be granted are deemed to vest 1/48th per month for a four-year period from the date of grant. If the options are exercised for certificates evidencing the economic value of the shares, the holder may request the vested portion of the certificates to be repurchased at fair market value. If the employee's employment terminates, other than in case of death, disability or the like, for so-called "urgent reason" under Dutch law or for documented and material non-performance, all unvested options previously exercised must be resold to chello broadband at the original purchase price, and all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules at its discretion. The chello broadband Plan provides that in the case of a change of control, UPC has the right to require a foundation to acquire all of the options outstanding at a per share value determined in the transaction giving rise to the change in its control.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if UPC had accounted for the chello broadband Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2001, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2001	2000	1999
Risk-free interest rate	4.15%	4.60%	5.76%
Expected lives	5 years	5 years	5 years
Expected volatility	95.0%	95.0%	95.0%
Expected dividend yield	0%	0%	0%

Based on the above assumptions, the total fair value of options granted under the chello broadband Plan was nil, nil and $3.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of stock option activity for the chello broadband Plan is as follows:

	Year Ended December 31,
	2001				2000			1999
	Number		Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
			(euros)			(euros)			(euros)
Outstanding at beginning of period	300,000		E	9.08	300,000	E	9.08	–	E	–
Granted during the period	–		E	–	–	E	–	550,000	E	9.08
Cancelled during the period	–		E	–	–	E	–	–	E	–
Exercised during the period	–		E	–	–	E	–	(250,000)	E	9.08

Outstanding at end of period	300,000		E	9.08	300,000	E	9.08	300,000	E	9.08

Exercisable at end of period	378,125	(1)	E	9.08	240,625	E	9.08	103,125	E	9.08

(1)
Of the number of vested options, 171,875 options are already exercised, these are included in the exercised options during 1999.

The weighted-average remaining contractual life for these options is 2.25 years and 3.25 years as of December 31, 2001 and December 31, 2000, respectively.

Priority Telecom Stock Option Plan.    In 2000, Priority Telecom adopted a stock option plan (the "Priority Telecom Plan") for its management level employees and those of its subsidiaries. There are 594,762 shares available for granting of options under the Priority Telecom Plan, which are held and administered by the Stichting Priority Telecom Foundation (the "Priority Telecom Foundation"). Priority Telecom appoints the Board members of the Priority Telecom Foundation and thus controls the voting of the Priority Telecom Foundation's common stock. The options are granted at fair market value at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. The vesting period for any new grant of options is four years, vesting in equal monthly increments. Upon the termination of an employee's employment (except in case of death, disability or the like), all unvested options previously exercised must be resold to the the Priority Telecom Foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Priority Telecom Plan also contains anti-dilution protection and provides that, in the case of a change of control, outstanding options shall be subject to the applicable acquisition agreement. Such agreement may require Priority Telecom to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if UPC had accounted for the Priority Telecom Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2001 and 2000 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions.

	Year Ended December 31,
	2001	2000
Risk-free interest rate	4.15%	4.60%
Expected lives	5 years	5 and 10 years
Expected volatility	2.67%	0.32%
Expected dividend yield	0%	0%

Based on the above assumptions, the total fair value of options granted under the Priority Telecom Plan was $0.2 million and $0.4 million for the years ended December 31, 2001 and 2000, respectively.

A summary of stock option activity for the Priority Telecom Plan is as follows:

	Year Ended December 31,
	2001			2000
	Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
		(euros)			(euros)
Outstanding at beginning of period	154,587	E	131.84	107,247	E	101.05
Granted during the period	198,750	E	7.04	48,225	E	201.48
Cancelled during the period	(41,712)	E	152.18	(848)	E	195.00
Exercised during the period	(670)	E	117.78	(37)	E	215.40

Outstanding at end of period	310,955	E	51.93	154,587	E	131.84

Exercisable at end of period	144,596	E	68.99	85,067	E	80.46

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31,
	2001					2000
Exercise Price	Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price
		(euros)					(euros)
Less than market price	165,000	E	1.06	E	6.71	1,913	E	214.97	E	0.43
Equal to market price	33,750	E	0.22	E	8.66	46,312	E	0.87	E	209.78
Greater than market price	–	E	–	E	–	–	E	–	E	–

Total	198,750	E	0.92	E	7.04	48,225	E	9.36	E	201.48

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding				Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price		Number	Weighted-Average Exercise Price
			(euros)			(euros)
E 0.45	6,476	6.79	E	0.45	6,475	E	0.45
E 6.71	158,997	4.74	E	6.71	46,411	E	6.71
E 7.75 – E 43.86	80,875	5.53	E	23.46	51,229	E	31.67
E178.58 – E223.79	64,482	7.84	E	203.51	40,411	E	197.99
E447.58	125	7.67	E	447.58	70	E	447.58

	310,955	5.63	E	51.93	144,596	E	68.99

ULA Plan.    In April 1998, ULA's Board of Directors approved a stock option plan (the "ULA Plan") which permits the grant of phantom stock options or the grant of stock options to purchase up to 2,500,000 shares of ULA's Class A common stock. The options vest in equal monthly increments over a four-year period following the date of grant. Concurrent with and subsequent to approval of the ULA Plan, ULA's Board granted phantom stock options to certain employees and consultants of UGC Holdings, which gives the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of ULA stock and the option base price per share. The ULA Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date.

A summary of phantom stock option activity for the ULA Plan is as follows:

	Year Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of period	1,502,277	$11.68	1,062,687	$7.17	1,188,417	$5.77
Granted during the period	50,000	$19.23	630,000	$18.41	340,000	$8.86
Cancelled during the period	(131,250)	$12.81	(5,834)	$8.98	(328,647)	$4.84
Exercised during the period	(332,888)	$7.73	(184,576)	$8.77	(137,083)	$4.81

Outstanding at end of period	1,088,139	$13.10	1,502,277	$11.68	1,062,687	$7.17

Exercisable at end of period	493,658	$9.02	472,109	$5.54	381,561	$5.87

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31,
	2001			2000			1999
	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
Equal to market price	50,000	$19.23	$19.23	630,000	$18.41	$18.41	340,000	$8.86	$8.86

Total	50,000	$19.23	$19.23	630,000	$18.41	$18.41	340,000	$8.86	$8.86

The following table summarizes information about the ULA Plan phantom options outstanding and exercisable at December 31, 2000:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
$4.26	284,672	5.43	$4.26	284,672	$4.26
$4.96	25,000	5.43	$4.96	25,000	$4.96
$8.81	55,417	7.41	$8.81	24,166	$8.81
$8.86	86,800	8.05	$8.86	16,383	$8.86
$8.98	56,250	6.72	$8.98	–	$–
$19.23	580,000	8.96	$19.23	143,437	$19.23

Total	1,088,139	7.69	$13.10	493,658	$9.02

VTR Plan.    VTR's Board of Directors approved a stock option plan (the "VTR Plan") effective May 1, 1999 which permits the grant of phantom stock options or the grant of stock options to purchase up to 1,505,000 shares of VTR's common stock. The options vest in equal monthly increments over a four-year period following the date of grant. Concurrent with and subsequent to approval of the VTR Plan, VTR's Board granted phantom stock options to certain employees which gives the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of VTR stock and the option base price per share. The VTR Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. For the years ended December 31, 2001, 2000 and 1999, VTR recognized $2.2 million, $8.0 million and nil in compensation expense related to these phantom options, respectively. Actual cash paid upon exercise of these phantom options was $5.2 million, $0.2 million and nil for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of phantom stock option activity for the VTR Plan is as follows:

	Year Ended December 31,
	2001		2000
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of period	1,150,000	$16.67	–	$–
Granted during the period	–	$–	1,295,000	$16.49
Cancelled during the period	(125,002)	$16.12	(73,022)	$15.00
Exercised during the period	(369,787)	$15.00	(71,978)	$15.00

Outstanding at end of period	655,211	$17.72	1,150,000	$16.67

Exercisable at end of period	150,612	$19.36	237,793	$15.76

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31, 2001
	2001			2000
Exercise price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
Equal to market price	–	$–	$–	1,295,000	$16.49	$16.49

The following table summarizes information about the VTR Plan phantom options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
$15.00	539,274	7.89	$15.00	108,009	$15.00
$30.40	115,937	8.57	$30.40	42,603	$30.40

Total	655,211	8.01	$17.72	150,612	$19.36

Asia/Pacific Plan.    In March 1998, Asia/Pacific's Board of Directors approved a stock option plan (the "Asia/Pacific Plan") which permitted the grant of phantom stock options or the grant of stock options to purchase up to 1,800,000 shares of Asia/Pacific's Class A common stock. The options vested in equal monthly increments over a four-year period following the date of grant, and gave the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of Asia/Pacific stock and the option base price per share. The Asia/Pacific Plan was cancelled effective July 22, 1999. Under variable plan accounting, a total of $17.6 million of compensation expense was recognized during 1999 by Asia/Pacific through the cancellation date.

A summary of phantom stock option activity for the Asia/Pacific Plan is as follows:

	Year Ended December 31, 1999
	Number	Weighted- Average Exercise Price
Outstanding at beginning of period	1,779,500	$10.00
Granted during the period	65,000	$10.00
Cancelled during the period	(1,844,500)	$10.00
Exercised during the period	–	$–

Outstanding at end of period	–	$–

Exercisable at end of period	–	$–

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31, 1999
Exercise Price	Number	Fair Value	Exercise Price
Equal to market price	65,000	$10.00	$10.00

Austar United Plan.    On June 17, 1999, Austar United established a stock option plan (the "Austar United Plan"). Effective on the Austar United initial public offering ("IPO") date of July 27, 1999, certain individuals were granted options under the Austar United Plan in direct proportion to their previous holding of Asia/Pacific options under the Asia/Pacific Plan along with retroactive vesting through the initial public offering date to reflect vesting under the Asia/Pacific Plan. The maximum term of options granted under the Austar United Plan is ten years. The options vest in equal monthly increments over the four-year period following the date of grant. Under the Austar United Plan, options to purchase a total of 35,705,271 shares have been authorized, of which 6,807,435 were available for grant. The Austar United Plan was accounted for as a variable plan prior to Austar United's IPO and as a fixed plan with the Austar United IPO effective July 27, 1999. For the years ended December 31, 2001, 2000 and 1999, $4.8 million, $9.4 million and $4.9 million, respectively, of compensation expense was recognized under this plan in the statement of operations.

For purposes of the pro forma disclosures presented below, Austar United has computed the fair values of all options granted during the years ended December 31, 2001, 2000 and 1999 using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2001	2000	1999
Risk-free interest rate	5.14%	5.27%	5.81%
Expected lives	7 years	7 years	7 years
Expected volatility	91.59%	55.48%	40.44%
Expected dividend yield	0%	0%	0%

The total fair value of options granted was approximately A$2.1 ($1.1) million, A$5.5 ($3.1) million and A$88.0 ($57.7) million for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of stock option activity for the Austar United Plan is as follows:

	Year Ended December 31,
	2001			2000			1999
	Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
		(Australian dollars)			(Australian dollars)			(Australian dollars)
Outstanding at beginning of period	26,650,549	A$	2.20	24,845,031	A$	2.27	–	A$	–
Granted during the period	3,145,000	A$	1.37	2,967,500	A$	2.33	25,631,736	A$	2.26
Cancelled during the period	(1,892,293)	A$	2.89	(851,652)	A$	4.39	(102,455)	A$	3.75
Exercised during the period	–	A$	–	(310,330)	A$	3.09	(684,250)	A$	1.83

Outstanding at end of period	27,903,256	A$	2.05	26,650,549	A$	2.20	24,845,031	A$	2.27

Exercisable at end of period	16,373,055	A$	2.10	17,279,095	A$	2.01	11,564,416	A$	1.90

The combined weighted-average fair values and weighted-average exercise prices of options granted for the last three years are as follows:

	Year Ended December 31,
	2001					2000					1999
Exercise Price	Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price
		(Australian dollars)					(Australian dollars)					(Australian dollars)
Less than market price	–	A$	–	A$	–	2,627,500	A$	1.60	A$	1.75	22,334,236	A$	3.58	A$	1.91
Equal to market price	1,145,000	A$	0.66	A$	0.81	10,000	A$	3.86	A$	6.25	3,222,500	A$	2.47	A$	4.70
Greater than market price	2,000,000	A$	0.66	A$	1.68	330,000	A$	3.75	A$	6.80	75,000	A$	2.43	A$	4.70

Total	3,145,000	A$	0.66	A$	1.37	2,967,500	A$	1.85	A$	2.33	25,631,736	A$	3.43	A$	2.26

The following table summarizes information about the Austar United Plan options outstanding and exercisable at December 31, 2001:

	Options Outstanding				Options Exercisable
Exercise Price Range (Australian dollars)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price		Number	Weighted-Average Exercise Price
			(Australian dollars)			(Australian dollars)
A$0.73 – A$0.85	953,177	9.32	A$	0.81	181,406	A$	0.81
A$1.75	3,825,208	9.17	A$	1.75	1,116,429	A$	1.75
A$1.80	20,422,899	7.55	A$	1.80	13,368,351	A$	1.80
A$4.70	2,521,243	7.60	A$	4.70	1,615,723	A$	4.70
A$6.25 – A$8.28	180,729	8.30	A$	6.77	91,146	A$	6.84

Total	27,903,256	7.84	A$	2.05	16,373,055	A$	2.10

Aggregate Pro Forma Impact on Net Income

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if the Company and its subsidiaries had accounted for their stock option plans under the fair value method of SFAS 123. The aggregate fair value of options granted for the years ended December 31, 2001, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model. The total aggregate fair value of options granted was $147.1 million, $150.0 million and $148.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. These amounts are amortized using the straight- line method over the vesting period of the options. Had the Company's and its subsidiaries' stock option plans been accounted for under SFAS 123, net (loss) income and basic and diluted net (loss) income per share would have been reduced to the following pro forma amounts:

	Year Ended December 31,
	2001	2000	1999
	(In thousands, except per share amounts)
Net (loss) income:
As reported	$(4,494,709)	$(1,220,890)	$636,318

Pro forma	$(4,593,347)	$(1,283,431)	$625,604

Net (loss) income per common share:
As reported basic	$(45.54)	$(13.24)	$7.53

As reported diluted	$(45.54)	$(13.24)	$6.67

Pro forma basic	$(46.53)	$(13.89)	$7.40

Pro forma diluted	$(46.53)	$(13.89)	$6.37

15. Commitments

The Company has entered into various lease agreements for conduit and satellite transponder capacity, programming, broadcast and exhibition rights, office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled $63.3 million, $86.9 million and $24.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

The Company has capital and operating lease obligations and other non-cancelable commitments as follows (in thousands):

	Capital Leases	Operating Leases
Year ended December 31, 2002	$6,454	$76,689
Year ended December 31, 2003	4,871	61,322
Year ended December 31, 2004	4,561	48,953
Year ended December 31, 2005	4,376	38,737
Year ended December 31, 2006	4,379	37,596
Thereafter	49,424	152,557

Total minimum payments	74,065	$415,854

Less amount representing interest	(28,549)

Total capitalized leases	45,516
Less obligations due within one year	(1,674)

Total long-term capitalized leases	$43,842

In connection with the Canal+ merger, TKP assumed the programming rights and obligations that were directly related to UPC's DTH business and assumed UPC's guarantees relating to UPC's DTH business. Pursuant to the definitive agreements for the Canal+ merger, UPC remains contingently liable for the performance under those assigned contracts. As of December 31, 2001, UPC estimates its potential exposure under these assigned contracts to be $70.1 million (E78.4 million).

UPC has entered into a framework agreement for the supply of various types of equipment. Under this agreement, UPC has a commitment to purchase at the prevailing market price, 300,000 cable modems prior to the end of June, 2003 and 300,000 set top boxes prior to the end of August, 2004. A substantial number of modems and set top boxes has been purchased to date under this commitment.

UPC has entered into a framework agreement for the supply of various types of equipment. Under this agreement, UPC has a commitment to purchase up to $38.0 million before December 31, 2003, of which $11.0 million is committed in 2002 and $27.0 million is committed in 2003.

16. Contingencies

The Company is not a party to any material legal proceedings. From time to time, the Company and/or its subsidiaries may become involved in litigation relating to claims arising out of its operations in the normal course of business.

In May 2001, the United States Supreme Court affirmed the decision of the 10th Circuit U.S. Court of Appeals, which in April 2000 found in favor of United in its lawsuit against Wharf Holdings Limited ("Wharf"). The lawsuit consisted of the Company's claims of fraud, breach of fiduciary duty, breach of contract and negligent misrepresentation related to Wharf's grant to United in 1992 of an option to purchase a 10.0% equity interest in Wharf's cable television franchise in Hong Kong. The United States Supreme Court's decision affirms the 1997 U.S. District Court judgment in the Company's favor, which, together with accrued interest, totaled gross and net proceeds of approximately $201.2 million and $194.8 million, respectively.

17. Income Taxes

In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10.0% to 50.0% of the voting stock, and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. Generally, the Company's ability to claim a foreign tax credit is limited to the amount of U.S. taxes the Company pays with respect to its foreign source income. In calculating its foreign source income, the Company is required to allocate interest expense and overhead incurred in the United States between its United States and foreign activities. Accordingly, to the extent United States borrowings are used to finance equity contributions to its foreign subsidiaries, the Company's ability to claim a foreign tax credit may be significantly reduced. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings.

The Company through its subsidiaries maintains a presence in over 25 countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the United States, such as a value added tax system. The Company has accounted for the effect of foreign taxes based on what we believe is reasonably expected to apply to the Company and its subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the United States or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax current and future operations of the Company and its subsidiaries.

The primary differences between taxable income (loss) and net income (loss) for financial reporting purposes relate to SAB 51 gains, the non-consolidation of consolidated foreign subsidiaries for United States tax purposes, international rate differences and the current non-deductibility of interest expense on UAP's senior notes. For investments in foreign corporations accounted for under the equity method, taxable income (loss) generated by these affiliates does not flow through to the Company for United States federal and state tax purposes, even though the Company records its allocable share of affiliate income (losses) for financial reporting purposes. Accordingly, no deferred tax asset has been established for tax basis in excess of the Company's book basis ($725.8 million and $271.6 million at December 31, 2001 and 2000, respectively).

The Company's United States tax net operating losses, totaling $414.2 million at December 31, 2001, expire beginning in 2005 through 2020. This figure includes net operating losses incurred by UAP through November 14, 2001. The Company's tax net operating loss carryforwards of its consolidated foreign subsidiaries as of December 31, 2001 totaled $4.4 billion. The significant components of deferred tax assets and liabilities are as follows:

	December 31,
	2001	2000
	(In thousands)
Deferred tax assets:
Tax net operating loss carryforward of consolidated foreign subsidiaries	$1,485,054	$767,478
Company's U.S. tax net operating loss carryforward	157,409	161,672
Accrued interest expense	69,901	124,148
Derivative assets	27,454	–
Foreign currency effects	6,275	62,671
Capital loss carryforward from disposition of interest in subsidiary	41,679	–
Stock-based compensation	5,653	11,671
Deferred compensation and severence	4,266	3,615
Basis difference in marketable equity securities	1,374	3,076
Investment valuation allowance and other	5,439	2,490
Other	36,320	12,612

Total deferred tax assets	1,840,824	1,149,433
Valuation allowance	(1,828,354)	(1,126,358)

Deferred tax assets, net of valuation allowance	12,470	23,075

Deferred tax liabilities:
Property, plant and equipment, net	–	(6,069)
Intangible assets	(80,300)	(17,208)
Other	–	(82)

Total deferred tax liabilities	(80,300)	(23,359)

Deferred tax liabilities, net	$(67,830)	$(284)

Of the Company's 2001 consolidated (loss) income before income taxes and other items, a loss of $4,444.3 million is derived from the Company's foreign operations. The difference between income tax

(benefit) expense provided in the financial statements and the expected income tax (benefit) expense at statutory rates is reconciled as follows:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Expected income tax (benefit) expense at the U.S. statutory rate of 35.0%	$(1,633,918)	$(709,947)	$114,212
Tax effect of permanent and other differences:
Change in valuation allowance	814,612	505,180	371,850
Goodwill impairment	559,028	–	–
International rate differences	187,027	128,929	45,416
Amortization of goodwill	84,020	90,394	788
Non-deductible interest accretion	81,149	61,060	1,693
Other	(25,450)	11,363	1,720
Expired tax loss carryforward	20,149	–	–
Non-deductible expenses	14,740	26,079	77,490
Capitalized costs	6	(6,564)	(49,402)
Gain on issuance of common equity securities by subsidiaries	(1,974)	(48,538)	(573,359)
State tax, net of federal benefit	(140,050)	(60,853)	9,790

Total income tax (benefit) expense	$(40,661)	$(2,897)	$198

18. Segment Information

The Company provides Triple Play Distribution services in numerous countries worldwide, and related content (programming) and other media services in a growing number of international markets. The Company evaluates performance and allocates resources based on the results of these divisions. The key operating performance criteria used in this evaluation include revenue growth and "Adjusted EBITDA". Adjusted EBITDA represents net operating earnings before depreciation, amortization, stock-based compensation charges and impairment and restructuring charges. Stock-based compensation charges result from variable plan accounting for our subsidiaries' regular and phantom stock option plans. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner. As the Company increases its bundling of products, the allocation of indirect operating and selling, general and administrative expenses between individual products will become increasingly difficult and may not represent the actual Adjusted EBITDA for individual products.

Revenue

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Europe:
Triple Play Distribution:
The Netherlands	$365,988	$281,312	$157,670
Austria	163,073	126,911	104,667
Belgium	22,319	20,036	18,234
Czech Republic	30,450	24,920	7,666
Norway	59,706	50,998	50,115
Hungary	83,334	63,963	35,322
France	83,812	65,761	30,822
Poland	76,945	68,578	26,845
Sweden	40,493	36,674	13,839
Germany	42,909	9,682	–
Other	18,793	21,903	8,328

Total Triple Play Distribution	987,822	770,738	453,508
DTH	75,609	53,648	8,176
Content	2,890	1,625	2,741
Other	7,879	4,838	1,473

Total Distribution	1,074,200	830,849	465,898
Priority Telecom	144,551	80,829	–
chello broadband	3,209	615	–
UPC Media	7,446	2,981	1,112
Corporate and other	3,782	3,360	6,412

Total Europe	1,233,188	918,634	473,422

Latin America:
Triple Play Distribution:
Chile	166,590	148,167	87,444
Brazil	3,908	4,797	4,637
Other	2,080	1,946	2,428

Total Triple Play Distribution	172,578	154,910	94,509
Other	56	75	590

Total Latin America	172,634	154,985	95,099

Asia/Pacific:
Triple Play Distribution:
Australia	145,423	168,015	145,602
New Zealand	–	4,888	5,386

Total Triple Play Distribution	145,423	172,903	150,988
Content	9,973	2,000	–
Other	235	2,410	976

Total Asia/Pacific	155,631	177,313	151,964

Corporate and other	441	102	277

Total consolidated revenue	$1,561,894	$1,251,034	$720,762

Adjusted EBITDA

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Europe:
Triple Play Distribution:
The Netherlands	$58,942	$15,594	$29,130
Austria	43,760	33,007	33,239
Belgium	4,625	(809)	1,665
Czech Republic	10,712	4,073	(1,060)
Norway	7,845	7,312	8,291
Hungary	29,996	23,297	11,318
France	(22,540)	(18,165)	(9,943)
Poland	(234)	(342)	(9,233)
Sweden	8,432	(2,318)	347
Germany	23,263	4,469	–
Other	8,840	5,542	1,167

Total Triple Play Distribution	173,641	71,660	64,921
DTH	(8,064)	(17,918)	(27,776)
Content	(34,840)	(48,508)	(36,110)
Other	6,546	(8,562)	(1,188)

Total Distribution	137,283	(3,328)	(153)
Priority Telecom	(79,758)	(37,817)	(5,705)
chello broadband	(46,028)	(116,525)	(61,165)
UPC Media	(54,571)	(58,710)	(16,471)
Corporate and other	(98,393)	(111,259)	(37,120)

Total Europe	(141,467)	(327,639)	(120,614)

Latin America:
Triple Play Distribution:
Chile	29,860	25,432	15,140
Brazil	(1,280)	(854)	(2,462)
Other	(2,682)	(1,023)	(1,210)

Total Triple Play Distribution	25,898	23,555	11,468
Other	(3,054)	(8,036)	218

Total Latin America	22,844	15,519	11,686

Asia/Pacific:
Triple Play Distribution:
Australia	(32,338)	(37,070)	(10,005)
New Zealand	–	(362)	(2,078)
Other	(2,660)	–	–

Total Triple Play Distribution	(34,998)	(37,432)	(12,083)
Content	(6,849)	(1,179)	–
Other	1,828	(4,713)	(129)

Total Asia/Pacific	(40,019)	(43,324)	(12,212)

Corporate and other	(32,601)	(13,020)	(12,037)

Total consolidated Adjusted EBITDA	$(191,243)	$(368,464)	$(133,177)

Triple Play Distribution Revenue

	Year Ended December 31, 2001
	Video	Voice	Internet	Total
	(In thousands)
Europe:
The Netherlands	$227,212	$63,381	$75,395	$365,988
Austria	76,658	41,241	45,174	163,073
Belgium	13,770	–	8,549	22,319
Czech Republic	28,362	750	1,338	30,450
Norway	44,673	6,845	8,188	59,706
Hungary	56,407	23,802	3,125	83,334
France	56,040	20,995	6,777	83,812
Poland	75,301	–	1,644	76,945
Sweden	30,592	–	9,901	40,493
Germany	42,815	38	56	42,909
Other	18,793	–	–	18,793

Total Europe	670,623	157,052	160,147	987,822

Latin America:
Chile	107,884	52,916	5,790	166,590
Brazil	3,908	–	–	3,908
Other	1,958	–	122	2,080

Total Latin America	113,750	52,916	5,912	172,578

Asia/Pacific:
Australia	133,177	2,991	9,255	145,423
Other	–	–	–	–

Total Asia/Pacific	133,177	2,991	9,255	145,423

Total consolidated Triple Play Distribution revenue	$917,550	$212,959	$175,314	$1,305,823

Triple Play Distribution Revenue

	Year Ended December 31, 2000
	Video	Voice	Internet	Total
	(In thousands)
Europe:
The Netherlands	$199,592	$46,367	$35,353	$281,312
Austria	76,264	25,209	25,438	126,911
Belgium	14,456	1,319	4,261	20,036
Czech Republic	23,784	886	250	24,920
Norway	45,020	3,126	2,852	50,998
Hungary	43,551	19,991	421	63,963
France	53,822	9,365	2,574	65,761
Poland	68,574	–	4	68,578
Sweden	30,803	–	5,871	36,674
Germany	9,656	10	16	9,682
Other	21,903	–	–	21,903

Total Europe	587,425	106,273	77,040	770,738

Latin America:
Chile	113,400	33,497	1,270	148,167
Brazil	4,797	–	–	4,797
Other	1,945	–	1	1,946

Total Latin America	120,142	33,497	1,271	154,910

Asia/Pacific:
Australia	163,094	732	4,189	168,015
New Zealand	844	3,166	878	4,888
Other	–	–	–	–

Total Asia/Pacific	163,938	3,898	5,067	172,903

Total consolidated Triple Play Distribution revenue	$871,505	$143,668	$83,378	$1,098,551

Triple Play Distribution Revenue

	Year Ended December 31, 1999
	Video	Voice	Internet	Total
	(In thousands)
Europe:
The Netherlands	$117,025	$32,029	$8,616	$157,670
Austria	83,736	7,321	13,610	104,667
Belgium	15,737	–	2,497	18,234
Czech Republic	7,485	181	–	7,666
Norway	49,185	365	565	50,115
Hungary	35,197	–	125	35,322
France	27,522	2,710	590	30,822
Poland	26,845	–	–	26,845
Sweden	13,335	–	504	13,839
Germany	–	–	–	–
Other	8,328	–	–	8,328

Total Europe	384,395	42,606	26,507	453,508

Latin America:
Chile	77,476	9,881	87	87,444
Brazil	4,637	–	–	4,637
Other	2,428	–	–	2,428

Total Latin America	84,541	9,881	87	94,509

Asia/Pacific:
Australia	145,602	–	–	145,602
New Zealand	1,279	4,107	–	5,386
Other	–	–	–	–

Total Asia/Pacific	146,881	4,107	–	150,988

Total consolidated Triple Play Distribution revenue	$615,817	$56,594	$26,594	$699,005

Revenue by Geographical Area

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Europe:
The Netherlands	$438,421	$342,277	$165,526
Austria	170,250	133,190	104,667
Belgium	22,545	20,035	18,233
Czech Republic	40,976	28,791	8,708
Norway	69,882	56,650	50,115
Hungary	93,206	65,292	35,322
France	87,215	65,765	30,823
Poland	135,974	121,285	37,762
Sweden	41,699	36,674	13,839
Germany	50,890	11,043	–
Other	82,130	37,632	8,427

Total Europe	1,233,188	918,634	473,422

Latin America:
Chile	166,590	148,167	87,444
Brazil	3,908	4,797	4,637
Other	2,136	2,021	3,018

Total Latin America	172,634	154,985	95,099

Asia/Pacific:
Australia	155,631	172,425	145,602
New Zealand	–	4,888	5,386
Other	–	–	976

Total Asia/Pacific	155,631	177,313	151,964

Corporate and other	441	102	277

Total consolidated revenue	$1,561,894	$1,251,034	$720,762

	Investments in Affiliates		Long-Lived Assets		Total Assets
	December 31,		December 31,		December 31,
	2001	2000	2001	2000	2001	2000
	(In thousands)
Europe:
The Netherlands	$143,681	$619,527	$1,556,384	$1,524,771	$4,151,306	$6,131,443
Austria	–	–	292,111	273,139	410,534	430,988
Belgium	–	–	21,740	22,816	43,158	43,141
Czech Republic	–	–	126,062	114,030	221,149	214,598
France	–	–	563,220	532,951	765,964	849,011
Hungary	97	3	223,255	210,851	351,825	349,788
Norway	–	–	235,611	197,792	302,006	296,494
Poland	29,254	16,230	147,952	298,106	689,208	1,222,790
Sweden	–	–	76,819	63,756	372,368	420,827
Germany	37	530	72,317	74,982	144,517	969,679
Other	–	3	39,905	130,958	94,935	108,382

Total Europe	173,069	636,293	3,355,376	3,444,152	7,546,970	11,037,141

Latin America:
Chile	–	–	311,217	274,621	544,937	521,812
Brazil	4,426	4,232	9,181	4,970	20,055	17,039
Other	38,394	35,540	4,024	6,187	92,317	63,707

Total Latin America	42,820	39,772	324,422	285,778	657,309	602,558

Asia/Pacific:
Australia	–	27,872	–	136,630	–	520,693
New Zealand	–	37,119	–	–	–	–
Other	15,736	15,266	–	6	249,499	62,325

Total Asia/Pacific	15,736	80,257	–	136,636	249,499	583,018

Corporate and other	–	–	12,687	14,091	584,862	924,235

Total consolidated	$231,625	$756,322	$3,692,485	$3,880,657	$9,038,640	$13,146,952

	Depreciation and Amortization			Capital Expenditures
	Year Ended December 31,			Year Ended December 31,
	2001	2000	1999	2001	2000	1999
	(In thousands)
Europe:
The Netherlands	$(444,550)	$(303,088)	$(100,891)	$376,207	$853,980	$294,685
Austria	(68,513)	(57,221)	(42,198)	92,679	133,371	95,675
Belgium	(7,531)	(9,341)	(9,652)	8,367	9,830	8,639
Czech Republic	(24,577)	(16,618)	(4,044)	26,287	29,282	3,134
France	(78,732)	(59,512)	(22,209)	114,596	226,388	72,675
Hungary	(35,202)	(23,103)	(8,431)	31,599	117,866	39,576
Norway	(35,918)	(31,466)	(32,541)	60,563	99,861	58,092
Poland	(126,855)	(107,682)	(39,769)	35,628	126,881	47,369
Sweden	(37,098)	(34,271)	(14,955)	28,767	16,386	14,407
Germany	(107,799)	(4,149)	–	12,788	6,720	–
Corporate and other	(15,120)	(11,019)	(5,752)	13,610	11,933	5,545

Total Europe	(981,895)	(657,470)	(280,442)	801,091	1,632,498	639,797

Latin America:
Chile	(54,467)	(47,352)	(28,505)	135,821	96,808	53,120
Brazil	(2,101)	(2,236)	(2,347)	6,607	1,384	4,399
Other	(5,283)	(1,321)	(1,290)	3,811	1,923	3,167

Total Latin America	(61,851)	(50,909)	(32,142)	146,239	100,115	60,686

Asia/Pacific:
Australia	(100,489)	(101,619)	(97,381)	48,291	113,786	94,513
New Zealand	–	(2,832)	(5,266)	–	–	23,306
Other	(1,282)	(1,178)	(2,076)	–	55	3,014

Total Asia/Pacific	(101,771)	(105,629)	(104,723)	48,291	113,841	120,833

Corporate and other	(1,659)	(1,514)	(1,407)	790	148	426

Total consolidated	$(1,147,176)	$(815,522)	$(418,714)	$996,411	$1,846,602	$821,742

The Company's consolidated Adjusted EBITDA reconciles to the consolidated statements of operations as follows:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Operating loss	$(2,872,306)	$(1,140,803)	$(775,625)
Depreciation and amortization	1,147,176	815,522	418,714
Stock-based compensation expense (credit)	8,818	(43,183)	223,734
Impairment and restructuring charges	1,525,069	–	–

Consolidated Adjusted EBITDA	$(191,243)	$(368,464)	$(133,177)

19. Impairment and Restructuring Charges

The following table details these impairment and restructuring charges by type and related segment of the business:

	Employee Severance and Termination Costs	Office Closures	Programming and Lease Contract Termination Costs	Asset Disposal Losses and Other Costs	Impairment Charges	Total Impairment and Restructuring Charges
	(In thousands)
UPC:
UPC Distribution	$35,081	$12,523	$31,281	$37,820	$682,633	$799,338
Priority Telecom	7,829	3,548	11,505	–	418,413	441,295
UPC Media	2,164	–	50,767	9,515	–	62,446
Swiss wireless license	–	–	–	–	91,260	91,260
Microsoft contract acquisition rights	–	–	–	–	59,831	59,831
Corporate	1,861	233	–	–	46,590	48,684
Austar United	–	–	–	–	22,215	22,215

Total impairment and restructuring charges	46,935	16,304	93,553	47,335	1,320,942	1,525,069
Cash paid during 2001	(13,497)	(6,386)	(14,814)	(3,294)	–	(37,991)
Cumulative translation adjustment	127	38	346	55	–	566
Non-cash impairment charges	–	–	12,122	(29,592)	(1,320,942)	(1,338,412)

Impairment and restructuring liability as of December 31, 2001	$33,565	$9,956	$91,207	$14,504	$–	$149,232

UPC implemented a company-wide restructuring plan during the second half of 2001 to both lower operating expenses and strengthen its competitive and financial position. This included eliminating certain employee positions, reducing office space and related overhead expenses, recognizing losses related to excess capacity under certain contracts and canceling certain programming contracts.

Employee Severance and Termination Costs.    These costs included salaries, benefits, outplacement and other costs related to employee terminations. The total workforce reduction was effected through a combination of involuntary terminations and a reorganization of operations to permanently eliminate open positions resulting from normal employee attrition. Salaries and benefits earned during the transition period have not been included in the restructuring charge.

Office Closures.    In addition to the reduction of employee positions, UPC's restructuring plan included reductions in office space and related overhead expenses. Office closure and consolidation costs are the estimated costs to close specifically identified facilities, costs associated with obtaining subleases, lease termination costs and other related costs.

Programming and Lease Contract Termination Costs.    These costs included restructuring and/or cancellation of excess capacity of certain contracts.

UPC Distribution Impairment Charge.    This charge is primarily related to UPC's investment in UPC GmbH. UPC has a 51.0% interest in UPC GmbH, which in turn holds a 100% interest in EWT/TSS. During 2001, UPC pursued merger opportunities with respect to UPC GmbH that ultimately did not materialize. Because UPC lacks the financial resources to fully develop the triple play in Germany, and due to the inability of UPC to find a partner to help implement this strategy, the long range plans of

UPC GmbH were revised to provide for a "care and maintenance" program, meaning that the business plan will be primarily focused on current customers and product offerings instead of a planned roll out of new service offerings. As a result of this revised business plan, and in accordance with UPC's policy regarding recoverability of tangible and intangible assets, UPC determined that a triggering event had occurred with respect to this investment in the fourth quarter of 2001, as defined in SFAS 121. After analyzing the projected undiscounted free cash flows (without interest), an impairment charge was deemed necessary. The amount of the charge was determined by evaluating the estimated fair market value of the investment in EWT/TSS using a discounted cash flow approach, resulting in an impairment charge of $682.6 million for the year ended December 31, 2001.

Priority Telecom Impairment Charge.    During the second quarter of 2001, UPC identified indicators of possible impairment of long-lived assets, principally IRUs and related goodwill, within its CLEC subsidiary, Priority Telecom. Such indicators included significant declines in the market value of publicly traded telecommunications providers and a change, subsequent to the acquisition of Cignal, in the way that certain assets from the Cignal acquisition were being used within Priority Telecom. UPC revised its strategic plans for using these assets because of reduced levels of private equity funding activity for CLEC businesses and a decision by UPC to complete a public listing of Priority Telecom in the second half of 2001. The changes in strategic plans included a decision to phase out the legacy international wholesale voice operations of Cignal. When UPC and Priority Telecom reached agreement to acquire Cignal in the second quarer of 2000, the companies originally intended to continue the international wholesale voice operations of Cignal for the foreseeable future. This original plan for the international wholesale voice operations was considered in the determination of the consideration paid for Cignal. In 2001, using the strategic plan prepared in connection with the public listing of Priority Telecom, an impairment assessment test and measurement in accordance with SFAS 121 was completed, resulting in a write down of tangible assets, related goodwill and other impairment charges of $418.4 million for the year ended December 31, 2001.

Swiss Wireless License.    This license was acquired by UPC during 2000. Since its acquisition, UPC has been evaluating various alternatives to develop this license. During the fourth quarter of 2001, in connection with UPC's overall strategic review, it was determined that UPC was not in a position to develop this asset as a result of both funding constraints and a change in strategic focus away from the wireless business, resulting in a write down of the value of this asset to nil and a charge of $91.3 million for the year ended December 31, 2001.

Microsoft Contract Acquisition Rights.    As a result of issuing warrants to Microsoft Corporation during 1999 and 2000, UPC recorded E150.2 ($146.0) million in contract acquisition rights. These rights were being amortized over the three-year term of an interim technology agreement. During the fourth quarter of 2001, this interim technology agreement was terminated, and the remaining unamortized contract acquisition rights totaling $59.8 million were written off.

In December 2001, Austar United reviewed all of its activities and restructured its business to focus on the core pay television business and augment it with interactive television services. This restructuring included outsourcing a number of existing functions, ceasing operation of its own Internet network, streamlining sales and customer service processes and reducing general corporate overhead. In conjunction with this restructuring, Austar United analyzed the carrying value of its tangible and intangible assets in accordance with SFAS 121, and determined there was an impairment in the value of certain of its assets, primarily the spectrum licenses and goodwill related to its Internet business. These assets were written down to fair value as of December 31, 2001. The impairment and restructuring charges for Austar United totaled $146.2 million, and due to the deconsolidation of Austar United effective November 15, 2001, this amount is included in share in results of affiliates. In addition, Asia/

Pacific recorded an impairment of the carrying value of goodwill on its books of $22.2 million related to its investment in Austar United.

The following table summarizes the number of employees terminated as of December 31, 2001 and to be terminated during 2002 in connection with UPC's restructuring (by division and by function):

	Number of Employees
	2001	2002
Division:
UPC Distribution	449	873
Priority Telecom	88	23
UPC Media	26	86
Corporate	13	4

Total	576	986

Function:
Programming	133	1
Network Operations	143	498
Customer Operations	58	112
Customer Care	84	92
Billing and Collection	1	4
Customer Acquisition and Marketing	73	164
Administration	84	115

Total	576	986

It is possible that UPC may incur significant additional impairment and restructuring charges in 2002. Such charges could arise as a result of its contemplated debt restructuring, a rationalization of its investments or the application of accounting standards used to value and adjust to carrying value long-lived assets, goodwill and other intangibles. Because of uncertainties concerning UPC's proposed debt restructuring, UPC is not able to estimate whether it will need to incur such charges in 2002 and thereafter, or, if such charges are necessary, the likely amount of the charges.

20. Basic and Diluted Net (Loss) Income Attributable to Common Stockholders

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Basic:
Net (loss) income	$(4,494,709)	$(1,220,890)	$636,318
Accrual of dividends on Series A convertible preferred stock	–	–	(220)
Accrual of dividends on Series B convertible preferred stock	(1,873)	(1,717)	(1,899)
Accrual of dividends on Series C convertible preferred stock	(29,750)	(29,750)	(14,875)
Accrual of dividends on Series D convertible preferred stock	(20,125)	(20,125)	(1,398)

Basic net (loss) income attributable to common stockholders	$(4,546,457)	$(1,272,482)	$617,926
Diluted:
Accrual of dividends on Series A convertible preferred stock	– (1)	– (1)	220
Accrual of dividends on Series B convertible preferred stock	– (1)	– (1)	1,899
Accrual of dividends on Series C convertible preferred stock	– (1)	– (1)	14,875
Accrual of dividends on Series D convertible preferred stock	– (1)	– (1)	1,398

Diluted net (loss) income attributable to common stockholders	$(4,546,457)	$(1,272,482)	$636,318

(1)
Excluded from the calculation of diluted net (loss) income attributable to common stockholders because the effect is anti-dilutive.

21. Related Party Transactions

Notes Receivable, Related Parties

	December 31,
	2001	2000
	(In thousands)
Liberty	$302,708	$243,451
Telecable	7,952	3,683
Other	244	—

Total	$310,904	$247,134

The Company executed four promissory notes with Liberty, whereby the Company loaned Liberty an aggregate $510.0 million. Interest on the outstanding principal amount accrued at 8.0% per annum, and totaled $15.1 million and $1.1 million as of December 31, 2001 and 2000, respectively. On December 3, 2001, Liberty repaid principal and interest on these notes totaling $241.3 million. The remainder of these notes were assumed by United on January 30, 2002 in connection with the merger transaction.

Related Party Receivables

Related party receivables include expenses paid on behalf of affiliates as well as loans by UPC to certain employees for the exercise of the employees' stock options, taxes on options exercised, or both.

Other Notes Receivable

Notes receivable from officers and directors, totaling approximately $17.6 million, including accrued interest of approximately $1.0 million, are generally payable on demand and in any event on November 22, 2002, accrue interest at 90-day LIBOR plus 2.5% or 3.5%, as determined in accordance with the terms of each note, and are secured by certain stock options and shares owned by such individuals. Accordingly, such amounts have been recorded as a reduction to stockholders' equity.

22. Subsequent Events

Merger Transaction

United was formed in February 2001 as part of a series of planned transactions with UGC Holdings and Liberty, which are intended to accomplish a restructuring and recapitalization of United's business. On January 30, 2002, United completed a transaction with Liberty and UGC Holdings, pursuant to which the following occurred.

Immediately prior to the merger transaction on January 30, 2002:

•
Liberty contributed approximately 9.9 million shares of UGC Holdings Class B common stock and approximately 12.0 million shares of UGC Holdings Class A common stock to United. In exchange for these contributions, United issued Liberty approximately 21.9 million shares of United's Class C common stock;

•
The Founders transferred their shares of UGC Holdings Class B common stock to limited liability companies, which limited liability companies then merged into United. As a result of such mergers, the Founders received approximately 8.9 million shares of United's Class B common stock, which number of shares equals the number of shares of UGC Holdings Class B common stock transferred by them to the limited liability companies.

As a result of the merger transaction:

•
UGC Holdings became United's 99.5%-owned subsidiary;

•
Each share of UGC Holdings' Class A and Class B common stock outstanding immediately prior to the merger was converted into one share of United's Class A common stock;

•
The shares of UGC Holdings' preferred stock outstanding immediately prior to the merger, other than UGC Holdings' Series E preferred stock, were converted into an aggregate of approximately 23.3 million shares of United's Class A common stock, which amount is equal to the number of shares of UGC Holdings' Class A common stock the holders of UGC Holdings' preferred stock would have received had they converted their preferred stock immediately prior to the merger;

•
The shares of UGC Holdings' Series E preferred stock outstanding immediately prior to the merger were converted into an aggregate of 1,500 shares of UGC Holdings' Class A common stock;

•
Liberty has the right to elect four of United's 12 directors;

•
The Founders have the effective voting power to elect eight of United's 12 directors; and

•
United has the right to elect half of UGC Holdings' directors and four of the Founders, Gene W. Schneider, Mark L. Schneider, Albert M. Carollo, Sr. and Curtis W. Rochelle, have the right to elect the other half of UGC Holdings' directors.

Immediately following the merger transaction:

•
Liberty contributed to United the Belmarken Notes and, as a result, two of the Company's Dutch subsidiaries owe the amounts payable under such notes, which had an accreted value of $891.7 million as of January 30, 2002, to United rather than to Liberty;

•
Liberty contributed $200.0 million in cash to United;

•
Liberty contributed to United $1.435 billion face amount of UPC senior notes and E263.1 million face amount of UPC senior discount notes and, as a result, UPC owes the obligations represented by such senior notes and senior discount notes to United rather than to Liberty; and

•
In exchange for the contribution of these assets to United, an aggregate of approximately 281.3 million shares of United's Class C common stock was issued to Liberty.

In December 2001, IDT United, Inc. ("IDT United") commenced a cash tender offer for, and related consent solicitation with respect to, the entire $1.375 billion face amount of senior notes of UGC Holdings. This tender offer expired at 5:00 p.m., New York City time, on February 1, 2002. As of the expiration of the tender offer, holders of the notes had validly tendered and not withdrawn notes representing $1.350 billion aggregate principal amount at maturity. At the time of the tender offer, Liberty had an equity and debt interest in IDT United.

Prior to the merger on January 30, 2002, United acquired from Liberty $751.2 million aggregate principal amount at maturity of the senior notes of UGC Holdings, as well as all of Liberty's interest in IDT United. The purchase price for the senior notes and Liberty's interest in IDT United was:

•
United's assumption of $304.6 million of indebtedness owed by Liberty to UGC Holdings (due January 30, 2004); and

•
Cash in the amount of $143.9 million.

On January 30, 2002 LBTW I, Inc., a subsidiary of Liberty, loaned United Programming Argentina II, Inc., a subsidiary of United, $17.3 million, of which $2.3 million was used to purchase shares of preferred stock and promissory notes issued by IDT United. Following January 30, 2002, LBTW I, Inc. loaned United Programming Argentina II, Inc. an additional $85.4 million, as evidenced by promissory notes dated January 31, 2002, February 1, 2002, February 4, 2002, February 5, 2002 and February 28, 2002. United used the proceeds of these loans to purchase additional shares of preferred stock and promissory notes issued by IDT United. These notes to LBTW I, Inc. accrue interest at 8.0% annually, compounded and payable quarterly, and each note matures on its first anniversary.

United has no independent operations of its own other than those attributable to its 99.5% common stock interest in UGC Holdings. United's Board of Directors and the Board of Directors of UGC Holdings recently approved the conversion of the 0.5% economic interest held by the Founders into UGC Holdings Class C non-voting common stock, which would result in 100% voting control over UGC Holdings' Board of Director elections by United. Following conversion, United would consolidate UGC Holdings and its subsidiaries. The timing of that conversion is uncertain, but is expected to occur as soon as practicable.

Certain Income Tax Consequences of the Merger Transaction

For U.S. income tax purposes, UGC Holdings had estimated net operating losses of $414.2 million as of December 31, 2001. Such net operating losses may generally be used to offset future income or gain recognized. The Company anticipates that substantially all of UGC Holdings' existing net operating losses are expected to be used to offset any "cancellation of debt", or "COD", income recognized as a result of Liberty's or United's acquisition of the UGC Holdings senior discount notes, because such acquisition occurred prior to the merger transaction, and UGC Holdings did not experience an "ownership change", as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), prior to the merger transaction. The amount of income realized will depend on the difference between the purchase price paid for the notes and the adjusted issue price, as defined in U.S. Treasury Regulation Section 1.1275-1. The merger transaction resulted in an ownership change for UGC

Holdings as defined in Section 382 of the Code. As such, UGC Holdings may be limited in its ability to use any remaining pre-change net operating losses to offset future income or gain.

The merger transaction may result in the realization of substantial COD income by UPC for U.S. income tax purposes. Depending on UPC's positive current year earnings and profits, the amount of passive income recognized by UPC, and UPC's quarterly average amount of investments in U.S. property during the tax year in which such COD income is realized, UGC Holdings may recognize a deemed dividend based on its proportionate ownership in UPC as of December 31, 2002. UGC Holdings intends to take actions to minimize the amount of any such deemed dividend.

For U.S. income tax purposes, United and UGC Holdings will not file as part of a consolidated group because United does not have the requisite control of UGC Holdings' Board of Directors to permit tax consolidation. As a separate entity, United may not use any tax attributes, which include but are not limited to net operating losses, tax credits, or capital losses, generated by UGC Holdings or its affiliated U.S. subsidiaries to reduce taxes paid by United.

As a result of the merger transaction, United owns certain senior notes of UGC Holdings. The direct acquisition of UGC Holdings senior notes by United triggered COD income at the UGC Holdings level for income tax purposes, which may result in the utilization of substantially all of UGC Holdings' net operating loss carryforwards existing as of December 31, 2001. United will recognize interest income on these bonds as they accrete. This interest will not be deductible by UGC Holdings for U.S. income tax purposes as it accretes. Instead, a portion of such interest may be deducted when and if such interest is paid in the future. The remaining portion is permanently non-deductible. In addition to the 10 3/4% senior discount notes, United owns several notes and bonds from other affiliates as a result of the merger transaction. United will generally be required to recognize interest income from such notes and bonds as it accrues or accretes to the extent it is likely that such amounts will ultimately be paid. As a result of this interest income, United may recognize taxable income in 2002 on which it will owe current federal and state income taxes.

UPC Romania

In February 2002, the minority shareholders in UPC Romania exercised their option which required UPC to purchase all of their partnership interests effective December 31, 2001, for consideration of approximately E24.1 ($21.5) million, which was paid in February 2002.

23. Events Subsequent to Date of Report of Independent Public Accountants

On May 14, 2002, the Principal Founders transferred all of the shares of UGC Holdings common stock held by them to United in exchange for an aggregate of 600,000 shares of United Class A common stock pursuant to an Exchange Agreement dated May 14, 2002, among such individuals and United. This Exchange Agreement superseded the Exchange Agreement entered into at the time of the merger transaction. As a result of this exchange, UGC Holdings is now a wholly-owned subsidiary of United, and United is entitled to elect the entire board of directors of UGC Holdings. This transaction was the final step in the recapitalization of the Company.

United accounted for the merger transaction on January 30, 2002 as a reorganization of entities under common ownership at historical cost, similar to a pooling of interests. Under reorganization accounting, the Company has consolidated the financial position and results of operations of UGC Holdings as if the merger transaction had been consummated at the inception of UGC Holdings. The purchase of the UGC Holdings 1998 Notes directly from Liberty and the purchase of Liberty's interest in IDT United were recorded at fair value. The issuance of United's new shares of Class C common stock to Liberty for cash, UPC Bonds and the Belmarken Notes was recorded at the fair value of United's common stock at closing. The estimated fair value of the these financial assets (with the exception of the Belmarken Notes) was significantly less than the accreted value of such debt securities as reflected in UGC Holdings' historical financial statements. Accordingly, for consolidated financial reporting purposes, United recognized an extraordinary gain of approximately $1.624 billion in the quarter ended March 31, 2002 from the effective retirement of such debt outstanding at that time equal to the excess of the then accreted value of such debt over United's cost, net of income tax, as follows:

	Fair Value at Acquisition	Book Value	Gain/(Loss)
	(In thousands)
UGC Holdings 1998 Notes	$530,149	$1,210,974	$680,825
UPC Bonds	312,831	1,428,340	1,115,509
Belmarken Notes	891,671	891,671	–
Write-off of deferred financing costs	–	(62,224)	(62,224)
Income tax	–	(110,583)	(110,583)

Total extraordinary gain on early retirement of debt	$1,734,651	$3,358,178	$1,623,527

Cignal Litigation

On April 26, 2002, UPC received notice that certain former shareholders of Cignal Global Communications ("Cignal") have filed a lawsuit against UPC in the District Court in Amsterdam, The Netherlands, claiming $200.0 million on the basis that UPC failed to honor certain option rights which were granted to those shareholders in connection with the acquisition of Cignal by Priority Telecom. UPC believes that it has complied in full with its obligations to these shareholders through the successful consummation of the initial public offering of Priority Telecom on September 27, 2001. Accordingly, UPC believes that the Cignal shareholders' claims are without merit and intends to defend this suit vigorously.

Tevel Bankruptcy Filing

UPC holds an indirect 46.6% interest in Tevel, the largest cable operator in Israel. The economic and regulatory situation in Israel, together with the current volatility in the region, led UPC to write the value of this minority investment down to zero at December 31, 2001. On April 22, 2002, Tevel filed for court protection from creditors and a trustee was appointed by the Israeli Court to form a plan of reorganization. The trustee has until June 2002 to formulate a plan (or make significant progress towards a plan) that is acceptable to the different classes of creditors.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Registration fee	4,340
Printing expenses	250,000
Fees and expenses of legal counsel	150,000
Accounting fees and expenses	100,000
Transfer agent and registrar fees	1,000
Miscellaneous	19,660

Total	$525,000

*
To be provided by amendment.

Item 16. Exhibits and Financial Statement Schedules

        The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Registrant as currently in effect.*
3.2	Bylaws of the Registrant as currently in effect.*
4.1	Specimen of Class A Common Stock certificate of the Registrant.(1)
4.2	Specimen of Class B Common Stock certificate of the Registrant.(1)
4.3	Specimen of Class C Common Stock certificate of the Registrant.(1)
4.4	Indenture dated as of February 5, 1998 between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Firstar Bank of Minnesota N.A. (now known as Firstar Bank, N.A.).(2)
4.5	Supplemental Indenture dated January 24, 2002 between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Firstar Bank, N.A., as Trustee.(3)
4.6	Indenture dated as of July 30, 1999, between United Pan-Europe Communications N.V. ("UPC") and Citibank N.A., as Trustee, with respect to UPC 10.875% Senior Notes.(4)
4.7	Indenture dated as of July 30, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 12.5% Senior Discount Notes.(4)
4.8	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 10.875% Senior Notes.(5)
4.9	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 11.25% Senior Notes.(5)
4.10	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 13.375% Senior Discount Notes.(5)

4.11	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/2% Senior Notes due 2010.(6)
4.12	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/4% Senior Notes due 2010.(6)
4.13	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 13 3/4% Senior Discount Notes due 2010.(6)
5.1	Form of Opinion of Holme Roberts & Owen LLP regarding the legality of the securities being sold.
10.1
Amended and Restated Agreement and Plan of Restructuring and Merger, dated December 31, 2001, by and among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), United/New United Merger Sub, Inc., Liberty Media Corporation, Liberty Media International, Inc., Liberty Global, Inc. and each Person indicated as a "Founder" on the signature pages thereto.*
10.2
Amended and Restated United/New United Merger Agreement, dated December 31, 2001, by and among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) and United/New United Merger Sub, Inc.*
10.3	Founders Agreement with respect to UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), dated January 30, 2002.*
10.4	Founders Agreement with respect to UGC Holdings, Inc. (formerly known as UnitedGlobalCom, Inc.), dated January 30, 2002.*
10.5
Stockholders Agreement among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc., Liberty UCOMA, LLC and each of the Persons identified on the signature pages thereto as a "Founder," dated January 30, 2002.*
10.6	Voting Agreement among New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), and each of the Persons indicated as a "Founder" on the signature pages thereto, dated January 30, 2002.*
10.7	Agreement regarding Old United among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.*
10.8
Agreement Regarding Additional Covenants among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc., and Liberty UCOMA, LLC, dated January 30, 2002.*
10.9	Standstill Agreement among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.*
10.10
Registration Rights Agreement, by and among New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.*

10.11
Loan Agreement dated as of May 25, 2001, among Belmarken Holding B.V. and UPC as obligors and UPC Internet Holding B.V. as guarantor and New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) as successor in interest to Liberty-Belmarken, Inc.(7)
10.12	Waiver to Belmarken Notes dated as of March 1, 2002, by United to UPC temporarily waiving certain cross-defaults.(8)
10.13	Registration Rights Agreement dated as of May 25, 2001, between UPC and New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) as successor in interest to Liberty-Belmarken, Inc.(7)
10.14	Stock Purchase Agreement dated December 3, 2001, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Liberty UCOMA, LLC.(9)
10.15	Stock Purchase Agreement dated December 3, 2001, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Liberty UCOMA, LLC.(9)
10.16
Agreement dated December 3, 2001, among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIH Funding Corp., Salomon Smith Barney, Inc., TD Securities (USA) Inc., J.P. Morgan Securities Inc. (formerly known as Chase Securities Inc.) and Donaldson, Lufkin & Jenrette Securities Corporation.(9)
10.17	Form of Promissory Note from United Programming Argentina II, Inc. to the order of LBTW I, Inc.*
10.18	1993 Stock Option Plan of the Registrant, amended and restated as of January 30, 2002.(1)
10.19	Stock Option Plan for Non-Employee Directors of the Registrant, effective June 1, 1993, amended and restated as of December 7, 2001.(1)
10.20	Stock Option Plan for Non-Employee Directors of the Registrant, effective March 20, 1998, amended and restated as of January 30, 2002.(1)
10.21	United Latin America, Inc. Stock Option Plan, effective June 6, 1997, as amended.(10)
10.22	UPC Phantom Stock Option Plan, effective March 20, 1998.(11)
10.23	UPC Amended Stock Option Plan, effective June 13, 1996, as amended.(12)
10.24	chello broadband Phantom Stock Option Plan, effective June 19, 1998.(13)
10.25	chello broadband Foundation Stock Option Plan, effective June 23, 1999.(13)
10.26	Euro 4.0 billion Senior Secured Credit Facility for UPC Distribution Holding B.V. and UPC Financing Partnership, dated October 26, 2000, with Chase Manhattan Bank and Toronto Dominion Bank.(14)
10.27
Waiver Letter dated March 4, 2002 to UPC Distribution Holding B.V. from Toronto-Dominion Bank Europe Limited acting as Facility Agent for the Lenders under the Senior Secured Credit Facility referenced in Exhibit 10.26 above.(8)
10.28	Credit Agreement dated as of April 29, 1999, among UIH Chile Holding S.A., the subsidiary guarantors named therein, Toronto Dominion (Texas), Inc., TD Securities (USA), Inc. and Citibank, N.A.(15)
10.29
Extension Agreement dated as of April 29, 2002, among VTR GlobalCom S.A. and its subsidiaries, Toronto Dominion (Texas), Inc. and each Lender under the Credit Agreement referenced in Exhibit 10.28 above.

10.30
Amended and Restated Securities Purchase and Conversion Agreement dated as of December 1, 1997, by and among Philips Media B.V., Philips Media Networks B.V., UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), Joint Venture, Inc. and United and Philips Communications B.V.(16)
10.31	Share Exchange Agreement, dated as of March 9, 2000, by and between UPC and the shareholders named therein.(17)
10.32	Memorandum of Understanding, dated as of February 1, 2002, by and among UPC, UnitedGlobalCom, Inc. and UGC Holdings, Inc.(18)
10.33
Closing Agreement, dated as of December 7, 2001, by and among UPC, Canal+ Group, UPC Polska, Inc., Polska Telewizja Cyfrowa TV Sp. z o.o. ("PTC") and Telewizyjna Korporacja Partycypacyjna S.A. ("TKP").(19)
10.34	Shareholders Agreement, dated August 10, 2001, by and among UPC, PTC, Canal+ Group and Polcom Invest S.A.(19)
10.35	Contribution and Subscription Agreement, dated as of August 10, 2001, by and among UPC, Canal+ Group, UPC Polska, Inc., PTC and TKP.(19)
10.36	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of John F. Riordan in favor of United International Properties, Inc. ("UIPI").(20)
10.37	Replacement Promissory Note (Non-Purpose Credit) dated November 22, 2000 of John F. Riordan in favor of UIPI.(20)
10.38	Promissory Note (Non-Purpose Credit) dated January 29, 2001 of John F. Riordan in favor of UIPI.(20)
10.39	Promissory Note (Non-Purpose Credit) dated April 4, 2001 of John F. Riordan in favor of UIPI.(20)
10.40	Letter Agreement (Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and John F. Riordan.(20)
10.41	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and John F. Riordan.(20)
10.42	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, Austar United and John F. Riordan.(20)
10.43	Letter Agreement (Purpose Credit) dated May 16, 2001 among UIPI, UPC and John F. Riordan.(20)
10.44	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, UPC and John F. Riordan.(20)
10.45	Letter Agreement (Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and John F. Riordan.(20)
10.46	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and John F. Riordan.(20)
10.47	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of Mark L. Schneider in favor of UIPI.(20)
10.48	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of Mark L. Schneider in favor of UIPI.(20)

10.49	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of The MLS Family Partnership LLLP in favor of UIPI.(20)
10.50	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of The MLS Family Partnership LLLP in favor of UIPI.(20)
10.51
Replacement Guaranty for Purpose Credit dated November 22, 2000 of Mark L. Schneider in favor of UIPI with respect to The MLS Family Partnership LLLP November 22, 2000 Promissory Note (Purpose Credit).(20)
10.52
Replacement Guaranty for Purpose Credit dated December 21, 2000 of Mark L. Schneider in favor of UIPI with respect to The MLS Family Partnership LLLP December 21, 2000 Promissory Note (Purpose Credit).(20)
10.53	Letter Agreement dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Mark L. Schneider.(20)
10.54	Letter Agreement dated May 16, 2001 among UIPI, UPC and Mark L. Schneider.(20)
10.55	Letter Agreement dated May 16, 2001 among UIPI, chello broadband and Mark L. Schneider.(20)
10.56	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of Michael T. Fries in favor of UIPI.(20)
10.57	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.58	Replacement Promissory Note (Non-Purpose Credit) dated November 22, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.59
Replacement Guaranty for Purpose Credit dated November 22, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP November 22, 2000 Promissory Note (Purpose Credit).(20)
10.60
Replacement Guaranty for Non-Purpose Credit dated November 22, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP November 22, 2000 Promissory Note (Non-Purpose Credit).(20)
10.61	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of Michael T. Fries in favor of UIPI.(20)
10.62	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.63	Replacement Promissory Note (Non-Purpose Credit) dated December 21, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.64
Replacement Guaranty for Purpose Credit dated December 21, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP December 21, 2000 Promissory Note (Purpose Credit).(20)
10.65
Replacement Guaranty for Non-Purpose Credit dated December 21, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP December 21, 2000 Promissory Note (Non-Purpose Credit).(20)
10.66	Promissory Note (Purpose Credit) dated April 4, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(20)

10.67	Promissory Note (Non-Purpose Credit) dated April 4, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.68	Guaranty for Purpose Credit dated April 4, 2001 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP April 4, 2001 Promissory Note (Purpose Credit).(20)
10.69	Guaranty for Non-Purpose Credit dated April 4, 2001 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP April 4, 2001 Promissory Note (Non-Purpose Credit).(20)
10.70	Promissory Note (Purpose Credit) dated June 25, 2001 of Michael T. Fries in favor of UIPI.(20)
10.71	Promissory Note (Purpose Credit) dated June 25, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.72	Promissory Note (Non-Purpose Credit) dated June 25, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.73	Letter Agreement (Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Michael T. Fries.(20)
10.74	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Michael T. Fries.(20)
10.75	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, UPC and Michael T. Fries.(20)
10.76	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and Michael T. Fries.(20)
10.77	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, Austar United and Michael T. Fries.(20)
10.78
Letter Agreement (Purpose Credit) dated June 25, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI, New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), Michael T. Fries and The Fries Family Partnership LLLP.(20)
21.1	Subsidiaries of the Registrant.(1)
23.1	The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.
23.2	Consent of Independent Public Accountants — Arthur Andersen LLP (UnitedGlobalCom, Inc., formerly known as New UnitedGlobalCom, Inc.).
24.1	Power of Attorney.*

*
Previously filed.

(1)
Incorporated by reference from UnitedGlobalCom, Inc.'s Form 10-K for the year ended December 31, 2001 (File No. 000-496-58).

(2)
Incorporated by reference from UGC Holdings' Form S-4 filed on March 3, 1998 (File No. 333-47245).

(3)
Incorporated by reference from UGC Holdings' 8-K dated January 18, 2002 (File No. 000-21974).

(4)
Incorporated by reference from UPC's Form 8-K dated July 30, 1999 (File No. 000-25365).

(5)
Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 000-25365).

(6)
Incorporated by reference from UPC's Form 10-K for the year ended December 31, 1999 (File No. 000-25365).

(7)
Incorporated by reference from UPC's Form 8-K dated May 29, 2001 (File No. 000-25365).

(8)
Incorporated by reference from Form 8-K filed by UPC dated March 4, 2002 (File No. 000-25365).

(9)
Incorporated by reference from UGC Holdings' 8-K dated December 3, 2001 (File No. 000-21974).

(10)
Incorporated by reference from UGC Holdings' Form 10-K for the year ended December 31, 2000 (File No. 000-21974).

(11)
Incorporated by reference from UPC's Form S-1 Registration Statement filed on November 24, 1998 (File No. 333-67895).

(12)
Incorporated by reference from UPC's Form 10-K for the year ended December 31, 1998 (File No. 000-25365).

(13)
Incorporated by reference from UPC's Form 10-K for the year ended December 31, 2000 (File No. 000-25365).

(14)
Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-25365).

(15)
Incorporated by reference from UGC Holdings' Form 8-K dated April 29, 1999 (File No. 000-21974).

(16)
Incorporated by reference from UGC Holdings' Form 8-K dated December 11, 1997 (File No. 000-21974).

(17)
Incorporated by reference from UPC's Form 8-K dated March 9, 2000 (File No. 000-25365).

(18)
Incorporated by reference from UPC's 8-K dated February 1, 2002 (File No. 000-25365).

(19)
Incorporated by reference from UPC's 8-K dated December 7, 2001(File No. 000-25365).

(20)
Incorporated by reference from UGC Holdings' Form 10-Q for the quarter ended June 30, 2001 (File No. 000-21974).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado, on June 6, 2002.

UNITEDGLOBALCOM, INC.
By:	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

June 6, 2002	/s/ GENE W. SCHNEIDER* Gene W. Schneider, Chairman, Chief Executive Officer and Director
June 6, 2002	/s/ ROBERT R. BENNETT* Robert R. Bennett, Director
June 6, 2002	/s/ ALBERT M. CAROLLO* Albert M. Carollo, Director
June 6, 2002	/s/ JOHN P. COLE, JR.* John P. Cole, Jr., Director
June 6, 2002	/s/ VALERIE L. COVER* Valerie L. Cover, Controller
June 6, 2002	/s/ MICHAEL T. FRIES* Michael T. Fries, President, Chief Operating Officer and Director
June 6, 2002	/s/ GARY S. HOWARD* Gary S. Howard, Director
June 6, 2002	/s/ JOHN C. MALONE* John C. Malone, Director

June 6, 2002	/s/ JOHN F. RIORDAN* John F. Riordan, Director
June 6, 2002	/s/ CURTIS W. ROCHELLE* Curtis W. Rochelle, Director
June 6, 2002	/s/ MARK L. SCHNEIDER* Mark L. Schneider, Director
June 6, 2002	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III, Chief Financial Officer
June 6, 2002	/s/ TINA M. WILDES* Tina M. Wildes, Director
*By:	/s/ FREDERICK G. WESTERMAN III
Frederick G. Westerman III, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Registrant as currently in effect.*
3.2	Bylaws of the Registrant as currently in effect.*
4.1	Specimen of Class A Common Stock certificate of the Registrant.(1)
4.2	Specimen of Class B Common Stock certificate of the Registrant.(1)
4.3	Specimen of Class C Common Stock certificate of the Registrant.(1)
4.4	Indenture dated as of February 5, 1998 between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Firstar Bank of Minnesota N.A. (now known as Firstar Bank, N.A.).(2)
4.5	Supplemental Indenture dated January 24, 2002 between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Firstar Bank, N.A., as Trustee.(3)
4.6	Indenture dated as of July 30, 1999, between United Pan-Europe Communications N.V. ("UPC") and Citibank N.A., as Trustee, with respect to UPC 10.875% Senior Notes.(4)
4.7	Indenture dated as of July 30, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 12.5% Senior Discount Notes.(4)
4.8	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 10.875% Senior Notes.(5)
4.9	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 11.25% Senior Notes.(5)
4.10	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 13.375% Senior Discount Notes.(5)
4.11	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/2% Senior Notes due 2010.(6)
4.12	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/4% Senior Notes due 2010.(6)
4.13	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 13 3/4% Senior Discount Notes due 2010.(6)
5.1	Form of Opinion of Holme Roberts & Owen LLP regarding the legality of the securities being sold.
10.1
Amended and Restated Agreement and Plan of Restructuring and Merger, dated December 31, 2001, by and among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), United/New United Merger Sub, Inc., Liberty Media Corporation, Liberty Media International, Inc., Liberty Global, Inc. and each Person indicated as a "Founder" on the signature pages thereto.*
10.2
Amended and Restated United/New United Merger Agreement, dated December 31, 2001, by and among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) and United/New United Merger Sub, Inc.*
10.3	Founders Agreement with respect to UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), dated January 30, 2002.*
10.4	Founders Agreement with respect to UGC Holdings, Inc. (formerly known as UnitedGlobalCom, Inc.), dated January 30, 2002.*

10.5
Stockholders Agreement among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc., Liberty UCOMA, LLC and each of the Persons identified on the signature pages thereto as a "Founder," dated January 30, 2002.*
10.6	Voting Agreement among New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), and each of the Persons indicated as a "Founder" on the signature pages thereto, dated January 30, 2002.*
10.7	Agreement regarding Old United among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.*
10.8
Agreement Regarding Additional Covenants among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc., and Liberty UCOMA, LLC, dated January 30, 2002.*
10.9	Standstill Agreement among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.*
10.10
Registration Rights Agreement, by and among New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.*
10.11
Loan Agreement dated as of May 25, 2001, among Belmarken Holding B.V. and UPC as obligors and UPC Internet Holding B.V. as guarantor and New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) as successor in interest to Liberty-Belmarken, Inc.(7)
10.12	Waiver to Belmarken Notes dated as of March 1, 2002, by United to UPC temporarily waiving certain cross-defaults.(8)
10.13	Registration Rights Agreement dated as of May 25, 2001, between UPC and New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) as successor in interest to Liberty-Belmarken, Inc.(7)
10.14	Stock Purchase Agreement dated December 3, 2001, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Liberty UCOMA, LLC.(9)
10.15	Stock Purchase Agreement dated December 3, 2001, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Liberty UCOMA, LLC.(9)
10.16
Agreement dated December 3, 2001, among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIH Funding Corp., Salomon Smith Barney, Inc., TD Securities (USA) Inc., J.P. Morgan Securities Inc. (formerly known as Chase Securities Inc.) and Donaldson, Lufkin & Jenrette Securities Corporation.(9)
10.17	Form of Promissory Note from United Programming Argentina II, Inc. to the order of LBTW I, Inc.*
10.18	1993 Stock Option Plan of the Registrant, amended and restated as of January 30, 2002.(1)
10.19	Stock Option Plan for Non-Employee Directors of the Registrant, effective June 1, 1993, amended and restated as of December 7, 2001.(1)
10.20	Stock Option Plan for Non-Employee Directors of the Registrant, effective March 20, 1998, amended and restated as of January 30, 2002.(1)
10.21	United Latin America, Inc. Stock Option Plan, effective June 6, 1997, as amended.(10)
10.22	UPC Phantom Stock Option Plan, effective March 20, 1998.(11)

10.23	UPC Amended Stock Option Plan, effective June 13, 1996, as amended.(12)
10.24	chello broadband Phantom Stock Option Plan, effective June 19, 1998.(13)
10.25	chello broadband Foundation Stock Option Plan, effective June 23, 1999.(13)
10.26	Euro 4.0 billion Senior Secured Credit Facility for UPC Distribution Holding B.V. and UPC Financing Partnership, dated October 26, 2000, with Chase Manhattan Bank and Toronto Dominion Bank.(14)
10.27
Waiver Letter dated March 4, 2002 to UPC Distribution Holding B.V. from Toronto-Dominion Bank Europe Limited acting as Facility Agent for the Lenders under the Senior Secured Credit Facility referenced in Exhibit 10.26 above.(8)
10.28	Credit Agreement dated as of April 29, 1999, among UIH Chile Holding S.A., the subsidiary guarantors named therein, Toronto Dominion (Texas), Inc., TD Securities (USA), Inc. and Citibank, N.A.(15)
10.29
Extension Agreement dated as of April 29, 2002, among VTR GlobalCom S.A. and its subsidiaries, Toronto Dominion (Texas), Inc. and each Lender under the Credit Agreement referenced in Exhibit 10.28 above.
10.30
Amended and Restated Securities Purchase and Conversion Agreement dated as of December 1, 1997, by and among Philips Media B.V., Philips Media Networks B.V., UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), Joint Venture, Inc. and United and Philips Communications B.V.(16)
10.31	Share Exchange Agreement, dated as of March 9, 2000, by and between UPC and the shareholders named therein.(17)
10.32	Memorandum of Understanding, dated as of February 1, 2002, by and among UPC, UnitedGlobalCom, Inc. and UGC Holdings, Inc.(18)
10.33
Closing Agreement, dated as of December 7, 2001, by and among UPC, Canal+ Group, UPC Polska, Inc., Polska Telewizja Cyfrowa TV Sp. z o.o. ("PTC") and Telewizyjna Korporacja Partycypacyjna S.A. ("TKP").(19)
10.34	Shareholders Agreement, dated August 10, 2001, by and among UPC, PTC, Canal+ Group and Polcom Invest S.A.(19)
10.35	Contribution and Subscription Agreement, dated as of August 10, 2001, by and among UPC, Canal+ Group, UPC Polska, Inc., PTC and TKP.(19)
10.36	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of John F. Riordan in favor of United International Properties, Inc. ("UIPI").(20)
10.37	Replacement Promissory Note (Non-Purpose Credit) dated November 22, 2000 of John F. Riordan in favor of UIPI.(20)
10.38	Promissory Note (Non-Purpose Credit) dated January 29, 2001 of John F. Riordan in favor of UIPI.(20)
10.39	Promissory Note (Non-Purpose Credit) dated April 4, 2001 of John F. Riordan in favor of UIPI.(20)
10.40	Letter Agreement (Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and John F. Riordan.(20)
10.41	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and John F. Riordan.(20)
10.42	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, Austar United and John F. Riordan.(20)

10.43	Letter Agreement (Purpose Credit) dated May 16, 2001 among UIPI, UPC and John F. Riordan.(20)
10.44	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, UPC and John F. Riordan.(20)
10.45	Letter Agreement (Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and John F. Riordan.(20)
10.46	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and John F. Riordan.(20)
10.47	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of Mark L. Schneider in favor of UIPI.(20)
10.48	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of Mark L. Schneider in favor of UIPI.(20)
10.49	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of The MLS Family Partnership LLLP in favor of UIPI.(20)
10.50	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of The MLS Family Partnership LLLP in favor of UIPI.(20)
10.51
Replacement Guaranty for Purpose Credit dated November 22, 2000 of Mark L. Schneider in favor of UIPI with respect to The MLS Family Partnership LLLP November 22, 2000 Promissory Note (Purpose Credit).(20)
10.52
Replacement Guaranty for Purpose Credit dated December 21, 2000 of Mark L. Schneider in favor of UIPI with respect to The MLS Family Partnership LLLP December 21, 2000 Promissory Note (Purpose Credit).(20)
10.53	Letter Agreement dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Mark L. Schneider.(20)
10.54	Letter Agreement dated May 16, 2001 among UIPI, UPC and Mark L. Schneider.(20)
10.55	Letter Agreement dated May 16, 2001 among UIPI, chello broadband and Mark L. Schneider.(20)
10.56	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of Michael T. Fries in favor of UIPI.(20)
10.57	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.58	Replacement Promissory Note (Non-Purpose Credit) dated November 22, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.59
Replacement Guaranty for Purpose Credit dated November 22, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP November 22, 2000 Promissory Note (Purpose Credit).(20)
10.60
Replacement Guaranty for Non-Purpose Credit dated November 22, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP November 22, 2000 Promissory Note (Non-Purpose Credit).(20)
10.61	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of Michael T. Fries in favor of UIPI.(20)
10.62	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(20)

10.63	Replacement Promissory Note (Non-Purpose Credit) dated December 21, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.64
Replacement Guaranty for Purpose Credit dated December 21, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP December 21, 2000 Promissory Note (Purpose Credit).(20)
10.65
Replacement Guaranty for Non-Purpose Credit dated December 21, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP December 21, 2000 Promissory Note (Non-Purpose Credit).(20)
10.66	Promissory Note (Purpose Credit) dated April 4, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.67	Promissory Note (Non-Purpose Credit) dated April 4, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.68	Guaranty for Purpose Credit dated April 4, 2001 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP April 4, 2001 Promissory Note (Purpose Credit).(20)
10.69	Guaranty for Non-Purpose Credit dated April 4, 2001 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP April 4, 2001 Promissory Note (Non-Purpose Credit).(20)
10.70	Promissory Note (Purpose Credit) dated June 25, 2001 of Michael T. Fries in favor of UIPI.(20)
10.71	Promissory Note (Purpose Credit) dated June 25, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.72	Promissory Note (Non-Purpose Credit) dated June 25, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(20)
10.73	Letter Agreement (Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Michael T. Fries.(20)
10.74	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Michael T. Fries.(20)
10.75	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, UPC and Michael T. Fries.(20)
10.76	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and Michael T. Fries.(20)
10.77	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, Austar United and Michael T. Fries.(20)
10.78
Letter Agreement (Purpose Credit) dated June 25, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI, New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), Michael T. Fries and The Fries Family Partnership LLLP.(20)
21.1	Subsidiaries of the Registrant.(1)
23.1	The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.
23.2	Consent of Independent Public Accountants — Arthur Andersen LLP (UnitedGlobalCom, Inc., formerly known as New UnitedGlobalCom, Inc.).
24.1	Power of Attorney.*

*
Previously filed.

(1)
Incorporated by reference from UnitedGlobalCom, Inc.'s Form 10-K for the year ended December 31, 2001 (File No. 000-496-58).

(2)
Incorporated by reference from UGC Holdings' Form S-4 filed on March 3, 1998 (File No. 333-47245).

(3)
Incorporated by reference from UGC Holdings' 8-K dated January 18, 2002 (File No. 000-21974).

(4)
Incorporated by reference from UPC's Form 8-K dated July 30, 1999 (File No. 000-25365).

(5)
Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 000-25365).

(6)
Incorporated by reference from UPC's Form 10-K for the year ended December 31, 1999 (File No. 000-25365).

(7)
Incorporated by reference from UPC's Form 8-K dated May 29, 2001 (File No. 000-25365).

(8)
Incorporated by reference from Form 8-K filed by UPC dated March 4, 2002 (File No. 000-25365).

(9)
Incorporated by reference from UGC Holdings' 8-K dated December 3, 2001 (File No. 000-21974).

(10)
Incorporated by reference from UGC Holdings' Form 10-K for the year ended December 31, 2000 (File No. 000-21974).

(11)
Incorporated by reference from UPC's Form S-1 Registration Statement filed on November 24, 1998 (File No. 333-67895).

(12)
Incorporated by reference from UPC's Form 10-K for the year ended December 31, 1998 (File No. 000-25365).

(13)
Incorporated by reference from UPC's Form 10-K for the year ended December 31, 2000 (File No. 000-25365).

(14)
Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-25365).

(15)
Incorporated by reference from UGC Holdings' Form 8-K dated April 29, 1999 (File No. 000-21974).

(16)
Incorporated by reference from UGC Holdings' Form 8-K dated December 11, 1997 (File No. 000-21974).

(17)
Incorporated by reference from UPC's Form 8-K dated March 9, 2000 (File No. 000-25365).

(18)
Incorporated by reference from UPC's 8-K dated February 1, 2002 (File No. 000-25365).

(19)
Incorporated by reference from UPC's 8-K dated December 7, 2001(File No. 000-25365).

(20)
Incorporated by reference from UGC Holdings' Form 10-Q for the quarter ended June 30, 2001 (File No. 000-21974).